As filed with the Securities and Exchange Commission on July 12, 2021.

Registration No. 333-257435

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CS Disco, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	46-4254444
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3700 N. Capital of Texas Hwy.

Suite 150

Austin, Texas 78746

(833) 653-4726

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Kiwi Camara

Chief Executive Officer

CS Disco, Inc.

3700 N. Capital of Texas Hwy.

Suite 150

Austin, Texas 78746

(833) 653-4726

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Nicole Brookshire Jodie Bourdet Nicolas H.R. Dumont Trey Reilly Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000	Michael Lafair Chief Financial Officer CS Disco, Inc. 3700 N. Capital of Texas Hwy. Suite 150 Austin, Texas 78746 (833) 653-4726	Joanne R. Soslow Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 (215) 963-5000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common stock, $0.005 par value per share	7,700,000	$29.00	$223,300,000	$24,363

(1)	Includes 700,000 additional shares that the underwriters have the option to purchase.
(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.

(3)	$10,910 of this registration fee was previously paid by the Registrant in connection with the filing of its Registration Statement on Form S-1 on June 25, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion. dated July 12, 2021 Preliminary prospectus 7,000,000 shares Common stock This is an initial public offering of shares of common stock of CS Disco, Inc. We are offering 7,000,000 shares of common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $ 26.00 and $ 29.00 per share. We have applied to list our common stock on the New York Stock Exchange, or NYSE, under the symbol “LAW.” We are an “emerging growth company” and “smaller reporting company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. Per share Total Initial public offering price $$ Underwriting discounts and commissions (1) $$ Proceeds, before expenses, to us $$ (1) See the section titled “Underwriting” for a description of the compensation payable to the underwriters. To the extent that the underwriters sell more than 7,000,000 shares of common stock, the underwriters have the option to purchase up an additional 500,000 shares of common stock from us and up to 200,000 additional shares of common stock from the selling stockholder at the initial public offering price less the underwriting discount and commission. We will not receive any proceeds from the sale of stock by the selling stockholder. Investing in our common stock involves risks. Please see “Risk Factors” beginning on page 16 to read about factors you should consider before buying our common stock. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The underwriters expect to deliver the shares of common stock to purchasers on , 2021. J.P. Morgan BofA Securities Citigroup Jefferies Canaccord Genuity Cowen Needham & Company Stifel Loop Capital Markets , 2021 The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. (1) DISCO

TECHNOLOGY TO STRENGTHEN THE RULE OF LAW

“The DISCO Ediscovery platform empowered our litigation support team to more efficiently support clients’ needs due to its advanced feature res, stability, ease of use, responsiveness and pred edictable pricing.”
— Jim Rosenthal Director of Litigation Support
“DISCO provides us with increasased speed to evidence while helping to control our co costs with outside counsel.”
— Stephen Gage, ge, Director of eDiscovery
“We think of DISCO as more than just a technology vendor — DISCO is a true part partner to our team.”
— Anna Berman, Partner
“We appreciate DISCO’s consultative approach to our ediscovery and managed revie review needs. We have been pleased with the end-to-end service rvice offering offering and the platform’ platform’s e ease of use, which has resulted in significa significant time and cost savings.”
— Arka Chatteterjee Senior Intellectual Property Coounsel
“DISCO creates a competitive advantage for for Perkins Coie. Not only can we e move incredi incredibly quickly when need ded, we can n ensure our be best legal minds are se eeing the most ost important important documents as soon as possible.”
— Geoffrey Vance, Chair of E-Discovery Services & Strategy
“DISCO is a best-in-class discovery disc platform and their team of professionals profession are true partners in helping us leverage tec echnology to simplify the discovery process and remain focused on our client work.”
— Patrick Murphy, Partner

OUR VALUES

DISCO

MEANINGFUL IMPACT
ALL-IN
GRIT & GRACE
INNOVATION
CRAFT
MAGIC

OUR VALUES INNOVATION GRACE GRIT & ALL-IN

DISCO Cares
9/24/19
Central Texas Food Bank
Donating to Central Texas Food Bank

Catered lunch at DISCO HQ

DISCO

Volunteering at Central Texas Food Bank

LEVEL
DISCO's 2020 Company Kickoff

AUSTIN
Donating presents to Salvation Army Angel Tree

DISCO's mascot, Fetch

Product design sprint

Donating to Central Texas Food Bank Catered lunch at DISCO HQ Volunteering at Central Texas Food Bank DISCO’s 2020 Company Kickoff Donating presents to Salvation Army Angel Tree DISCO’s macot, Fetch Product design sprint

Through and including                , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we, the selling stockholder nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we, the selling stockholder nor any of the underwriters take responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. We, the selling stockholder and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

For investors outside the United States: neither we, the selling stockholder nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, all references in this prospectus to “CS Disco,” “DISCO,” the “company,” “we,” “our,” “us” or similar terms refer to CS Disco, Inc. and its subsidiaries.

Our Mission

Our mission is to use technology to strengthen the rule of law.

Overview

DISCO provides a cloud-native, artificial intelligence-powered legal solution that simplifies ediscovery, legal document review and case management for enterprises, law firms, legal services providers and governments. Our scalable, integrated solution enables legal departments to easily collect, process and review enterprise data that is relevant or potentially relevant to legal matters. We leverage a cloud-native architecture and powerful artificial intelligence, or AI, models to automatically identify legally relevant documents and improve the accuracy and speed of legal document review. Our AI models continuously learn from legal work conducted on our solution and can be reused across legal matters, which further strengthens our ability to help our customers find evidence and resolve matters faster as they expand usage of our solution. We provide legal departments with the ability to centralize legal data into a single solution, improving security and privacy for our customers, enabling transparent collaboration with other legal industry participants and allowing customers to reuse data and lawyer work product across legal matters. As of March 2021, our solution held more than 10 billion files and 2.5 petabytes of data and we used more than 14 billion serverless compute calls in 2021 to process and enrich data for our customers. By automating the manual, time-consuming and error-prone parts of ediscovery, legal document review and case management, we empower legal departments to focus on delivering better legal outcomes.

Since our founding in 2013, and beginning with our founders, DISCO has assembled a team that combines strength in software engineering, cloud computing and AI, with deep legal expertise and a rich understanding of the problems that lawyers and legal professionals face and how they work. This combination of expertise means that our team is distinctly well-positioned to execute on our vision of building technology that powers the legal function across companies in every industry.

Lawyers and legal professionals love our solution, as demonstrated by our Net Promoter Score, or NPS, of 63 as of December 31, 2020. We calculate NPS based on the basis of a survey that asks, “How likely are you to recommend DISCO to a colleague?”. The survey respondent can choose an integer between zero and ten, with the percentage of users responding with a 6 or below subtracted from the percentage of users responding with a 9 or 10 to calculate the NPS. Our relentless focus on delivering a solution that legal professionals love is coupled with a simple and transparent usage-based business model. We believe this enables our customers to easily adopt our solution, realize rapid time-to-value, scale their usage within and across applications to match their changing needs and collaborate with others. This has allowed us to build a powerful product-led growth engine that efficiently expands the usage of our solution for more legal matters and use cases within organizations, spreads our solution across the legal ecosystem through collaboration and word-of-mouth and increases the value of our solution as we collect and process more data and lawyers do more legal work in our solution. The success of this growth model is underscored by our dollar-based net retention rate of 122% as of March 31, 2021, as well as by the fact that, in 2020, 171 law firms in the 2020 AmLaw 200, a ranking of the 200-highest grossing law firms in the United States, used DISCO in the course of legal work on behalf of their clients. As of March 31, 2021, we had 909 enterprises, law firms, legal services providers and government organizations as DISCO customers.

Law affects everyone, from the largest multinational corporations to local mom-and-pop businesses, from the most powerful national governments to the smallest towns and from major civic organizations to individual citizens. The impact of law on the business world is only growing, with businesses today operating in more jurisdictions than ever before and increasingly exposed to a growing number of constantly changing laws and regulations that can materially damage a company’s brand and operations. This has turned the corporate legal function into a mission-critical, strategic component of the modern enterprise and contributed to the growth in global spend on legal services, which is forecasted by Statista to be $767 billion in 2021. But despite its enormous scale and attractive opportunities for automation and the application of AI to improve lawyer productivity and job satisfaction, the legal industry has lagged behind other industries in digitization and cloud technology adoption.

Since our inception, our principal goal has been to create experiences that feel “magical” to lawyers, by delivering intuitive, intelligent offerings that are well-tailored to lawyers’ workflows and a joy for legal professionals to use. Our solution is enabled by our deep investment in a modern, scalable cloud architecture that accelerates application development; makes our offerings robust, scalable and secure; and enables us to act as a secure single system of record and engagement for all legal data at enterprise scale. We have built our solution to incorporate the latest advances in automation and AI directly into existing lawyer workflows to multiply lawyer productivity across the ediscovery and legal document review lifecycle. Our cloud-native, AI-powered software is augmented with deep expertise, consultative professional services and flexible customer support that enables us to be a single-source provider and meet the diverse needs of customers in every industry. With our full-stack solution, legal departments no longer need to rely on a fragmented network of slow, antiquated processes and law firms and service providers manually collecting, searching and reviewing documents. We believe this reduces legal costs, increases lawyer productivity and improves legal outcomes. We intend to extend our solution and apply it to other kinds of legal work over time, enabling us to compete for an increasing share of global spend on legal services.

Our approach has enabled us to serve a diverse set of enterprises across a broad set of industries, as well as law firms, legal services providers of all sizes and government organizations. While we serve customers across many different industries, the way in which legal professionals use our solution is similar regardless of the specific industry in which each customer operates. This commonality has created efficiencies in our sales, marketing and research and development efforts because we do not need to tailor our solution to a wide range of industries. The broad applicability of our solution across a spectrum of industries has created a significant market opportunity for us, which we estimate to be $42 billion globally.

We believe that great achievements come from aiming great people at big problems, and that our employees, who we call “Discovians,” are the principal driver of our success. We strive to attract, retain, develop and promote humble, curious and empathetic Discovians across all areas of our business. We are committed to fostering a diverse and inclusive workplace that values input from every corner of our business and creating an environment where all people feel welcome and connected regardless of their background. Our culture is guided by the principles we set forth in our MAGIC core values: Meaningful impact, All-in, Grit and grace, Innovation and Craft. These principles shape our culture and guide the way we work, support each other and our communities and serve our customers. We believe that our culture and commitment to giving back to our community are critical to advancing our mission of using technology to strengthen the rule of law.

We have experienced rapid growth in recent periods. Since inception, we have raised $161.1 million of capital and we had $53.6 million of cash and cash equivalents as of March 31, 2021. We generated revenue of $48.6 million and $68.4 million in 2019 and 2020, respectively, representing year-over-year growth of 41%. We generated revenue of $15.7 million and $21.1 million in the three months ended March 31, 2020 and 2021, respectively, representing period-over-period growth of 35%. Our net loss was $29.8 million, $22.9 million, $11.2 million and $2.9 million for the years ended December 31, 2019 and 2020 and the three months ended

March 31, 2020 and 2021, respectively. We generated Adjusted EBITDA of $(25.4) million, $(19.9) million, $(10.3) million and $(1.9) million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure” for the definition of Adjusted EBITDA, as well as a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP.

Industry Background

Law is fundamental to society, affecting everyone from the largest multinational corporations to local mom-and-pop businesses, from the most powerful national governments to the smallest towns, from major civic organizations to individual citizens. The impact of law on business is only growing, with legal issues creating headline news, from the opioids epidemic to litigation over national elections to the creation of new business models such as the burgeoning gig economy. According to a study by Statista, the estimated global spend on legal services is forecasted to be $767 billion in 2021.

Key trends that are influencing the legal industry include:

The Legal Function is Increasingly Mission-Critical to Every Organization in the World

Three related trends are increasing the relative strategic importance of the legal function in organizations:

•	As businesses operate in more jurisdictions, they are exposed to more and more varied laws and regulations;

•	Many jurisdictions are continuously creating more laws and regulations, often in new and evolving areas, increasing the exposure of businesses to legal liability; and

•	Legal issues increasingly create liability and front-page news for businesses, with attendant risks to a company’s brand, reputation and business outcomes.

Digital Transformations that have Happened in Other Business Functions are Now Happening in the Legal Function

Despite the enormous scale of the legal industry, the increasing sophistication of enterprise clients and rampant digital transformation in other industries, the legal industry has lagged behind nearly every other industry in digitization and cloud technology adoption. This is finally changing, driven by a growing realization that the only way to effectively cope with the increasing demand for legal services and the increasing complexity of the legal environment is to leverage technology to increase the productivity of lawyers and by the maturity of underlying technologies like cloud computing and AI that make it possible to build transformative legaltech applications.

The Volume, Variety and Velocity of Enterprise Data that can Become Documentary Evidence in Legal Matters is Exploding

The large and growing volume, variety and velocity of enterprise data has made the traditional ways of collecting, searching and reviewing enterprise data to find documentary evidence extremely cumbersome, complex and time-consuming. This is driving legal departments to adopt more sophisticated and easier to use technology solutions that can accelerate the process of collecting, searching and reviewing massive amounts of diverse enterprise data with accuracy, speed and security.

Artificial Intelligence and Cloud Computing Have Reached a Point of Technological Maturity Where They Enable Legaltech Applications to Transform Legal Work

Cloud computing and modern approaches to AI create the conditions under which it is possible to build modern legaltech applications that can automate much of the previously manual, time-consuming work done by legal professionals. These technological advances make it possible to build legaltech applications that increase lawyer productivity, improve lawyer job satisfaction and ultimately empower lawyers to improve legal outcomes for their clients.

The Pursuit of Differentiation in the Highly Competitive Legal Industry is Driving Rapid Technology Adoption by Legal Departments, Law Firms and Legal Services Providers

The legal industry is highly fragmented and competitive. Law firms and legal services providers must differentiate themselves from their competitors or risk declining market share, declining earnings, consolidation, or all of the above. The competitive dynamics of the legal industry has led to increasing pressure to adopt legaltech.

Legal Professionals are Increasingly Seeking a Modern, Fast and Easy-to-Use Solution that is Purpose-Built for How They Work

The rapid growth in use of consumer software and other consumer technology, including the proliferation of mobile devices; the generational shift of lawyers; and the increasing career mobility of lawyers are all contributing to a radical change in expectations for legal technology.

Limitations of Existing Solutions

Today, most legal departments rely on a fragmented, services-heavy and multi-vendor approach which poses several challenges that limit the productivity of lawyers and legal professionals, including:

•

Incomplete Point Solutions that are Poorly Integrated.    Existing solutions generally force legal departments to coordinate the flow of work across law firms and legal services providers and require some or all of these stakeholders to manage the flow of data between multiple, non-interoperable, legacy software point solutions.

•

Extremely Manual.    Existing ediscovery point solutions generally lack a robust, software-driven automation layer, which requires legal departments to rely on a heavy layer of human services provided by legal services providers. Additionally, legal document review solutions often lack robust software tools for data reuse and easy-to-use AI integrated directly into lawyer workflows, forcing existing legal document review solutions to rely on large teams of lawyers to manually review documents.

•

Difficult to Use.    The complexity and poor usability of existing solutions often deter lawyers from using them directly and limit their widespread adoption across teams, preventing legal departments from fully realizing the benefits of advances in technology such as AI.

•

Slow.    Most existing solutions do not take advantage of elastic computing and modern approaches to automation and AI and are slow to complete basic tasks across the spectrum of ediscovery and legal document review. Additionally, the heavy reliance on human services as part of existing solutions introduces further delays, with lawyers repeatedly waiting for legal services providers to complete tasks that they cannot complete themselves.

•

Lack Robust, Easy-to-Use AI Capabilities.    Most existing solutions lack comprehensive AI capabilities that can help lawyers classify and comprehend massive amounts of structured and unstructured data quickly and reliably. Additionally, many existing solutions lack the ability to continuously improve AI models in real-time based on lawyers’ work or train and use these models across multiple legal matters so that legal document review need not start from scratch in each new legal matter.

•

Inability to Scale.    Existing solutions often fail to take advantage of modern developments in cloud computing such as elastic compute and serverless compute to dynamically scale computing resources to handle, store and process transient spikes in data required by modern legal matters in real-time.

•

Lack of Security, Privacy, Control and Extensibility.    Most existing solutions fail to provide legal departments with a secure system of record and engagement for enterprise data involved in legal matters.

•	Expensive and Unpredictable. Existing solutions can require legal departments to manage multiple solutions from multiple vendors with separate, opaque pricing models.

Our Solution

Our solution is the result of uniquely combining an ability to deliver world-class software engineering with a deep love and respect for the law. Our aim is to create a solution that feels “magical” to lawyers. Our full-stack solution currently includes the following offerings:

•

DISCO Ediscovery automates much of the ediscovery process, saving legal departments from costly and cumbersome manual tasks associated with collecting, processing, enriching, searching, reviewing, analyzing, producing and using enterprise data that is at issue in legal matters.

•	DISCO Review is AI-powered document review that consistently delivers legal document reviews that are high quality, on time and on budget.

•

DISCO Case Builder allows legal professionals to collaborate across teams to effectively build a compelling case by offering a single place to search, organize and review witness testimony and other important legal data.

The key elements of our solution include:

•

Comprehensive and Full-Stack.    We deliver an end-to-end, full-stack solution designed to address each part of the problem of managing enterprise data and witness testimony in legal matters, from ediscovery to legal document review to case management.

•	Automation that Renders Heavy Human Ediscovery Services Obsolete. We designed our solution to automate most bill-by-the-hour professional services traditionally involved in ediscovery.

•

AI that Simplifies and Streamlines Legal Document Review.    Our AI models apply cloud computing and sophisticated machine learning methods to classify and sort massive amounts of data and provide precise predictions of document relevance in a fraction of the time required for traditional review.

•

Purpose-Built for Lawyers and Other Legal Professionals.    The extensive background that many DISCO employees have as former practicing lawyers, as well as our deep product engagement with customers on each matter, give us a deep understanding of the needs and preferences of legal professionals. Every feature of our solution was built to seamlessly integrate with the workflows lawyers actually employ on a daily basis.

•	Powerful, Scalable and Extensible Modern Cloud Architecture. Our state-of-the-art cloud-native architecture delivers superior performance, scalability and extensibility.

Our Business Model

We believe that the combination of our designed-for-legal applications and our usage-based business model makes it easy for customers to adopt and begin using our solution, realize rapid time to value and expand their usage of our solution over time. Our business model benefits from viral characteristics and powerful network effects that continuously enhance the value of our solution, extend our reach and help us efficiently acquire new customers as we grow. These effects happen along several dimensions, which together we refer to as our “product-led growth engine.”

•

Viral Expansion Within an Organization.    Our business model allows customers to easily adopt and use our solution for an initial set of legal matters, regardless of size. After realizing the benefits of our solution, customers often both expand usage of our solution to more legal matters and adopt more of our offerings. This dynamic is reflected in our 122% dollar-based net retention rate as of March 31, 2021.

•

Viral Expansion Through Our Ecosystem.    We designed our solution to facilitate widespread adoption across legal industry participants by allowing for potential customers to use our solution to collaborate with existing customers. These users may then become champions and encourage the companies they work for to become customers. Since many companies use multiple law firms and most law firm represents multiple companies, this process repeats itself as we acquire more customers, enabling a frictionless cycle of adoption across the legal ecosystem.

•

Network Effects Driven by Usage.    As more lawyers use our solution the scale and diversity of the data, we collect and process and the nature of the legal work done on our solution grows. We enable customers to easily retain data and reuse it for future legal matters. Additionally, our AI models improve as they are trained on more data and observe more lawyer work on that data in our solution, which allows our customers to uncover evidence more quickly as we grow.

Key Benefits of Our Solution

Our end-to-end solution was designed to improve the everyday experience of lawyers and legal professionals and improve legal outcomes for legal departments. We deliver the following key benefits:

•

Full Stack and Turnkey.    We enable customers to consume our offerings in a self-service way or as a turnkey, full-stack solution, giving our customers the flexibility to tailor their ediscovery and legal document review processes to their own legal work strategy and use different combinations of our offerings on different subsets of their legal work.

•

High End-User Satisfaction Driven by Applications Built for Lawyers and Other Legal Professionals.    We strive to create product experiences that feel “magical” to lawyers: intuitive, easy to use, powerful and comprehensive.

•

Increased Accuracy and Quality of Review.    Our solution allows lawyers to use AI and analytics integrated into a lawyer-friendly and highly automated workflow to increase the accuracy and quality of legal reviews.

•

Faster Resolution of Legal Matters with Better Outcomes.    Our solution enables lawyers to determine the facts and use those facts to assess legal matters and produce evidence more quickly. We believe this enables them to resolve legal matters faster, which can result in significantly reduced legal costs and the reduction or avoidance of legal risks across their full portfolio of legal matters.

•

Scalable, Secure, Single System of Record and Engagement for Legal Data.    The scalability, performance and extensibility of our cloud-native architecture allows customers to use DISCO as a secure single system of record and engagement for all enterprise data related to legal matters at enterprise scale.

•

Cost Flexibility and Predictability.    Our simple, all-in pricing model and flexible terms align with our customers’ needs, are easy to understand and guarantee costs for our customers, allowing legal departments to improve cost predictability and budget planning.

What Sets Us Apart

We believe that the combination of our cloud-native technology, full-stack solution, world-class engineering and our deep legal expertise has resulted in several unique competitive strengths. These competitive advantages include:

•

Full-Stack, Comprehensive Solution.    We offer an end-to-end solution that is used for both ediscovery (DISCO Ediscovery) and AI-powered legal document review (DISCO Review), giving our customers the flexibility to decide how much of their ediscovery and legal document review process to outsource to us versus handle internally or through law firms and legal services providers. Our cloud-native, AI-powered solution is augmented with deep expertise, consultative professional services and flexible customer support.

•

Efficient Product-Led Growth Engine with Powerful Network Effects.    Our model has enabled us to build an efficient, usage-based, product-led growth engine that spreads our solution across the legal ecosystem through collaboration and powerful word-of-mouth and facilitates rapid customer adoption and expansion.

•

Lawyer-Centric Applications Built by a Unique Combination of Deep Expertise and Continuous Solution Innovation.    Our expertise in both engineering and law and our unique product design and development process, which we call “Law Review,” allows us to understand and anticipate what legal professionals need to accelerate and improve their work.

•

Cloud-Native, Scalable and Secure Solution Built on a High-Performing Application Architecture.    Designed to operate on the cloud from the beginning, our solution architecture cannot be easily replicated and offers superior performance, scalability, availability, true multi-tenancy and lower operating costs compared to legacy software providers.

•

Powerful AI Coupled with Robust Data Management.    Our use of AI coupled with our ability to be a secure, single system of record and engagement for our customers’ legal data allows legal departments to easily gather, act on, retain and reuse enterprise data for ongoing legal work, all within our solution. Our solution transforms an organization’s legal data from a potential liability into a potential competitive advantage.

•

Designed for the Enterprise.    Our solution is designed for enterprise adoption and can be applied to a wide variety of enterprise use cases, including not only litigation, but also for example, internal investigations, merger clearance and compliance.

•

Founder-Led Management Team with Deep Domain Expertise.    Our deep familiarity with the day-to-day needs and preferences of lawyers forms the basis for the development of our solution and has enabled us to repeatedly deliver product experiences that lawyers and legal professionals love.

•	Strong Culture Committed to Our Employees, Our Community and the Rule of Law. We foster a culture of innovation, experimentation, acceptance and compassion that extends beyond the workplace.

Our Market Opportunity

Legal services is a massive, growing global industry that we believe is significantly underpenetrated by modern technology solutions. According to Statista, total global legal services spend is forecasted to be $767 billion in 2021 and grow to $846 billion in 2023. Within legal services, DISCO Ediscovery addresses the ediscovery market. According to International Data Corporation, the worldwide ediscovery software and services market is forecasted to be $14.7 billion in 2021 and grow to $16.9 billion by 2024.

With the introduction of DISCO Review, we expanded the portion of the total legal services market that we address to include legal document review. We estimate the market for our solution to be approximately

$42 billion. To estimate our total market opportunity, we identified the number of companies worldwide across all industries with at least 100 employees, based on certain independent industry data from S&P Global Market Intelligence. We then segmented these companies into four categories based on total number of employees: companies with 100-249 employees, companies with 250-2,499 employees, companies with 2,500-9,999 employees and companies with 10,000 or more employees. We then multiplied the number of companies in each category by the average revenue per corporate customer (excluding law firm and legal services provider customers) in each such cohort in 2020, which we believe represents a customer that has broadly deployed our solution across the enterprise and then summed the results from each category. We believe our estimated market opportunity will continue to grow as customers expand usage of our solution for more legal matters and adopt more of our offerings for more legal use cases.

Our Growth Strategies

We are pursuing multiple levers for future growth:

Fuel the DISCO Product-Led Growth Engine

•	Maintain and advance our innovation and brand;
•	Add new customers; and
•	Increase usage and penetration within our existing customer base.

Extend Our Reach

•	Expand our sales coverage and establish a digital sales channel;
•	Expand internationally;
•	Extend and strengthen our channel partnerships and integrations;
•	Expand our offering portfolio; and
•	Pursue strategic acquisitions and strategic investments.

Risks Related to Our Business and Investment in Our Common Stock

Investing in our common stock involves substantial risk. The risks described in the section titled “Risk Factors” immediately following this summary may cause us to not realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges include the following:

•	Our recent rapid growth may not be indicative of our future growth. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

•	Our limited operating history and our history of operating losses makes it difficult to evaluate our current business and prospects and may increase the risks associated with your investment.

•	Our business depends on customers increasing their use of our solution and any loss of customers or decline in their use of our solution could harm our business.

•	Usage of our solution accounts for substantially all of our revenue.

•	If we are unable to attract new customers and retain existing customers, our business, financial condition and results of operations will be adversely affected.

•

We rely upon third-party providers of cloud-based infrastructure to host our cloud-based solution. Any disruption in the operations of these third-party providers, limitations on capacity or interference with our use could adversely affect our business, financial condition and results of operations.

•	We expect fluctuations of our financial results, which may cause quarterly comparisons not to be meaningful.

•

Our revenue growth depends in part on the success of our strategic relationships with law firms and other legal services providers, and if we are unable to establish and maintain successful relationships with them, our business, operating results and financial condition could be adversely affected.

•	The markets in which we participate are competitive, and if we do not compete effectively, our business will be harmed.

•

We employ a pricing model that subjects us to various challenges, and given our limited history with our pricing model, we may not be able to accurately predict the optimal pricing necessary to attract new customers and retain existing customers.

•

We rely on the performance of highly skilled personnel, including our management and other key employees, and the loss of one or more of such personnel, or of a significant number of our team members, could harm our business.

•	Our current operations are international in scope and we plan on further geographic expansion, creating a variety of operational challenges.

•	Unfavorable conditions in our industry or the global economy or reductions in legal spending could harm our business.

•	Our business and results of operations may be materially adversely affected by the recent COVID-19 outbreak or other similar outbreaks.

•

We may in the future be subject to legal proceedings and litigation, including intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business. Our business may suffer if it is alleged or determined that our technology infringes the intellectual property rights of others.

•

We operate in a highly regulated industry and either are or may be subject to a wide range of federal, state and local, as well as foreign, laws, rules and regulations, and our failure to comply with these laws and regulations may force us to change our operations or harm our business.

•

Our computer systems, or those of any third parties on whom we depend, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

•	Insiders have substantial control over us and will be able to influence corporate matters.

Corporate Information

We were incorporated in Delaware in December 2013. Our principal executive offices are located at 3700 N. Capital of Texas Hwy., Suite 150, Austin, Texas 78746, and our telephone number at that address is (833) 653-4726. Our website address is www.csdisco.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus or in deciding to purchase our common stock.

“DISCO” and our other registered and common law trade names, trademarks and service marks are the property of CS Disco, Inc. or our subsidiaries. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions for up to five years or until we are no longer an emerging growth company, whichever is earlier. In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to use the extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of this offering; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1.0 billion in non-convertible debt securities; and (4) the last day of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of June 30 of such fiscal year.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Recent Developments

Preliminary Consolidated Financial Results for the Three Months Ended June 30, 2021

Set forth below are preliminary estimates of selected unaudited financial and other information for the three months ended June 30, 2021 and actual unaudited financial results for the three months ended June 30, 2020. Our unaudited interim consolidated financial statements for the three months ended June 30, 2021 are not yet available. The following information reflects our preliminary estimates based on currently available information and is subject to change. We have provided ranges, rather than specific amounts, for the preliminary estimates of the financial information described below primarily because our financial closing procedures for the three months ended June 30, 2021 are not yet complete and as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates. In addition, our historical results are not necessarily indicative of the results that should be expected in the future and our estimated results for the three months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other future period.

	Three Months Ended June 30,
	2020	2021
(in thousands)	Actual	Low	High
	(unaudited)
Revenue	$15,727	$28,500	$29,750
Net loss	$(5,477)	$(4,358)	$(2,423)
Non-GAAP Financial Measure—Adjusted EBITDA
Adjusted EBITDA	$(4,386)	$(2,747)	$(1,062)

For the three months ended June 30, 2021:

•

We expect revenue to be between $28.5 million and $29.8 million, representing an estimated increase of approximately 81.2% to 89.2% as compared to revenue of $15.7 million for the three months ended June 30, 2020.

•	We expect net loss to be between $4.4 million and $2.4 million, as compared to net loss of $5.5 million for the three months ended June 30, 2020.

•

We expect adjusted EBITDA to be between $(2.7) million and $(1.1) million, as compared to adjusted EBITDA of $(4.4) million for the three months ended June 30, 2020. Adjusted EBITDA is a financial measure not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. See below for a reconciliation of adjusted EBITDA to expected net loss for the ranges presented above for the three months ended June 30, 2021 and the actual results for the three months ended June 30, 2020. For further information about the limitations of the use of adjusted EBITDA, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure.”

The following table reconciles adjusted EBITDA for the three months ended June 30, 2021 (estimated) and the three months ended June 30, 2020 (actual) to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended June 30,
	2020	2021
(in thousands)	Actual	Low	High
	(unaudited)
Net loss	$(5,477)	$(4,358)	$(2,423)
Depreciation and amortization expense	421	432	382
Provision for income taxes	20	55	30
Interest and other, net	146	82	57
Stock-based compensation expense	504	1,042	892

Adjusted EBITDA	$(4,386)	$(2,747)	$(1,062)

The estimates presented above have been prepared by, and are the responsibility of, management. The preliminary results presented reflect management’s estimates based solely upon information available to us as of the date of this prospectus and is not a comprehensive statement of our financial results as of and for the three months ended June 30, 2021. Our independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, compiled, or performed any procedures with respect to such preliminary information. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. We currently expect that our final results will be consistent with the estimates set forth above, but such estimates are preliminary and our final results could differ from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time such unaudited interim consolidated financial statements for the three months ended June 30, 2021 are issued. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require adjustments to be made to the preliminary estimated financial information presented above may be identified. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding these risks and uncertainties, including other factors that could cause our preliminary estimates to differ from the actual financial results that we will report for the three months ended June 30, 2021.

THE OFFERING

Common stock offered by us	7,000,000 shares

Option to purchase additional shares of common stock from us	500,000 shares

Option to purchase additional shares of common stock offered by the selling stockholder	200,000 shares

Common stock to be outstanding after this offering	56,378,863 shares (56,878,863 shares if the underwriters’ option to purchase additional shares of our common stock from us and the selling stockholder is exercised in full)

Use of proceeds	We estimate that our net proceeds from the sale of our common stock that we are offering will be approximately $175.0 million (or approximately $187.8 million if the underwriters’ option to purchase additional shares of our common stock from us and the selling stockholder is exercised in full), assuming an initial public offering price of $27.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes, including developing and enhancing our technical infrastructure, solution and services, expanding our research and development efforts and sales and marketing operations, meeting the increased compliance requirements associated with our transition to and operation as a public company and expanding into new markets. We may also use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. However, we do not have agreements or commitments to enter into any acquisitions at this time.

See the section titled “Use of Proceeds” for additional information.

Selling stockholder; concentration of ownership

The selling stockholder identified in this prospectus has granted the underwriters an option to purchase an additional 200,000 shares of common stock following this offering. Following this offering, our executive officers, directors and stockholders holding more than 5% of our outstanding shares, together with their affiliates, will hold, in the aggregate, approximately 37.9% of our outstanding capital stock (or 37.6% of our outstanding capital stock following this offering if the underwriters exercise their option in full to purchase additional shares of common stock from us and the selling stockholder), without giving effect to any purchases that these holders may make through our directed share program or otherwise in this offering. See the section titled “Principal and Selling Stockholder” for additional information.

Directed share program	At our request, the underwriters have reserved up to 5% of the common stock for sale at the initial public offering price to persons who are directors, officers, employees, or who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. Fidelity Capital Markets, a division of National Financial Services LLC, an entity affiliated with Fidelity Management & Research Company, or FMR, will administer our directed share program. We have agreed to indemnify the underwriters and their affiliates against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the reserved shares. For additional information, see the section titled “Underwriting.”

Indications of Interest	The cornerstone investors have indicated an interest in purchasing up to an aggregate of up to $25.0 million each (up to $50.0 million in the aggregate) in shares of common stock offered in this offering at the initial public offering price. These indications of interest have been made severally but not jointly. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may decide to purchase more, fewer or no shares of our common stock in this offering, or the underwriters may decide to sell more, fewer or no shares of our common stock in this offering to the cornerstone investors. The underwriters will receive the same discount from any shares of common stock sold to the cornerstone investors as they will from any other shares of common stock sold to the public in this offering.

Risk factors	You should carefully read the “Risk Factors” beginning on page 18 and other information included in this prospectus for a discussion of facts that you should consider before deciding to invest in shares of our common stock.

Proposed NYSE trading symbol	“LAW”

The number of shares of our common stock that will be outstanding immediately after this offering is based on 49,378,863 shares of our common stock outstanding as of March 31, 2021, and excludes:

•

3,034,660 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2021 under our Long Term Incentive Plan, or 2013 Plan, with a weighted average exercise price of $3.96 per share;

•	537,180 shares of common stock issuable upon the exercise of options granted after March 31, 2021 under our 2013 Plan, with a weighted average exercise price of $18.70 per share;

•	49,869 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2021, with a weighted average exercise price of $2.93 per share;

•

4,700,000 new shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan, or 2021 Plan, plus any future increases in the number of shares of common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans;” and

•

1,100,000 shares of common stock reserved for issuance under our 2021 Employee Stock Purchase Plan, or ESPP, plus any future increases in the number of shares of common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans.”

In addition, unless we specifically state otherwise, the information in this prospectus assumes:

•

the filing of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, each of which will occur immediately prior to the completion of this offering;

•	a five-for-one reverse stock split of our common stock and redeemable convertible preferred stock effected on July 9, 2021;

•	the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into 35,793,483 shares of common stock effective immediately prior to the completion of this offering;

•	no purchase of shares of our common stock by certain individual officers and directors through the directed share program described under “Underwriting”;

•	no exercise of the underwriters’ option to purchase up to an additional 500,000 shares of common stock from us and up to an additional 200,000 shares from the selling stockholder in this offering; and

•	no exercise of the outstanding stock options or warrants.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The summary consolidated statements of operations and comprehensive loss data for the years ended December 31, 2019 and 2020 and the summary consolidated balance sheet data as of December 31, 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations and comprehensive loss data for the three months ended March 31, 2020 and 2021 and the summary consolidated balance sheet data as of March 31, 2021 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements, and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our financial position and results of operations. You should read the consolidated financial data set forth below in conjunction with our consolidated financial statements and the accompanying notes and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any period in the future.

	Year Ended December 31,		Three Months Ended March 31,
(in thousands, except share and per share amounts)	2019	2020	2020	2021
			(unaudited)
Consolidated Statements of Operations and Comprehensive Loss
Revenue	$48,556	$68,444	$15,668	$21,131
Cost of revenue(1)	14,457	20,449	5,071	5,788

Gross profit	34,099	47,995	10,597	15,343
Operating expenses:
Research and development(1)	25,352	26,599	8,203	6,262
Sales and marketing(1)	26,122	31,061	9,322	7,876
General and administrative(1)	12,975	13,893	4,258	4,053
Refund of sales and use taxes	—	(1,057)	—	—

Total operating expenses	64,449	70,496	21,783	18,191

Loss from operations	(30,350)	(22,501)	(11,186)	(2,848)
Other income (expense):
Interest and other income	652	155	63	13
Interest and other expense	(124)	(456)	(88)	(57)

Total other income (expense)	528	(301)	(25)	(44)
Loss from operations before income taxes	(29,822)	(22,802)	(11,211)	(2,892)
Provision for income taxes	(10)	(71)	(25)	(36)

Net loss	$(29,832)	$(22,873)	$(11,236)	$(2,928)

Accretion of redeemable convertible preferred stock	(86)	(92)	(23)	(26)

Net loss attributable to common stockholders	$(29,918)	$(22,965)	$(11,259)	$(2,954)

Net loss per share, basic and diluted(2)	$(2.32)	$(1.74)	$(0.86)	$(0.22)

Weighted-average shares used to compute net loss per share, basic and diluted(2)	12,920,172	13,171,176	13,099,205	13,388,045

Pro forma net loss per share, basic and diluted(3)		$(0.50)		$(0.06)

Weighted-average shares used to compute pro forma net loss per share, basic and diluted(3)		45,966,083		49,181,528

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,		Three Months Ended March 31,
(in thousands)	2019	2020	2020	2021
			(unaudited)
Cost of revenue	$7	$28	$6	$8
Research and development	727	864	222	201
Sales and marketing	301	335	70	83
General and administrative	3,085	766	190	196

Total	$4,120	$1,993	$488	$488

(2)

See Note 13 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted loss per share attributable to common stockholders and the weighted-average number of shares used in the computation of the per share amounts.

(3)	Pro forma net loss per share gives effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock into an aggregate of 35,793,483 shares of common stock.

	As of March 31, 2021
(in thousands)	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)(3)
Consolidated Balance Sheet Data
Cash and cash equivalents	$53,632	$53,632	$228,657
Working capital(4)	58,143	58,143	233,168
Total assets	76,188	76,188	251,213
Total liabilities	12,577	12,577	12,577
Redeemable convertible preferred stock	160,826	—	—
Total stockholders’ (deficit) equity	(97,215)	63,611	238,636

(1)

The pro forma consolidated balance sheet data gives effect to (a) the automatic conversion of all outstanding shares of redeemable convertible preferred stock into an aggregate of 35,793,483 shares of common stock and (b) the filing and effectiveness of our amended and restated certificate of incorporation, each of which will occur immediately prior to the completion of this offering.

(2)

The pro forma as adjusted consolidated balance sheet data gives effect to (a) the items described in footnote (1) above and (b) our receipt of estimated net proceeds from the sale of 7,000,000 shares of common stock that we are offering at an assumed initial public offering price of $27.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)

A $1.00 increase (decrease) in the assumed initial public offering price of $27.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, working capital, total assets and total stockholders’ (deficit) equity by $6.5 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) each of cash and cash equivalents, working capital, total assets and total stockholders’ (deficit) equity by $25.6 million, assuming the assumed initial public offering price of $27.50 per share of common stock remains the same, and after deducting the estimated underwriting discounts and commissions.

(4)	Working capital is defined as current assets less current liabilities.

RISK FACTORS

This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before you decide to purchase shares of our common stock. If any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial actually occurs, our business, financial condition, results of operations and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations and prospects. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Growth and Capital Requirements

Our recent rapid growth may not be indicative of our future growth. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have experienced substantial growth in our business since inception. For example, our revenue was $48.6 million, $68.4 million, $15.7 million, and $21.1 million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. We have also experienced significant growth in headcount, our number of customers, usage and amount of data delivered across our solution. You should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future performance. Even if our revenue continues to increase, we expect that our revenue growth rate may decline in the future as a result of a variety of factors, including the maturation of our business, increased competition, changes to technology, a decrease in the growth of our overall market, or our failure, for any reason, to continue to take advantage of growth opportunities. Overall growth of our revenue depends on a number of factors, including our ability to:

•	price our solution effectively so that we are able to attract new customers and expand sales to our existing customers;

•	expand the functionality applications of our solution;

•	maintain and expand the rates at which customers use our solution;

•	provide our customers with support that meets their needs;

•	maintain or increase customer satisfaction with our solution;

•	continue to introduce and sell our solution to new markets;

•

continue to develop applications and new functionality on our solution and successfully further optimize our solution, including continued innovation of our artificial intelligence system for legal documents;

•	successfully identify and acquire or invest in businesses, products or technologies that we believe could complement or expand our solution;

•	recruit, hire, train and manage additional qualified developers, professionals and sales and marketing personnel; and

•	increase awareness of our brand on a global basis and successfully compete with other companies.

We may not successfully accomplish any of these objectives, and as a result, it is difficult for us to forecast our future results of operations. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in the markets in which we operate, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile and it may be difficult to achieve and maintain profitability.

In addition, we expect to continue to expend substantial financial and other resources on:

•	our technology infrastructure, including systems architecture, scalability, availability, performance and security;

•	sales and marketing, including a significant expansion of our sales organization to engage existing and prospective customers, increase brand awareness and drive adoption of our solution;

•

product development, including investments in our development team and the development of new applications of our solution and new functionality for our existing applications and in the protection of our intellectual property rights related to our product development;

•	services and support for the benefit and assistance of customers using our solution;

•	acquisitions or strategic investments;

•	international expansion; and

•	general administration, including increased legal and accounting expenses associated with being a public company.

These investments may not be successful on the timeline we anticipate or at all and may not result in increased revenue growth. If we are unable to maintain or increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position and results of operations will be harmed and we may not be able to achieve or maintain profitability over the long term. Additionally, we have encountered, and may in the future encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as unforeseen operating expenses, difficulties, complications, delays and other known or unknown factors that may result in losses in future periods. If our revenue growth does not meet our expectations in future periods, our business, financial position and results of operations may be harmed and we may not achieve or maintain profitability in the future.

We may not be able to successfully manage our growth and, if we are not able to grow efficiently, our business, financial condition and results of operations could be harmed.

The rapid growth we have experienced in our business places significant demands on our operational infrastructure. As usage of our solution grows, we will need to devote additional resources to improving and maintaining our infrastructure and integrating with third-party applications, including open source software. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support and professional services, to serve our growing customer base. Any failure of or delay in these efforts could lead to impaired system performance and reduced customer satisfaction, resulting in decreased sales to customers, lower dollar-based net retention rates, the issuance of service credits or requested refunds, which would hurt our revenue growth and our reputation. Even if we are successful in our expansion efforts, they will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.

Our limited operating history and our history of operating losses makes it difficult to evaluate our current business and prospects and may increase the risks associated with your investment.

We launched our business in 2013 and have experienced net losses in each fiscal year since inception. We incurred net losses of $29.8 million, $22.9 million, $11.2 million and $2.9 million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. As of March 31, 2021, we had an accumulated deficit of $106.0 million. We will need to generate and sustain increased revenue levels and manage costs in future periods in order to become profitable. Even if we achieve profitability, we may not be able to maintain or increase our level of profitability. We intend to continue to incur significant costs to support further growth and further develop our solution, including expanding the functionality of our solution, technology infrastructure and business systems, expanding our direct sales force and partner ecosystem, increasing our marketing activities and growing our international operations. We will also face increased compliance costs associated with growth, expansion of our customer base and the costs of being a public company. These increased expenditures will make it harder for us to achieve or sustain profitability and we cannot predict if we will achieve or sustain profitability in the near term or at all. We may incur significant losses in the future for a number of reasons, including the other risks described herein, and unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve and sustain profitability, the value of our common stock could decline and our business may be harmed.

We have limited historical financial data and operate in a rapidly evolving market. As a result, it is difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth, and any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have encountered and will continue to encounter risks and difficulties frequently experienced by rapidly growing companies in constantly evolving industries, including the risks described in this prospectus. If we do not address these risks successfully, our business may be harmed.

Our ability to timely raise capital in the future may be limited, or such capital may be unavailable on acceptable terms, if at all.

We have funded our operations since inception primarily through payments received from our customers, sales of equity securities and borrowings under our credit facility. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business and may require additional funds. We evaluate financing opportunities from time to time and our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. Furthermore, if we issue additional equity securities, stockholders will experience dilution and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in future offerings will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other stockholders.

We may issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

Risks Related to Our Business and Industry

Our business depends on customers increasing their use of our solution and any loss of customers or decline in their use of our solution could harm our business.

Our ability to grow and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with existing customers and to have them increase their usage of our solution. Customers are charged in part based on their usage of our solution. If our customers do not increase their usage of our solution, our revenue may decline and our results of operations may be harmed. Most of our customers do not have long-term contractual financial commitments to us and, therefore, most of our customers may reduce or cease their use of our solution at any time. Customers may terminate or reduce their use of our solution for any number of reasons, including the settlement or other resolution of legal matters, reductions in the volume of major legal matters experienced, customer budget constraints, customer satisfaction or negative perceptions as to the reliability of our solution relative to traditional methods of performing legal services, changes in our customers’ underlying businesses and financial conditions, changes in the type and size of our customers, pricing changes, legal industry trends away from litigation toward alternative forms of dispute resolution, competitive conditions and general economic conditions. In addition, even if our customers expand their usage of our solution, we cannot guarantee that they will maintain those usage levels for any meaningful period of time.

Customers under usage-based contracts can cancel their contracts or reduce their usage at any time. The loss of customers or reductions in their usage of our solution may each have a negative impact on our business, results of operations and financial condition. In addition, existing customers may negotiate lower rates for their usage in exchange for an agreement to renew, expand their usage in the future or adopt new solutions. As a result, these customers may not reduce their usage of our solution, but the revenue we derive from that usage will decrease. If our customers reduce their usage of or do not continue to use our solution, our revenue and other results of operations will decline and our business will suffer.

Our future success also depends in part on our ability to expand our existing customer relationships by increasing usage and selling additional solutions to our existing customers. The rate at which our customers purchase solutions from us depends on a number of factors, including our ability to develop additional solutions for our solution and the quality of such applications, general economic conditions and pricing and services offered by our competitors. If our efforts to increase usage and sell additional solutions to our customers are not successful, our business may be harmed.

Usage of our solution accounts for substantially all of our revenue.

We have derived and expect to continue to derive substantially all of our revenue from our solution. As such, market adoption of our solution is critical to our continued success. Our operating results could suffer due to:

•	any decline in demand for our solution;

•	the failure of our solution to achieve continued market acceptance;

•	the failure of the market for cloud-based technologies for the legal market to continue to grow, or grow as quickly as we expect;

•	the introduction of products and technologies that serve as a replacement or substitute for, or represent an improvement over, our solution;

•	technological innovations or new standards that our solution does not address;

•	sensitivity to current or future prices offered by us or our competitors;

•	our customers’ development of their own proprietary solutions; and

•	our inability to release enhanced versions of our solution on a timely basis.

If the market for our solution grows more slowly than expected or if demand for our solution does not grow as quickly as anticipated, whether as a result of competition, pricing sensitivities, product obsolescence, technological change, unfavorable economic conditions, uncertain geopolitical environment, budgetary constraints of our customers or other factors, our business would be harmed.

If we are unable to attract new customers and retain existing customers, our business, financial condition and results of operations will be adversely affected.

We must attract new customers and retain existing customers to continue to grow our business. Our success will depend to a substantial extent on the widespread adoption of our solution as an alternative to existing offerings, including as an alternative to traditional systems relying on manual tasks and processes. Our customers include law firms and other legal services providers, legal departments of corporate enterprises and organizations and governmental entities. We must convince potential customers of the value of our cloud software solution and that our technologies can automate and simplify legal services more accurately, efficiently and securely than lawyers and their staff and the products of our competitors. This may require significant and costly sales efforts that are targeted at law firms and legal departments of corporate enterprises and organizations and the senior management of these potential customers. In addition, our ability to attract new customers depends in part on our partner ecosystem, consisting of law firms and other legal services providers who resell our solution., We must develop and maintain strong relations with our partner ecosystem and convince our partners of the value of our solution so that they drive adoption of our solution by their customers. Additionally, our solution allows our customers to add other legal industry participants as non-paying users of our solution. Our ability to attract new customers depends in part on our ability to convert the non-paying part users. Our success also depends in part on our ability to offer compelling solutions and the effectiveness of our sales organization. Numerous other factors, many of which are out of our control, may now or in the future impact our ability to acquire new customers, including, but not limited to:

•	competitive offerings;

•	potential customers’ commitments to other providers;

•	real or perceived costs of switching to our solution;

•	our failure to expand, retain and motivate our sales and marketing personnel;

•	our failure to develop or expand relationships with potential customers and our partner ecosystem;

•	failure by us to help our customers to successfully deploy our solution;

•	negative media or industry or financial analyst commentary regarding us or our solution;

•	negative perceptions about the reliability of cloud-based legal solutions;

•	litigation activity;

•	and deteriorating general economic conditions.

If the legal market and the demand for legal services decline, customers may decide not to adopt our solution and our existing customers may cease using our solution to reduce costs. As a result of these and other factors, we may be unable to attract new customers or retain existing customers, which would adversely affect our business, financial condition and results of operations.

If our solution fails to perform properly due to defects, interruptions, delays in performance or similar problems and if we fail to resolve any defect, interruption, delay or other problem, we could lose customers, become subject to service performance or warranty claims or incur significant costs.

Our operations are dependent upon our ability to prevent system interruption. The technologies underlying our cloud solution are complex and may contain material defects or errors, which may cause disruptions in availability or other performance problems. We have from time to time found defects in our solution and may discover additional defects in the future that could result in service issues. These defects or errors could also be found in third-party applications on which we rely. We may not be able to detect and correct defects or errors before a customer begins using our solution. Consequently, we or our customers may discover defects or errors after our solution has been deployed.

In addition, we may experience system slowdowns and interruptions from time to time. Continued growth in our customer base could place additional demands on our solution and could cause or exacerbate slowdowns or interrupt the availability of our solution. If there is a substantial increase in the volume of usage on our solution, we will be required to further expand and upgrade our technology and infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our solution or expand and upgrade our systems and infrastructure to accommodate such increases on a timely basis. In such cases, if our users are not able to access our solution or encounter slowdowns when doing so, we may lose customers or partners. In order to remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our solution. Our response to such slowdowns or interruptions may not be sufficient to address all aspects or any unanticipated consequence or incidents and our insurance may not be sufficient to compensate us for the losses that could occur.

Our customers use our solution to manage critical aspects of their businesses and operations. The occurrence of any defects, errors, disruptions in service or other performance problems, or delays with our solution, whether in connection with the day-to-day operations or otherwise, could result in:

•	loss of customers;

•	loss of partners;

•	reduced customer usage of our solution;

•	reduced ability to attract new customers;

•	lost or delayed market acceptance and sales of our solution;

•	delays in payment to us by customers;

•	injury to our reputation and brand;

•	legal claims, including warranty claims, against us; and

•	diversion of our resources, including through increased service and warranty expenses or financial concessions, and increased insurance costs.

The costs incurred in correcting any material defects, errors or other performance problems in our solution may be substantial and could harm our business.

Incorrect or improper use of our solution could result in customer dissatisfaction and harm our business, results of operations, financial condition and growth prospects.

We regularly train our customers in the proper use of and the variety of benefits that can be derived from our solution to maximize its potential. Our failure to train customers on how to efficiently and effectively deploy and use our solution, or our failure to provide effective support or professional services to our customers, whether actual or perceived, may result in negative publicity or legal actions against us. Also, as we continue to expand our customer base, any actual or perceived failure by us to properly provide these services will likely result in lost opportunities for follow-on sales of our related services.

Customers may find our solution to be complicated to use and it may not be easy to maximize the value of our solution without proper training. Moreover, we have designed our solution to allow for use by law firms and legal services providers who are not direct customers. If our customers or such third-parties perceive that our solution is too complex or time-consuming to learn and use, customer perceptions of our company and our solution may be impaired, our reputation and brand may suffer and customers may choose not to use our solution or increase their purchases of our offerings. Further, incorrect or improper use of our solution by our customers or their external legal services providers may result in negative legal outcomes and potentially subject such parties to claims of malpractice, which would adversely affect our reputation and customer confidence in our solution.

We rely upon third-party providers of cloud-based infrastructure to host our cloud-based solution. Any disruption in the operations of these third-party providers, limitations on capacity, or interference with our use could adversely affect our business, financial condition and results of operations.

Our continued growth depends in part on the ability of our existing and potential customers to continue to adopt and utilize our cloud-based solution. We outsource substantially all of the infrastructure relating to our cloud-based solution to third-party hosting services. In particular, Amazon Web Services, or AWS, provides the cloud computing infrastructure that we use to host our solution and many of the internal tools we use to operate our business. Customers of our cloud-based solution expect to be able to access our solution at any time, without interruption or degradation of performance. Our cloud-based solution depends on protecting the virtual cloud infrastructure hosted by third-party hosting services by maintaining its configuration, architecture, features and interconnection specifications, as well as the information stored in these virtual data centers, which is transmitted by third-party internet service providers. Any disruption as a result of cyber-attacks or similar issues, or any limitation on the capacity of our third-party hosting services, could impede our ability to onboard new customers or expand the usage of our existing customers or otherwise adversely affect our business, which could adversely affect our financial condition and results of operations. Due the fact that we rely on third-party providers of cloud-based infrastructure to host our cloud-based solution, it may become increasingly difficult to maintain and improve their performance, especially during peak usage times and as our cloud capabilities become more complex and our user traffic increases, because we do not control the infrastructure supporting these services. In addition, any incident affecting our third-party hosting services’ infrastructure that may be caused by cyber-attacks, natural disasters, fire, flood, severe storm, earthquake, power loss, telecommunications failures, outbreaks of contagious diseases, terrorist or other attacks and other similar events beyond our control could negatively affect our cloud-based solution. If our cloud-based solution is unavailable or if our users are unable to access our cloud-based solution within a reasonable amount of time or at all, we may experience a loss of customers, lost or delayed market acceptance of our solution, delays in payment to us by customers, injury to our reputation and brand, legal claims against us and the diversion of our resources. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the third-party hosting services we use.

As our business grows, we may need to engage additional providers of cloud computing infrastructure to support our operations. Adequate additional support may not be available to us on acceptable terms, or at all. Furthermore, certain customers may require that we use or avoid specific providers of cloud computing infrastructure. If we fail to enter into agreements or integrate our solution with third-party offerings that our customers require to operate their businesses, or to provide the proper support or ease of integration our customers require, we may not be able to offer the functionality that our customers and their consumers expect, which would harm our business. In addition, in the event that our service agreements with our third-party hosting services are terminated, or there is a lapse of service, elimination of services or features that we utilize, interruption of internet service provider connectivity or damage to such facilities, we could experience interruptions in access to our cloud-based solution as well as significant delays and additional expense in arranging or creating new facilities and services and/or re-architecting our cloud-based solution for deployment on a different cloud infrastructure service provider, which could adversely affect our business, financial condition and results of operations.

We rely on AWS to host our solution, and any disruption of service from AWS or material change to our arrangement with AWS could adversely affect our business.

We currently host our solution and support most of our operations using AWS, a provider of cloud infrastructure services. We do not control the operations of AWS’s facilities. AWS’s facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events or could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of any of these events, a decision to close the facilities or cease or limit providing services to us without adequate notice or other unanticipated problems could result in interruptions to our solution, which may be lengthy. Our solution’s continuing and uninterrupted performance is critical to our success and employers and job seekers may become dissatisfied by service interruption. Sustained or repeated system failures could reduce the attractiveness of our solution to customers, cause our customers to decrease their use of or stop using our solution and otherwise adversely affect our business. Moreover, negative publicity from disruptions could damage our reputation.

AWS does not have an obligation to renew its agreements with us on commercially reasonable terms, or at all. If we cannot renew our agreement or are unable to renew on commercially reasonable terms, we may experience costs or downtime in connection with the transfer to, or the addition of, new cloud infrastructure or other data center. If these providers charge high costs for or increase the cost of their services, we will experience higher costs to operate our business and may have to increase the fees to use our marketplace and our operating results may be adversely impacted.

Upon expiration or termination of our agreement with AWS, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us, and a transition from one vendor to another vendor could subject us to operational delays and inefficiencies until the transition is complete. Switching our operations from AWS to another cloud or other data center provider would also be technically difficult, expensive and time consuming.

Any of the above circumstances or events may harm our reputation, cause customers to stop using our solution, impair our ability to increase revenue from existing customers, impair our ability to grow our customer base, subject us to financial penalties and liabilities under our service level agreements and otherwise harm our business, results of operations and financial condition.

We expect fluctuations of our financial results, which may cause quarterly comparisons not to be meaningful.

Our business model is usage-based and there is inherent unpredictability in the timing, duration and scope of our customers’ legal matters requiring use of our solution. Our operating results have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our quarterly results of operations, including the levels of our revenues, working capital and cash flows, may vary significantly in the future, such that period-to-period comparisons of our results of operations may not be meaningful. Our financial results may fluctuate due to a variety of factors, many of which are outside of our control and may be difficult to predict, including, but not limited to:

•	the timing of our customers’ usage of our solution;

•	the level of demand for or pricing of our solution;

•	our ability to grow or maintain usage by our existing customers and acquire new customers;

•

the timing and success of new functionality, features, integrations, capabilities and enhancements by us to our solution, or by our competitors to their products, or any other changes in the competitive landscape of our market;

•	the timing and amount of our investments to expand the capacity of our third-party cloud infrastructure providers;

•	changes in our customers’ budgets and in the timing of their budget cycles and purchasing decisions;

•	changes in regulatory or legal environments that may cause us to incur, among other elements, expenses associated with compliance;

•	general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate;

•	the effects of potential acquisitions and their integration;

•	the impact of new accounting pronouncements;

•	changes in the competitive dynamics of our market, including consolidation among competitors or customers;

•	significant security breaches of, technical difficulties with or interruptions to the delivery and use of our solution;

•	awareness of our brand and our reputation in our target markets;

•	errors in our forecasting of the demand for our solution, which would lead to lower revenues, increased costs, or both; and

•	our ability to control costs, including research and development and sales and marketing expenses.

Any one or more of the factors above may result in significant fluctuations in our quarterly results of operations. In addition, because we were founded in 2013 and have experienced rapid expansion of our business and revenues since such time, we do not have a long history upon which to base forecasts of future revenue and operating results. Accordingly, we may be unable to accurately forecast our revenues. As a result, our past results may not be indicative of our future performance, and the variability and unpredictability of our quarterly results of operations or other operating metrics could result in our failure to meet our expectations or those of investors or analysts with respect to revenues or other metrics for a particular period. If we fail to meet or exceed such expectations for these or any other reasons, the trading price of our common stock could decline substantially and we could face lawsuits that are costly and may divert management’s attention, including securities class action suits.

If we fail to forecast our revenue accurately, or if we fail to manage our expenditures, our operating results could be adversely affected.

Because our recent growth has resulted in the rapid expansion of our business and revenues, we do not have a long history upon which to base forecasts of future revenue and operating results. We cannot accurately predict customers’ usage given the uncertain timing and duration of legal matters and the diversity of our customer base across industries, geographies and size and other factors. Accordingly, we may be unable to accurately forecast our revenues notwithstanding our substantial investments in sales and marketing, infrastructure and research and development in anticipation of continued growth in our business. If we do not realize returns on these investments in our growth, our results of operations could differ materially from our forecasts, which would adversely affect our results of operations and could disappoint analysts and investors, causing our stock price to decline.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations and changing customer needs, requirements or preferences, our solution may become less competitive.

The market in which we compete is relatively new and subject to rapid technological change, evolving industry standards and regulatory changes, as well as changing customer needs, requirements and preferences.

The success of our business will depend, in part, on our ability to adapt and develop enhancements for our solution that respond effectively to these changes on a timely basis and in a user-friendly manner. If we are unable to evolve our cloud solution to satisfy our customers’ needs and provide enhancements or add new and innovative features and capabilities to our solution that keep pace with rapid technological and industry change, our revenue and operating results could be adversely affected. If new technologies emerge that enable our competitors to deliver competitive products, services and applications at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete. If our solution does not allow us or our customers to comply with the latest regulatory requirements, our existing customers may decrease their usage on our solution and new customers will be less likely to adopt our solution.

A limited number of customers represent a substantial portion of our revenue. If we fail to retain these customers, our revenue could decline significantly.

We derive a substantial portion of our revenue from sales to our top 10% customers. As a result, our revenue could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of these customers or any other significant future customer. Any of our significant customers may decide to purchase less than they have in the past, may alter their purchasing patterns at any time with limited notice, or may decide not to continue to use our solution at all, any of which could cause our revenue to decline and adversely affect our financial condition and results of operations. If we do not further diversify our customer base, we will continue to be susceptible to risks associated with customer concentration.

Our revenue growth depends in part on the success of our strategic relationships with law firms and other legal services providers, and if we are unable to establish and maintain successful relationships with them, our business, operating results and financial condition could be adversely affected.

We seek to grow our partner ecosystem as a way to grow our business. We plan to continue to establish and maintain similar strategic relationships with law firms and other legal services providers and we expect these entities to become an increasingly important aspect of our business. Our future growth in revenue and ability to achieve and sustain profitability depends in part on our ability to identify, establish and retain successful strategic partner relationships in the United States and internationally, which will take significant time and resources and involve significant risk. In order to develop and expand our distribution channel, we must develop and improve our processes for partner introduction and training. If we do not succeed in identifying suitable strategic partners or maintain our relationships with such partners, our business, operating results and financial condition may be adversely affected.

Moreover, we cannot be certain that these law firm and other legal services provider partners will prioritize or provide adequate resources to promote or utilize our solution. Further, some of our partners also work with our competitors. As a result of these factors, many of our law firm and other legal services provider partners may choose to promote alternative technologies in addition to or in lieu of our solution, either on their own or in collaboration with others, including our competitors. We cannot assure you that our law firm and other legal services provider partners will continue to cooperate with us. In addition, actions taken or omitted to be taken by such parties may adversely affect us. Even if we are successful in establishing and maintaining these relationships with law firms and other legal services providers, we cannot assure you that these relationships will result in increased customer usage of our solution or increased revenue to us.

Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our solution.

Our ability to increase our customer base and achieve broader market acceptance of our solution will significantly depend on our ability to expand our marketing and sales operations. We plan to continue expanding our sales force and strategic partners, both domestically and internationally. We also plan to dedicate significant resources to sales, marketing and demand-generation programs, including various online marketing activities as well as targeted account-based advertising. The effectiveness of our targeted account-based advertising has varied over time and may vary in the future. All of these efforts will require us to invest significant financial and other resources and if they fail to attract additional customers, our business will be harmed. If our lead generation methods do not result in broader market acceptance of our solution, we will not realize the intended benefits of this strategy and our business will be harmed.

We believe that there is significant competition for sales personnel, including sales representatives, sales managers and sales engineers, with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend in large part on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and may take significant time before they achieve full productivity. Our recent hires may not become productive as quickly as we expect, if at all, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, particularly if we continue to grow rapidly, new members of our sales force will have relatively little experience working with us, our solution and our business model. If we are unable to hire and train sufficient numbers of effective sales personnel, our sales personnel do not reach significant levels of productivity in a timely manner, or our sales personnel are not successful in acquiring new customers or expanding usage by existing customers, our business will be harmed.

The markets in which we participate are competitive, and if we do not compete effectively, our business will be harmed.

The market for technology solutions for law firms, private enterprises and government and other organizations is highly fragmented, competitive and constantly evolving. With the introduction of new technologies and market entrants, we expect that the competitive environment in which we compete will remain intense going forward. Almost all potential customers have existing solutions for ediscovery and legal document review in place, which typically consists of a mix of on-premise point solutions and human professional service providers to deliver these solutions. Our competitors include (i) legal services providers, including large dedicated legal services providers such as Consilio LLC, Epiq Systems, Inc. and KLDiscovery Inc., the legal services divisions of large professional firms such as Deloitte & Touche LLP, Ernst and Young LLP, KPMG LLP and PricewaterhouseCoopers LLP, as well as a large number of smaller regional and local services companies and certain law firms providing in-house ediscovery and document review solutions; (ii) legacy on-premise software providers, such as Nuix Limited, Open Text Corporation and Relativity ODA LLC, or Relativity, RELX PLC and Thomson Reuters Corporation; and (iii) cloud software providers, such as Everlaw, Inc., Logik Systems, Inc. (d.b.a. Logikcull), Relativity’s through its RelativityOne offering and Reveal Data Corporation. In addition, we expect to expand our solution to address additional areas of the legal function and we likely face further competition from existing companies in such areas.

Some of our competitors have made or may make acquisitions or be acquired by private equity sponsors, enterprises or special purpose acquisition companies or may enter into commercial relationships or other strategic relationships that may provide more comprehensive offerings than they individually had offered. Such acquisitions or relationships may help competitors achieve greater economies of scale than us. In addition, new entrants not currently considered to be competitors may enter the market through acquisitions, partnerships or strategic relationships.

We compete on the basis of a number of factors, including:

•	our solution’s functionality, scalability, performance, ease of use, reliability, security, availability and cost-effectiveness relative to that of our competitors’ products and services;

•	our ability to utilize new and proprietary technologies to offer services and features previously not available in the marketplace;

•	our ability to identify new markets, applications and technologies;

•	our ability to attract and retain customers;

•	our brand, reputation and trustworthiness;

•	perceptions about the security, privacy and availability of our solution relative to competitive products and services;

•	the quality of our customer support;

•	our ability to recruit software developers and sales and marketing personnel; and

•	our ability to protect our intellectual property.

Our competitors vary in size and in the breadth and scope of the products and services offered. Many of our competitors and potential competitors have greater name recognition, greater market penetration, longer operating histories, more established customer relationships and installed customer bases and substantially greater financial, human, technical and other resources than we do and may be able to offer competing solutions to potential customers on more favorable terms than us. While some of our competitors provide a platform with applications to support one or more use cases, many others provide point-solutions that address a single use case. Other potential competitors not currently offering competitive applications may expand their product offerings to compete with our solution. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards and customer requirements. An existing competitor or new entrant could introduce new technology that reduces demand for our solution. In addition to application and technology competition, we face pricing competition. Some of our competitors offer their applications or services at a lower price, which has resulted in pricing pressures. Some of our larger competitors have the operating flexibility to bundle competing applications and services with other offerings, including offering them at a lower price or for no additional cost to customers as part of a larger sale of other products. For all of these reasons, we may not be able to compete successfully and competition could result in the failure of our solution to achieve or maintain market acceptance, any of which could harm our business.

If the estimates and assumptions we have used to calculate the size of our addressable market opportunity are inaccurate, our future growth rate may be limited.

We have estimated the size of our addressable market opportunity based on data published by third parties and on internally generated data and assumptions. While we believe our market size information is generally reliable, such information is inherently imprecise and relies on our and third parties’ projections, assumptions and estimates within our target market, which are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in this prospectus. Our market is developing and may develop differently than we expect. Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. If such third-party or internally generated data prove to be inaccurate or we make errors in our projections, assumptions or estimates based on that data, including how current customer data and trends may apply to potential future customers and the number and type of potential customers, our addressable target market opportunity and/or our future growth rate may be less than we currently estimate. In addition, these inaccuracies or errors may cause us to misallocate capital and other business resources, which could divert resources from more valuable alternative projects and harm our business.

The variables that go into the calculation of our market opportunity are subject to change over time and there is no guarantee that any particular number or percentage of addressable users or companies covered by our addressable target market opportunity estimates will purchase our solution at all or generate any particular level of revenue for us. Any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with our solution and applications and those of our competitors. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, we may not be successful in capitalizing on such market opportunity and our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

Our growth is subject to many factors, including our success in expanding our international operations, continuing to expand the use of our solution by our customers and otherwise implementing our business strategy, which are subject to many risks and uncertainties. Accordingly, the information regarding the size of our addressable market opportunity included in this prospectus should not be taken as indicative of our future growth. For more information regarding our estimates of market opportunity and the forecasts of market growth included in this prospectus, see the section titled “Market, Industry and Other Data.”

If we fail to develop, maintain and enhance our brand, our ability to expand our customer base will be impaired and our business, results of operations and financial condition may suffer.

We believe that maintaining and enhancing our brand is important to continued market acceptance of our existing and future applications, attracting new customers and retaining existing customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining and enhancing our brand will depend largely on the effectiveness of our marketing efforts and strategies, our ability to provide a reliable solution that continues to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality and applications for our solution and our ability to successfully differentiate our solution from competitive products and services. Additionally, our brand and reputation may be affected if customers do not have a positive experience with our law firm and other legal services provider partners’ services. Our brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, our business may be harmed.

Furthermore, any negative publicity relating to our employees, customers or others associated with these parties may also tarnish our own reputation simply by association and may reduce the value of our brand. Damage to our brand and reputation may result in reduced demand for our solution and increased risk of losing market share to our competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful.

We employ a pricing model that subjects us to various challenges, and given our limited history with our pricing model, we may not be able to accurately predict the optimal pricing necessary to attract new customers and retain existing customers.

We generally charge our customers for their usage of our solution across a variety of dimensions of usage. We do not know whether our current or potential customers or the market in general will continue to accept this pricing model going forward and, if it fails to gain acceptance, our business could be harmed. In addition, we have limited experience with respect to determining the optimal pricing for our solution and, as a result, we have changed our pricing model in the past and expect that we may need to change it in the future, our pricing model from time to time. As the market for our solution matures and technology changes and improves, or as new competitors introduce new products or services that compete with ours, we may be unable to attract new customers at the same price or based on the same pricing models as we have used historically. Pricing decisions may also impact the mix of adoption among our customers and negatively impact our overall revenue. Moreover, frequent or significant users of our solution may demand substantial price concessions. As a result, in the future we may be required to reduce our prices or develop new pricing models, which could adversely affect our revenue, gross margin, profitability, financial position and cash flow.

Our sales cycles with customers can be long and unpredictable and our sales efforts require considerable time and expense.

The timing of our sales with our enterprise customers and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for these customers. In addition, for our enterprise customers, the lengthy sales cycle for the evaluation and implementation of our solution may also cause us to experience a delay between incurring expenses for such sales efforts and the generation of corresponding revenue. The length of our sales cycle for these customers can vary substantially from customer to customer. Our sales efforts involve educating our customers about the use, technical capabilities and benefits of our solution. Customers often undertake a prolonged evaluation process, which frequently involves not only our solution but also those of our competitors. In addition, the size of potential customers may lead to longer sales cycles. As the use of our solution can be dependent upon the timing of work in legal matters, our sales cycle can extend to even longer periods of time. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which may not result in a completed sale. Additional factors that may influence the length and variability of our sales cycle include:

•	the effectiveness of our sales force, particularly new salespeople, as we increase the size of our sales force and train our new salespeople to sell to enterprise customers;

•	the discretionary nature of customers’ purchasing decisions and budget cycles;

•	customers’ procurement processes, including their evaluation of competing products and services;

•	economic conditions and other factors affecting customer budgets;

•	the regulatory environment in which our customers operate;

•	customers’ familiarity with cloud computing solutions;

•	evolving customer demands; and

•	competitive conditions.

Given these factors, it is difficult to predict whether and when a customer will switch to our solution.

Further, some of our potential customers may undertake a significant evaluation and negotiation process due to size, organizational structure and approval requirements, all of which can lengthen our sales cycle. We may also face unexpected deployment challenges with such enterprises or more complicated deployment of our solution. These enterprises may demand additional features, support services and pricing concessions or require additional security management or control features. We may spend substantial time, effort and money on sales efforts to these customers without any assurance that our efforts will produce any sales or that these customers will deploy our solution widely enough across their organization to justify our substantial upfront investment. As a result, it is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to our existing customers.

If we cannot maintain our corporate culture as we grow, our success and our business and competitive position may be harmed.

We believe our culture has been a key contributor to our success to date and that the critical nature of the solution that we provide promotes a sense of greater purpose and fulfillment in our employees. We have invested in building a strong corporate culture and believe it is one of our most important and sustainable sources of competitive advantage. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As we grow and develop the systems and processes associated with being a public company, we may find it difficult to maintain these important aspects of our culture. In addition, as we grow and our resources become more globally dispersed, we may find it increasingly difficult to maintain these beneficial aspects of our corporate culture. If we fail to maintain our corporate culture, or if we are unable to retain or hire key personnel, our business and competitive position may be harmed.

The success of our business depends on our customers’ continued and unimpeded access to our solution on the internet.

Our customers must have internet access in order to use our solution. We have experienced, and may in the future experience, disruptions, outages, defects and other performance and quality problems with the public cloud and internet infrastructure on which our cloud solution relies. These problems can be caused by a variety of factors, including introductions of new functionality, vulnerabilities and defects in proprietary and open source software, human error or misconduct, capacity constraints, design limitations, as well as from internal and external security breaches, malware and viruses, ransomware, cyber events, denial or degradation of service attacks or other security-related incidents. In addition, some internet providers may take measures that affect their customers’ ability to use our solution, such as degrading the quality of the content we transmit over their lines, giving that content lower priority, giving other content higher priority than ours, blocking our content entirely, or attempting to charge their customers more for using our solution. As we expand our operations internationally, these problems will be further exacerbated and we will face additional complexity due to our inability to control internet infrastructure outside the United States. Any disruptions, outages, defects and other security performance and quality problems with the public cloud and internet infrastructure on which our cloud solution relies, or any material change in our contractual and other business relationships with our public cloud providers, could result in reduced use of our solution, increased expenses, including significant, unplanned capital investments and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Any failure to offer high-quality support and professional services for our customers may harm our relationships with our customers and, consequently, our business.

Once our solution is deployed, our customers sometimes request consulting and training to assist them in integrating our solution into their business and rely on our customer support personnel to resolve issues and realize the full benefits that our solution provides. Our ability to provide effective customer support is largely dependent on our ability to attract, train and retain qualified personnel with experience in supporting customers with a cloud solution such as ours and maintaining the same. The number of our customers has grown significantly, which is likely to increase demand for consulting, training, support and maintenance related to our solution and place additional pressure on our customer support teams. If we are unable to provide sufficient high-quality consulting, training, integration and maintenance resources, our customers may not effectively integrate our solution into their business or realize sufficient business value from our solution to justify further usage, which could impact our future financial performance. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support or maintenance assistance. We also may be unable to modify the future, scope and delivery of our maintenance services and technical support to compete with changes in the technical services provided by our competitors. Increased customer demand for support and professional services, without corresponding revenue, could increase costs and negatively affect our operating results. In addition, as we continue to grow our operations and support our global customer base, we need to be able to continue to provide efficient support and effective maintenance that meets our customers’ needs globally at scale. Our ability to attract new customers is highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality support services, or a market perception that we do not maintain high-quality support services for our customers, would harm our business.

We rely on the performance of highly skilled personnel, including our management and other key employees and the loss of one or more of such personnel, or of a significant number of our team members, could harm our business.

We believe our success has depended, and continues to depend, on the efforts and talents of senior management and key personnel, including Kiwi Camara, our Co-Founder and Chief Executive Officer. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. We also are dependent on the continued service of our existing software engineers because of the complexity of our solution, and our existing salespeople, because of their relationship with our customers. Our senior management and key employees are employed on an at-will basis. In addition, many of our senior management and key employees may be able to receive significant proceeds from sales of our equity in the public markets after our initial public offering, which may reduce their motivation to continue to work for us. We cannot ensure that we will be able to retain the services of any member of our senior management or other key employees or that we would be able to timely replace members of our senior management or other key employees should any of them depart. The loss of one or more of our senior management or other key employees could harm our business.

The failure to attract and retain additional qualified personnel could prevent us from executing our business strategy.

To execute our business strategy and growth plan, we must attract and retain highly qualified personnel. Competition for executive officers, software developers, legal professionals, sales and customer support personnel and other key employees in our industry is intense. In particular, we compete with many other companies for software developers with high levels of experience in designing, developing and managing cloud-based software, as well as for legal professionals to support our solution and skilled sales and operations professionals. In addition, we believe that the success of our business and corporate culture depends on employing people with a variety of backgrounds and experiences and the competition for such diverse personnel is significant. While the market for such talented personnel is particularly competitive in Austin, Texas, where our headquarters is located, it is also competitive in other markets where we maintain operations and the increased prevalence of remote work has increased competition for employees in all markets. Moreover, to the extent we expand our operations to additional markets, we may face difficulties attracting talented personnel to such locations. Many of the companies with which we compete for experienced personnel have greater resources than we do and can frequently offer such personnel substantially greater compensation than we can offer. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business would be harmed.

Future acquisitions, strategic investments, partnerships, or alliances could be difficult to identify and integrate, divert the attention of management, disrupt our business and dilute stockholder value.

While we have not made acquisitions historically, we may in the future make acquisitions of other companies, products and technologies that we believe could complement, expand or enhance the features and functionality of our solution and technical capabilities, broaden our service offerings or offer growth opportunities. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals and any acquisitions we complete could be viewed negatively by customers, developers or investors. In addition, we may not be able to integrate acquired businesses successfully or effectively manage the combined company following an acquisition. If we fail to successfully integrate our acquisitions, or the people or technologies associated with those acquisitions, into our company, the results of operations of the combined company could be adversely affected. Any integration process will require significant time and resources, require significant attention from management and disrupt the ordinary functioning of our business and we may not be able to manage the process successfully, which could harm our business. In addition, we may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges.

We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our capital stock. The sale of equity to finance any such acquisitions could result in dilution to our stockholders. If we incur more debt, it would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to flexibly operate our business.

Our current operations are international in scope and we plan on further geographic expansion, creating a variety of operational challenges.

A component of our growth strategy involves the further expansion of our operations and customer base internationally. For the year ended December 31, 2020, the percentage of revenue generated from customers outside the United States was less than 5.0% of our total revenue. Beyond the United States, we have operational presence internationally in Canada and the United Kingdom. We are continuing to adapt to and develop strategies to address international markets but there is no guarantee that such efforts will have the desired effect. In connection with such expansion, we may face difficulties, including costs associated with expansion, varying seasonality patterns, potential adverse movement of currency exchange rates, longer payment cycle difficulties in collecting accounts receivable in some countries, increased management, travel, infrastructure and legal compliance costs associated with having operations and developing our business in multiple jurisdictions, different technical standards, existing or future regulatory and certification requirements and required features and functionality, political and economic conditions and uncertainty in each country or region in which we operate and general economic and political conditions and uncertainty around the world, tariffs and trade barriers, a variety of regulatory or contractual limitations on our ability to operate, adverse tax events, reduced protection of intellectual property rights in some countries and a geographically and culturally diverse workforce and customer base. In addition, our solution has been developed with a focus on the practice of law in the United States and the rules and regulations applicable domestically in the United States and we may be required to expend substantial time and resources to update our solution or develop new applications to address alternative systems of legal resolution in other jurisdictions. Furthermore, in certain jurisdictions in which we seek to enter, the rules and regulations governing the practice of law and e-discovery may impose additional obligations or restrictions on our operations. Failure to overcome any of these difficulties could harm our business.

Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to further expand our international operations and are unable to do so successfully and in a timely manner, our business may be harmed.

We are exposed to fluctuations in currency exchange rates.

Our sales contracts are primarily denominated in U.S. dollars and therefore substantially all of our revenue is not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our solution to our customers outside of the United States, which could adversely affect our operating results. In addition, an increasing portion of our operating expenses is incurred and an increasing portion of our assets is held outside the United States. These operating expenses and assets are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. While we do not currently engage in hedging efforts, if we do not successfully hedge against the risks associated with currency fluctuations as our international operations and customer base grow, our business may be harmed.

Current and future indebtedness could restrict our operations, particularly our ability to respond to changes in our business or to take specified actions.

Our current revolving credit facility contains, and any future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to take actions that may otherwise be in our best interests. Our ability to meet those financial covenants can be affected by events beyond our control and we may not be able to continue to meet those covenants. In addition, a breach of a covenant under our revolving credit facility or any future indebtedness may result in a cross-default under a separate credit facility. If we seek to enter into a new or additional credit facility, we may not be able to obtain debt financing on terms that are favorable to us, if at all. The lender under our revolving credit facility has rights senior to holders of common stock to make claims on our assets and the terms of our revolving credit facility restrict our operations, including our ability to pay dividends on our common stock. If we are unable to obtain adequate financing or financing on terms that are satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired and our business may be harmed.

Risks Related to Socioeconomic Factors

Unfavorable conditions in our industry or the global economy or reductions in legal spending could harm our business.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. This risk is presently heightened by the uncertain economic impact of the ongoing COVID-19 pandemic. Current or future economic uncertainties or downturns could adversely affect our business and results of operations. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, political turmoil, natural catastrophes, warfare and terrorist attacks on the United States, Europe, the Asia-Pacific region, or elsewhere, could cause a decrease in business investments, including spending on information technology, which would harm our business. To the extent that our solution is perceived by customers and potential customers as too costly, or difficult to deploy or migrate to, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Moreover, corporate entities may elect to reduce legal spending, both internally and through outside counsel, or be less willing to try alternatives to the traditional legal function. Also, our competitors, many of whom are larger and have greater financial resources than we do, may respond to market conditions by lowering prices and attempting to lure away our customers. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

Our business and results of operations may be materially adversely affected by the recent COVID-19 outbreak or other similar outbreaks.

Our business could be materially adversely affected by the outbreak of a widespread health epidemic or pandemic, including the recent outbreak of the COVID-19, which has been declared a “pandemic” by the World Health Organization. The COVID-19 outbreak has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines and travel bans intended to control the spread of the virus. Government authorities, including those in Austin, Texas, where our headquarters is located, instituted policies that required most of our employees in that area to work remotely. These policies have, and are expected to continue to have, an impact on our business and the business of our customers. For example, customers’ inability to access their office resulted in delays in collecting data for use in legal matters and delayed increases in usage of our solution consequently reduced our revenue growth. This impact could increase if further actions that alter our operations are required by applicable government authorities or if we determine further actions are in the best interests of our customers’ or of our employees.

To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there potentially could be an adverse impact on global economic conditions, which could materially and adversely impact our customers through reduced consumer demand for their products and services, which could in turn negatively impact our customers’ willingness or ability to enter into or renew contracts with us. While at this time we are working to manage and mitigate potential disruptions to our operations, the fluid nature of the pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which may harm our business, results of operations and financial condition. We cannot predict how the COVID-19 pandemic will continue to develop, whether and to what extent government regulations or other restrictions may impact our operations or those of our customers, or whether or to what extent the COVID-19 pandemic or the effects thereof may have longer-term unanticipated impacts on our business.

The extent of COVID-19’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on our business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease may harm our business and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Risks Related to Our Intellectual Property

Any failure to protect our proprietary technology and intellectual property rights could substantially harm our business and operating results.

Our success and ability to compete depends in part on our intellectual property and our other proprietary technology information. We seek to control access to our proprietary information by entering into a combination of confidentiality and proprietary rights agreements, invention assignment agreements and nondisclosure agreements with our employees, consultants and third parties with whom we have relationships.

As of March 31, 2021, we had two U.S. granted patents and six pending U.S. patent applications related to our solution and its technology. We cannot assure you that any of our patent applications will result in the issuance of a patent or that the examination process will not require us to narrow our claims. Any patents that issue from any patent applications may not give us the protection that we seek or may be challenged, invalidated or circumvented. Any patents that may issue in the future from our pending or future patent applications may not provide sufficiently broad protection and may not be valid and enforceable in actions against alleged infringers. Any patents we have obtained or may obtain in the future may be found to be invalid or unenforceable in light of recent and future changes in the law, or because of technology developed prior to the inventions we have sought to patent or because of defects in our patent prosecution process.

We may in the future be subject to legal proceedings and litigation, including intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business. Our business may suffer if it is alleged or determined that our technology infringes the intellectual property rights of others.

The software industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets and other intellectual property rights. Companies in the software industry are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. Our technologies may not be able to withstand any third-party claims or rights against their use. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights (and may also have greater resources to defend claims that may be brought against them). Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant product revenue and against which our patents may therefore provide little or no deterrence. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop offering applications impacted by the claim or injunction or cease business activities covered by such intellectual property and may be unable to compete effectively. Any inability to license third-party technology in the future would have an adverse effect on our business or operating results and would adversely affect our ability to compete. We may also be contractually obligated to indemnify our customers in the event of infringement of a third party’s intellectual property rights and any such claims could hurt our business as well. Such claims, regardless of their merit, can be time-consuming, costly to defend in litigation and damaging to our reputation and brand. In addition, although we carry general liability and cyber security insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed or otherwise protect us from liabilities or damages with respect to claims alleging compromises of customer data and any such coverage may not continue to be available to us on acceptable terms or at all.

Lawsuits are time-consuming and expensive to resolve, and they divert management’s time and attention and could cause current or potential customers to seek other providers. Although we carry insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed nor the full extent of the harm that we might face. We cannot predict the outcome of lawsuits and the results of any such actions may harm our business.

Failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brands as well as our competitive advantage.

We currently rely on a combination of patent, trademark, copyright and trade secret laws and other intellectual property rights and confidentiality or license agreements with our employees, customers, partners and others, to protect our intellectual property rights. Our success and ability to compete depend, in part, on our ability to protect our intellectual property, including our proprietary technology and our brands. If we are unable to protect our proprietary rights adequately, our competitors could use the intellectual property we have developed to enhance their own products and services, which may harm our business. It can be difficult to successfully enforce intellectual property rights and the fact that we have certain intellectual property rights does not necessarily mean that such rights are broad or strong enough to afford us a meaningful degree of protection. Furthermore, irrespective of the scope of our intellectual property rights, we may not be able to stop competitors from developing similar technologies or offering similar solutions.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming and unsuccessful.

Third parties, including our competitors, could be infringing, misappropriating or otherwise violating our intellectual property rights. In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property.

Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property rights. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our related patents, patent applications and trademark filings at risk of being invalidated, not issuing or being cancelled. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solution, impair the functionality of our solution, delay introductions of new applications, result in our substituting inferior or more costly technologies into our solution or injure our reputation. Any of the foregoing could adversely impact our business, financial condition and results of operations.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the creation or development of intellectual property on our behalf to execute agreements assigning such intellectual property to us, we may be unsuccessful in having all such employees and contractors execute such an agreement. The assignment of intellectual property may not be self-executing or the assignment agreement may be breached and we may be forced to bring claims against third parties or defend claims that they may bring against us to determine the ownership of what we regard as our intellectual property. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Provisions in various agreements to which we are party potentially expose us to substantial liability for intellectual property infringement, data protection and other losses.

Our agreements with customers and other third parties sometimes include provisions under which we are liable or agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, data protection, damages caused by us to property or persons, or other liabilities relating to or arising from our solution, services, or other contractual obligations. Some of these agreements provide for uncapped liability for which we would be responsible, and some provisions survive termination or expiration of the applicable agreement. Large liability payments could harm our business, results of operations and financial condition. Although we normally contractually limit our liability with respect to such obligations, we may still incur substantial liability related to them, and in case of an intellectual property infringement indemnification claim, we may be required to cease use of certain functions of our solution as a result of any such claims. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business. Even when we have contractual protections against such customer claims, we may choose to honor a customer’s request for indemnification or otherwise seek to maintain customer satisfaction by issuing customer credits, assisting our customer in defending against claims, or in other ways.

Any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of our customers’ content, or regarding the manner in which the express or implied consent of customers for the collection, use, retention or disclosure of such content is obtained, could increase our costs and require us to modify our solution, possibly in a material manner, which we may be unable to complete and may limit our ability to store and process customer data or develop new applications and features.

Risks Related to Litigation, Regulatory Compliance and Governmental Matters

Any future litigation against us could be costly and time-consuming to defend.

We are, and may become, subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our customers in connection with commercial disputes or employment claims made by our current or former employees. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations.

We operate in a highly regulated industry and either are or may be subject to a wide range of federal, state and local, as well as foreign, laws, rules and regulations and our failure to comply with these laws and regulations may force us to change our operations or harm our business.

The legal industry is and will continue to be subject to extensive and evolving U.S. federal, state and foreign laws, rules and regulations, including the rules and regulations of the organizations and other authorities governing the legal profession in the jurisdictions in which we or our customers operate. These laws, rules and regulations can vary significantly from jurisdiction to jurisdiction. For example, in the United States, each state has adopted laws, regulations and codes of ethics that provide for the licensure of attorneys, generally grant licensed attorneys the exclusive right to practice law in that state and place restrictions upon the activities of licensed lawyers. The practice of law other than by an attorney entitled to practice in the jurisdiction is generally referred to as the unauthorized practice of law. As a company, we are not authorized to practice law. In the United States, we may not provide legal advice to our clients, primarily because we do not meet the ethical and regulatory requirements, present in nearly every U.S. jurisdiction, of being exclusively owned by licensed attorneys.

Our solution includes alternatives to certain traditional methods of legal services and we therefore may face claims that we are engaged in the unauthorized practice of law. Despite our belief that our operations are not subject to, or are otherwise compliant with, the requirements of the jurisdictions in which we or our customers operate, regulators or other authorities of such jurisdictions could deem that we, our employees or our customers are engaged in the unauthorized practice of law or otherwise determine that we are subject to the relevant rules and regulations governing the conduct of attorneys. In such circumstances, regulators may enjoin our operations, subject us to rules governing conflicts of interests, require registration, seek to impose punitive fines or sanctions or take other disciplinary actions against us, our employees or our customers, any of which may inhibit our ability to do business in those jurisdictions, adversely impact our reputation, increase our operating expenses and adversely affect our financial condition and results of operations.

In addition, we are subject to regulations and laws specifically governing the internet and the collection, storage, processing, transfer and other use of personal information and other customer data. We also are subject to laws and regulations involving taxes, privacy and data security, anti-spam, content protection, electronic contracts and communications, mobile communications, unencumbered internet access to our solution, the design and operation of websites and internet neutrality.

The foregoing description of laws and regulations to which we are or may be subject is not exhaustive and the regulatory framework governing our operations is subject to evolving interpretations and continuous change. Moreover, if we expand into additional jurisdictions, we will be subject to an increased variety of new and complex laws and regulations.

We are subject to anti-corruption, anti-bribery, anti-money laundering and similar laws and noncompliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.

We are subject to the U.S. Foreign Corrupt Practices Act, or FCPA, U.S. domestic bribery laws, the United Kingdom Bribery Act and other anti-corruption and anti-money laundering laws in the countries in which we conduct activities. Due to the international scope of our operations, we must comply with these laws in each jurisdiction where we operate. Additionally, many anti-bribery and anti-corruption laws, including the FCPA, have long-arm statutes that can expand the applicability of these laws to our operations worldwide. Accordingly, we must incur significant operational costs to support our ongoing compliance with anti-bribery and anti-corruption laws at all levels of our business. If we fail to comply with these laws, we may be subject to significant penalties. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international and public sector sales and businesses, we may engage with business partners and third-party intermediaries to market our solution and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries and our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities.

While we have policies and procedures to address compliance with such laws, we cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition and results of operations could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Sales to government entities and highly regulated organizations are subject to a number of challenges and risks.

We intend to sell our solution to U.S. federal, state and local, as well as foreign, governmental agency customers, as well as to customers in highly regulated industries such as financial services and healthcare. Sales to such customers are subject to a number of challenges and risks. Selling to such customers can be highly competitive, expensive and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. These current and prospective customers may also be required to comply with stringent regulations in connection with purchasing and implementing our solution or particular regulations regarding third-party vendors that may be interpreted differently by different customers. In addition, Congress and regulatory agencies may impose requirements on third-party vendors generally, or our company in particular, that we may not be able to, or may not choose to, meet. In addition, government customers and customers in these highly regulated industries often have a right to conduct audits of our systems and practices, which can be time-consuming and expensive. In the event that one or more customers determine that some aspect of our business does not meet regulatory requirements, we may be limited in our ability to continue or expand our business and could be subject to audits or investigations by government enforcement personnel. In addition, if our solution does not meet the standards of new or existing regulations, we may be in breach of our contracts with these customers, allowing or requiring them to terminate their agreements.

Government contracting requirements may also change and in doing so restrict our ability to sell into the government sector until we have attained the requisite approvals or until our solution meets government requirements. Government demand and payment for our solution are affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our solution.

These customers may also be subject to a rapidly evolving statutory and regulatory framework that may influence their ability to use our solution. Moreover, changes in the underlying statutory and regulatory conditions that affect these types of customers could harm our ability to efficiently provide them access to our solution and to grow or maintain our customer base. If we are unable to enhance, modify or improve our solution to keep pace with evolving customer requirements, or if new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently, or more securely than our solution, our business, financial condition and results of operations could be adversely affected.

Further, governmental and highly regulated entities may demand contractual terms that differ from our standard arrangements and are less favorable than terms agreed with private sector customers, including preferential pricing or “most favored nation” terms and conditions or are contract provisions that are otherwise time-consuming and expensive to satisfy and monitor. In the United States, applicable federal contracting regulations change frequently and the President may issue executive orders requiring federal contractors to adhere to new compliance requirements after a contract is signed that could result in the loss of contracts for contractors who do not meet those requirements. If we undertake to meet special standards or requirements and do not meet them, we could be subject to significant liability from our customers or federal and state regulators and enforcement agencies. Even if we do meet these special standards or requirements, the additional costs associated with providing our solution to government and highly regulated customers could harm our operating results. In addition, engaging in sales activities with foreign governments introduces additional compliance risks specific to the FCPA, the United Kingdom Bribery Act and other similar statutory requirements prohibiting bribery and corruption in the jurisdictions in which we operate.

Such entities may have statutory, contractual or other legal rights to terminate contracts with us or our partners for convenience or for other reasons. Any such termination may adversely affect our ability to contract with other government customers as well as our reputation, business, financial condition and results of operations.

We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate such controls.

Our solution is subject to U.S. export controls, including the Export Administration Regulations administered by the U.S. Commerce Department and economic sanctions administered by the Office of Foreign Assets Control, or OFAC, of the U.S. Treasury Department, and we incorporate encryption technology into certain of our applications. These encryption products and the underlying technology may be exported outside of the United States or accessed by foreign persons within the United States only with the required export authorizations.

Furthermore, our activities are subject to U.S. economic sanctions laws and regulations that generally prohibit the direct or indirect exportation or provision of products and services without the required export authorizations to countries, governments and individuals and entities targeted by U.S. embargoes or sanctions, except to the extent authorized by OFAC or exempt from sanctions. Obtaining the necessary export license or other authorization for a particular sale may not always be possible, and, even if the export license is ultimately granted, the process may be time-consuming and may result in the delay or loss of sales opportunities. Violations of U.S. sanctions or export control laws can result in significant fines or penalties and possible incarceration for responsible employees and managers could be imposed for criminal violations of these laws.

Other countries also regulate the import and export of certain encryption products and technology through import and export licensing requirements and have enacted laws that could limit our ability to distribute our solution or could limit our customers’ ability to implement our solution in those countries. Changes in our solution or future changes in export and import regulations may create delays in the introduction of our solution in international markets, prevent our customers with international operations from deploying our solution globally, or, in some cases, prevent the export or import of our solution to certain countries, governments or persons altogether. From time to time, various governmental agencies have proposed additional regulation of encryption products and technology, including the escrow and government recovery of private encryption keys. Any change in export or import regulations, economic sanctions or related legislation, increased export and import controls, or change in the countries, governments, persons or technologies targeted by such regulations could result in decreased use of our solution by, or in our decreased ability to export or sell our solution to, existing or potential customers with international operations. Any decreased use of our solution or limitation on our ability to export or sell our solution would harm our business.

Risks Related to Information Technology and Cybersecurity

The unavailability of or change in the terms or nature of access to third-party technology could harm our business

We license certain software from third parties and incorporate or integrate such components into and with our solution. Certain third-party software has become central to the operation and delivery of our solution. Any inability to license necessary third-party technology in the future, or maintain sufficient rights or reasonable terms under existing third-party technology that we rely upon, could have an adverse effect on our business or operating results and adversely affect our ability to compete.

A large portion of our third-party software license contracts have fixed durations and may be renewed only by mutual consent. There is no assurance that we will be able to renew these contracts as they expire or that such renewals will be on the same or substantially similar terms or on conditions that are commercially reasonable to us. If we fail to renew these contracts as they expire, we may be unable to offer certain aspects of our solution to our customers. In addition, all of our third-party software licenses are nonexclusive; and therefore, our competitors may obtain the right to license certain of the technology covered by these agreements to compete directly with us.

If certain of our third-party licensors were to change product offerings, cease actively supporting the technologies, fail to update and enhance the technologies to keep pace with changing industry standards, encounter technical difficulties in the continuing development of these technologies, significantly increase prices, terminate our licenses, suffer significant capacity or supply chain constraints or suffer significant disruptions, we would need to seek alternative suppliers and incur additional internal or external development costs to ensure continued performance of our solution. Such alternatives may not be available on attractive terms or may not be as widely accepted or as effective as the current licenses provided by our existing suppliers. Furthermore, certain customers may require that we use or ensure that our solution is compatible with certain enterprise software offerings, such as Microsoft Office 365. If we fail to obtain licenses to use such third-party offerings or otherwise integrate our solution with such offerings, our business may be harmed. If the cost of licensing or maintaining the third-party intellectual property significantly increases, our operating earnings could significantly decrease. In addition, interruption in functionality of our solution as a result of changes in or with third-party licensors could adversely affect our commitments to customers, future sales of our solution and harm our business.

Elements of our solution use open source software, which may restrict the functionality of our solution or require that we release the source code of certain applications subject to those licenses.

Our solution incorporates software licensed under open source licenses and we expect to continue to incorporate software licensed under open source licenses in the future. Such open source licenses sometimes require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. Few courts have interpreted open source licenses and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. We rely on multiple software programmers to design our proprietary technologies and we do not exercise complete control over the development efforts of our programmers and we cannot be certain that our programmers have not incorporated open source software into our proprietary solution and technologies or that they will not do so in the future. There is a risk that open source licenses could be construed in a manner that imposes unanticipated conditions, restrictions or costs on our ability to provide or distribute our software solution. To that end, while we try to mitigate the likelihood of such risks, we may from time to time face claims from third parties alleging ownership of, or demanding release or general availability of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation, which could be costly for us to defend and could adversely affect our core functionality and services. If we face such problems and attempt or are required to re-engineer our solution to mitigate them, it could require significant additional research and development resources and we may not be able to complete it successfully or in a timely manner. In addition to risks related to license requirements, usage of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Many of these risks could be difficult to eliminate or manage and could reduce or eliminate the value of our solution and technologies and materially and adversely affect our ability to sustain and grow our business.

Our actual or perceived failure to comply with privacy, data protection and information security laws, regulations and similar non-regulatory obligations could harm our business.

We are subject to numerous federal, state, local and international laws and regulations regarding privacy, data protection, information security and the storing, sharing, use, processing, transfer, disclosure and protection of personal information and other content, the scope of which is changing, subject to differing interpretations and may be inconsistent among countries, or conflict with other rules. We are also subject to the terms of our privacy policies and obligations to third parties (including contractual) related to privacy, data protection and information security. We strive to comply with applicable laws, regulations, policies and other legal obligations relating to privacy, data protection and information security. However, the regulatory framework for privacy and data protection worldwide is unclear, and is likely to remain uncertain, for the foreseeable future, and it is possible that these or other actual or perceived obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We also expect that there will continue to be new laws, regulations and industry standards concerning privacy, data protection and information security proposed and enacted in various jurisdictions.

The collection, use, storage, disclosure, transfer or other processing of personal data regarding European Union, or EU, data subjects in the European Economic Area, or EEA, and/or carried out in the context of the activities of our establishment in any EEA member state, may be subject to the General Data Protection Regulation, or GDPR, which became effective on May 25, 2018. The GDPR is wide-ranging in scope and imposes numerous additional requirements on companies that process personal data of individuals residing in Europe, requiring that consent of individuals to whom the personal data relates is obtained in certain circumstances, requiring additional disclosures to individuals regarding data processing activities, requiring that appropriate safeguards are implemented to protect the security and confidentiality of personal data, creating mandatory data breach notification requirements in certain circumstances and requiring that certain measures (including contractual requirements) are put in place when engaging third-party data processors. The GDPR permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenue, whichever is greater. The GDPR also provides individuals with various rights in respect of their personal data, including rights of access, erasure, portability, rectification, restriction and objection and confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR. The GDPR requirements may apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, including employee information.

Although there are legal mechanisms to allow for the transfer of personal data from the United Kingdom, the EEA and Switzerland to the United States, uncertainty about compliance with such data protection laws remains and such mechanisms may not be available or applicable with respect to the personal data processing activities necessary to research, develop and market our solution. For example, legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the EEA to the United States could result in further limitations on the ability to transfer personal data across borders, particularly if governments are unable or unwilling to reach agreement on or maintain existing mechanisms designed to support cross-border data transfers, such as the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks, or the Privacy Shield Frameworks. Specifically, on July 16, 2020, the Court of Justice of the EU invalidated Decision 2016/1250 which had deemed the protection provided by the EU-U.S. Privacy Shield Framework adequate under EU privacy law, specifically under the GDPR. To the extent that we or any of our vendors, contractors or consultants had been relying on the EU-U.S. Privacy Shield Framework, we will not be able to do so in the future, which could increase our costs, inhibit transfer of any personal data to the United States and may limit our ability to process personal data from the EU. The same decision also cast doubt on the ability to use one of the primary alternatives to the Privacy Shield Frameworks, namely, the European Commission’s Standard Contractual Clauses, to lawfully transfer personal data from Europe to the United States and most other countries. At present, there are few if any viable alternatives to the Privacy Shield Frameworks and the Standard Contractual Clauses for the foregoing purposes. On September 8, 2020, Switzerland’s Federal Data Protection and Information Commissioner similarly invalidated the use of the Privacy Shield Frameworks as a vehicle for lawful data transfers from those countries to the United States and authorities in the United Kingdom may likewise invalidate use of the Privacy Shield Frameworks as a mechanism for lawful data transfers to the United States. As such, our processing of personal data from Europe may not comply with European data protection law, may increase our exposure to the GDPR’s heightened sanctions for violations of its cross-border data transfer restrictions and may reduce demand for our services from companies subject to European data protection laws. Challenges involving import personal data from Europe may also require us to increase our data processing capabilities in Europe at significant expense. Additionally, other countries outside of Europe have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our services and operating our business.

Further, the exit of the United Kingdom from the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. Specifically, the United Kingdom exited the EU on January 1, 2020, subject to a transition period that ended December 31, 2020. Under the post-Brexit Trade and Cooperation Agreement between the EU and the United Kingdom, the United Kingdom and EU have agreed that transfers of personal data to the United Kingdom from EEA member states will not be treated as “restricted transfers” to a non-EEA country for a period of up to four months from January 1, 2021, plus a potential further two-month extension, or the Extended Adequacy Assessment Period. Although the current maximum duration of the Extended Adequacy Assessment Period is six months, it may end sooner, for example, in the event that the European Commission adopts an adequacy decision in respect of the United Kingdom, or the United Kingdom amends the United Kingdom General Data Protection Regulation, or UK GDPR, and/or makes certain changes regarding data transfers under the UK GDPR/Data Protection Act 2018 without the consent of the EU (unless those amendments or decisions are made simply to keep relevant UK laws aligned with the EU’s data protection regime). If the European Commission does not adopt an “adequacy decision” in respect of the United Kingdom prior to the expiry of the Extended Adequacy Assessment Period, from that point onwards the United Kingdom will be an “inadequate third country” under the GDPR and transfers of personal data from the EEA to the United Kingdom will require a “transfer mechanism” such as the Standard Contractual Clauses.

California also enacted the California Consumer Privacy Act of 2018, or CCPA, which affords consumers expanded privacy protections as of January 1, 2020. The potential effects of this legislation are far reaching and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply, where applicable. For example, the CCPA gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation. In addition, the CCPA has prompted a number of proposals for new federal and state privacy legislation that, if passed, could increase our potential liability, increase our compliance costs and adversely affect our business. Additionally, a new privacy law, the California Privacy Rights Act, or CPRA, was passed by voters in California as part of the November 3, 2020 election. The CPRA is expected to significantly modify the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. The enactment of the CCPA is prompting a wave of similar legislative developments in other states in the United States, which could create the potential for a patchwork of overlapping but different state laws. For example, on March 2, 2021, the Virginia Consumer Data Protection Act was signed into law and will go into effect on January 1, 2023. Some countries also are considering or have passed legislation requiring local storage and processing of data, or similar requirements, which could increase the cost and complexity of operating our solution and other aspects of our business.

With laws and regulations such as the GDPR in the EU and the CCPA and other state statutes in the United States imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations, there is a risk that the requirements of these laws and regulations, or of contractual or other obligations relating to privacy, data protection or information security, will be interpreted or applied in a manner that is, or is alleged to be, inconsistent with our management and processing practices, our policies or procedures or the features of our solution. We may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so. Although we endeavor to comply with our published policies, certifications and documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees or vendors do not comply with our published policies and documentation. Any failure or perceived failure by us to comply with our privacy policies, our privacy-, data protection- or information security-related obligations to customers or other third parties or any of our other legal obligations relating to privacy, data protection or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others and could result in significant liability or cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our customers may limit the adoption and use of, and reduce the overall demand for, our solution. Additionally, if third parties we work with, such as vendors or developers, violate applicable laws or regulations or our policies, such violations may also put our customers’ content at risk and could in turn have an adverse effect on our business.

Any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security or disclosure of our customers’ content, or regarding the manner in which the express or implied consent of customers for the collection, use, retention or disclosure of such content is obtained, could increase our costs and require us to modify our solution, possibly in a material manner, which we may be unable to complete and may limit our ability to store and process customer data or develop new applications and features.

Our computer systems, or those of any third parties on whom we depend, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

Despite the implementation of security measures in an effort to protect systems that store our information, given their size and complexity and the increasing amounts of information maintained on our information technology systems and those of our third-party contractors and consultants, these systems are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners and/or other third parties, or from cyber-attacks by malicious third parties (including supply chain cyber attacks or the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise our system infrastructure or lead to the loss, destruction, alteration, denial of access to, disclosure or dissemination of, or damage or unauthorized access to, our data (including trade secrets or other confidential information, intellectual property, proprietary business information and personal information) or data that is processed or maintained on our behalf, or other assets, which could result in financial, legal, business and reputational harm to us.

Companies have, in general, experienced an increase in phishing and social engineering attacks from third parties in connection with the COVID-19 pandemic and the increase in remote working further increases security threats. To the extent that any disruption or security incident were to result in any loss, destruction, unavailability, alteration, disclosure or dissemination of, or damage or unauthorized access to, our applications, any other data processed or maintained on our behalf or other assets, or for it to be believed or reported that any of these occurred, we could incur liability, financial harm and reputational damage. We cannot assure you that our data protection efforts and our investment in information technology, or the efforts or investments of our consultants or other third parties, will prevent significant breakdowns or breaches in systems or other cyber incidents that cause loss, destruction, unavailability, alteration or dissemination of, or damage or unauthorized access to, our data and other data processed or maintained on our behalf or other assets that could have a material adverse effect upon our reputation, business, operations or financial condition. Further, any such event that leads to loss, damage, or unauthorized access to, or use, alteration, or disclosure or dissemination of, personal information, including personal information regarding our clinical trial subjects or employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

Notifications and follow-up actions related to a security incident could impact our reputation and cause us to incur significant costs, including legal expenses and remediation costs. We expect to incur significant costs in our ongoing efforts to detect and prevent security incidents and we may face increased costs and requirements to expend substantial resources in the event of an actual or perceived security incident. To the extent that any disruption or security incident were to result in any loss, destruction, or alteration of, or damage or unauthorized access to, our data or other information that is processed or maintained on our behalf, or inappropriate disclosure of or dissemination of any such information, we could be exposed to litigation and governmental investigations and we could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws.

Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption in or failure or security breach of our systems or third-party systems where information important to our business operations or commercial development is stored. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

If the security of the personal information that we (or our vendors) collect, store, or process is compromised or is otherwise accessed without authorization, or if we fail to comply with our commitments and assurances regarding the privacy and security of such information, our reputation may be harmed and we may be exposed to liability and loss of business.

Our business involves the collection and storage of potentially highly sensitive electronic documentation for use in various legal matters, including litigation and governmental investigations. In addition, we collect and maintain data about individuals and customers, including personally identifiable information, as well as other confidential, privileged or proprietary information. We may use third-party service providers and sub-processors to help us deliver services to our customers. These vendors may store or process personal information on our behalf.

Cyberattacks and other malicious internet-based activity continue to increase. In addition to traditional computer “hackers,” malicious code (such as viruses, worms and ransomware), employee theft or misuse and denial-of-service attacks, sophisticated nation-state and nation-state supported actors and organized crime now engage in attacks (including advanced persistent threat intrusions). We cannot guarantee that our or our vendors’ security measures will be sufficient to protect against unauthorized access to or other compromise of personal information and our confidential or proprietary information. Due to the COVID-19 pandemic, our employees are temporarily working remotely, which may pose additional data security risks. The techniques used to sabotage or to obtain unauthorized access to our or our vendors’ solutions, systems, networks and/or physical facilities in which data is stored or through which data is transmitted change frequently and we or our vendors may be unable to implement adequate preventative measures or stop security breaches while they are occurring. The recovery systems, security protocols, network protection mechanisms and other security measures that we have integrated into our solution, systems, networks and physical facilities and any such measures implemented by our vendors, which are designed to protect against, detect and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure, or data loss. Our solution, systems, networks and physical facilities, and those of our vendors, in the past have been, and in the future could be, attacked and/or breached and personal information has been and could be otherwise compromised. Third parties could attempt to fraudulently induce our employees or our customers to disclose information or user names and/or passwords, or otherwise compromise the security of our solution, networks, systems and/or physical facilities. Third parties have exploited in the past, and could exploit in the future, vulnerabilities in, or could obtain unauthorized access to, platforms, systems, networks and/or physical facilities utilized by our vendors.

We are required to comply with laws, rules, regulations and other obligations that require us to maintain the security of personal information. We may have contractual and other legal obligations to notify relevant stakeholders of security breaches. We operate in an industry that is prone to cyber-attacks. We have previously and may in the future become the target of cyber-attacks by third parties seeking unauthorized access to such data, including our or our customers’ data or to disrupt our ability to provide our services. Failure to prevent or mitigate cyber-attacks could result in the unauthorized access to personal information. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach. A security breach of any of our vendors that processes personal information of our customers may pose similar risks. The costs to respond to a security breach and/or to mitigate any security vulnerabilities that may be identified could be significant, our efforts to address these issues may not be successful, and these issues could result in interruptions, delays, cessation of service, negative publicity, loss of customer trust, diminished use of our solution as well as other harms to our business and our competitive position. Remediation of any potential security breach may involve significant time, resources and expenses. Any security breach may result in regulatory inquiries, litigation or other investigations and can affect our financial and operational condition.

A security breach may cause us to violate the terms of our customer contracts. Our agreements with certain customers may require us to use industry-standard or reasonable measures to safeguard personal information. We also may be subject to laws that require us to use industry-standard or reasonable security measures to safeguard personal information. A security breach could lead to claims by our customers or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. As a result, we could be subject to legal action or our customers could end their relationships with us. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages and in some cases our customer agreements do not limit our remediation costs or liability with respect to data breaches.

Litigation resulting from security breaches may adversely affect our business. Unauthorized access to our solution, systems, networks, or physical facilities, or those of our vendors, could result in litigation with our customers or other relevant stakeholders. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation. We could be required to fundamentally change our business activities and practices or modify our solution and/or platform capabilities in response to such litigation, which could have an adverse effect on our business. If a security breach were to occur, and the confidentiality, integrity, or availability of personal information was disrupted, we could incur significant liability, or our solution, systems, or networks may be perceived as less desirable, which could negatively affect our business and damage our reputation.

We may not have adequate insurance coverage for security incidents or breaches. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

Risks Related to Tax and Accounting Matters

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

Our net operating loss, or NOL, carryforwards could expire unused and be unavailable to offset future income tax liabilities. Our NOLs generated in tax years beginning on or prior to December 31, 2017 are only permitted to be carried forward for 20 years under applicable U.S. tax law. Under legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act, or Tax Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, our federal NOLs generated in tax years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such federal NOLs in tax years beginning after December 31, 2020 is limited to 80% of current year taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is generally subject to limitations on its ability to utilize its pre-change NOLs to offset post-change taxable income. We may have experienced ownership changes in the past and may experience ownership changes in the future as a result of this offering and/or subsequent shifts in our stock ownership (some of which shifts are outside our control). Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. For these reasons, we may not be able to utilize a material portion of the NOLs, even if we were to achieve profitability.

Our international operations may subject us to potential adverse tax consequences.

We are expanding our international operations and staff to better support our growth into international markets. Our corporate structure and associated transfer pricing policies contemplate future growth into the international markets and consider the functions, risks and assets of the various entities involved in the intercompany transactions. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of the various jurisdictions, including the United States, to our international business activities; changes in tax rates; new or revised tax laws or interpretations of existing tax laws and policies; and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency.

Our results of operations may be harmed if we are required to collect sales or other related taxes for our subscriptions in jurisdictions where we have not historically done so.

We collect and remit sales tax in a number of jurisdictions where we, through our employees, have a presence and where we have determined, based on the U.S. Supreme Court decision in South Dakota v. Wayfair, Inc. and legal precedents in the jurisdiction, that we have “economic nexus” or sales of our solution are otherwise classified as taxable. The application of indirect taxes (such as sales and use tax, value-added tax, or VAT, goods and services tax, or GST, business tax and gross receipt tax) to businesses that transact online, such as ours, is a complex and evolving area. There is uncertainty as to what constitutes sufficient physical presence or nexus for a state or local jurisdiction to levy taxes, fees and surcharges for sales made over the internet and our characterization of our solution as not taxable in certain jurisdictions may not be accepted by state and local taxing authorities. As a result, it may be necessary to reevaluate whether our activities give rise to sales, use and other indirect taxes as a result of any nexus or transaction thresholds in those states in which we are not currently registered to collect and remit taxes. A successful assertion by a state, country, or other jurisdiction that we should have been or should be collecting additional sales, use, or other taxes could, among other things, result in substantial tax payments, create significant administrative burdens for us, discourage potential customers from subscribing to our solution due to the incremental cost of any such sales or other related taxes, or otherwise harm our business. We continue to analyze our exposure for such taxes and liabilities.

Additionally, we have not historically collected VAT or GST on sales of our solution, generally, because we make all of our sales through our office in the United States, and we believe, based on information provided to us by our customers, that most of our sales are made to business customers. Taxing authorities may challenge our position that we do not have sufficient nexus in a taxing jurisdiction or that our solution is subject to use, VAT, GST and other taxes, which could result in increased tax liabilities for us or our customers, which could harm our business.

The application of existing, new or future laws, whether in the United States or internationally, could harm our business. There have been, and will continue to be, substantial ongoing costs associated with complying with the various indirect tax requirements in the numerous markets in which we conduct or will conduct business.

Changes in our effective tax rate or tax liability may harm our business.

Our effective tax rate could be adversely impacted by several factors, including:

•	Changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•	Changes in tax laws, tax treaties and regulations or the interpretation of them, including the Tax Act;

•

Changes to our assessment about our ability to realize our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax-planning strategies and the economic and political environments in which we do business;

•	The outcome of current and future tax audits, examinations or administrative appeals; and

•	Limitations or adverse findings regarding our ability to do business in some jurisdictions.

Should our effective tax rate rise, our business could be harmed.

Our financial results may be adversely affected by changes in accounting principles applicable to us.

Generally accepted accounting principles in the United States, or U.S. GAAP, are subject to interpretation by the Financial Accounting Standards Board, the Securities and Exchange Commission, or SEC, and other various bodies formed to promulgate and interpret appropriate accounting principles. Changes in these accounting principles could adversely affect our financial results. Any difficulties in implementing these pronouncements could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm our business.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to allowance for credit losses, fair value of financial instruments, valuation of stock-based compensation, valuation of warrant liabilities and the valuation allowance for deferred income taxes. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock. Significant judgments, estimates and assumptions used in preparing our consolidated financial statements include, or may in the future include, those related to revenue recognition, stock-based compensation expense, income taxes, goodwill and intangible assets.

Risks Related to Being a Public Company

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are expected to devote a substantial amount of time to compliance with these requirements, which may divert their attention from managing our business operations. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

Our management team has limited experience managing a public company.

Our management team has limited experience managing a publicly traded company, interacting with public company investors and securities analysts and complying with the increasingly complex laws pertaining to public companies. These new obligations and constituents require significant attention from our management team and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations and financial condition.

We have identified a material weakness in our internal control over financial reporting. If our remediation of the material weakness is not effective, or we fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

Neither our management nor an independent registered public accounting firm has ever performed an evaluation of our internal controls over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal controls over financial reporting for the fiscal year ending December 31, 2022. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” We have recently commenced the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion once initiated. Our compliance with Section 404 will require that we incur substantial expenses and expend significant management efforts. We will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal controls over financial reporting, we will be unable to certify that our internal controls over financial reporting is effective. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

In the course of preparing our audited consolidated financial statements for the year ended December 31, 2019, a material weakness was identified in our internal controls over financial reporting related to secondary sales transactions by current and former employees. Specifically, we did not design and maintain effective controls to evaluate and assess secondary sales transactions in our common stock to determine, in a timely manner, whether additional compensation expense was incurred based on the nature of the transaction.

We have begun implementation of a plan to remediate the material weakness described above. Those remediation measures are ongoing and include the following:

•

We are recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement the quality, depth and experience of our accounting and finance internal resources; and

•	We engaged an external advisor to assist us with designing and implementing improved processes and internal controls and monitoring remediation progress.

We cannot assure you the measures we are taking to remediate the material weakness will be sufficient or that they will prevent future material weaknesses. Additional material weaknesses or failure to maintain effective internal control over financial reporting could cause us to fail to meet our reporting obligations as a public company and may result in a restatement of our financial statements for prior periods.

We may not be able to successfully manage the growth of our business if we are unable to improve our internal systems, processes and controls.

We need to continue to improve our internal systems, processes and controls to effectively manage our operations and growth. We may not be able to successfully implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. For example, we may not be able to effectively monitor certain extraordinary contract requirements or provisions that are individually negotiated by our sales force as the number of transactions continues to grow. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud. We may experience difficulties in managing improvements to our systems, processes and controls or in connection with third-party software, which could impair our ability to offer our solution to our customers in a timely manner, causing us to lose customers, limit us to smaller deployments of our solution or increase our technical support costs.

We are an “emerging growth company” and a “smaller reporting company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of this offering; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the last day of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of June 30 of such fiscal year.

We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Risks Related to Ownership of Our Common Stock and This Offering

We will have broad discretion in the use of the net proceeds that we receive from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds that we receive from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our ultimate use may vary substantially from our currently intended use. Investors will need to rely upon the judgment of our management with respect to the use of such proceeds. Pending use, we may invest the net proceeds that we receive from this offering in short-term, investment-grade, interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government that may not generate a high yield for our stockholders. If we do not use the net proceeds that we receive in this offering effectively, our business, results of operations and financial condition could be harmed, and the market price of our common stock could decline.

Insiders have substantial control over us and will be able to influence corporate matters.

Following this offering, our directors, officers and their respective affiliates will beneficially own, in the aggregate, approximately 37.9% of our outstanding common stock (or approximately 37.6% if the underwriters’ option to purchase additional shares of common stock from us and the selling stockholder is exercised in full), based on the number of shares outstanding as of March 31, 2021 and without giving effect to any purchases that these holders may make through our directed share program or otherwise in this offering. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership will limit the ability of other stockholders to influence corporate matters and may cause us to make strategic decisions that could involve risks to you or that may not be aligned with your interests. This control may adversely affect the market price of our common stock.

You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering.

The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock immediately after this offering. If you purchase shares of our common stock in this offering, you will suffer immediate dilution of $23.27 per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to the sale of common stock in this offering at the assumed initial public offering price of $27.50 per share, which is the midpoint of the price range set forth on the cover of this prospectus. See the section titled “Dilution.”

Our stock price may be volatile, and the value of our common stock may decline.

The market price of our common stock may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, some of which are beyond our control, including:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	variance in our financial performance from expectations of securities analysts;

•	changes in the pricing of our solution;

•	changes in our projected operating and financial results;

•	announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•	changes in laws or regulations applicable to our solution;

•	significant data breaches, disruptions to or other incidents involving our software;

•	our involvement in litigation;

•	future sales of our common stock by us or our stockholders, as well as the anticipation of lock-up releases;

•	changes in senior management or key personnel;

•	the trading volume of our common stock;

•	changes in the anticipated future size and growth rate of our market; and

•	general economic and market conditions.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our common stock.

No public market for our common stock currently exists and an active public trading market may not develop or be sustained following this offering.

No public market for our common stock currently exists. An active public trading market for our common stock may not develop following the completion of this offering or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies by using our shares as consideration.

In addition, the cornerstone investors have indicated an interest in purchasing up to an aggregate of up to $25.0 million each (up to $50.0 million in the aggregate) in shares of common stock offered in this offering at the initial public offering price. These indications of interest have been made severally but not jointly. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may decide to purchase more, fewer or no shares of our common stock in this offering, or the underwriters may decide to sell more, fewer or no shares of our common stock in this offering to the cornerstone investors. If one or more of the cornerstone investors are allocated all or a portion of the shares in which they have indicated an interest in this offering or more, and purchase any such shares, such purchase could reduce the available public float for our shares if the cornerstone investors hold such shares long term.

Future sales of our common stock in the public market could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Many of our existing equityholders have substantial unrecognized gains on the value of the equity they hold based upon the price of this offering and therefore they may take steps to sell their shares or otherwise secure the unrecognized gains on those shares. We are unable to predict the timing of or the effect that such sales may have on the prevailing market price of our common stock.

All of our directors and officers, the selling stockholder and the holders of substantially all of our capital stock and securities convertible into our capital stock are subject to lock-up agreements that restrict their ability to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our shares of common stock, any options or warrants to purchase any of our shares of common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our common stock for 180 days from the date of this prospectus, subject to certain exceptions. J.P. Morgan Securities LLC and BofA Securities, Inc. may, in their sole discretion, permit our stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements, subject to applicable notice requirements. If not earlier released, all of the shares of common stock sold in this offering will become eligible for sale upon expiration of the 180-day lock-up period, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act of 1933, or the Securities Act.

Notwithstanding the foregoing, if at any time beginning 90 days after the date of this prospectus, the last reported closing price of our common stock on the NYSE is at least 25% greater than the initial public offering price per share set forth on the cover page of this prospectus for five out of any ten consecutive trading days ending on or after the 90th day after the date of this prospectus, then the terms of the lock-up agreements will expire with respect to 25% of each stockholder’s aggregate number of shares of common stock and securities convertible into or exchangeable for common stock subject to the lock-up agreement as of the date of this prospectus (the “Early Lock-Up Expiration”), and such shares will become for sale immediately prior to the opening of trading on the third trading day following the date on which all of the below conditions are satisfied (the “Early Lock-Up Expiration Date”); provided, that, if at the time of such Early-Lock-Up Expiration, we are in or within five trading days prior to a broadly applicable and regularly scheduled period during which trading in our securities is not permitted (a “Blackout Period”) under our insider trading policy, the date of the Early Lock-Up Expiration will be delayed until immediately prior to the opening of trading on the second trading day following the first date that we are no longer in a blackout period under our insider trading policy.

In addition, if (a) the 180-day lock-up period is scheduled to end during a Blackout Period under our insider trading policy, (b) at least 135 days have elapsed since the date of this prospectus, and (c) we have publicly released results from the quarterly period during which this offering occurred, then the lock-up period shall end with respect to all remaining shares of common stock and securities convertible into or exchangeable for common stock subject to the lock-up agreement immediately prior to the opening of trading on the tenth trading day prior to the commencement of such Blackout Period (the “Blackout Release Date”). For the avoidance of doubt, notwithstanding anything to the contrary, in no event will the lock-up period end earlier than 135 days after the commencement of this public offering.

In addition, there were 3,034,660 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2021. We intend to register all of the shares of common stock issuable upon the exercise of outstanding options or other equity incentives we may grant in the future, for public resale under the Securities Act. The shares of common stock will become eligible for sale in the public market to the extent such options are exercised, subject to the lock-up agreements described above and compliance with applicable securities laws.

Further, based on shares outstanding as of March 31, 2021, holders of an aggregate of 39,342,982 and 47,788,619 shares of our capital stock after the completion of this offering, will have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders, respectively.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, the market price and trading volume of our common stock could decline.

The market price and trading volume of our common stock following the completion of this offering will be heavily influenced by the way analysts interpret our financial information and other disclosures. We do not have control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, our stock price would be negatively affected. If securities or industry analysts do not publish research or reports about our business, downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our capital stock and we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect upon the completion of this offering, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that:

•

authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights and preferences determined by our board of directors that may be senior to our common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairperson of our board of directors or our chief executive officer;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, with each class serving three- year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that our directors may be removed for cause only upon the vote of at least 66 2⁄3% of our outstanding shares of voting stock;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•

require the approval of our board of directors or the holders of at least 66 2⁄3% of our outstanding shares of voting stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our common stock in an acquisition.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation, as will be in effect upon the completion of this offering, will provide that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative claim or cause of action brought on our behalf;

•	any claim or cause of action asserting a breach of fiduciary duty;

•	any claim or cause of action against us arising under the Delaware General Corporation Law;

•	any claim or cause of action arising under or seeking to interpret our amended and restated certificate of incorporation or our amended and restated bylaws; and

•	any claim or cause of action against us that is governed by the internal affairs doctrine.

The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our expectations regarding our revenue, expenses, dollar-based net retention rate and other operating results;

•	our ability to acquire new customers and successfully retain existing customers;

•	our ability to increase usage of our solution;

•	our ability to effectively manage our growth;

•	our ability to achieve or sustain profitability;

•	future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements;

•	the costs and success of our sales and marketing efforts and our ability to promote our brand;

•	our growth strategies for our solution;

•	the estimated addressable market opportunity for our solution;

•	our reliance on key personnel and our ability to identify, recruit and retain skilled personnel;

•	our ability to effectively manage our growth, including any international expansion;

•	our ability to maintain, protect and enforce our intellectual property rights and any costs associated therewith;

•	the effects of COVID-19 or other public health crises on our business and the global economy;

•	our ability to compete effectively with existing competitors and new market entrants; and

•	the growth rates of the markets in which we compete.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that such information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

MARKET AND INDUSTRY DATA

This prospectus contains statistical data, estimates and forecasts that are based on independent industry publications or other publicly available information, as well as other information based on our internal sources. While we believe the industry and market data included in this prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the projections and estimates made by the independent third parties and us.

The sources of certain statistical data, estimates and forecasts contained in this prospectus are the following independent industry publications or reports:

•	Federal Register Statistics, Code of Federal Regulations, Total Pages and Volumes, published July 2020;

•	International Data Corporation, Worldwide Global DataSphere Forecast, 2021–2025: The World Keeps Creating More Data—Now, What Do We Do with It All?, published March 2021;

•	International Data Corporation, Worldwide eDiscovery Services Forecast, 2020–2024, published September 2020;

•	International Data Corporation, Worldwide eDiscovery Software Forecast, 2020–2024, published June 2020;

•	S&P Global Market Intelligence, S&P Capital IQ Database, accessed in May 2021;

•	Statista, Size of the Global Legal Services Market 2015-2023, published November 2020; and

•	Thomson Reuters Acritas, 2021 Report on the State of the Legal Market, published January 2021.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock that we are selling in this offering will be approximately $175.0 million based on the assumed initial public offering price of $27.50 per share of common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters’ option to purchase additional shares of our common stock from us and the selling stockholder is exercised in full, we estimate that the net proceeds to us would be approximately $187.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses. We will not receive any of the proceeds from the sale of common stock in this offering by the selling stockholder identified in this prospectus in the event that the underwriters exercise their option to purchase additional shares.

A $1.00 increase (decrease) in the assumed initial public offering price of $27.50 per share of common stock would increase (decrease) the net proceeds to us from this offering by approximately $6.5 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $25.6 million, assuming the assumed initial public offering price of $27.50 per share of common stock remains the same, and after deducting estimated underwriting discounts and commissions.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes, including developing and enhancing our technical infrastructure, solution and services, expanding our research and development efforts and sales and marketing operations, meeting the increased compliance requirements associated with our transition to and operation as a public company and expanding into new markets. We may also use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. However, we do not have agreements or commitments to enter into any acquisitions at this time.

We will have broad discretion over how to use the net proceeds to us from this offering. We intend to invest the net proceeds to us from the offering that are not used as described above in investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions (including any restrictions in our then-existing debt arrangements), capital requirements, business prospects and other factors our board of directors may deem relevant. In addition, our revolving credit facility places restrictions on our ability to pay cash dividends without the prior written consent of the lender.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021:

•	on an actual basis;

•

on a pro forma basis, giving effect to (1) the automatic conversion of all of our outstanding shares of redeemable convertible preferred stock into shares of common stock and (2) the filing and effectiveness of our amended and restated certificate of incorporation, both of which will occur immediately prior to the completion of this offering; and

•

on a pro forma as adjusted basis, giving effect to (1) the pro forma adjustments set forth above and (2) our receipt of estimated net proceeds from the sale of shares of common stock that we are offering at the assumed initial public offering price of $27.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2021
(in thousands except share and per share amounts)	Actual	Pro Forma	Pro Forma as Adjusted
Cash and cash equivalents	$53,632	$53,632	$228,657

Redeemable convertible preferred stock, $0.005 par value, 178,967,444 shares authorized, 35,793,483 shares issued and outstanding, actual, and no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	160,826	—	—
Stockholders’ (deficit) equity:
Preferred stock, $0.005 par value, no shares authorized, issued, and outstanding, actual, and 100,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.005 par value, 277,406,431 shares authorized, 13,585,380 shares issued and outstanding, actual, 1,000,000,000 shares authorized and 49,378,863 shares issued and outstanding, pro forma, and 1,000,000,000 shares authorized and 56,378,863 shares issued and outstanding, pro forma as adjusted	68	247	282
Additional paid-in capital	8,765	169,412	344,402
Accumulated deficit	(106,048)	(106,048)	(106,048)

Total stockholders’ (deficit) equity	$(97,215)	$63,611	$238,636

Total capitalization	$63,611	$63,611	$238,636

A $1.00 increase (decrease) in the assumed initial public offering price of $27.50 per share of common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $6.5 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of common stock offered by us would increase (decrease) each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $25.6 million, assuming the assumed initial public offering price of $27.50 per share of common stock remains the same, and after deducting estimated underwriting discounts and commissions.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 49,378,863 shares of our common stock outstanding as of March 31, 2021, and excludes:

•	3,034,660 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2021 under our 2013 Plan, with a weighted average exercise price of $3.96 per share;

•	537,180 shares of common stock issuable upon the exercise of options granted after March 31, 2021 under our 2013 Plan, with a weighted average exercise price of $18.70 per share;

•	49,869 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2021, with a weighted average exercise price of $2.93 per share;

•

4,700,000 new shares of common stock reserved for future issuance under our 2021 Plan, plus any future increases in the number of shares of common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation—Employee Benefit plans;” and

•

1,100,000 shares of common stock reserved for issuance under our ESPP, plus any future increases in the number of shares of common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation—Employee benefit plans.”

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of common stock and the pro forma as adjusted net tangible book value per share immediately after this offering.

Our pro forma net tangible book value as of March 31, 2021 was $63.5 million, or $1.29 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of our shares of common stock outstanding as of March 31, 2021, after giving effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock into an aggregate of 35,793,483 shares of common stock immediately prior to the completion of this offering.

After giving effect to the sale by us of 7,000,000 shares of common stock in this offering at the assumed initial public offering price of $27.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been $238.5 million, or $4.23 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $2.94 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $23.27 per share to new investors purchasing common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$27.50
Pro forma net tangible book value per share as of March 31, 2021	$1.29
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	2.94

Pro forma as adjusted net tangible book value per share after this offering		4.23

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$23.27

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering. A $1.00 increase (decrease) in the assumed initial public offering price of $27.50 per share of common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $0.12 per share and increase (decrease) the dilution to new investors by $0.88 per share, in each case assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. Similarly, each increase of 1,000,000 shares in the number of shares of common stock offered by us would increase our pro forma as adjusted net tangible book value by approximately $0.37 per share and decrease the dilution to new investors by approximately $0.37 per share, and each decrease of 1,000,000 shares in the number of shares of common stock offered by us would decrease our pro forma as adjusted tangible book value by approximately $0.39 per share, in each case assuming the assumed initial public offering price of $27.50 per share of common stock remains the same, and after deducting estimated underwriting discounts and commissions.

If the underwriters exercise their option to purchase additional shares of common stock in full, the pro forma net tangible book value per share, as adjusted to give effect to this offering, would be $4.42 per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $23.08 per share.

The following table summarizes, as of March 31, 2021, on a pro forma as adjusted basis as described above, the number of shares of our common stock, the total consideration and the average price per share (1) paid to us by existing stockholders and (2) to be paid by new investors acquiring our common stock in this offering at the assumed initial public offering price of $27.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	49,378,863	87.6%	162,614,566	45.8%	3.29

New investors	7,000,000	12.4	192,500,000	54.2	27.50

Totals	56,378,863	100.0%	$355,114,566	100.0%	6.30

If the underwriters exercise their option in full to purchase 500,000 additional shares of common stock from us and 200,000 additional shares of common stock from the selling stockholder, the number of shares held by existing stockholders will be reduced to 49,178,863 shares, or 86.5% of the total number of shares of our capital stock outstanding following the completion of this offering, and the number of shares held by new investors will be increased to 7,700,000 shares, or 13.5% of the total number of shares of our capital stock outstanding following the completion of this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $27.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors and total consideration paid by all stockholders by approximately $6.5 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 49,378,863 shares of our common stock outstanding as of March 31, 2021, and excludes:

•	3,034,660 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2021 under our 2013 Plan, with a weighted average exercise price of $3.96 per share;

•	537,180 shares of common stock issuable upon the exercise of options granted after March 31, 2021 under our 2013 Plan, with a weighted average exercise price of $18.70 per share;

•	49,869 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2021, with a weighted average exercise price of $2.93 per share;

•

4,700,000 new shares of common stock reserved for future issuance under our 2021 Plan, plus any future increases in the number of shares of common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans;” and

•

1,100,000 shares of common stock reserved for issuance under our ESPP, plus any future increases in the number of shares of common stock reserved for issuance thereunder, as more fully described in the section titled “Executive Compensation—Employee Benefit Plans.”

To the extent that any outstanding options are exercised or new options are issued under our stock-based compensation plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options under our 2013 Plan as of March 31, 2021 were exercised or settled, then our existing stockholders, including the holders of these options, would own 37.9% and our new investors would own 37.6% of the total number of shares of our common stock outstanding upon the completion of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

DISCO provides a cloud-native, artificial intelligence-powered legal solution that simplifies ediscovery, legal document review and case management for enterprises, law firms, legal services providers and governments. Our scalable, integrated solution enables legal departments to easily collect, process and review enterprise data that is relevant or potentially relevant to legal matters. We leverage a cloud-native architecture and powerful artificial intelligence, or AI, models to automatically identify legally relevant documents and improve the accuracy and speed of legal document review. Our AI models continuously learn from legal work conducted on our solution and can be reused across legal matters, which further strengthens our ability to help our customers find evidence and resolve matters faster as they expand usage of our solution. We provide legal departments with the ability to centralize legal data into a single solution, improving security and privacy for our customers, enabling transparent collaboration with other legal industry participants and allowing customers to reuse data and lawyer work product across legal matters. As of March 2021, our solution held more than 10 billion files and 2.5 petabytes of data and we used more than 14 billion serverless compute calls in 2021 to process and enrich data for our customers. By automating the manual, time-consuming and error-prone parts of ediscovery, legal document review and case management, we empower legal departments to focus on delivering better legal outcomes.

DISCO was founded in 2013 with the vision of replacing conventional ediscovery tools with an integrated technology-focused solution. Since that time, we have expanded our operations and offerings to provide a full-stack solution to address ediscovery, legal document review and case management. The key milestones in our history include the following:

•	2013: Founded

•	2014: First AmLaw 200 customer

•	2014: Surpassed 50 customers

•	2016: Launched DISCO AI

•	2016: Surpassed 150 customers

•	2017: Launched DISCO Review

•	2017: Launched DISCO Cares, our corporate social responsibility program

•	2018: Moved our headquarters to Austin, TX and opened our first international office in London, UK

•	2018: Surpassed 400 customers; 75+ customers spent over $100,000

•	2020: Launched DISCO Case Builder

•	2020: Named to Forbes Cloud 100

•	2020: Surpassed 800 customers; 140+ customers spent over $100,000

•	2020: Had 171 of the AmLaw 200 law firms using DISCO, including 49 out of the largest 50 firms

We generate substantially all of our revenue from our customers’ usage of our solution. Our revenues are based on our customers’ actual usage of our solution. Customers generally do not commit to purchase a specific amount of usage on our solution and their usage can fluctuate based on the number and nature of legal matters they have at any particular time. As a result, our revenue and other financial results can fluctuate from period to period given the inherent unpredictability of the timing, duration and scope of legal casework. We also offer our customers the option to enter into subscriptions based on committed minimum usage on an annual or multi-year basis, which represented 12%, 14% and 13% of our revenue for the years ended December 31, 2019 and 2020, and the three months ended March 31, 2021, respectively. In addition, we generate revenue from a range of professional services aimed at accelerating the time-to-value for our customers.

After using and realizing the benefits of our solution, our customers often increase usage of our solution to cover additional legal matters and adopt more of our offerings. As our customers use our solution over time, the amount of enterprise data in our solution increases, enhancing the strategic value and stickiness of our solution within an organization. This dynamic of increased activity from our existing customer accounts and overall customer satisfaction is best demonstrated by our dollar-based net retention rate. As of December 31, 2019, December 31, 2020, March 31, 2020 and March 31, 2021, our dollar-based net retention rate was 146%, 127%, 136% and 122%, respectively.

Our customers include a diverse set of enterprises across a broad set of industries, as well as law firms, legal services providers of all sizes and government organizations. While we serve customers across many different industries, the way in which lawyers and legal professionals use our solution is similar regardless of the specific industry in which each customer operates. This commonality has created efficiencies in our sales and marketing and research and development activities because we do not need to tailor our sales and marketing activities to a wide range of different customer use cases. As of March 31, 2021, we had 909 customers, increasing from 635 and 825 customers as of December 31, 2019 and 2020, respectively. As of March 31, 2021 we had 157 large customers, defined as customers with revenue in excess of $100,000 over the previous 12-month period, increasing from 113 and 141 large customers as of December 31, 2019 and 2020, respectively. Large customers accounted for approximately 75%, 74%, and 74% of our revenue for the trailing twelve months ended March 31, 2021 and the years ended December 31, 2019 and 2020, respectively.

Our go-to-market strategy is focused on acquiring new customers and driving continued use and increased usage of our solution for existing customers. We primarily sell through a direct sales force, which is organized based on the stages of our sales motion. Our sales organization is segmented into sales development representatives, field sales, inside sales, solution architects and our customer success team. In addition, our solution is designed such that customers can grant access to third parties, including law firms and other legal service providers, to use our applications on the customers’ behalf. This access facilitates widespread adoption of our solution, as these law firms and other legal service providers often become customers on their own or recommend our solution to other legal industry participants after realizing the benefits of working on our solution. Likewise, if a law firm is our customer, the law firm may add users from its clients’ legal departments to our solution in order to collaborate with them. These users may then become champions and encourage the companies they work for to become customers.

We have experienced rapid growth in recent periods. Since inception, we have raised $161.1 million of capital, and we had $53.6 million of cash and cash equivalents as of March 31, 2021. We generated revenue of $48.6 million and $68.4 million in 2019 and 2020, respectively, representing year-over-year growth of 41%. We generated revenue of $15.7 million and $21.1 million in the three months ended March 31, 2020 and 2021, respectively, representing a period-over-period growth of 35%. Our net loss was $29.8 million, $22.9 million, $11.2 million and $2.9 million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. We generated Adjusted EBITDA of $(25.4) million, $(19.9) million, $(10.3) million, and $(1.9) million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. See the section titled “—Non-GAAP Financial Measure” for the definition of Adjusted EBITDA, as well as a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP.

Impact of COVID-19 on Our Business

The COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations, cash flows and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted. As a result of the COVID-19 pandemic, governments in many of the jurisdictions in which we or our customers operate instituted shelter-in-place orders in March and April 2020 to mitigate the outbreak of COVID-19, forcing court closures and causing general delays in litigation proceedings, as well as leading to delays in the collection of enterprise data. Due to these factors, we experienced flat revenue growth in the second quarter of 2020 from the first quarter of 2020, during which we generated $15.7 million in each quarter, and saw a softening in our dollar-based net retention rate compared to the prior year period, decreasing from 146% as of December 31, 2019 to 127% as of December 31, 2020. In addition, we executed a reduction in our workforce in March 2020 in response to the COVID-19 pandemic. This reduction in workforce resulted in a total impact of $0.7 million of charges related to severance. As shelter-in-place orders expired and businesses and court systems adjusted their operations to accommodate remote work policies, usage in our solution increased and our revenue in the third quarter of 2020 returned to pre-pandemic levels of growth.

We have also experienced, and may continue to experience, a modest positive impact on other aspects of our business, including slower growth in certain operating expenses due to reduced business travel, deferred hiring for some positions and the virtualization or cancellation of customer and employee events. While a reduction in operating expenses may have an immediate positive impact on our results of operations, we do not yet have visibility into the full impact this will have on our business.

We cannot predict how long we will continue to experience these impacts as shelter-in-place orders and other related measures are expected to change over time. However, as certain of our customers or partners experience downturns or uncertainty in their own business operations or revenue resulting from the spread of COVID-19, they may decrease or delay their legal spending or request pricing discounts, any of which may result in decreased revenue for us. In addition, we may experience customer losses, including due to bankruptcy or our customers ceasing operations, which may result in an inability to collect accounts receivable from these customers. In addition, in response to the spread of COVID-19, we have required substantially all of our employees to work remotely to minimize the risk of the virus to our employees and the communities in which we operate and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners.

The global impact of COVID-19 continues to rapidly evolve and we will continue to monitor the situation and the effects on our business and operations closely. We do not yet know the full extent of potential impacts on our business or operations or on the global economy as a whole, particularly if the COVID-19 pandemic continues and persists for an extended period of time. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition. For additional details, see the section titled “Risk Factors”

Key Factors Affecting Our Performance

We believe that the growth and future success of our business depends on many factors. While each of these factors present significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth, improve our results of operations and establish and maintain profitability.

Maintain and Advance Our Innovation and Brand

Our success depends in part on our ability to maintain and advance our innovation and brand. We have a strong history of innovation, demonstrated by our DISCO Ediscovery, DISCO Review and DISCO Case Builder

offerings, and have built a research and development process that reliably produces applications and features that lawyers love. We intend to continue combining our deep legal domain expertise and commitment to world-class software engineering to continue delivering features that lawyers love and introducing new applications to address more areas of legal work. Our future success is dependent on our ability to successfully develop, market and sell existing and new applications of our solution to both new and existing customers.

Add New Customers

We believe we have a significant opportunity to continue to grow our customer base. As enterprises continue their digital transformation journeys and the demand for differentiation in the competitive market for legal services continues to grow, we expect more and more companies will struggle with existing legal solutions and ultimately will adopt integrated, easy-to-use solutions like DISCO to improve productivity and legal outcomes. We believe our market leadership and differentiated solution will enable us to efficiently acquire new customers across all channels. As of March 31, 2021, we had 909 customers, increasing from 635 and 825 customers as of December 31, 2019 and 2020, respectively. Our ability to attract new customers will depend on a number of factors, including the effectiveness and pricing of our products, the offerings of our competitors and the effectiveness of our marketing efforts. We will need to dedicate significant resources to further develop the market for our solution and expand, retain and motivate our sales and marketing personnel.

Increase Usage and Penetration Within Our Existing Customer Base

Our large base of customers represents a significant opportunity for further sales expansion. We believe that we will be able to continue expanding customer relationships by increasing customers’ usage of offerings that they already buy from us, selling more of our existing offerings to existing customers, and, in the future, introducing additional offerings to sell to existing customers. Our long-term offerings strategy is aimed at building features and offerings that address more and more types of legal work so that customers can continue to centralize on our solution as the system of record and engagement for the legal function. Our ability to increase sales to existing customers will depend on a number of factors, including our customers’ satisfaction with our solution, competition, pricing and overall changes in our customers’ spending levels. Even if our customers expand their usage of our solution, we cannot guarantee that they will maintain those usage levels for any meaningful period of time or that they will renew their commitments.

We have a history of growing with our customers as they increase their annual spend with us over time. The chart below illustrates the total revenue generated within a given cohort over the years presented. Each cohort represents customers from which we received revenue for the first time in a given fiscal year. For example, the 2017 cohort represents all customers who generated revenue for us for the first time at any point between January 1, 2017 and December 31, 2017. We have seen significant expansion across all of our cohorts. We expect cohort revenue will fluctuate from one period to another depending on, among other factors, our ability to increase revenue generated by the customers within a given cohort and other changes to offerings we sell to such customers. While we believe these cohorts are a fair representation of our overall customer base, there is no assurance that they will be representative of any future group of customers or periods.

A further indication of the propensity of our customers to continue to work with and expand their relationship with us over time is our dollar-based net retention rate, which compares our revenue from the same set of customers in one period to the prior year period. As of March 31, 2020 and 2021, our dollar-based net retention rate was 136% and 122%, respectively, and as of December 31, 2019 and 2020, it was 146% and 127%, respectively. We calculate our dollar-based net retention rate as of the end of a period by using (a) the revenue from all customers during the twelve months ending one year prior to such period as the denominator and (b) the revenue from all customers during the twelve months ending as of the end of such period minus the revenue from all customers who are new customers during those twelve months as the numerator. While we have maintained this high net retention over the past three years, this number has decreased and may further decrease over time as our customer base matures and the amount of revenue used in the denominator to calculate net retention grows.

Expand Our Sales Coverage and Establish a Digital Sales Channel

We intend to continue to increase our salesforce headcount in strategic locations across the United States and globally. Additionally, we plan to develop a digital, self-service sales channel that can simplify the sales process and enable customers to easily adopt our solution through our website without the need to speak with a sales representative. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth. We will need to spend significant resources to expand, retain and motivate our sales and marketing personnel.

Expand Internationally

Our market is global and we believe there is a significant opportunity to expand internationally. In 2020, less than 5% of our revenue was generated by customers outside of the United States. International expansion, including our global sales efforts, will add increased complexity and cost to our business.

Extend and Strengthen Our Channel Partnerships and Integrations

Our partnerships, including with legal services providers and cloud infrastructure providers, assist us in driving awareness and adoption of DISCO and extending our reach. We intend to cultivate and leverage channel partners to grow our market presence, enhance the virality of our solution and drive greater sales efficiency. Our future success is dependent in part on our ability to develop and maintain relations with these partners.

Expand Our Offering Portfolio

We believe that our technology, and especially our approach to automation and AI, is applicable to a wider range of legal processes outside of our current core offerings. We intend to leverage our technology to introduce further offerings that increase lawyer productivity across more and more areas of legal work over time. We may expend significant resources in the development of additional offerings. Our ability to successfully develop, market and sell new offerings will depend on a number of factors, including the availability of capital to invest in innovation, our customers’ satisfaction with such offerings, competition, pricing and overall changes in our customers’ spending levels.

Pursue Strategic Acquisitions and Strategic Investments

We intend to selectively pursue acquisitions and strategic investments that we believe can expand the functionality and value of our solution and bring talent to our company. We believe that the combination of our market leadership, deep legal expertise and powerful end-to-end solution provides an advantage in pursuing select acquisitions. We may be required to expend significant resources in connection with the pursuit of acquisitions and investments.

Key Components of Statement of Operations

Revenue

All of our revenue-generating activities directly relate to the sale and support of our legal solution within a single operating segment. We have two primary types of contractual arrangements: usage-based and subscription solutions. Our usage-based revenue is derived from contracts under which customers are billed monthly based on their usage of our offerings. Subscription revenue is derived from contracts where customers are contractually committed to a minimum data volume over a period of time. Revenue received from usage amounts above the fixed data volume in our subscription contracts is considered usage-based revenue.

In the years ended December 31, 2019 and 2020 and three months ended March 31, 2020 and 2021, usage-based revenue represented 88%, 86%, 87%, and 87% of our total revenue, respectively. In the years ended December 31, 2019 and 2020 and three months ended March 31, 2020 and 2021, subscription revenue fees represented 12%, 14%, 13%, and 13% of total revenue, respectively.

Cost of Revenue

Cost of revenue consists primarily of third-party cloud infrastructure expenses incurred in connection with our customers’ use of our solution. Cost of revenue also includes outsourced staffing costs, amortization of internal-use software and personnel costs from employees involved in the delivery of our solution. Personnel costs include salaries, benefits, bonuses and stock-based compensation and allocated overhead costs. We intend to continue to invest additional resources in our infrastructure to expand the capability of solutions and ensure that our customers are realizing the full benefit of our solutions. The level, timing and relative investment in our cloud infrastructure could affect our cost of revenue in the future. Additionally, cost of revenue in future periods could be impacted by changes in outsourced staffing costs and amortization associated with capitalized internal-use software costs.

Operating Expenses

Our operating expenses consist of research and development, sales and marketing, general and administrative expenses and refund of sales and use taxes. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, share-based compensation expenses and sales commissions. Operating expenses also include overhead costs for facilities and shared IT related expenses, including depreciation expense. During the year ended December 31, 2020, certain operating expenses decreased as a result of the COVID-19 pandemic and a related reduction in force. We expect certain expenses impacted by COVID-19 to resume in the second half of 2021, although the timing and magnitude of these expenses will depend on a number of factors including the trend of the pandemic and potential lifting of stay-at-home orders.

Research and Development

Research and development expenses consist primarily of personnel-related costs for our development team, including salaries, benefits, bonuses, stock-based compensation expenses and allocated overhead costs. Research and development expenses also include contractor or professional services fees and third-party cloud infrastructure expenses incurred in developing our solution. During the year ended December 31, 2020, growth in research and development expenses was offset by a one-time reduction in force in response to the COVID-19 pandemic. We expect that our research and development expenses will increase in absolute dollars as our business grows, particularly as we incur additional costs related to continued investments in our solution. However, we expect that our research and development expenses will decrease as a percentage of our revenue over time. In addition, research and development expenses that qualify as internal-use software development costs are capitalized, the amount of which may fluctuate significantly from period to period.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs directly associated with our sales and marketing staff, including salaries, benefits, bonuses, commissions and stock-based compensation, and allocated overhead costs. Sales and marketing expenses also include advertising costs and other expenses associated with our marketing and business development programs. In addition, sales and marketing expenses are comprised of travel-related expenses, software services dedicated for use by our sales and marketing organizations and outside services contracted for sales and marketing purposes. Travel-related expenses, decreased in the year ended December 31, 2020 due to the COVID-19 pandemic. We currently expect travel-related expenses to resume in the second half of 2021, although the timing is uncertain and related to the trend of the pandemic. We expect that our sales and marketing expenses will increase in absolute dollars and continue to be our largest operating expense for the foreseeable future as we grow our business. However, we expect that our sales and marketing expenses will decrease as a percentage of our revenue over time.

General and Administrative

General and administrative expenses consist of personnel-related costs associated with our finance, legal, human resources and administrative personnel, including salaries, benefits, bonuses, stock-based compensation and allocated overhead costs. General and administrative expenses also include external legal, accounting and other professional services fees, software services dedicated for use by our general and administrative functions, insurance and other corporate expenses.

Following the completion of this offering, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations and increased expenses for insurance, investor relations and professional services. We expect that our general and administrative expenses will increase in absolute dollars as our business grows. However, we expect that our general and administrative expenses will decrease as a percentage of our revenue as our revenue grows over the longer term.

Refund of Sales and Use Taxes

Refund of sales and uses taxes consist of a one-time gain due to a sales tax refund related to sales tax paid in prior periods based on the resolution of a sales tax audit.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest income, income related to non-operating activities, interest expense and gains and losses from foreign currency transactions and remeasurements of foreign currency-denominated monetary assets and liabilities to the U.S. Dollar.

Provision for Income Taxes

Provision for income taxes consists primarily of income taxes related to foreign and state jurisdictions in which we conduct business. We maintain a valuation allowance on our federal and state deferred tax assets as we have concluded that it is not more likely than not that the deferred assets will be utilized.

Results of Operations

The following tables set forth our results of operations and such data as a percentage of our revenue for each of the periods presented.

	Year Ended December 31,		Three Months Ended March 31,
(in thousands)	2019	2020	2020	2021
			(unaudited)
Revenue	$48,556	$68,444	$15,668	$21,131
Cost of revenue(1)	14,457	20,449	5,071	5,788

Gross profit	34,099	47,995	10,597	15,343
Operating expenses:
Research and development(1)	25,352	26,599	8,203	6,262
Sales and marketing(1)	26,122	31,061	9,322	7,876
General and administrative(1)	12,975	13,893	4,258	4,053
Refund of sales and use taxes	—	(1,057)	—	—

Total operating expenses	64,449	70,496	21,783	18,191

Loss from operations	(30,350)	(22,501)	(11,186)	(2,848)

Other income (expense):
Interest and other income	652	155	63	13
Interest and other expense	(124)	(456)	(88)	(57)

Total other income (expense)	528	(301)	(25)	(44)

Loss before income taxes	(29,822)	(22,802)	(11,211)	(2,892)
Provision for income taxes	(10)	(71)	(25)	(36)

Net loss	$(29,832)	$(22,873)	$(11,236)	$(2,928)

Accretion of redeemable convertible preferred stock	(86)	(92)	(23)	(26)

Net loss attributed to common stockholders	$(29,918)	$(22,965)	$(11,259)	$(2,954)

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,		Three Months Ended March 31,
(in thousands)	2019	2020	2020	2021
			(unaudited)
Cost of revenue	$7	$28	$6	$8
Research and development	727	864	222	201
Sales and marketing	301	335	70	83
General and administrative	3,085	766	190	196

Total	$4,120	$1,993	$488	$488

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
Consolidated Statement of Operations and Comprehensive Loss as a percentage of revenue:**
Revenue	100%	100%	100%	100%
Cost of revenue(1)	30	30	32	27

Gross profit	70	70	68	73
Operating expenses:
Research and development(1)	52	39	52	30
Sales and marketing(1)	54	45	59	37
General and administrative(1)	27	20	27	19
Refund of sales and use taxes	—	(2)	—	—

Total operating expenses	133	103	139	86

Loss from operations	(63)	(33)	(71)	(13)

Other income (expense):
Interest and other income	1	*	*	*
Interest and other expense	*	(1)	(1)	*

Total other income (expense)	1	*	*	*

Loss before income taxes	(61)	(33)	(72)	(14)
Provision for income taxes	*	*	*	*

Net loss	(61)	(33)	(72)	(14)

Accretion of redeemable convertible preferred stock	*	*	*	*

Net loss attributed to common stockholders	(62)	(34)	(72)	(14)

*	Less than 0.5% of revenue.
**	Columns may not add up to 100% due to rounding.

Comparison of Three Months March 31, 2020 and 2021

Revenue

	Three Months Ended March 31,
	2020	2021	Change	% Change
	(dollars in thousands)
Revenue	$15,668	$21,131	$5,463	35%

Total revenue increased by $5.5 million, or 35%, for the three months ended March 31, 2021 compared to the same period in 2020. Approximately 27% of the increase related to additional usage and adoption of our solution by our existing customers. The remaining 73% increase in revenue related to new customers added during the period. The number of customers increased from 713 customers as of March 31, 2020, to 909 customers as of March 31, 2021, an increase of 196, or 27%.

Cost of Revenue

	Three Months Ended March 31,
	2020	2021	Change	% Change
	(dollars in thousands)
Cost of revenue	$5,071	$5,788	$717	14%

Total cost of revenue increased by $0.7 million, or 14%, for the three months ended March 31, 2021 compared to the same period in 2020. The increase was primarily driven by an increase in costs for cloud hosting of $0.2 million related to increased usage of our solution, an increase in salary and benefits costs related to an increase in headcount of $0.5 million, including stock-based compensation. Gross margin increased five percentage points for the three months ended March 31, 2021 compared to the same period in 2020, due to hosting costs decreasing on a relative basis due to continued growth and savings due to scale.

Operating Expenses

Research and Development

	Three Months Ended March 31,
	2020	2021	Change	% Change
	(dollars in thousands)
Research and development	$8,203	$6,262	$(1,941)	(24)%
Percentage of revenue	52%	30%

Research and development expenses decreased by $1.9 million, or 24%, for the three months ended March 31, 2021 compared to the same period in 2020. The decrease was primarily due to a decrease of $1.3 million in salaries, including stock-based compensation, due to the decrease in headcount as well as $0.5 million related to a one-time reduction in force that occurred in the first quarter of 2020. Additionally, expense decreased by $0.2 million related to decreased allocated corporate overhead due to decreased operating costs related to the COVID-19 pandemic.

Sales and Marketing

	Three Months Ended March 31,
	2020	2021	Change	% Change
	(dollars in thousands)
Sales and marketing	$9,322	$7,876	$(1,446)	(16)%
Percentage of revenue	59%	37%

Sales and marketing expenses decreased by $1.4 million, or 16%, for the three months ended March 31, 2021 compared to the same period in 2020. The decrease was primarily related to salary and related costs of $0.6 million, including stock-based compensation, due to the decrease in headcount as well as $0.2 million related to a one-time reduction in force that occurred in the first quarter of 2020. Additionally, the decrease in sales and marketing expenses included decreases in travel and entertainment expenses of $0.3 million and marketing events of $0.2 million, both of which relate to our response to the COVID-19 pandemic.

General and Administrative

	Three Months Ended March 31,
	2020	2021	Change	% Change
	(dollars in thousands)
General and administrative	$4,258	$4,053	$(205)	(5)%
Percentage of revenue	27%	19%

General and administrative expenses decreased by $0.2 million, or 5%, for the three months ended March 31, 2021 compared to the same period in 2020. The decrease was primarily due to a $0.5 million decrease in travel and entertainment related to our response to the COVID-19 pandemic and a decrease in salary and related costs due to a decrease in headcount of $0.1 million, including stock-based compensation. The decrease in general and administrative expenses was offset by an increase in professional services of $0.4 million related to supporting our growth.

Comparison of the Years Ended December 31, 2019 and 2020

Revenue

	Year Ended December 31,
	2019	2020	Change	% Change
	(dollars in thousands)
Revenue	$48,556	$68,444	$19,888	41%

Total revenue increased by $19.9 million, or 41%, for the year ended December 31, 2020 compared to the same period in 2019. Approximately 67% of the increase related to additional usage and adoption of our solution by our existing customers. The remaining 33% increase in revenue related to new customers added throughout the period. The number of customers increased from 635 customers as of December 31, 2019, to 825 customers as of December 31, 2020, an increase of 190, or 30%.

Cost of Revenue

	Year Ended December 31,
	2019	2020	Change	% Change
	(dollars in thousands)
Cost of revenue	$14,457	$20,449	$5,992	41%

Total cost of revenue increased by $6.0 million, or 41%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily driven by an increase in costs for cloud hosting of $3.1 million related to increased usage of our solution, an increase in salary and benefits costs related to an increase in headcount of $1.2 million, including stock-based compensation and an increase in outsourced staffing vendors fees of $1.2 million.

Operating Expenses

Research and Development

	Year Ended December 31,
	2019	2020	Change	% Change
	(dollars in thousands)
Research and development	$25,352	$26,599	$1,247	5%
Percentage of revenue	52%	39%

Research and development expenses increased by $1.2 million, or 5%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily due to hosting and software fees of $0.7 million and an increase of $0.5 million in salaries, including stock-based compensation, related to personnel involved in continued enhancements to our solution. The increase also includes $0.5 million related to a one-time reduction in force, offset by a $0.8 million decrease in recruiting costs related to our response to the COVID-19 pandemic. Additionally, expense increased by $0.5 million due to a decrease in capitalization of internal-use software development costs.

Sales and Marketing

	Year Ended December 31,
	2019	2020	Change	% Change
	(dollars in thousands)
Sales and marketing	$26,122	$31,061	$4,939	19%
Percentage of revenue	54%	45%

Sales and marketing expenses increased by $4.9 million, or 19%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily related to salary and related costs of $6.1 million, including stock-based compensation, as well as software related expenses of $0.5 million due to the growth of our sales and marketing organization. The increase in sales and marketing expenses was partially offset by decreases in travel and entertainment expenses of $1.3 million and recruiting costs of $0.3 million, both of which relate to our response to the COVID-19 pandemic.

General and Administrative

	Year Ended December 31,
	2019	2020	Change	% Change
	(dollars in thousands)
General and administrative	$12,975	$13,893	$918	7%
Percentage of revenue	27%	20%

General and administrative expenses increased by $0.9 million, or 7%, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily due to an increase in salary and related costs related to an increase in headcount of $2.4 million, including stock-based compensation, a $0.6 million increase in software related expenses related to continued investments to support the growth of our business. The increase in general and administrative expenses was partially offset by a decrease of $2.5 million in stock-based compensation expense related to common stock sold in excess of fair value in 2019. There were no similar transactions in the current period. The increase in general and administrative expenses was further offset by a decrease in travel and entertainment of $0.3 million related to our response to the COVID-19 pandemic.

Refund of Sales and Use Taxes

	Year Ended December 31,
	2019	2020	Change	% Change
	(dollars in thousands)
Refund of sales and use taxes	$—	$(1,057)	$(1,057)	— %
Percentage of revenue	— %	2%

During the year ended December 31, 2020, we received a sales tax refund of $1.1 million related to sales tax paid in prior periods based on the resolution of a sales tax audit. There were no similar transactions in the prior period.

Non-GAAP Financial Measure

We report our financial results in accordance with generally accepted accounting principles, or GAAP. However, management believes that Adjusted EBITDA, a non-GAAP financial measure, provides investors with additional useful information in evaluating our performance. We define Adjusted EBITDA as net loss, adjusted to exclude: depreciation and amortization expense, provision for income taxes, interest and other, net, stock-based compensation expense, refund of sales and use taxes related to sales tax in prior periods and other one-time, non-recurring items, when applicable. We monitor Adjusted EBITDA as a non-GAAP financial measure to supplement the financial information we present in accordance with generally accepted accounting principles, or GAAP, to provide investors with additional information regarding our financial results.

Adjusted EBITDA is a financial measure that is not required by or presented in accordance with GAAP. We believe that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of these limitations include that: (i) it does not properly reflect capital commitments to be paid in the future; (ii) although depreciation and amortization expense is a non-cash charge, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (iii) it does not consider the impact of stock-based compensation expense; (iv) it does not reflect other non-operating expenses, including interest expense; (v) it does not consider the impact of any contingent consideration liability valuation adjustments and (vi) it does not reflect tax payments that may represent a reduction in cash available to us. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net loss and other results stated in accordance with GAAP. We expect Adjusted EBITDA to fluctuate in the near term as we continue to invest in our business and improve over the long term as we achieve greater scale in our business and efficiencies in our operating expenses.

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP, for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
	(in thousands)
Net loss	$(29,832)	$(22,873)	$(11,236)	$(2,928)
Depreciation and amortization expense	803	1,624	378	424
Provision for income taxes	10	71	25	36
Interest and other, net	(528)	301	25	44
Stock-based compensation expense	4,120	1,993	488	488
Refund of sales and use taxes	—	(1,057)	—	—

Adjusted EBITDA	$(25,427)	$(19,941)	$(10,320)	$(1,936)

Quarterly Results of Operations

The following tables summarize our selected unaudited quarterly consolidated statements of operations and comprehensive loss data for each of the quarters indicated, as well as the percentage that each line item represents of our revenue for each quarter presented. The information for each of these quarters has been prepared on the same basis as our audited annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for the full fiscal year or any other period.

	Three months ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(in thousands)
Revenue	$10,378	$11,305	$12,652	$14,221	$15,668	$15,727	$17,863	$19,186	$21,131
Cost of revenue(1)	2,902	3,307	3,620	4,628	5,071	4,509	5,522	5,347	5,788

Gross profit	7,476	7,998	9,032	9,593	10,597	11,218	12,341	13,839	15,343
Operating expenses:
Research and development(1)	4,809	6,471	7,190	6,882	8,203	6,215	6,227	5,954	6,262
Sales and marketing(1)	5,346	5,890	6,998	7,888	9,322	7,170	7,182	7,387	7,876
General and administrative(1)	4,417	2,866	2,631	3,061	4,258	3,144	3,030	3,461	4,053
Refund of sales and use taxes	—	—	—	—	—	—	(1,057)	—	—

Total operating expenses	14,572	15,227	16,819	17,831	21,783	16,529	15,382	16,802	18,191

Loss from operations	(7,096)	(7,229)	(7,787)	(8,238)	(11,186)	(5,311)	(3,041)	(2,963)	(2,848)

Other income (expense):
Interest and other income	180	202	156	113	63	15	55	22	13
Interest and other expense	(33)	(22)	(28)	(40)	(88)	(161)	(170)	(37)	(57)

Total other income (expense)	147	180	128	73	(25)	(146)	(115)	(15)	(44)

Loss before operations	(6,949)	(7,049)	(7,659)	(8,165)	(11,211)	(5,457)	(3,156)	(2,978)	(2,892)
Provision for income taxes	(3)	(2)	(2)	(3)	(25)	(20)	(13)	(13)	(36)

Net loss	$(6,952)	$(7,051)	$(7,661)	$(8,168)	$(11,236)	$(5,477)	$(3,169)	$(2,991)	$(2,928)

Accretion of redeemable convertible preferred stock	(22)	(22)	(22)	(22)	(23)	(23)	(23)	(23)	(26)

Net loss attributed to common stockholders	$(6,974)	$(7,073)	$(7,683)	$(8,190)	$(11,259)	$(5,500)	$(3,192)	$(3,014)	$(2,954)

(1)	Includes stock-based compensation expense as follows:

	Three months ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(in thousands)
Cost of revenue	$—	$3	$2	$2	$6	$7	$7	$8	$8
Research and development	48	228	222	229	222	217	217	208	201
Sales and marketing	90	69	52	90	70	88	89	88	83
General and administrative	2,494	234	177	180	190	192	193	191	196

Total	$2,632	$534	$453	$501	$488	$504	$506	$495	$488

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Consolidated Statement of Operations and Comprehensive Loss as a percentage of revenue:**
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	28	29	29	33	32	29	31	28	27

Gross profit	72	71	71	67	68	71	69	72	73
Operating expenses:
Research and development	46	57	57	48	52	40	35	31	30
Sales and marketing	52	52	55	55	59	46	40	39	37
General and administrative	43	25	21	22	27	20	17	18	19
Refund of sales and use taxes	—	—	—	—	—	—	(6)	—	—

Total operating expenses	140	135	133	125	139	105	86	88	86

Loss from operations	(68)	(64)	(62)	(58)	(71)	(34)	(17)	(15)	(13)

Other income (expense):
Interest and other income	2	1	2	1	*	*	*	*	*
Interest and other expense	*	*	(1)	*	(1)	(1)	(1)	*	*

Total other income (expense)	1	2	1	1	*	(1)	(1)	*	*

Loss before operations	(67)	(62)	(61)	(57)	(72)	(35)	(18)	(16)	(14)
Provision for income taxes	*	*	*	*	*	*	*	*	*

Net loss	(67)	(62)	(61)	(57)	(72)	(35)	(18)	(16)	(14)

Accretion of redeemable convertible preferred stock	*	*	*	*	*	*	*	*	*

Net loss attributed to common stockholders	(67)	(63)	(61)	(58)	(72)	(35)	(18)	(16)	(14)

*	Less than 0.5% of revenue.
**	Columns may not add up to 100% due to rounding.

Revenue

Our revenue increased sequentially in each of the quarters presented due to the acquisition of new customers and the continued and increasing usage of our solution by existing customers. The number of customers increased from 459 as of December 31, 2018 to 909 as of March 31, 2021.

Cost of Revenue and Gross Margin

On a quarterly basis, cost of revenue increased in absolute dollars for all quarters presented, except for a nominal decrease in the second and fourth quarters of 2020, primarily due to the growth from new customers and increased usage from existing customers. Throughout all quarters in 2019, 2020, and 2021, gross margin (gross profit as a percentage of revenue) remained relatively consistent and reflects our continued commitment to operational efficiencies and maintaining costs proportionate to revenue growth.

Sales and Marketing

On a quarterly basis throughout 2019 and the first quarter of 2020, sales and marketing expenses remained consistent at over 50% as a percentage of revenue as we continued to invest in our go-to-market strategy focused on acquiring new customers and driving continued use and increased usage of our solution for existing customers. Beginning in the second quarter of 2020, our sales and marketing costs decreased primarily due to a reduction in workforce, reduced travel and entertainment, and reduced marketing events, all of which related to our response to the COVID-19 pandemic. Sales and marketing expense increased on an absolute dollar basis beginning in the fourth quarter of 2020 as we began reinvesting in our go-to-market strategy.

Research and Development

On a quarterly basis, our research and development expenses increased for the first three quarters of 2019 and the first quarter of 2020, primarily driven by personnel related expenses from increased headcount. The reduction in research and development expense in the fourth quarter relates to an increase in internal-use software development costs. Our research and development expenses decreased in the second quarter of 2020 due to decreased personnel related costs resulting from the reduction in workforce in response to the COVID-19 pandemic. Our research and development expense on an absolute dollar basis remained relatively consistent from the second quarter of 2020 through the first quarter of 2021.

General and Administrative

The first quarter of 2019 included $2.5 million of stock-based compensation expense related to secondary sales of common stock by certain current and former employees described in Note 10 of our consolidated financial statements included elsewhere in this prospectus. Excluding this expense, our general and administrative expenses increased in the first, second and fourth quarters of 2019 and the first quarter of 2020 on an absolute dollar basis driven by increased headcount and professional services fees to support the growth in our business. In response to the impact of the COVID-19 pandemic, we reduced non-essential expenditures and implemented a reduction in workforce, which decreased our general and administrative expense in the second and third quarters of 2020. General and administrative expenses increased the first quarter of 2021 as we began reinvesting in headcount and professional services needed to support the growth in our business.

Refund of Sales and Use Taxes

During the third quarter of 2020, we received a sales tax refund of $1.1 million related to sales tax paid in prior periods based on the resolution of a sales tax audit. There were no similar transactions in the periods presented.

Liquidity and Capital Resources

We have financed operations since our inception primarily through customer payments and net proceeds from sales of equity securities, as well as borrowings under our revolving credit facility. As of December 31, 2019 and 2020 and March 31, 2020 and 2021, our principal sources of liquidity were cash and cash equivalents, totaling $23.2 million, $58.6 million, $29.4 million, and $53.6 million, respectively. We have also entered into a senior secured revolving credit facility with an available borrowing capacity of $40.0 million. We believe our existing cash and cash equivalents and borrowing capacity will be sufficient to fund anticipated cash requirements for the next 12 months.

Our future capital requirements will depend on many factors, including our revenue growth rate, usage of our solution, billing frequency, the timing and extent of spending to support further sales and marketing and research and development efforts, the continuing market acceptance of our solution. We may, in the future, enter into arrangements to acquire or invest in complementary businesses, products and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, operations and financial condition.

Credit Facility

In December 2020, we entered into a Second Amended and Restated Loan and Security Agreement, or the Credit Agreement, with Comerica Bank, which provides a $40.0 million revolving credit facility with a maturity date of November 30, 2023. Our obligations under the Credit Agreement are secured by substantially all of our assets. The Credit Agreement contains certain customary covenants, including, but not limited to, those relating to additional indebtedness, liens, asset divestitures and affiliate transactions. We may use the proceeds of future borrowings under the Credit Agreement for refinancing other indebtedness, working capital, capital expenditures and other general corporate purposes, including permitted business acquisitions.

Borrowings under the Credit Agreement bear interest at a prime referenced rate, as defined in the Credit Agreement, plus a margin of 0.25%. The Credit Agreement is subject to customary fees for loan facilities of this type, including an ongoing commitment fee at a rate of 0.25% per annum payable on a quarterly basis on the average daily unused portion of the loan facility during each quarter. As of December 31, 2020 and March 31, 2021, we had no outstanding debt under the Credit Agreement and we were in compliance with our covenants thereunder.

Cash Flows

The following table summarizes our cash flows for the period indicated:

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
	(in thousands)
Cash used in operating activities	$(27,299)	$(22,712)	$(10,114)	$(4,496)
Cash used in investing activities	(3,325)	(1,904)	(663)	(586)
Cash provided by financing activities	44,104	59,961	16,951	145

Net increase in cash and cash equivalents	$13,480	$35,345	$6,174	$(4,937)

Operating Activities

Our largest source of operating cash is payments received from our customers. Our primary uses of cash from operating activities are for personnel-related expenses, marketing expenses, hosting expenses and allocated overhead expenses. We have historically generated negative cash flows and have supplemented working capital requirements primarily through net proceeds from the sale of equity securities.

Net cash used in operating activities of $4.5 million for the three months ended March 31, 2021 was primarily due to a net loss of $2.9 million, partially offset by non-cash charges for stock-based compensation of $0.5 million, depreciation and amortization of $0.4 million and non-cash operating lease costs of $0.2 million. Changes in operating assets and liabilities resulted in a decrease to operating cash flow of $2.9 million primarily due to an increase in accounts receivable of $2.2 million from our increases in sales and $1.5 million decrease in accounts payable and accrued expenses, partially offset by increases in deferred revenue of $1.1 million due to our growth.

Net cash used in operating activities of $10.1 million for the three months ended March 31, 2020 was primarily due to a net loss of $11.2 million, partially offset by non-cash charges for stock-based compensation of $0.5 million, depreciation and amortization of $0.4 million and non-cash operating lease costs of $0.4 million. Changes in operating assets and liabilities resulted in a decrease to operating cash flow of $0.3 million primarily due to an increase in accounts receivable of $0.9 million partially offset by increases in accounts payable and accrued expenses of $0.7 million.

Net cash used in operating activities of $22.7 million for the year ended December 31, 2020 was primarily due to a net loss of $22.9 million, partially offset by non-cash charges for stock-based compensation of $2.0 million, depreciation and amortization of $1.6 million and non-cash operating lease costs of $1.3 million. Changes in operating assets and liabilities resulted in a decrease to operating cash flow of $5.3 million primarily due to an increase in accounts receivable of $6.0 million from our increases in sales partially offset by increases in accounts payable and accrued expenses of $1.9 million due to our growth and a decrease in operating lease liabilities of $1.4 million.

Net cash used in operating activities of $27.3 million for the year ended December 31, 2019 was primarily due to a net loss of $29.8 million, partially offset by non-cash charges for stock-based compensation of $4.1 million and depreciation and amortization of $0.8 million. Changes in operating assets and liabilities were unfavorable to cash flows from operations by $2.8 million primarily due to increases in our accounts receivable of $4.6 million and an increase in accounts payable and accrued expenses of $1.5 million.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2020 and 2021 of $0.7 million and $0.6 million, respectively, was primarily related to purchases of property and equipment and the capitalization of internal-use software as we expanded our solution and increased our development efforts.

Net cash used in investing activities for the year ended December 31, 2020 of $1.9 million was primarily related to purchases of property and equipment and the capitalization of internal-use software as we expanded our solution and increased our development efforts.

Net cash used in investing activities for the year ended December 31, 2019 of $3.3 million related to purchases of property and equipment and the capitalization of internal-use software.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2021 of $0.1 million consisted of proceeds from the exercise of stock options.

Net cash provided by financing activities for the three months ended March 31, 2020 of $17.0 million consisted of net proceeds from our revolving credit facility.

Net cash provided by financing activities for the year ended December 31, 2020 of $60.0 million consisted of net proceeds of $59.9 million from the issuance of our Series F redeemable convertible preferred stock, $23.3 million from debt offset by the subsequent repayment of $23.3 million of debt.

Net cash provided by financing activities for the year ended December 31, 2019 of $44.1 million consisted of net proceeds of $49.8 million from the issuance of our Series E redeemable convertible preferred stock, $0.1 million in proceeds from the exercise of stock options, offset by $5.8 million from the repayment of long-term debt.

Contractual Obligations and Other Commitments

The following table summarizes our non-cancelable contractual obligations as of December 31, 2020:

	Payments Due by Period
	Less than 1 Year	1-3 Years	Total
	(in thousands)
Operating lease commitments	$1,094	$911	$2,005
Finance lease commitments	122	101	223
Purchase commitments	7,208	4,479	11,687

Total	$8,424	$5,491	$13,915

Our non-cancelable contractual obligations do not extend beyond three years. The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

During the three months ended March 31, 2021, there were no material changes to our contractual obligations and commitments.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is principally the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

We had cash and cash equivalents of $58.6 million and $53.6 million as of December 31, 2020 and March 31, 2021, respectively, which consisted of bank deposits and money market funds. The cash and cash equivalents are held for working capital purposes. Such interest-earning instruments carry a degree of interest rate risk. The primary objective of our investment activities is to preserve principal while generating income without significantly increasing risk. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. Due to the short-term nature of our investments, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. Under our Credit Agreement, we may borrow up to $40.0 million as of December 31, 2020 and March 31, 2021, respectively. A hypothetical 10% change in interest rates during the periods presented would not have had a material impact on our consolidated financial statements.

Foreign Currency Exchange Risk

Our revenue and expenses are primarily denominated in U.S. dollars. For our foreign operations, the majority of our revenues and expenses are denominated in other currencies, namely, British pound and Canadian dollar. Our subsidiary remeasures monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the period. If there is a change in foreign currency exchange rates, the conversion of our foreign subsidiary’s financial statements into U.S. dollars would result in a realized gain or loss which is recorded in our consolidated statements of operations and comprehensive loss. We do not currently engage in any hedging activity to reduce our potential exposure to currency fluctuations, although we may choose to do so in the future. A hypothetical 10% change in foreign exchange rates during the periods presented would not have had a material impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with GAAP. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions made in the accompanying consolidated financial statements include, but are not limited to, the fair value of stock-based awards, software costs eligible for capitalization, the valuation of deferred tax assets and the allowance for credit losses. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors and adjust those estimates and assumptions when facts and circumstances dictate. Actual results could differ materially from those estimates and assumptions.

While our significant accounting policies are more fully described in Note 2 in the notes to our consolidated financial statements included elsewhere in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the accounting policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We recognize revenue from contracts with customers using the five-step method described in Note 3 of the notes to our consolidated financial statements included elsewhere in this prospectus.

Our performance obligations consist of usage-based and subscription solutions. Our usage-based revenue is generated from solutions that are billed on a monthly basis based on actual usage. Subscription revenue is derived from contracts where customers are contractually committed to a minimum data volume over a period of time. Usage amounts above the minimum data volume are considered usage-based revenue. Subscription arrangements are typically billed on a monthly, quarterly or annual basis with revenue recognized on a ratable basis over the contractual term. On a limited basis, we enter into contracts whereby the consideration payable is contingent upon the conclusion of the legal matter. We do not recognize the revenue related to these contracts until the legal matter is resolved. Such amounts recognized have been immaterial to date.

In general, we satisfy the majority of our performance obligations over time as we transfer the promised solutions to our customers. We review the contract terms and conditions to evaluate the timing and amount of revenue recognition, the related contract balances, and our remaining performance obligations. These evaluations may require significant judgment that could affect the timing and amount of revenue recognized. Usage-based revenue is recognized monthly based on actual usage and subscription revenue is recognized on a ratable basis over the contractual term which is generally one year.

Internal-Use Software Development

We capitalize certain costs related to the development of our solution and other software applications for internal use. In accordance with authoritative guidance, we begin to capitalize our costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. We stop capitalizing these costs when the software is substantially complete and ready for its intended use, including the completion of all significant testing. These costs are amortized on a straight-line basis over the estimated useful life of the related asset, generally estimated to be four years. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditure will result in additional functionality and expense costs incurred for maintenance and minor upgrades and enhancements. Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred and recorded within product development expenses in our consolidated statements of operations and comprehensive loss. We exercise judgment in determining the point at which various projects may be capitalized, in assessing the ongoing value of the capitalized costs and in determining the estimated useful lives over which the costs are amortized. To the extent that we change the manner in which we develop and test new features and functionalities related to our solution, assess the ongoing value of capitalized assets or determine the estimated useful lives over which the costs are amortized, the amount of internal-use software development costs we capitalize and amortize could change in future periods.

Stock-Based Compensation

We account for stock-based compensation in accordance with the authoritative guidance on stock compensation. Under the fair value recognition provisions of this guidance, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense, over the requisite service period, which is generally the vesting period of the respective award.

Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option-pricing model to determine the fair value of stock options granted to our employees and directors. The grant date fair value of restricted stock units is determined using the fair value of our common stock on the date of grant. The determination of the grant date fair value of options using an option-pricing model is affected by our estimated common stock fair value as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of our common stock, our expected stock price volatility over the expected term of the options, stock option exercise and cancellation behaviors, risk-free interest rates and expected dividends, which are estimated as follows:

•	Fair value of the common stock. As our stock is not publicly traded, and is rarely traded privately, we estimate the fair value of common stock as discussed in “—Common Stock Valuations” below.

•

Expected term.    The expected term represents the period that the stock-based awards are expected to be outstanding. We use the simplified calculation of expected term, as we do not have sufficient historical data to use any other method to estimate expected term.

•

Expected volatility.    The expected volatility is derived from an average of the historical volatilities of the common stock of several entities with characteristics similar to ours, such as the size and operational and economic similarities to our principle business operations.

•

Risk-free interest rate.    The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the stock-based awards.

•	Expected dividend. The expected dividend is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock.

The following table summarizes the assumptions used in the Black-Scholes option-pricing model to determine the fair value of our stock options as follows:

	Year Ended December 31,		Three months ended March 31,
	2019	2020	2020	2021
Stock options:
Risk-free interest rate	1.6% – 2.5%	0.4% – 1.7%	1.7%	—
Weighted-average expected life of the options	6.25 years	6.25 years	6.25 years	—
Expected dividend rate	— %	— %	—	—
Expected volatility	50% – 53%	49% – 52%	49%	—

Common Stock Valuation

The fair value of the common stock underlying our stock options was determined by our board of directors. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In the absence of a public trading market, our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

•	contemporaneous valuations performed by third-party valuation firms;

•	the prices, rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	the prices of redeemable convertible preferred stock sold by us to third-party investors in arms-length transactions;

•	the lack of marketability of our common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	our history and the timing of the introduction of new applications;

•	our stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our business given prevailing market conditions;

•	the market performance of comparable publicly-traded companies;

•	recent secondary stock sales transactions; and

•	U.S. and global capital market conditions.

In valuing our common stock, we utilized the income and company transaction approaches (considering within the company transaction approach both recent preferred stock financing transactions and secondary sales of our common stock), which are considered highly complex and subjective valuation methodologies. The income approach estimates the fair value of our business, or Enterprise Value, based on the present value of our future estimated cash flows and our residual value beyond the forecast period. These future cash flows, including the cash flows beyond the forecast period for the residual value, are discounted to their present values using an appropriate discount rate, to reflect the risks inherent in our achieving these estimated cash flows. The Enterprise Value determined was then adjusted to (i) add back cash on hand and (ii) remove certain long-term liabilities in order to determine an equity value, or Equity Value. The company transaction method estimates the Equity Value based on an assessment of recent transactions in our common stock as well as an assessment of recent preferred stock financing transactions.

For all approaches other than the market approach utilizing secondary transactions in our common stock, the Equity Value was allocated among the various classes of our equity securities to derive a per share value of our common stock. Through September 30, 2020, we performed this allocation using the option pricing method, or OPM, which treats the securities comprising our capital structure as call options with exercise prices based on the liquidation preferences of our various series of preferred stock and the exercise prices of our options and warrants. Beginning in January 2021, we performed this allocation using a probability weighted expected return method, or PWERM. The PWERM involves the estimation of the value of our company under multiple future potential outcomes for us and estimates of the probability of each potential outcome. The per share value of our common stock determined using the PWERM is ultimately based upon probability-weighted per share values resulting from the various future scenarios, which include an initial public offering, merger or sale or continued operation as a private company. Additionally, the PWERM was combined with the OPM to determine the value of the securities comprising our capital structure in certain of the scenarios considered in the PWERM.

After the Equity Value is determined and allocated to the various classes of shares, a discount for lack of marketability, or DLOM, is applied to arrive at the fair value of the common stock. A DLOM is meant to account for the lack of marketability of a stock that is not traded on public exchanges. For financial reporting purposes, we considered the amount of time between the valuation date and the grant date of our stock options to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. This determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

Once we are operating as a public company, we will rely on the closing price of our common stock as reported on the date of grant to determine the fair value of our common stock.

Based on the assumed initial public offering price of $27.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the aggregate intrinsic value of our outstanding stock options as of March 31, 2021 was $74.0 million, of which $54.8 million related to vested stock option awards.

Recent Accounting Pronouncements

See “Summary of Significant Accounting Policies” in Note 2 in the notes to our consolidated financial statements included elsewhere in this prospectus for more information.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, for so long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. If we cease to be an emerging growth company, we will no longer be able to take advantage of these exemptions or the extended transition period for complying with new or revised accounting standards.

LETTER FROM KIWI CAMARA, OUR FOUNDER AND CEO

Law is the best solution we humans have found to the problem of human conflict.

We use law to resolve disputes. We use law to define the freedoms we enjoy and the duties we owe to each other. Law underlies the building blocks of our society, from property, to contracts, to marriages. Law structures the institutions in which we live our lives and achieve our dreams, from business partnerships, to multinational corporations, to civic groups, churches, and governments. Law is everywhere and touches every part of our lives.

Advances in civilization have been marked by advances in our laws, from the Code of Hammurabi’s “eye for an eye,” to the lex mercatoria that enabled medieval commerce, to the Magna Carta that enshrined the rights of individuals against kings, to the Constitution of the United States and its series of amendments, beginning with the Bill of Rights, that have steadily expanded and expounded on the idea of liberal democracy.

An effective rule of law is very much an aberration in history. The idea that we all should be equally subject to the same set of rules, neutrally applied based on what really happened, commands universal acclaim only until powerful people and powerful institutions find themselves on the wrong side of the law. In those moments, it falls to great lawyers to speak truth to power, to fight for the ideals of the law, to make those ideals a little bit more real every day, in every case, for every client. The stories of the law are stories of brave people fighting fearful odds for ideals that inspire.

Our mission at DISCO is to use technology to strengthen the rule of law. Technology will transform the law just as it has transformed every other area of life. This transformation creates a massive opportunity to build an iconic business: the category definer for the new category of legaltech.

Technology will help lawyers improve legal outcomes for their clients. It will improve the experience of practicing law by automating the parts of the practice that don’t require human legal judgment, so that lawyers can focus on doing the kinds of work that they went to law school to do. Automation and artificial intelligence will improve the efficiency and quality of existing legal services and will enable the creation of entirely new productized legal services. Legal professionals will partner with lawyers to make the most of this technology, building impactful and exciting careers for themselves in the law. Ultimately, technology will make law more effective at securing fairness and justice for all.

We have assembled an amazing team of people at DISCO: world-class software engineers, designers, and product managers who work hand-in-hand with lawyers to build magical product experiences; a go-to-market organization that has built a product-led growth engine powered by customers who quickly become fans and advocates; and people, finance, legal, and executive teams that are committed not only to winning in today’s market but to building an enduring institution.

We are committed to making DISCO the kind of place that we would like to tell other people we were involved in building, the kind of place where we would love for our kids to work. One of our values is “grit and grace.” Grit means we will put in the work that we need to win. Grace means that we can be kind while we do that: kind to each other, kind to our customers, kind to our partners, and kind to ourselves.

Our employee-led philanthropy program, DISCO Cares, is one example of how we live grace. More than half of our employees and every one of our executives participated in DISCO Cares activities in 2020, working with organizations on issues from housing to education to food insecurity. Our commitment to diversity, equity, and inclusion is another example of grace in action.

To spread our value of grace beyond DISCO, and inspired by the generosity of so many in tech and beyond, I intend to donate, from my personal holdings, approximately 1% of the common stock of DISCO outstanding immediately prior to this offering to support philanthropic causes following our IPO. I hope that everyone who contributes to our growth feels a part of this pledge. The more we grow, the more good we will be able to do.

Great achievements come from aiming great people at big problems. I am humbled and delighted every day to lead DISCO — and, now, to invite you to join us on our mission.

Thank you to our early believers: to our first two engineers, who quit their jobs and moved to Texas to build software at a law firm; to every person who joined our team when your friends told you you were crazy; to every customer who trusts us every day with your most important legal matters; to the investors who believed in our vision when that was really all we had.

You’ll read about what we’ve built in this S-1. I’m proud of what we’ve built. And I believe that we’re just getting started.

Come with me — let’s make magic together!

Kiwi Camara

Founder and CEO

LETTER FROM KENT RADFORD, OUR FOUNDER

DISCO began with a legal team’s desire to address a very specific problem. We needed to review terabytes of data with a very small team of people. The technology available to address that problem was slow, expensive, and clunky. No technology existed that worked the way we needed it to in the time frame we needed. From that sprang the thought that “we can do it better.”

As we sat in a room working on the requirements for what would become DISCO Ediscovery, our goal was simply to solve our pain points. We continued our legal practice while using our new software on all of our matters. Very quickly, though, it became apparent that the software did something no other technology on the market did. It was fast; it was intuitive; and it made the fact finding process dramatically easier. It was also abundantly clear that other lawyers had similar pain points and could benefit from our solutions. That was the day DISCO was truly born.

From the beginning, we built DISCO to pursue a different path than others in the space. We looked to solve problems from first principles. We tasked the company to dream up what “great” would look like from the legal practitioner’s perspective and worked to turn that dream into reality. One can see that philosophy not just in the software we build but also the process we use to build that software; the focus is on thinking through issues and solving problems before writing any code.

Our willingness to be different can also be seen in our people. We have industry veterans, who swore they would leave the industry because it was technologically stagnant, excited to sell better offerings. We have engineers who could work at any world-class product company choosing to solve big, important problems at DISCO. We also have great lawyers choosing to join DISCO from private practice because DISCO provides them with a rare opportunity to change and better the practice of law. Across every department we have people who agree that we can do it better.

Our willingness to forge a different path can also be seen in how we invest in our people. In DISCO Cares, we have a corporate social responsibility program that lets our employees choose how we engage philanthropically with the world. In DISCO University, we are building a world-class learning environment where employees can acquire skills not only to help them in their current role but also their next. We truly want DISCO to be a place where people can spend their entire careers and are putting the programs in place to help make that vision a reality.

We think DISCO is a different kind of company. We think you will as well, and we hope you will join us in transforming the legal industry.

Kent Radford

Founder

BUSINESS

Our Mission

Our mission is to use technology to strengthen the rule of law.

Overview

DISCO provides a cloud-native, artificial intelligence-powered legal solution that simplifies ediscovery, legal document review and case management for enterprises, law firms, legal services providers and governments. Our scalable, integrated solution enables legal departments to easily collect, process and review enterprise data that is relevant or potentially relevant to legal matters. We leverage a cloud-native architecture and powerful artificial intelligence, or AI, models to automatically identify legally relevant documents and improve the accuracy and speed of legal document review. Our AI models continuously learn from legal work conducted on our solution and can be reused across legal matters, which further strengthens our ability to help our customers find evidence and resolve matters faster as they expand usage of our solution. We provide legal departments with the ability to centralize legal data into a single solution, improving security and privacy for our customers, enabling transparent collaboration with other legal industry participants and allowing customers to reuse data and lawyer work product across legal matters. As of March 2021, our solution held more than 10 billion files and 2.5 petabytes of data and we used more than 14 billion serverless compute calls in 2021 to process and enrich data for our customers. By automating the manual, time-consuming and error-prone parts of ediscovery, legal document review and case management, we empower legal departments to focus on delivering better legal outcomes.

Since our founding in 2013, and beginning with our founders, DISCO has assembled a team that combines strength in software engineering, cloud computing and AI, with deep legal expertise and a rich understanding of the problems that lawyers and legal professionals face and how they work. This combination of expertise means that our team is distinctly well-positioned to execute on our vision of building technology that powers the legal function across companies in every industry.

Lawyers and legal professionals love our solution, as demonstrated by our Net Promoter Score, or NPS, of 63 as of December 31, 2020. We calculate NPS based on the basis of a survey that asks, “How likely are you to recommend DISCO to a colleague?”. The survey respondent can choose an integer between zero and ten, with the percentage of users responding with a 6 or below subtracted from the percentage of users responding with a 9 or 10 to calculate the NPS. Our relentless focus on delivering a solution that legal professionals love is coupled with a simple and transparent usage-based business model. We believe this enables our customers to easily adopt our solution, realize rapid time-to-value, scale their usage within and across applications to match their changing needs and collaborate with others. This has allowed us to build a powerful product-led growth engine that efficiently expands the usage of our solution for more legal matters and use cases within organizations, spreads our solution across the legal ecosystem through collaboration and word-of-mouth and increases the value of our solution as we collect and process more data and lawyers do more legal work in our solution. The success of this growth model is underscored by our dollar-based net retention rate of 122% as of March 31, 2021, as well as by the fact that, in 2020, 171 law firms in the 2020 AmLaw 200, a ranking of the 200-highest grossing law firms in the United States, used DISCO in the course of legal work on behalf of their clients. As of March 31, 2021, we had over 909 enterprises, law firms, legal services providers and government organizations as DISCO customers.

Law affects everyone, from the largest multinational corporations to local mom-and-pop businesses, from the most powerful national governments to the smallest towns and from major civic organizations to individual citizens. The impact of law on the business world is only growing, with businesses today operating in more jurisdictions than ever before and increasingly exposed to a growing number of constantly changing laws and regulations that can materially damage a company’s brand and operations. This has turned the corporate legal function into a mission-critical, strategic component of the modern enterprise and contributed to the growth in global spend on legal services, which is forecasted by Statista to be $767 billion in 2021. But despite its enormous scale and attractive opportunities for automation and the application of AI to improve lawyer productivity and job satisfaction, the legal industry has lagged behind other industries in digitization and cloud technology adoption.

Legal work often requires lawyers to collect and review enterprise data to determine the facts. This process includes ediscovery, which refers to the process of collecting, searching and producing digital enterprise data that can constitute documentary evidence and legal document review, which refers to the substantive review of collected digital enterprise data by legal professionals to determine the facts and final evidence in a legal matter. Today, many legal departments rely on a complex and services-heavy network of law firms, legal services providers and legacy point solutions for ediscovery and legal document review. This fragmented, multi-vendor approach is extremely manual, difficult to use and ill-suited to handle the massive growth in the volume, variety and velocity of enterprise data that legal departments are experiencing, which ultimately limits the productivity of legal professionals and their ability to resolve legal matters quickly and on favorable terms. However, recent technological advances such as AI and cloud computing have reached a point of technological maturity where they can enable legal technology applications to transform legal work and automate much of the previously manual, time-consuming work done by legal professionals. At the same time, we believe rapid growth in use of consumer software and other consumer technology, including the proliferation of mobile devices, the generational shift of lawyers and the increasing career mobility of lawyers, are all contributing to a radical change in expectations for legal technology used in the workplace.

Since our inception, our principal goal has been to create experiences that feel “magical” to lawyers, by delivering intuitive, intelligent offerings that are well-tailored to lawyers’ workflows and a joy for legal professionals to use. Our solution is enabled by our deep investment in a modern, scalable cloud architecture that accelerates application development; makes our offerings robust, scalable and secure; and enables us to act as a secure single system of record and engagement for all legal data at enterprise scale. We have built our solution to incorporate the latest advances in automation and AI directly into existing lawyer workflows to multiply lawyer productivity across the ediscovery and legal document review lifecycle. Our cloud-native, AI-powered software is augmented with deep expertise, consultative professional services and flexible customer support that enables us to be a single-source provider and meet the diverse needs of customers in every industry. With our full-stack solution, legal departments no longer need to rely on a fragmented network of slow, antiquated processes and law firms and service providers manually collecting, searching and reviewing documents. We believe this reduces legal costs, increases lawyer productivity and improves legal outcomes. We intend to extend our solution and apply it to other kinds of legal work over time, enabling us to compete for an increasing share of global spend on legal services.

Our full-stack solution currently includes:

•

DISCO Ediscovery automates much of the ediscovery process, saving legal departments from costly and cumbersome manual tasks associated with collecting, processing, enriching, searching, reviewing, analyzing, producing and using enterprise data that is at issue in legal matters.

•	DISCO Review is AI-powered document review that consistently delivers legal document reviews that are high quality, on time and on budget.

•

DISCO Case Builder allows legal professionals to collaborate across teams to effectively build a compelling case by offering a single place to search, organize and review witness testimony and other important legal data.

Our approach has enabled us to serve a diverse set of enterprises across a broad set of industries, as well as law firms, legal services providers of all sizes and government organizations. While we serve customers across many different industries, the way in which legal professionals use our solution is similar regardless of the specific industry in which each customer operates. This commonality has created efficiencies in our sales, marketing and research and development efforts because we do not need to tailor our solution to a wide range of industries. The broad applicability of our solution across a spectrum of industries has created a significant market opportunity for us, which we estimate to be $42 billion globally.

We believe that great achievements come from aiming great people at big problems, and that our employees, who we call “Discovians,” are the principal driver of our success. We strive to attract, retain, develop and promote humble, curious and empathetic Discovians across all areas of our business. We are committed to fostering a diverse and inclusive workplace that values input from every corner of our business and creating an environment where all people feel welcome and connected regardless of their background. Our culture is guided by the principles we set forth in our MAGIC core values: Meaningful impact, All-in, Grit and grace, Innovation and Craft. These principles shape our culture and guide the way we work, support each other and our communities and serve our customers. We believe that our culture and commitment to giving back to our community are critical to advancing our mission of using technology to strengthen the rule of law.

We have experienced rapid growth in recent periods. Since inception, we have raised $161.1 million of capital, and we had $53.6 million of cash and cash equivalents as of March 31, 2021. We generated revenue of $48.6 million and $68.4 million in 2019 and 2020, respectively, representing year-over-year growth of 41%. We generated revenue of $15.7 million and $21.1 million in the three months ended March 31, 2020 and 2021, respectively, representing period-over-period growth of 35%. Our net loss was $29.8 million, $22.9 million, $11.2 million and $2.9 million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. We generated Adjusted EBITDA of $(25.4) million, $(19.9) million, $(10.3) million and $(1.9) million for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021, respectively. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure” for the definition of Adjusted EBITDA, as well as a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP.

Industry Background

Law is fundamental to society, affecting everyone from the largest multinational corporations to local mom-and-pop businesses, from the most powerful national governments to the smallest towns, from major civic organizations to individual citizens. Law is the infrastructure on which companies and governments are built. It defines institutions, facilitates business transactions and is the primary mechanism for both regulation and dispute resolution in the modern world. Legal obligations are created and changed every day, both by governments around the world and through agreements between private parties. The impact of law on business is only growing, with legal issues regularly creating headline news, from the opioids epidemic to litigation over national elections to the creation of new business models such as in the burgeoning gig economy.

Introduction to the Legal Industry and Key Industry Participants

The legal industry is characterized by a wide array of participants with varying objectives and levels of organization. Most large companies have a legal function and a legal department, headed by a general counsel or chief legal officer, just as they have departments focused on finance, human resources and information technology. These legal departments both employ lawyers and other legal professionals to perform legal work internally and engage law firms and other legal services providers to perform legal work externally. According to a study by Statista, the estimated global spend on legal services is forecasted to be $767 billion in 2021. The key participants in legal work include:

•	Client. The client is the principal in a legal matter, such as the plaintiff or defendant in a lawsuit or the acquirer or target in a merger transaction.

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Legal department.    Within a corporate client, the legal department is the team of lawyers and legal professionals that performs legal work internally and is responsible for coordinating legal work performed by outside law firms and legal services providers.

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Law firm.    Law firms are engaged by clients to act for them in specific legal matters. Law firms vary significantly in their size and areas of practice, ranging from solo practices to large, international law firms with thousands of lawyers and multiple specialties. Clients often use more than one law firm for their legal work and law firms generally represent many clients.

•

Legal services provider.    Legal services providers are engaged by legal departments or law firms to expand their capabilities or increase their capacity. Legal services providers often assist legal departments and law firms with ediscovery and legal document review. Like law firms, legal services providers vary significantly in their size and areas of work, ranging from small, local operations with a handful of employees to large, global enterprises focused on legal services, to the legal services divisions of major consultancies and accounting and audit firms.

•

Counterparty.    The counterparty is the other principal involved in a legal matter. Most legal matters involve parallel work by the client and the counterparty, multiplying the total legal work involved.

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Legal decision maker.    The legal decision maker is typically a government official, such as a judge or regulatory agency, who is responsible for making legal determinations that affect the client and counterparty.

Key Components of a Legal Matter

Legal work generally begins with two steps: (1) determining what the law is; and (2) determining what the facts are, so that lawyers and other legal professionals can apply the law to the facts. Determining what the law is involves collecting, searching and reviewing applicable statutes, regulations or prior decisions of courts and regulators and can involve the laws of multiple jurisdictions, such as multiple states or countries. Determining the facts depends on the context of the legal matter, but often involves collecting, searching and reviewing the testimony of witnesses, physical evidence and documentary evidence, including all enterprise data, both paper and electronic.

All kinds of enterprise data can constitute documentary evidence, including documents, spreadsheets, presentations, email, chat and other messaging data, voicemail and other audio data and video. Lawyers must collect, search and review this data to find documentary evidence that is relevant in a legal matter, to determine what the facts are, to assemble proof of those facts, and, depending on the kind of legal matter, to produce or exchange documentary evidence with the counterparty or submit documentary evidence to the legal decision maker, such as a judge or regulator. The process of collecting, searching and producing data is called “ediscovery” in the United States and similar names in other countries, such as “edisclosure” in the United Kingdom. The substantive review of collected enterprise data by lawyers and other legal professionals as part of a legal matter is called “legal document review.”

The image below depicts an illustrative example of a lawsuit in a typical court in the United States to describe the steps involved in collecting, searching, and reviewing enterprise data. While the precise steps are different in other kinds of legal matters and in other jurisdictions, the basic process of collecting, searching, and reviewing enterprise data to find the facts is a part of many legal matters, regardless of their type. For example, a similar process is used to produce documents to regulators to obtain clearance for a merger, to determine whether and how to reform company operations as a result of an internal investigation or compliance exercise, and in many other kinds of legal matters.

Key Industry Trends

Key trends that are influencing the legal industry include:

The Legal Function is Increasingly Mission-Critical to Every Organization in the World

Three related trends are increasing the relative strategic importance of the legal function in organizations, transforming general counsels and chief legal officers into key strategic decision makers within their organizations and increasing overall spend on legal services. First, as businesses operate in more jurisdictions, they are exposed to more and more varied laws and regulations. For example, companies operating in both the United States and Europe must comply with distinct sets of laws governing consumer data privacy. Second, many of these jurisdictions are continuously creating more laws and regulations, often in new and evolving areas, increasing the exposure of businesses to legal liability. In the United States alone, the number of total pages published in the Code of Federal Regulations has grown from fewer than 20,000 pages in 1950 to more than 185,000 pages in 2019. Third, legal issues increasingly create liability and front-page news for businesses, with attendant risks to a company’s brand, reputation and business outcomes. The litigation over the opioids epidemic, the employee or contractor regulatory determination confronting gig economy businesses and the scandal over the misreporting of emissions data by certain car manufacturers are all examples of recent bet-the-company legal issues. Organizations that fail to modernize and empower their legal function in response to these dynamics risk fines and other legal liability, reputational damage and other adverse business outcomes.

Digital Transformations that have Happened in Other Business Functions are Now Happening in the Legal Function

Like all other business functions, the legal function is being transformed by technology, with automation and AI now making it possible to increase the productivity of lawyers, improve legal outcomes and strengthen the rule of law. But despite the enormous scale of the legal industry, the increasing sophistication of enterprise clients and rampant digital transformation in other industries, the legal industry has lagged behind nearly every other industry in digitization and cloud technology adoption. This lack of digital transformation is in large part due to the historical, industry-wide focus on bill-by-the-hour professional services and the failure of legacy technology providers to effectively combine technology advances with a deep understanding of legal workflows to build solutions that legal professionals have confidence in and are willing to adopt.

This is finally changing, driven by a growing realization that the only way to effectively cope with the increasing demand for legal services and the increasing complexity of the legal environment is to leverage technology to increase the productivity of lawyers and by the maturity of underlying technologies like cloud computing and AI that make it possible to build transformative legaltech applications. Changes driven by the COVID-19 pandemic in the way legal departments and law firms operate, for example, the requirement to support remote work and remote collaboration, are further accelerating the adoption of legaltech and especially cloud-based solutions. According to a 2021 study conducted by Thomson Reuters Acritas, 84% of law firm partners surveyed expected their firms to increase investment in technology.

The Volume, Variety and Velocity of Enterprise Data that can Become Documentary Evidence in Legal Matters is Exploding

The large and growing volume, variety and velocity of enterprise data has made the traditional ways of collecting, searching and reviewing enterprise data to find documentary evidence extremely cumbersome, complex and time-consuming. Historically, enterprise data was stored in a limited set of paper records and a defined universe of discrete, on-premise databases. Today, by contrast, every business process, from collaboration in email and chat platforms to the use of departmental systems of record such as customer relationship management, or CRM, platforms to the capture of audio and video data from modern conferencing solutions, produces electronic data, all of which can constitute legally relevant documentary evidence. According to International Data Corporation, or IDC, the amount of data created, captured and replicated by consumers and enterprises across the world will nearly triple from 64 zettabytes in 2020 to 180 zettabytes in 2025. This is driving legal departments to adopt more sophisticated and easier to use technology solutions that can accelerate the process of collecting, searching and reviewing massive amounts of diverse enterprise data with accuracy, speed and security.

Artificial Intelligence and Cloud Computing Have Reached a Point of Technological Maturity Where They Enable Legaltech Applications to Transform Legal Work

Much of the work that legal professionals do involves collecting, searching and reviewing large volumes of data to look for legally salient information. Cloud computing, which allows systems to efficiently run compute-intensive algorithms on large and unpredictable volumes of data and modern approaches to AI, which excel at recognizing patterns in that data such as identifying the kinds of enterprise data that are relevant to specific legal issues, create the conditions under which it is possible to build modern legaltech applications that can automate much of the previously manual, time-consuming work done by legal professionals. These technological advances make it possible to build legaltech applications that increase lawyer productivity, improve lawyer job satisfaction and ultimately empower lawyers to improve legal outcomes for their clients.

While innovations in cloud computing and AI present a powerful opportunity to transform legal work, both legacy and new software solutions have struggled to combine and incorporate these technologies into a single, comprehensive solution that addresses the entire spectrum of legal use cases. Legal departments need an end-to-end platform that effectively combines these advancements and applies them to legal problems in a software-based workflow that is intuitive to legal professionals and provides the ability to securely centralize and accurately analyze huge collections of enterprise data in a cost efficient and scalable manner.

The Pursuit of Differentiation in the Highly Competitive Legal Industry is Driving Rapid Technology Adoption by Legal Departments, Law Firms and Legal Services Providers

The legal industry is highly fragmented and competitive. Whereas the leaders in accounting and audit are commonly referred to as the “Big 4” and the leaders in management consulting are commonly referred to as the

“Big 3”, the highest grossing law firms by revenue in the United States are commonly referred to as the “AmLaw 200.” Law firms and legal services providers must differentiate themselves from their competitors or risk declining market share, declining earnings, consolidation, or all of the above. Historically, law firms and legal services providers have sought to differentiate based on the quality of their people, the sophistication of their process, the development of unique expertise, or favorable pricing. Legaltech offers a new, more profound kind of differentiation because the effective use of legal technology can dramatically increase the productivity of lawyers and other legal professionals. The competitive dynamics of the legal industry has led to increasing pressure to adopt legaltech.

Legal Professionals are Increasingly Seeking a Modern, Fast and Easy-To-Use Solution that is Purpose-Built for How They Work

The rapid growth in use of consumer software and other consumer technology, including the proliferation of mobile devices; the generational shift of lawyers; and the increasing career mobility of lawyers are all contributing to a radical change in expectations for legal technology. Lawyers and other legal professionals increasingly expect technology to be elegant, easy-to-use and provide instant value and access to information from any device. At the same time, the rise of consumption-based pricing has simplified the way legal departments and law firms purchase and implement new technology, allowing them to try new solutions much more quickly on a subset of their legal work and then scale adoption of these solutions when they are successful. These factors have decentralized decision-making and enabled the actual end users of legal technology, lawyers and legal professionals, to drive technology adoption. This consumerization of legaltech sets the stage for the success of product-led growth models in the legal industry similar to the models that have been successful in many other areas of enterprise software.

Limitations of Existing Solutions

Today, most legal departments rely on a complex network of law firms, legal services providers and legacy point solutions for ediscovery and legal document review. For ediscovery, existing solutions generally require the integration of multiple legacy, on-premise software point solutions to collect, process, enrich, search and display enterprise data. Legal departments employ a heavy layer of bill-by-the-hour human services provided by legal services providers to help operate, integrate, manage and move unpredictable flows of data between these disparate point solutions, as well as provide forensic data collection, IT infrastructure setup and maintenance and project management to carry out tasks for lawyers who are unable or unwilling to use the underlying legacy software. Existing solutions for legal document review rely on lawyers identifying a population of documents for review from the collected enterprise data and then having large teams of lawyers review those documents, assisted by a limited set of difficult to use analytics tools.

The reliance on this fragmented, services-heavy and multi-vendor approach poses several challenges that limit the productivity of lawyers and legal professionals, including:

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Incomplete Point Solutions that are Poorly Integrated.    Existing solutions generally force legal departments to coordinate the flow of work across law firms and legal services providers and require some or all of these stakeholders to manage the flow of data between multiple, non-interoperable, legacy software point solutions.

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Extremely Manual.    Existing ediscovery point solutions generally lack a robust, software-driven automation layer, which requires legal departments to rely on a heavy layer of human services provided by legal services providers. Additionally, legal document review solutions often lack robust software tools for data reuse and easy-to-use AI integrated directly into lawyer workflows, forcing existing legal document review solutions to rely on large teams of lawyers to manually review documents. Both of these approaches are time-consuming and laborious for legal professionals, resulting in productivity that is largely a function of hours invested, mixed quality of legal document review and high and unpredictable costs.

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Difficult to Use.    Most existing ediscovery solutions assume the existence of a heavy layer of human services between lawyers and the software. Consequently, companies designing this software have not focused on building product experiences that are easy to use and intuitive to the actual end users of legal software: lawyers and legal professionals. The complexity and poor usability of these existing solutions often deter lawyers from using them directly and limit their widespread adoption across teams, preventing legal departments from fully realizing the benefits of advances in technology such as AI.

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Slow.    Most existing solutions do not take advantage of elastic computing and modern approaches to automation and AI and are slow to complete basic tasks across the spectrum of ediscovery and legal document review. Additionally, the heavy reliance on human services as part of existing solutions introduces further delays, with lawyers repeatedly waiting for legal services providers to complete tasks that they cannot complete themselves. These limitations can increase the reluctance of legal professionals to use legal technology, create frustration and unhappiness and slow down the process of finding evidence and resolving legal matters.

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Lack Robust, Easy-To-Use AI Capabilities.    Most existing solutions lack comprehensive AI capabilities that can help lawyers classify and comprehend massive amounts of structured and unstructured data quickly and reliably. Additionally, many existing solutions lack the ability to continuously improve AI models in real-time based on lawyers’ work, or train and use these models across multiple legal matters so that legal document review need not start from scratch for each new legal matter. The AI tools that do exist are not seamlessly integrated into other ediscovery software or into the workflow that lawyers use to review documents, requiring data to move between software point solutions and requiring lawyers to take unnatural and unfamiliar workflow steps in order to leverage AI. As a result, organizations are unable to leverage modern advances in AI to accelerate legal document review and are forced to revert to the manual, time-consuming and error-prone traditional legal document review process with every new legal matter.

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Inability to Scale.    Existing solutions often fail to take advantage of modern developments in cloud computing such as elastic compute and serverless compute to dynamically scale computing resources to handle, store and process transient spikes in data required by modern legal matters in real-time. As a result, existing solutions are inflexible and incapable of scaling to meet the demands of today’s legal departments without experiencing poor performance and high costs.

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Lack of Security, Privacy, Control and Extensibility.    With existing solutions, legal departments collect and send sensitive data outside the enterprise to multiple law firms and legal services providers, with limited ability to track who is accessing the data, how it is being used and how it is disposed of at the end of a legal matter. Most existing solutions fail to provide legal departments with a secure system of record and engagement for enterprise data involved in legal matters that can facilitate control over user access, leverage legal work product and AI models across multiple legal matters and increase the efficiency of ediscovery and legal document review.

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Expensive and Unpredictable.    Existing solutions can require legal departments to manage multiple solutions from multiple vendors with separate, opaque pricing models. As a result, the cost of existing solutions is high and unpredictable and prevents legal departments from accurately budgeting for discovery and legal document review at the outset of a legal matter.

Our Solution

Our solution is the result of uniquely combining an ability to deliver world-class software engineering with a deep love and respect for the law and a commitment to delivering product experiences that reflect a rich understanding of lawyers’ problems, thought process and workflows. Our aim is to create a solution that feels “magical” to lawyers, that is, one that feels intuitive, simple, powerful, well-tailored to lawyers’ problems and workflows and a joy for lawyers and other legal professionals to use. Our solution is enabled by our deep investment in a modern, scalable cloud platform that accelerates application development and makes our offerings robust, scalable and secure. We have built our solution to incorporate the latest advances in AI directly into existing lawyer workflows to multiply lawyer productivity. Our investment in training, onboarding, customer success, support and professional services are designed to ensure that customers successfully realize value from our offerings in the form of reduced cost, increased productivity, faster resolutions and increased security.

Our full-stack solution currently includes the following offerings:

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DISCO Ediscovery automates much of the ediscovery process, saving legal departments from costly and cumbersome manual tasks associated with collecting, processing, enriching, searching, reviewing, analyzing, producing and using enterprise data that is at issue in legal matters.

•	DISCO Review is AI-powered document review that consistently delivers legal document reviews that are high quality, on time and on budget.

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DISCO Case Builder allows legal professionals to collaborate across teams to effectively build a compelling case by offering a single place to search, organize and review witness testimony and other important legal data.

The key elements of our solution include:

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Comprehensive and Full-Stack.    We deliver an end-to-end, full-stack solution designed to address each part of the problem of managing enterprise data and witness testimony in legal matters, from ediscovery to legal document review to case management. Our cloud-native, AI-powered solution is augmented with deep expertise, consultative professional services and flexible customer support that enables us to be a single-source provider and meet the diverse needs of customers in any industry, regardless of the extent to which they choose to in-source or outsource different parts of the legal process. Our customers can use DISCO Ediscovery and perform their own legal document review or use DISCO Review as a turnkey solution for legal document review, powered by our own use of DISCO Ediscovery.

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Automation that Renders Heavy Human Ediscovery Services Obsolete.    We designed our solution to automate most bill-by-the-hour professional services traditionally involved in ediscovery. We deliver simple, automated data ingestion tools that enable lawyers and legal professionals or client IT departments to collect, process and enrich diverse data types from any enterprise IT system. After data is loaded into our solution, our powerful search and analytics architecture enables lawyers to instantaneously search, view and manipulate this data with an easy-to-use, visual interface. We offer robust workflow tools that automate the routing of enterprise data through lawyer workflows and empower legal departments to easily collaborate across large and complex ediscovery and legal document review processes. Lawyers and legal professionals can use our solution to gain instant access to enterprise documents that they need to do their work across the full spectrum of legal matters they handle.

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AI that Simplifies and Streamlines Legal Document Review.    Our AI models apply cloud computing and sophisticated machine learning methods to classify and sort massive amounts of data and provide precise predictions of document relevance in a fraction of the time required for traditional review. This enables our solution to learn what kinds of documents are legally relevant, recommend how documents should be classified and surface important documents. Our AI models continuously learn and improve in accuracy with every new legal matter and can be reused across other matters, driving a network effect that increases the pace of legal document review and the productivity of lawyer users as customers expand usage of our solution across more and more types of legal matters. The use of AI to scale lawyer productivity, rather than relying on simplistic search tools and large teams of lawyers reviewing documents, enables a profound shift in the productivity of the legal industry.

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Purpose-Built for Lawyers and Other Legal Professionals.    The extensive background that many DISCO employees have as former practicing lawyers, as well as our deep product engagement with customers on each matter, give us a deep understanding of the needs and preferences of legal professionals. Every feature of our solution was built to seamlessly integrate with the workflows lawyers actually employ on a daily basis. These features include easy-to-use interfaces that are intuitive to lawyers, drag-and-drop data ingestion functionality, robust data visualization tools and fluid and powerful search capabilities that use search syntax that lawyers learn in law school. We believe that investing in product experiences that lawyers love drives a viral, product-led growth flywheel in which lawyers champion our solution, use it for other legal use cases and bring it to other legal departments and law firms as they move through their careers.

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Powerful, Scalable and Extensible Modern Cloud Architecture.    Our state-of-the-art cloud-native architecture delivers superior performance, scalability and extensibility. We leverage elastic compute and serverless compute to make it possible to transfer, process and enrich large quantities of structured and unstructured data at speed from any enterprise IT system. Our cloud architecture allows us to deliver fast performance on end-user tasks such as document search, analytics and rendering of complex documents like large spreadsheets and presentations. Our multi-tenant architecture can deliver superior performance for multiple, simultaneous large matters and automatically scale and allocate resources based on the total usage of the system across all customers. The robust interoperability of our integrated solution drives significant extensibility, allowing us to easily add new functionality and applications as the needs of our customers evolve. Our architecture enables us to deploy code changes seamlessly nearly every week, which ensures that our customers are using the latest and most efficient version of our solution and accelerates our pace of innovation.

Our Business Model

Our business model is usage-based, with simple, transparent pricing that allows customers to easily adopt our solution, scale their usage without friction to match their changing legal needs and spread our solution to other legal industry participants with whom they collaborate. At the core of our business model is our relentless focus on delivering applications that lawyers and legal professionals love. We believe that the combination of our designed-for-legal applications and our usage-based business model makes it easy for customers to adopt and begin using our solution, realize rapid time to value and expand their usage of our solution over time. Our NPS was 63 based on an internal in-product survey conducted in December 2020.

We price our solution on the basis of usage and our customers’ total spend with us typically evolves over time based on their actual usage. Since the amount of enterprise data involved and the number of documents to be reviewed in a given legal matter are typically unknown when customers initially contract with us, total spend can be unpredictable and our contracts generally provide only unit pricing. We typically bill customers monthly based on their current usage. In addition, we offer subscription contracts, whereby customers are contractually committed to a minimum data volume over a period of time. Our usage-based pricing allows customers to easily begin using our solution for some of their legal matters and then, as they realize the benefits of our solution, expand their usage over time.

Our business model benefits from viral characteristics and powerful network effects that continuously enhance the value of our solution, extend our reach and help us efficiently acquire new customers as we grow. These effects happen along several dimensions, which together we refer to as our “product-led growth engine:”

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Viral Expansion Within an Organization.    Our business model allows customers to easily adopt and use our solution for an initial set of legal matters, regardless of size. After realizing the benefits of our solution, customers often both expand usage of our solution to more legal matters and adopt more of our offerings. As our usage expands across a customer, more and more of the customer’s enterprise data involved in legal matters resides in our solution and more and more of a customer’s users become accustomed to our applications, both of which enhances the strategic value and stickiness of our solution within an organization. This dynamic is reflected in our 122% dollar-based net retention rate as of March 31, 2021.

•	Viral Expansion Through Our Ecosystem. We designed our solution to facilitate widespread adoption across legal industry participants by allowing for potential customers to use our solution to collaborate with existing customers. For example, a corporation can be a customer and have several law firms representing them that are not yet paying customers. Since the corporation uses DISCO, the hired law firms will be invited to create accounts and collaborate using our solution for the corporation’s legal matters. After realizing the benefits of working on DISCO, these law firms will often become customers on their own or recommend our solution to the rest of their clients. Likewise, if a law firm is our customer, the law firm may add users from its clients’ legal departments to our solution in order to collaborate with them. These users may then become champions and encourage the companies they work for to become customers. Since many companies use multiple law firms and most law firm represents multiple companies, this process repeats itself as we acquire more customers, enabling a frictionless cycle of adoption across the legal ecosystem. This is evidenced by the fact that in 2020, approximately 50% of our users were at organizations that were not paying customers but used our applications in collaboration with one or more of our customers. Additionally, of the law firms included in the 2020 AmLaw 200, all 25 of the top 25 firms, 49 of the top 50 firms, 92 of the top 100 firms and 171 of the full AmLaw 200 used DISCO in 2020. A similar expansion dynamic can occur as a result of the mobility of lawyers and legal professionals over the course of their careers, as lawyers with experience on our solution may advocate for the adoption of our solution at new employers. We view this as another important driver in further accelerating the adoption of our solution across the legal industry.

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Network Effects Driven by Usage.    As more lawyers use our solution, apply it to more legal use cases and spread it to different customers, the scale and diversity of the data we collect and process and the nature of the legal work done on our solution grows. This benefits us and our customers in several ways. Since we can act as a single source of record and engagement for legal data for our customers, we enable them to easily retain data and reuse it for future legal matters rather than starting each legal matter from scratch. Additionally, our AI models improve as they are trained on more data and observe more lawyer work on that data in our solution, which allows our customers to uncover evidence more quickly as we grow. We believe the value of our solution will continue to expand as our data under management grows and as lawyers do more and more work on that data in our solution.

Key Benefits of Our Solution

Our end-to-end solution was designed to improve the everyday experience of lawyers and legal professionals and improve legal outcomes for legal departments. We deliver the following key benefits:

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Full Stack and Turnkey.    We enable customers to consume our offerings in a self-service way or as a turnkey, full-stack solution, giving our customers the flexibility to tailor their ediscovery and legal document review processes to their own legal work strategy and use different combinations of our offerings on different subsets of their legal work. The availability of our full-stack solution removes the need for our customers to manage workflows and data transfer between multiple services providers and point solutions, freeing up legal professionals to focus on higher value legal work. Additionally, because we use DISCO Ediscovery internally to deliver DISCO Review, we are able to maintain a tight feedback loop that accelerates improvement of our solution and training of our AI models, increasing the effectiveness of our overall solution for all customers over time. Our cloud-native, AI-powered solution is augmented with deep expertise, consultative professional services and flexible customer support, enabling us to be a single-source provider and meet the diverse needs of customers across industries.

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High End-User Satisfaction Driven by Applications Built for Lawyers and Other Legal Professionals.    We strive to create product experiences that feel “magical” to lawyers: intuitive, easy to use, powerful and comprehensive. Our cloud-native architecture delivers a level of performance comparable to the consumer applications that modern lawyers use every day. Our applications bring sophisticated technology, such as AI, to bear at the right points in a legal workflow in a way that feels natural and is not intimidating to the end user. These characteristics of our solution encourage and accelerate widespread adoption by lawyers and other legal professionals, which in turn accelerates the time to value for our customer.

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Increased Accuracy and Quality of Review.    Our solution allows lawyers to use AI and analytics integrated into a lawyer-friendly and highly automated workflow to increase the accuracy and quality of legal reviews. These innovations allow lawyers to spend less time finding and fixing human errors and managing the routing of documents through lawyer workflows and more time on higher value tasks that require legal judgment. Customers can realize these benefits either by leveraging DISCO Review or using DISCO Ediscovery as the solution on which existing law firms and legal services providers conduct legal document review themselves.

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Faster Resolution of Legal Matters with Better Outcomes.    Our solution enables lawyers to determine the facts and use those facts to assess legal matters and produce evidence more quickly. We believe this enables them to resolve legal matters faster, which can result in significantly reduced legal costs and the reduction or avoidance of legal risks across their full portfolio of legal matters.

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Scalable, Secure, Single System of Record and Engagement for Legal Data.    The scalability, performance and extensibility of our cloud-native architecture allows customers to use DISCO as a secure single system of record and engagement for all enterprise data related to legal matters at enterprise scale. This ensures the security and integrity of our customers’ enterprise data involved in legal matters, provides fine-grained control over user access to this data and the workflows users employ and empowers lawyers to easily search, visualize and interact with the complete corpus of enterprise data involved in legal matters in real time and in one place. With a single system of record and engagement, our AI models can continuously learn from all of a customer’s data and legal work product across all legal matters, enabling our customers to gain insights from legal work performed in earlier legal matters to accelerate legal work in subsequent legal matters.

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Cost Flexibility and Predictability.    Our single, end-to-end solution replaces the fragmented landscape of solutions and vendors historically used by legal departments. The solutions we replace often include separate, high and unpredictable costs for different parts of the ediscovery and legal document review process, such as processing, the review platform, analytics and infrastructure. By contrast, our simple, all-in pricing model and flexible terms align with our customers’ needs, are easy to understand and guarantee costs for our customers, allowing legal departments to improve cost predictability and budget planning.

Our Customers

As of March 31, 2021, we had 909 customers, increasing from 635 and 825 as of December 31, 2019 and 2020, respectively. Our customers include a diverse set of enterprises across a broad set of industries, as well as law firms, legal services providers of all sizes and governmental organizations. While we serve customers across many different industries, the way in which lawyers and legal professionals use our solution is similar regardless of the specific industry in which each customer operates. This commonality has created efficiencies in our sales and marketing and product development efforts because we do not need to tailor them to a wide range of different customer use cases.

We define a customer as an entity that we have a contract with and from whom we have recognized revenue during the preceding month. Legal departments that use our solution and use many law firms across their legal matters, as well as law firms and service providers that use our solution for multiple clients, are each treated as one customer. Regardless of who we contract with, the ultimate payer is almost always the corporate legal department, with law firms and service providers passing on our bills to their client for reimbursement.

In 2020, no customer accounted for more than 5% of our revenue and less than 5% of our revenue was generated from customers outside of the United States.

The following provides a representative list of our customers as of March 31, 2021. Our customers include a diverse set of enterprises across a broad set of industries, such as Accenture, DISH, Lyft, Natera, Peloton, Southwest Airlines, WeWork and ViaStat, law firms and legal services providers of all sizes, such as Foulston, Homer Bonner, Kennedys Law, Kutak Rock, Perkins Coie, Quarles & Brady and Shearman & Sterling, as well as governmental organizations.

What Sets Us Apart

We believe that the combination of our cloud-native technology, full-stack solution, world-class engineering and our deep legal expertise has resulted in several unique competitive strengths. These competitive advantages include:

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Full-Stack, Comprehensive Solution.    We offer an end-to-end solution that is used for both ediscovery (DISCO Ediscovery) and AI-powered legal document review (DISCO Review), giving our customers the flexibility to decide how much of their ediscovery and legal document review process to outsource to us versus handle internally or through law firms and legal services providers. Additionally, because our experts use our solution every day to conduct AI-powered legal document review as part of DISCO Review, we receive continuous, real-time feedback that accelerates our pace of innovation and improves our solution both for our internal users and for our customers. Our cloud-native, AI-powered solution is augmented with deep expertise, consultative professional services and flexible customer support. Our ability to be a single-source provider for our customers and our tight, internal feedback loop enables us to efficiently grow the strategic value of our solution over time.

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Efficient Product-Led Growth Engine with Powerful Network Effects.    We are intensely focused on delivering intuitive, powerful applications that legal professionals can easily adopt and use to improve their day-to-day legal work. Our model has enabled us to build an efficient, usage-based, product-led growth engine that spreads our solution across the legal ecosystem through collaboration and powerful word-of-mouth and facilitates rapid customer adoption and expansion. Additionally, as customers use our solutions on more and more legal matters, we generate more data and lawyer work to power our AI models, which makes them more effective and further increases the value of our solutions to customers.

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Lawyer-Centric Applications Built by a Unique Combination of Deep Expertise and Continuous Solution Innovation.    Our customers live and breathe the law, and so do we. Our expertise in both engineering and law and our unique product design and development process, which we call “Law Review” infuses legal expertise from in-house experts and from our customers into each stage of product development. This allows us to understand and anticipate what legal professionals need to accelerate and improve their work and design applications that feel natural to them and seamlessly integrate with their everyday workflows. We have built a research and development organization that allows us to systematically and repeatedly design and build product experiences that lawyers and other legal professionals love. This is reflected in our high NPS of 63 as of December 31, 2020.

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Cloud-Native, Scalable and Secure Solution Built on a High-Performing Application Architecture.    Designed to operate on the cloud from the beginning, our solution architecture cannot be easily replicated and offers superior performance, scalability, availability, true multi-tenancy and lower operating costs compared to legacy software providers. We have built an extensible application architecture on top of our solution so that we can reuse solution capabilities, such as our document processing pipeline or search engine, across future applications, accelerating our pace of innovation and reducing the cost of developing new features and applications. For example, DISCO Case Builder uses many of the capabilities originally built for use in DISCO Ediscovery. Our modern cloud solution also enables seamless incorporation of the latest advances in cloud technologies developed by cloud infrastructure providers or in the open-source community to accelerate our own product development.

•	Powerful AI Coupled with Robust Data Management. Our AI models can be used across legal matters and continuously improve as they are exposed to more data and more examples of how lawyers work on that data. Our use of AI coupled with our ability to be a secure, single system of record and engagement for our customers’ legal data allows legal departments to easily gather, act on, retain and reuse enterprise data for ongoing legal work, all within our solution. This gives us unique access to the data and legal work product that further trains our AI models, which creates a virtuous cycle under which, the greater the adoption of our solution, the better our AI models become; and the better our AI models become, the greater are the benefits to our customers of increasing adoption of our solution. Our solution transforms an organization’s legal data from a potential liability into a potential competitive advantage.

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Designed for the Enterprise.    Our solution is designed for enterprise adoption. For example, our solution handles large volumes of legal matters and enterprise data of all kinds, features a robust, role-based permissioning system and supports single sign-on integration. Our solution can be applied to a wide variety of enterprise use cases, including not only litigation, but also for example, internal investigations, merger clearance and compliance.

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Founder-Led Management Team with Deep Domain Expertise.    Our founders are former practicing lawyers who have a deep understanding of the legal industry and our customers. Additionally, of the eleven members of our senior leadership team, five are lawyers and two more have previous experience working in the legal industry. These executives include our Chief Executive Officer, Chief Financial Officer, Chief Revenue Officer, Chief Technology Officer, Chief Compliance Officer, Senior Vice President of Professional Services and General Counsel. Our deep familiarity with the day-to-day needs and preferences of lawyers forms the basis for the development of our solution and has enabled us to repeatedly deliver product experiences that lawyers and legal professionals love.

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Strong Culture Committed to Our Employees, Our Community and the Rule of Law.    We foster a culture of innovation, experimentation, acceptance and compassion that extends beyond the workplace. We provide our software free of charge or at deeply discounted rates to legal professionals working on pro bono cases. We have received numerous accolades for our philanthropic pursuits within our communities and beyond. Our goal is to build an organization where people want to spend their entire careers, with programs such DISCO University, where employees can acquire skills to succeed in their current roles and beyond. We believe that our culture is critical to our success and helps us attract, develop and retain the best talent to achieve our long-term vision.

Our Market Opportunity

Legal services is a massive, growing global industry that we believe is significantly underpenetrated by modern technology solutions. According to Statista, total global legal services spend is forecasted to be $767 billion in 2021 and grow to $846 billion in 2023. Within legal services, DISCO Ediscovery addresses the ediscovery market. According to IDC, the worldwide ediscovery software and services market is forecasted to be $14.7 billion in 2021 and grow to $16.9 billion by 2024.

With the introduction of DISCO Review, we expanded the portion of the total legal services market that we address to include legal document review. We estimate the market for our solution to be approximately $42 billion. To estimate our total market opportunity, we identified the number of companies worldwide across all industries with at least 100 employees, based on certain independent industry data from S&P Global Market Intelligence. We then segmented these companies into four categories based on total number of employees: companies with 100-249 employees, companies with 250-2,499 employees, companies with 2,500-9,999 employees and companies with 10,000 or more employees. We then multiplied the number of companies in each category by the average revenue per corporate customer (excluding law firm and legal services provider customers) in each such cohort in 2020, which we believe represents a customer that has broadly deployed our solution across the enterprise, and then summed the results from each category. We believe our estimated market opportunity will continue to grow as customers expand usage of our solution for more legal matters and adopt more of our offerings for more legal use cases.

Our Growth Strategies

We are pursuing multiple levers for future growth:

Fuel the DISCO Product-Led Growth Engine

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Maintain and Advance Our Innovation and Brand.    We have a strong history of innovation, demonstrated by our DISCO Ediscovery, DISCO Review and DISCO Case Builder applications and have built a research and development process that reliably produces applications and features that lawyers love. We intend to keep combining our deep legal domain expertise and commitment to world-class software engineering to continue delivering features that lawyers love and introducing new applications to address more areas of legal work.

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Add New Customers.    We believe we have a significant opportunity to further grow our customer base. As enterprises continue their digital transformation journeys and the demand for differentiation in the competitive market for legal services increases, we expect more and more companies will struggle with existing legal solutions and ultimately will adopt integrated, easy-to-use solutions like DISCO to improve productivity and legal outcomes. We believe our market leadership and differentiated solution will enable us to efficiently acquire new customers across all channels. As of March 31, 2021, we had 909 customers, increasing from 635 and 825 customers as of December 31, 2019 and 2020, respectively.

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Increase Usage and Penetration Within Our Existing Customer Base.    We have demonstrated our ability to retain and expand our customer relationships, which is underscored by our 122% dollar-based net retention rate as of March 31, 2021. We believe that we will be able to continue expanding customer relationships by increasing customers’ usage of applications that they already buy from us, selling more of our existing applications to existing customers, and, in the future, introducing additional applications to sell to existing customers. Our long-term product strategy is aimed at building features and applications that address more and more types of legal work so that customers can continue to centralize on our solution as the system of record and engagement for legal.

Extend our Reach

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Expand Our Sales Coverage and Establish a Digital Sales Channel.    We intend to continue to increase our salesforce headcount in strategic locations across the United States and globally. Additionally, we plan to develop a digital, self-service sales channel that can simplify the sales process and enable customers to easily adopt our solution through our website without the need to speak with a sales representative.

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Expand Internationally.    Our market is global and we have a significant opportunity to expand internationally. In 2020, less than 5% of our revenue was generated by customers outside of the United States.

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Extend and Strengthen Our Channel Partnerships and Integrations.    Our partnerships, including with legal services providers and cloud infrastructure providers, assist us in driving awareness and adoption of DISCO and extending our reach. We intend to cultivate and leverage channel partners to grow our market presence, enhance the virality of our solution and drive greater sales efficiency.

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Expand Our Offering Portfolio.    We believe that our technology, and especially our approach to automation and AI, is applicable to more legal work beyond our current offerings. We intend to leverage our technology to introduce further offerings that increase lawyer productivity across more and more areas of legal work over time.

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Pursue Strategic Acquisitions and Strategic Investments. We intend to selectively pursue acquisitions and strategic investments that we believe can expand the functionality and value of our solution and bring talent to our company. We believe that the combination of our market leadership, deep legal expertise and powerful end-to-end solution gives us an advantage in pursuing select acquisitions.

Our Employees and Culture

Great achievements come from aiming great people at big problems. We call our people Discovians. We strive to attract, retain, develop and promote great Discovians across all areas of our business. Diversity, equity and inclusion is a cornerstone of our strategy in this regard: we are committed to making DISCO a place where all people feel welcome and connected regardless of their background. Our aim is to build a company where great people can do the work of their lives and where every Discovian can see the impact that their work has on advancing our mission of using technology to strengthen the rule of law. We believe one of the greatest contributors to satisfaction at work is working with people who are good at their jobs and who are also good human beings. We have focused on building a culture that encourages bold experimentation and innovation and that is rigorous about measuring the results of our innovation so that we can direct investment toward ideas that work and away from ideas that do not. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity and other incentive plans are to attract, retain and motivate selected employees, consultants and directors. As of March 31, 2021, we had 336 full-time employees.

We have developed a set of core values that shape our culture and guide the way we work, support each other and our communitie, and serve our customers. We call these core values MAGIC:

•	Meaningful impact. We strive to ensure that every employee is connected to our mission and we believe that every employee is capable of driving meaningful impact to our customers and communities.

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All in.    We build bridges across teams and projects and value all opinions, perspectives and ideas — no matter who or where they come from. We all work across functions as needed to ensure that we win as a team.

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Grit and grace.    We are resilient and adaptable and capable of quickly changing in response to new problems, ideas or data. We balance our grit with humility and empathy, giving grace and respect to our employees, communities, partners and customers.

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Innovation.    We approach problems with what we call the “inventor’s spirit,” the idea that you should not accept the world as it is, but instead seek ways in which it could be made better. We are curious, observe sharply, spot issues and solve problems from the ground up. We debate and strive to create an environment in which the best ideas win.

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Craft.    We are deeply passionate about our craft and believe in the importance of striving for excellence and improvement every day, whether that craft is software engineering, sales or any other aspect of our work. We continuously look for opportunities to become better at what we do.

An important part of our culture is our commitment to philanthropy, education and the development of Discovians, as demonstrated by four key programs:

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DISCO Cares.    We believe that to help is human. DISCO Cares is our philanthropic arm dedicated to working with non-profit partners to help better our community. A Discovian started DISCO Cares as a grassroots effort in 2017 to help neighbors, employees and the community during Hurricane Harvey. DISCO Cares has grown rapidly since then. In 2020, over 51% of our employees and 100% of our executives participated in a DISCO Cares event. DISCO Cares has earned recognition, including: 2020 Ethics in Business Awards (RecognizeGood) - Winner for Mid-Size Business Category; 2020 Austin Gives Generous Business Awards—Honoree for the Employee Engagement Award, 20th; Annual Greater Business Awards—Honoree for Community Relations; and 2020 Code2College IDEA Awards—Nominee for Workshop of the year.

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DISCO University.    DISCO University, our centralized employee learning initiative, is one example of our commitment to providing our employees with the resources they need to develop and build fulfilling careers at and after DISCO. All of our employees have on-demand access to over 13,000 easy-to-consume, micro-learning courses that span many areas of professional and technical development, including public speaking, product development, sales training and diversity, equity and inclusion training. In the three months ended March 31, 2021, we had 92% of employees active in DISCO University, with an average of 26 activity completions per active user. DISCO University also provides product certifications to Discovians, our partners and our customers.

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DISCO for Schools.    Through our DISCO for Schools program, we offer free access to our solution for law school and college students, as well as DISCO speakers and educational materials for faculty, to help them learn about the legal process and especially ediscovery and legal document review. We believe DISCO for Schools helps prepare future lawyers and legal professionals for their careers as they enter the legal industry, gives them early familiarity with our solution and helps develop future DISCO champions.

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DISCO Pro Bono.    We offer free or deeply discounted access to our solution for use by nonprofits and in cases where lawyers are representing clients pro bono. We regard this as a contribution to the legal profession’s efforts to ensure that all people have access to justice.

Our Technology

Our technology includes legaltech applications like DISCO Ediscovery and DISCO Case Builder, an extensible application architecture that we call the DISCO Application Framework, a platform layer that handles data, search and analytics, and AI that we call the DISCO Platform, as well as our use of cloud and open source technologies developed by third parties and integrated into our offerings, such as elastic, serverless compute:

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Legaltech Applications.    User-facing software products like DISCO Ediscovery and DISCO Case Builder. We expect that our technology will give us leverage to build and integrate additional software products over time.

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DISCO Application Framework.    An extensible application framework made up of application components that can be shared across our legaltech applications. Use of this application framework accelerates development and reduces maintenance across our software products. Examples of key components in our application framework include:

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Document Viewer.    An in-browser viewer that provides sub-second rendering of content coming from hundreds of different enterprise data types combined with work product from lawyer review and analytics from the DISCO Platform as well as tools for lawyers to carry out legal work on documents. Our document viewer includes robust support for spreadsheet files, hidden and layered content and transcripts with synced video and combines a sophisticated caching system with just-in-time rendering of content to deliver a scalable, high-performance experience for users.

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Document Routing Workflow Engine.    A workflow automation engine that allows lawyer workflows to be defined and enforced in our products, including routing documents through different workflow stages based on document characteristics, search and analytics. This workflow automation engine automates much of the project management work previously performed using heavy human services and enables dynamic workflows that respond to streams of data coming into our solution on an ongoing basis during the life of legal matters.

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DISCO Search Language.    Robust field-based search language that supports a syntax familiar to lawyers and unifies search across text, metadata, audit events and lawyer work product to enable lawyers to search data based on virtually any attribute. Our search language is easily extensible as we add additional attributes to our data, our search architecture supports performant aggregations that enable visual analytics to help lawyers explore data and our search is highly performant with sub-second search across legal matters that can involve millions or tens of millions of documents and 10s of TB of data.

•	Domain Interconnect. Our domain interconnect decouples systems that access data from systems that own data, making our solution more extensible and easier to scale by allowing system components to access data without knowing details about the system components that own that data. This makes it easier to develop and improve each system component independently because changes can be made to each system component without requiring changes across every other system component. For example, we have used our domain interconnect to be able to add new analytics capabilities that add additional searchable and viewable attributes on documents without then having to update our search or document viewer facilities in order to make these additional attributes accessible through those facilities.

•	DISCO Platform. Scalable, robust and secure system for processing, managing, searching and analyzing billions of files and petabytes of data to support our software products. Our solution includes:

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Collection.    High-speed transfer of enterprise data from enterprise systems of record to the DISCO platform in the cloud. We support web-based upload for small datasets and high-speed upload for large datasets using a proprietary transfer technology that manages traffic flow directly to our secure storage in the cloud. Our high-speed transfer technology leverages presented bandwidth to maximize transfer speed through parallelization, TCP window optimization and accelerated cloud transmission protocols.

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Document Typing and Processing.    Automatic typing of enterprise data followed by routing through processing steps dependent on the type of the data to transform enterprise data in all its variety into a canonical format with searchable attributes that can be used in our applications. Typing and processing is massively parallelized not only across files but also within files, using a map-reduce strategy, where each page is partitioned, independently processed in parallel and reassembled across elastic compute infrastructure. This system also combines multiple instances of the same data, such as multiple copies of the same email collected from different witnesses, into canonical DISCO documents while retaining the underlying instances, which may be required for certain legal workflows.

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Document Enrichment.    Analyzes documents to identify relationships between them that can then be leveraged by our applications. For example, our solution identifies similar documents at different thresholds of similarity, reconstructs email conversations and identifies unique content and identifies semantically related documents. We use graph technologies to allow rapid updates to document relationships as new data is added over the life of legal matters.

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Store, Explore and Categorize.    Highly performant search engine that enables search across document text, metadata, work product applied in our applications, output of analytics and AI systems and audit events. Our solution supports sub-second search while also supporting continuous index and document database updates generated, for example, by audit events such as a lawyer viewing or tagging a document and by our AI and analytics systems such as AI scores being updated on a document based on ongoing lawyer review work on other documents.

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Format, Package and Export.    Per page custom rendering of enterprise data being exported from our solution for use in legal workflows such as production to a counterparty or legal decision maker. This includes the application of stamps and other custom marks on exported data to support legal workflows and the creation of structured load files that contain selected metadata for the data being exported. Like our processing pipeline, our export pipeline is highly parallelized to maximize end-user performance.

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DISCO AI.    DISCO AI aims to apply the latest AI techniques and technologies, including deep learning and transfer learning, to legal use cases in a way that is highly effective, performant and intuitive to end users. Our AI system trains many models in parallel and is combined with a model scoring system that, at any point in time, promotes the results of the most effective model for use in our applications. Our AI system uses word embeddings to operate on the semantic meaning of words and phrases, respect word ordering and enable AI predictions across languages and also uses document metadata in addition to document text as attributes that can inform AI predictions. For example, our AI system can make connections between documents that refer to the same semantic concept, such as a contract or transaction, but use different words to do so. Applications of DISCO AI include:

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Tag Predictions.    AI supports fast and efficient document review by training AI models to recognize the documents that legal document reviewers are looking for and surface them from large collections of enterprise data. Tag predictions are easy to use, requiring only that the user turn them on; require limited amounts of input data, with predictions surfaced after as few as 50 examples identified by a human and increasing in accuracy as legal document review continues; continuously updated, using massively parallel GPU-based elastic compute in the cloud; fully integrated into our solution and applications and into user-facing workflows in those applications; robust and scalable to large data volumes; and support simultaneous prediction for multiple tags corresponding to multiple legal issues.

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Cross-Matter AI.    Our solution allows customers and DISCO to curate AI models that are powered by data and legal work product on prior legal matters and then use those AI models on subsequent legal matters to generate AI tag predictions even before any documents have been reviewed in those subsequent legal matters. This means that our AI models become more powerful as more data is loaded into and more legal work is done in our solution, similar to the way in which a human lawyer doing legal document review becomes better at legal document review as the lawyer gains more experience across more documents and more legal matters. Cross-matter AI also allows our customers to embody their expertise in our solution, increasing the ongoing value of our solution the more our customers use it.

Our Offerings

All our applications are built on the DISCO platform. Customers can access all applications using a single login and an overall dashboard and administration interface. Key application objects include a “matter,” which represents a legal matter such as a case, transactional matter or investigation; a “review database,” which represents enterprise data collected for legal review; and an “AI model,” each of which learns one or more legal issues and can be used to identify data that relates to that legal issue across different review databases and matters in our solution. Our dashboard and administration interface allows customers to create, view, administer users, matters, and review databases, and curate AI models for use across legal matters, including selecting the data from which the AI models learn.

DISCO Ediscovery

DISCO Ediscovery is our end-to-end, cloud-native ediscovery application that lawyers and legal professionals use to collect, process, enrich, search, manage, review and produce enterprise data for use in legal matters. Performance is a hallmark of DISCO Ediscovery, from sub-second search and document rendering to fast, parallel processing, enrichment and productions. The key components of DISCO Ediscovery include:

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Task-Based Navigation.    DISCO Ediscovery provides a central navigation bar that allows users to access different features of different parts of the ediscovery workflow. The navigation bar is broadly organized in the order of steps for a typical ediscovery workflow.

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Collection.    DISCO Ediscovery enables high-speed transfer of enterprise data from enterprise IT systems using our High Speed Uploader, an agent installed on the IT system from which data is being collected, as well as in our DISCO Ediscovery application through the browser.

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Processing and Enrichment.    Once enterprise data is transferred into our solution, DISCO Ediscovery includes a full suite of processing and enrichment functions that prepare the data for lawyer review. These include, for example: unpacking compressed formats; imaging documents; extracting and indexing text and metadata; normalizing time zones; constructing document relationships such as email families, email conversations and groups of similar documents; language identification and translation; removing system files; and identifying and extracting hidden content in documents. Users can also overlay additional or different metadata onto data loaded into DISCO using our overlay feature.

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Search.    DISCO Ediscovery includes a suite of search tools that help lawyers identify facts and documentary evidence from within the enterprise data loaded into our solution and identify sets of documents that require lawyer review. Our search tools include our search builder, global search bar supporting search syntax familiar to lawyers, search visualization that allows lawyers to visually explore and understand large collections of enterprise data, dynamic search filters that allow lawyers to filter data by a variety of metadata dimensions, saved searches that allow lawyers to collaborate as they explore data sets, search term reports that allow lawyers to experiment with the impact of different search terms on the review population, mass actions that allow users to tag, folder, export and otherwise operate on sets of search results and custom views that allow lawyers to configure different views of search results to expose the information they need for different parts of the ediscovery process.

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Manage.    DISCO Ediscovery includes a suite of self-service tools that users can use to manage the data in our solution as well as workflow objects such as tags and folders. For example, these tools include management of users, permissions, folders that allow lawyers to organize documents within our solution, tags that allow reviewing lawyers to label documents according to their legal salience, fields that allow reviewing lawyers to add structured data to documents during a review, redaction reasons that facilitate redaction of sensitive or privileged parts of documents before production to a counterparty or legal decision maker and global highlighting that highlights key terms in documents to accelerate review.

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Viewer.    DISCO Ediscovery includes a robust document viewer that lawyers can use to view enterprise data and then act on it, for example, by tagging documents to identify documents that are legally salient, foldering documents, viewing related documents such as similar documents or documents in the same email conversation, viewing document metadata, redacting documents, adding notes to documents and more. Our viewer supports many types of enterprise data, with specialized tools, for example, for reviewing large spreadsheets.

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Review.    DISCO Ediscovery provides a full suite of workflow management tools that allow lawyers to organize legal document reviews into review stages, dynamically route documents between stages based on decisions made in earlier stages and the text and metadata of documents and control the organization and grouping of documents within a stage. For each review stage, lawyers can control the decisions that reviewers are asked to make about documents in that stage and the rules that govern those decisions, for example, whether certain tags are required or are mutually exclusive. Additionally, while a review is going on, lawyers can assign reviewers, assign specific batches of documents to reviewers and view real-time metrics that measure the pace, progress and quality of the review. DISCO Ediscovery also includes tools for doing quality control, including identifying reviewers whose decisions are potentially problematic, identifying review decisions that disagree with predictions from our AI models and tracking decisions that are overturned.

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Produce.    DISCO Ediscovery allows lawyers to produce documents for delivery to the counterparty or legal decision maker; export documents for use in a legal matter, including as exhibits for depositions, motions or trials; prepare privilege logs; and process productions received from counterparties.

DISCO Review

DISCO Review is an AI-powered, turnkey application for legal document review. Customers use DISCO Ediscovery to identify a set of documents that require review and prepare a review protocol that describes the legal issues that the customer is looking for in those documents. DISCO Review then conducts a review of the documents in DISCO Ediscovery, using lawyers to train AI models that identify legal issues in documents. The use of DISCO Ediscovery and our heavy reliance on AI models results in greatly increased review productivity compared to a traditional, document-by-document review that does not leverage DISCO Ediscovery or AI models. As a result of this increase in productivity, DISCO Review is able to deliver high-quality document reviews with guaranteed pricing and delivery schedules

Key features of DISCO Review include easy creation of AI models for specific tags that correspond to legal issues or collections of legal issues; the ability to search documents based on scores from these AI models that reflect the likelihood that documents relate to specific legal issues, and to do so in our search builder, using interactive filters or using our search visualization interface; the ability to sort documents by scores from our AI models so that the documents most likely to be legally important are found first, and to do so both on an ad hoc basis and in review stages; the ability to see what tags are recommended or not recommended for particular documents while viewing those documents; the ability to identify documents where tags applied by human lawyers disagree with scores from our AI models, which is useful for doing quality control; and graphical reporting on the pace, progress and quality of reviews in flight.

DISCO Case Builder

DISCO Case Builder is a collaboration offering that enables lawyers to review testamentary evidence, including deposition testimony, transcripts of testimony from court proceedings and witness statements, as well as documents referenced as exhibits in each. Key features of DISCO Case Builder include the ability to search within and across transcripts, the ability to annotate transcripts with lawyer work product, identify evidence in transcripts and assess the impact of specific evidence on specific legal issues in the legal matter as well as the impact of witnesses and the ability to export lawyer work product for use in the legal matter and for submission in court, including the ability to export designations of testimony for use at trial. Over time, we intend to expand the functionality of DISCO Case Builder so that it serves as a collaboration offering and system of record and engagement for more and more of the work product that goes into developing a legal matter.

Our Support and Professional Services

The long-term success of our company is based on the satisfaction of our customers. In addition to our DISCO Ediscovery, DISCO Review and DISCO Case Builder offerings, we provide customer support and professional services that deliver deep expertise and personalized support at every stage of the customer relationship to maximize the value customers get from our offerings and position them for success. We have designed our support and professional services to be easily accessible, including directly in our applications. Our support and professional services offerings help to close gaps between what our applications do and the full solution a customer needs, extend a customer’s team as needed to meet spikes in legal demand and guide customers to best practices for the use of our applications that help customers to realize more value from our applications.

We believe that offering both a differentiated software platform and a full suite of professional services and support distinguishes us from many of our competitors. Many of our software-only competitors do not provide professional services, which means that customers who require professional services must buy a complete solution from a services provider who licenses and then resells the underlying software platform. Additionally, many of our professional services-focused competitors rely on software platforms supplied by others, which limits their ability to use technology to differentiate their offerings and deliver superior results to customers. By offering a full stack solution that includes a differentiated software platform combined with professional services and support, we are able to deliver a tightly integrated, complete solution to our customers. We believe this results in a better customer experience as well as a tighter product innovation feedback loop, as our professional services teams are in-house users of our software platform whose input we use to inform product development.

Our professional services offerings allow us to serve customers regardless of whether customers prefer a fully self-service experience, a full-service experience, or, as is the case for most of our customers, a mix of self-service and full-service, with their consumption of professional services varying based on their legal workload, internal capacity and the nature of specific legal matters. Most of our customers consume little or no professional services because of the level of automation and ease-of-use provided by our software, as well as the ability for all users to have full control rather than just an administrator. However, the availability and sophistication of professional services, if and when needed, is a factor that customers consider in selecting our solution, especially for customers who are used to being heavy users of professional services at one of our competitors.

Our support and professional services offerings include:

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DISCO Desk.    Available to all clients, this team of on-demand product experts assists with technical support and product questions, provides ad-hoc task support and evaluates client needs to prescribe solutions that can drive successful outcomes.

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DISCO Consulting.    Our subject matter experts are available at the beginning of each new legal matter with a consulting session to understand the project scope and deliver a plan to achieve an outcome that addresses the client’s needs. These professionals also provide advanced and bespoke matter-specific AI consulting to increase the value that they derive from our technology, as well as help identify opportunities for our customers to expand usage of other DISCO offerings.

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DISCO Forensics.    Our forensics team helps clients collect enterprise data from enterprise IT systems, both on-premise and cloud, as well as from personal devices such as laptops or mobile phones in a forensically defensible manner. These professionals also provide supplemental services like forensic analysis to support broader client ediscovery needs.

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DISCO Data Operations.    Our data operations team helps clients transfer data into our solution and export data out of our solution and helps resolve issues presented by unusual data types and conduct remediation of data such as corrupt files.

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DISCO Project Management.    Our project management team helps customers use our applications successfully, including carrying out tasks for customers in our applications and advising our clients about best practice workflows for accomplishing specific tasks in our applications. Our project managers are DISCO experts who help ensure that our clients are getting as much value from our applications as possible.

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DISCO University.    DISCO University offers on-demand video training and knowledge base content as well as scheduled and on-demand live instruction on the use of our applications as well as best practices for legal work in our applications.

Customer Stories

Accenture

Situation: Accenture is a global consulting agency with over 500,000 employees worldwide, servicing over 6,000 clients across 120 countries. Prior to 2018, Accenture was managing litigation across a legacy on-premise ediscovery solution and multiple outside counsels. This situation presented many challenges for Accenture, including having to deal with varied, opaque pricing structures across multiple external vendors and outside counsels that frequently resulted in high, unpredictable costs. Additionally, Accenture was billed on data expansion, which made it impossible to predict the ediscovery costs for their legal matters.

Solution: In 2018, Accenture chose to replace their in-house legacy system with our cloud-native DISCO Ediscovery offering. DISCO Ediscovery allows Accenture to process data collected for their litigation matters more quickly and provide their outside counsel with easy access to review documents for relevance and productions. The DISCO solution addresses the latency issues of existing legacy solutions, speeding up reviews exponentially for their outside counsel and saving Accenture unpredictable costs associated with outside counsel hourly billing. On one multi-TB matter alone, Accenture saved over $300,000 by using our DISCO Ediscovery application. In 2020, Accenture expanded usage of our full-stack solution and used DISCO Review on a subpoena response under a fixed fee arrangement. Knowing the review budget ahead of time gave the legal team at Accenture the ability to focus on the matter at hand without continually monitoring review spend and concerns of budget overrun.

“DISCO provides us with increased speed to evidence while helping to control our costs with outside counsel. DISCO’s ability to commit to a review budget is extremely valuable to us not only because of the obvious immediate cost clarity and the peace of mind that provides, but also the confidence in handing the review over to a team who is familiar with the tool, can help realize the greatest efficiencies and minimize mistakes and rework.” Stephen Gage, Accenture Director of eDiscovery.

Kennedys

Situation: Kennedys is a global law firm specializing in litigation and dispute resolution, with 64 offices, associations and co-operations in 23 countries around the world. Kennedys regularly assesses and embraces technology solutions that deliver fast, efficient, and intuitive user experiences to help the firm better serve its clients. In 2018, the firm’s UK offices started exploring new discovery solutions to ensure they were working with the most advanced and modern technology that would empower them to meet and exceed client expectations most effectively.

Solution: Kennedys didn’t have to look far to find a trusted and proven ediscovery provider. In 2017, Kennedys’ U.S. offices had adopted DISCO Ediscovery for multiple matters and based on our platform’s speed, performance, ease of use, and accessibility from any device or location, recommended DISCO to their UK colleagues. Our cloud-based solution required zero up-front capital investment in hardware or changes to existing infrastructure, potentially reducing recurring costs related to staffing, training, and maintenance, and virtually eliminated downtime caused by system outages and upgrades. With this track record, Kennedys’ UK offices incorporated DISCO Ediscovery into their litigation practice while also adopting DISCO AI to improve the accuracy and speed of legal document review. One example of our successful engagement is when with one matter, DISCO AI enabled them to take 1.4 million documents to production in just four weeks.

Kutak Rock

Situation: Kutak Rock is one the nation’s leading full-service law firms, with services that span all aspects of business and corporate law, public finance, litigation and intellectual property law. Prior to 2019, Kutak’s 500 plus attorneys had complete autonomy over which ediscovery platform they used for their cases, which resulted in inconsistent experiences and billing arrangements for their clients. The challenges of Kutak’s existing approach were particularly evident in deposition management, where a single case could generate more than 50 different video depositions and transcripts along with hundreds of deposition exhibits.

Solution: In 2019, Kutak deployed DISCO Ediscovery for all of their attorneys. The goal was to provide one modern solution to unify case work and client deliverables across the firm. The lawyer-focused design of DISCO Ediscovery allowed every member of the litigation team, regardless of their prior expertise with ediscovery platforms, to easily search and review relevant documents for all their legal matters. Based on DISCO Ediscovery’s success, Kutak adopted DISCO Case Builder in 2020 to transform the firm’s case management capabilities. Coupled with DISCO Ediscovery, DISCO Case Builder empowered Kutak’s attorneys to easily collaborate and streamline the management and utilization of deposition-related content across the entire firm, which resulted in efficiency gains that benefit their clients. Since our initial deployment, Kutak has ingested over 7 TB of data into our solution and successfully has deployed DISCO Ediscovery, DISCO Case Builder and DISCO Review across all of Kutak’s offices.

“Our partnership with DISCO has provided numerous benefits to our attorneys and clients. Beyond the platform’s superior performance, we’re able to work much more efficiently due to DISCO’s intuitive design, and our team has access to DISCO’s in-house expertise which is a tremendous value-added benefit to our clients. We are confident that DISCO has helped us find relevant evidence faster, which empowers us to deliver even better results. We think of DISCO as more than just a technology vendor — DISCO is a true partner to our team.”—Anna Berman, Partner, Kutak Rock

Manatt

Situation: Manatt is a multidisciplinary professional services firm with 300 attorneys and more than 100 consulting professionals across 10 offices throughout the U.S. Composed of lawyers, business advisors, consultants and technologists, Manatt provides integrated legal and consulting services to meet the ever-evolving needs of its clients. Breaking the mold of a traditional law firm, Manatt has always been at the forefront of innovation, both in terms of how it delivers client service and in the technology it uses. In line with its rapidly expanding litigation team and capabilities, the firm engaged DISCO in 2015 to further strengthen its ediscovery processes to better support clients with their complex legal issues.

Solution: In 2015, Manatt implemented our cloud-native DISCO Ediscovery offering on a transactional basis. Based on DISCO Ediscovery’s ease-of-use, automation capabilities, AI-powered functionality and ability to easily handle larger matters, Manatt expanded to a firm-wide subscription in 2017 to manage their ediscovery operations internally on one solution. Since then, Manatt has adopted DISCO Review to increase the speed, accuracy and quality of their legal reviews and further strengthen its litigation capabilities for their clients.

“The DISCO Ediscovery platform empowered our litigation support team to more efficiently support clients’ needs due to its advanced features, stability, ease of use, responsiveness and predictable pricing.” Jim Rosenthal, Director of Litigation Support

Natera

Situation: Natera is the global leader in cell-freeDNA (cfDNA) with a focus on women’s health, oncology, and organ health. Their mission is to change the management of disease worldwide by using information gained from a simple blood draw to proactively inform treatment. Natera was in need of a technologically superior solution to its external legacy ediscovery platform, which was burdened by long review times, clunky software, and expensive overall costs.

Solution: DISCO EDiscovery provided Natera’s IP litigation practice, during the course of an important and complex matter, with faster and easier access to important information, as well as an opportunity to reduce costs over the long term. As a result of the efficiency and scalability offered by the DISCO EDiscovery, Natera decided to adopt DISCO as its preferred solution going forward. In addition to the efficiencies produced by using DISCO Ediscovery, Natera leveraged DISCO Review to build a custom workflow that cut the time to find important documents by as much as one fifth.

“We appreciate DISCO’s consultative approach to our ediscovery and managed review needs. We have been pleased with the end-to-end service offering and the platform’s ease of use, which has resulted in significant time and cost savings.” — Arka Chatterjee, Senior Intellectual Property Counsel

Perkins Coie

Situation: Perkins Coie is a leading international law firm with more than 1,200 lawyers in 21 offices across the United States and Asia. Their focus is providing high value, strategic solutions and services to the world’s most innovative companies and industry leaders. Perkins Coie’s E-Discovery Services and Strategy group historically relied on on-premises legacy solutions to support litigation, discovery and case management needs across the firm. Litigators using Perkins Coie’s systems expressed frustration with increasing costs and slower speeds, with too many clicks and too many people involved in even the most basic tasks. As a result, Perkins Coie was seeking an end-to-end, cloud-based solution that could provide a faster and more intuitive review experience for its lawyers and clients.

Our Solution: In 2019, Perkins Coie chose to partner with DISCO and replace their legacy on-premises ediscovery solution with our DISCO Ediscovery offering. With DISCO Ediscovery, Perkins Coie litigators were able to process data and produce documents in less than a few hours instead of several days. The ease-of-use and speed of our application empowered case teams, who traditionally refused to use ediscovery platforms because they are slow or difficult to use, to proactively request to use DISCO for their legal matters. Based on the success of DISCO Ediscovery for over 100 legal matters in the first year alone, Perkins Coie expanded usage of our solutions and implemented DISCO Case Builder in 2020 to better manage high-demand matters, enable case teams to easily collaborate across multiple offices and significantly reduce time spent on preparing work product. With our solution, Perkins Coie has reported quicker matter go-live times, more predictable matter spend and, most importantly, significantly more efficient and less frustrating experiences for Perkins Coie case teams and clients.

“DISCO creates a competitive advantage for Perkins Coie. Not only can we move incredibly quickly when needed, we can ensure our best legal minds are seeing the most important documents as soon as possible.” — Geoffrey Vance, Chair of E-Discovery Services & Strategy—Perkins Coie.

Quarles & Brady

Situation: Quarles & Brady LLP is a multidisciplinary AmLaw 200 legal services provider with approximately 475 attorneys in 10 cities across the United States. Their clients include multinational corporations, educational and research institutions, government agencies, charitable organizations and high-net-worth individuals. Prior to 2017, Quarles & Brady relied on a legacy on-premise software solution to manage ediscovery across their litigation practices. The high maintenance costs and limited functionality of this solution led the firm to explore alternatives, many of which offered improved functionality but limited the firm’s control over workflow. Such alternatives resulted in substantial processing delays, increased user frustration and an inability to predict when review could begin, all of which threatened to impact the firm’s bottom line.

Solution: In 2017, Quarles & Brady deployed our cloud-native DISCO Ediscovery offering to accelerate their ediscovery processes, reduce costs and improve the user experience. Our solution allows their attorneys to process data collected for their various litigation matters and access and review documents for relevance and productions in a fraction of the time required by their previous solution. Since the initial deployment in 2017, Quarles & Brady has expanded usage of our solution, with lawyers and paralegals across the firm using DISCO to resolve more than 226 matters over the last three years. With DISCO, Quarles & Brady can find evidence more quickly and remain focused on client work.

“DISCO is a best-in-class discovery platform and their team of professionals are true partners in helping us leverage technology to simplify the discovery process and remain focused on our client work.” Patrick Murphy, Partner

Rutan & Tucker

Situation: Rutan & Tucker is one of California’s largest full-service law firms with a significant presence in Orange County, Silicon Valley and San Francisco. Rutan was seeking a technology partner to help modernize and simplify their discovery operations for their more than 150 attorneys.

Solution: Starting in 2016, Rutan deployed DISCO Ediscovery on a transactional basis. After experiencing the speed, lawyer-focused design, AI-driven automation, and analytics tools DISCO Ediscovery delivered to its litigation practice, Rutan upgraded and adopted DISCO Ediscovery firmwide in 2017. In addition to using DISCO Ediscovery internally, Rutan has also partnered with our DISCO Review team to develop innovative legal document reviews that generate faster, cost-effective resolutions of legal matters for their clients. With DISCO, Rutan has the flexibility to support review within the firm or in partnership with DISCO, offering a unique solution that sets the firm apart and puts them fully in control of their legal work.

“DISCO is designed for lawyers, making it easy for our team to embrace their innovative solutions to realize faster resolutions and better outcomes of our legal matters. I value our unique and trusted partnership.” — Kyre Stucklin, Practice Support Manager

Sales and Marketing

We sell our solution through a direct sales force which is organized based on the stages of our sales motion. Our sales organization includes sales development representatives, field sales, inside sales, solution architects and our customer success team. Our sales development representatives are responsible for finding and initiating contact with prospective customers, booking initial meetings with our sales team and demonstrating our applications. Our field and inside sales teams are responsible for converting interested prospects into DISCO customers and then expanding our relationship with existing customers by increasing their usage of our applications and cross-selling additional applications. Our solution architects provide deep expertise in our technology and are responsible for providing current and prospective clients with technical and workflow sales consulting. Once a customer is signed, our customer success team is responsible for onboarding our customers and driving user adoption in each customer organization. Our customer success professionals maintain ongoing relationships with users at our customers and partner with our sales team to secure referrals and capture upsell opportunities.

In addition to our direct sales force, we also sell through legal services providers who buy our applications and resell them to their own customers, often in combination with professional services. The customers of our customers who are legal services providers are generally legal departments and law firms. Some of our law firm customers additionally buy our applications for the purpose of reselling them to their clients, who are legal departments, often in combination with professional services and legal services.

One particular area of focus of our sales team is the conversion of users into customers. Our typical entry into an organization is through lawyers at corporate legal departments and law firms. These or other customers also use our applications to collaborate with other legal industry participants who may or may not be our customers. For example, a legal department may add users who work at law firms that are not yet our customers. We aim to proactively secure referrals to other prospective customers as well as converting users of our solution who are not yet customers.

Our marketing activities are focused on building our brand reputation, increasing awareness of our solution among potential customers, converting users into customers and otherwise driving customer demand. We reach potential customers and generate leads for our sales team through a combination of customer prospecting, content marketing, social media, digital marketing, public relations, event marketing and sponsorships. We also incorporate lead generation directly into our product experience, with buttons that enable our customers to easily increase their usage, add new applications and engage our experts for additional support. Additionally, we believe we have an attractive opportunity to develop a more robust digital sales channel that can further facilitate efficient, self-service adoption by our customers.

As of March 31, 2021, we had 134 professionals in our sales and marketing organization.

Research and Development

Our research and development organization is responsible for the design, development, testing and delivery of our cloud-native solution and platform. We believe that our substantial and continued investment in research and development, including hiring top engineering talent, in conjunction with our focus on having lawyers and legal professionals involved in every aspect of the product development process is critical to expanding our leadership position and developing applications that seem magical to our users. Additionally, our product development process and roadmap are informed by the continuous feedback we receive from Discovians who use our software as part of our DISCO Review offering and in our support and professional services organization.

A centerpiece of our product development process is a product review process that we call Law Review. Law Review ensures that each feature or product we develop is reviewed by legal domain experts at five formal reviews between idea and successful deployment to our customers. At these formal reviews, we assess whether we understand the problem we are solving for our users, whether our designs are appropriate and intuitive, whether our software built prior to release is appropriate and intuitive, whether our go-to-market and customer enablement plans are likely to drive customer adoption and customer value and finally whether a product release has actually resulted in customer satisfaction and real customer value. Our Law Review process has enabled us to scale our research and development organization so that we are able to reliably deliver product experiences that we believe we are perceived as magical to lawyers and legal professionals.

In addition to developing and extending the features and functionality of our applications, our research and development organization works to ensure that our underlying technology architecture remains state of the art and supports our continued growth. The focus of these efforts is increased performance, scalability, robustness and increased efficiency in our use of cloud infrastructure and compute resources. Our research and development team also leverages advances in cloud technology, including new applications from cloud infrastructure providers, as well as advances in open source software. Our solution investment includes our AI lab, which works to incorporate advances in AI techniques, such as transfer learning, into our applications as well as to optimize the operation of the AI models that power our business and to find new opportunities for the application of AI in our solution.

Our research and development team is based in our Austin, Texas headquarters. As of March 31, 2021, we had 93 employees in our research and development organization.

Our Competition

Our market is rapidly evolving and highly competitive. Almost all potential customers have existing solutions for ediscovery and legal document review in place, which typically consists of a mix of on-premise point solutions and human professional services. To win new customers, we must displace these incumbent solutions.

We believe our competitors fall into several categories:

•

Legal services providers. Competitors in this category include large dedicated legal services providers such as Consilio LLC, Epiq Systems, Inc. and KLDiscovery Inc., the legal services divisions of large professional services firms such as Deloitte & Touche LLP, Ernst and Young LLP, KPMG LLP and PricewaterhouseCoopers LLP and a large number of smaller regional and local legal services providers. Certain law firms also provide ediscovery solutions and legal document review services to their clients that may compete with our solutions for discrete matters.

•

Legacy on-premise software. Competitors in this category include Nuix Limited, Open Text Corporation, Relativity ODA LLC, or Relativity, RELX PLC and Thomson Reuters Corporation, as well as many other smaller software companies.

•

Cloud software. Competitors in this category include Everlaw, Inc., Logik Systems, Inc. (d.b.a. Logikcull), Relativity through its RelativityOne product offering and Reveal Data Corporation as well as many other smaller software companies.

In addition, we expect to expand our solution to address additional areas of the legal function and we will likely face further competition from existing companies in such areas.

We believe the principal competitive factors in our market include the following:

•	level of user satisfaction;

•	ease of deployment, implementation and use;

•	scalability, reliability, security and performance;

•	breadth of offering;

•	solution features and capabilities;

•	accuracy, quality and speed of review;

•	ability to connect multiple stakeholders in a cloud-based solution;

•	quality and use of AI;

•	comprehensiveness, quality and availability of support and professional services;

•	brand awareness and reputation; and

•	cost and predictability of costs.

We believe we generally compete favorably with our competitors on the basis of these factors. However, certain of our competitors may have greater name recognition, longer operating histories, more established customers, substantially greater financial and technical resources and larger sales and marketing budgets than we do.

Intellectual Property

We rely on certain intellectual property rights, including patents, copyrights, trademarks and trade secrets, as well as contractual protections to establish and protect our proprietary rights with respect to employees, contractors, customers and partners. However, we believe that factors such as the technological and creative skills of our personnel, development of new services, features and functionality and frequent enhancements to our solution are at least as essential to establishing and maintaining our technology leadership position.

We have certain registrations (and applications for registration) for intellectual property rights. As of March 31, 2021, we held two U.S. granted patents and six pending U.S. patent applications. Our two issued US patents are scheduled to expire on June 28, 2037. As of March 31, 2021, we held one registered U.S. trademark. As of March 31, 2021, we held four domain names in the United States and in foreign jurisdictions. The existence of a pending application is not an assurance that it will issue or lead to a registration.

The terms of individual patents extend for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for applications filed in the United States are effective for 20 years from the earliest effective filing date of a non-provisional patent application. However, the actual protection afforded by a patent varies on a country-to-country basis and depends upon many factors, including the type of patent, the scope of its coverage, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

We also take certain technical, administrative and physical measures to control access to and use of our proprietary technology and other confidential information See the section titled “Risk Factors—Risks Related to Our Intellectual Property” for a description of risks related to our intellectual property.

Government Regulation

Our business is and will continue to be subject to extensive and evolving U.S. federal, state and foreign laws, rules and regulations, including the rules and regulations of the organizations and other authorities governing the legal profession in the jurisdictions in which we or our customers operate. These laws, rules and regulations can vary significantly from jurisdiction to jurisdiction. For example, in the United States, each state has adopted laws, regulations and codes of ethics that provide for the licensure of attorneys, generally grant licensed attorneys the exclusive right to practice law in that state and place restrictions upon the activities of licensed lawyers. The practice of law other than by an attorney entitled to practice in the jurisdiction is generally referred to as the unauthorized practice of law. As a company, we are not authorized to practice law. In the United States, we may not provide legal advice to our clients, primarily because we do not meet the ethical and regulatory requirements, present in nearly every U.S. jurisdiction, of being exclusively owned by licensed attorneys.

Our solution includes alternatives to certain traditional methods of legal services and we therefore may face claims that we are engaged in the unauthorized practice of law. Despite our belief that our operations are not subject to, or are otherwise compliant with, the requirements of the jurisdictions in which we or our customers operate, regulators or other authorities of such jurisdictions could deem that we, our employees or our customers are engaged in the unauthorized practice of law or otherwise determine that we are subject to the relevant rules and regulations governing the conduct of attorneys. In such circumstances, regulators may enjoin our operations, subject us to rules governing conflicts of interests, require registration, seek to impose punitive fines or sanctions or take other disciplinary actions against us, our employees or our customers, any of which may inhibit our ability to do business in those jurisdictions, adversely impact our reputation, increase our operating expenses and adversely affect our financial condition and results of operations.

Laws, regulations, rules and standards in many relevant jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer and other processing of personal data, which impose significant compliance obligations. In the United States, we are subject to data security and privacy rules and regulations promulgated under a variety of sources, including the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018, or CCPA, and other state and federal laws relating to privacy and data security. The CCPA requires covered businesses to provide new disclosures to California residents and to provide them new ways to opt-out of the sale of personal information and provides a private right of action and statutory damages for data breaches. Other jurisdictions in the United States are beginning to propose laws similar to the CCPA. Other new legislation proposed or enacted in California (including the California Privacy Rights Act or CPRA), Illinois, Virginia, Massachusetts, Nevada, New Jersey, New York, Rhode Island, Washington and other states imposes, or has the potential to impose, additional obligations on companies that collect, store, use, retain, disclose, transfer and otherwise process confidential, sensitive and personal information and will continue to shape the data privacy environment nationally. State laws are changing rapidly and there is discussion in Congress of a new federal data protection and privacy law to which we would become subject if it is enacted.

As a result of our international operations, we must comply with a multitude of data security and privacy laws that may vary significantly from jurisdiction to jurisdiction. Virtually every jurisdiction in which we operate has established or is in the process of establishing data security and privacy legal frameworks with which we or our customers must comply. Our failure to comply with the laws of each jurisdiction may subject us to significant penalties. For example, the data protection landscape in Europe, including with respect to cross-border data transfers, is currently unstable and other countries outside of Europe have enacted or are considering enacting cross-border data transfer restrictions and laws requiring local data residency.

For example, in the European Union, the processing of personal data is governed by the provisions of the General Data Protection Regulation, or GDPR, which imposes stringent data privacy and security requirements. In particular, the GDPR imposes several requirements relating to ensuring there is a lawful basis for processing personal data, extends the rights of individuals to whom the personal data relates, materially expands the definition of personal data, requires additional disclosures about how personal data is to be used, imposes limitations on retention of personal data, creates mandatory data breach notification requirements in certain circumstances and establishes onerous new obligations on service providers who process personal data simply on behalf of others. The GDPR also restricts transfers of personal data from the EEA and the United Kingdom, to the United States and most other countries unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data. Certain previously available safeguards have been invalidated and reliance on alternative safeguards may be complex or not possible in certain circumstances.

For a discussion of the various risks we face from regulation and compliance matters, see the sections titled “Risk Factors—Risks Related to Information Technology and Cybersecurity” and “Risk Factors—Risks Related to Litigation, Regulatory Compliance and Governmental Matters.”

Facilities

Our corporate headquarters is located in Austin, Texas, where we lease approximately 49,000 square feet pursuant to a lease that expires in October 2022. We also have an office located in London, United Kingdom. These offices are leased, and we do not own any real property. We may lease or purchase additional space as needed to accommodate our needs.

Legal Proceedings

From time to time, we are involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

The following table sets forth information for our executive officers and directors as of June 30, 2021:

Name	Age	Position
Executive Officers:
Kiwi Camara	37	Co-Founder, Chief Executive Officer and Director
Michael Lafair	56	Chief Financial Officer
Sean Nathaniel	44	Chief Operating Officer
Andrew Shimek	48	Chief Revenue Officer
Keith Zoellner	58	Chief Technology Officer
Key Employees:
Melanie Antoon	43	Senior Vice President, Professional Services
Melissa Frugé	49	Senior Vice President, General Counsel
Luke McNeal	40	Senior Vice President, Global Sales
Kent Radford	50	Co-Founder and Chief Ethics and Compliance Officer
Kevin Smith	43	Chief Product Officer
Aaron Trull	43	Chief Human Resources Officer
Non-Employee Directors:
Krishna Srinivasan	48	Chair of the Board of Directors and Director
Tyson Baber	42	Director
Susan L. Blount	63	Director
Colette Pierce Burnette, Ed.D.	63	Director
Aaron Clark	39	Director
Robert P. Goodman	61	Director
Scott Hill	53	Director
James Offerdahl	64	Director

Executive Officers

Kiwi Camara co-founded our company in December 2013 and has served as our Chief Executive Officer and a member of our board of directors since that time. Mr. Camara holds a B.S. from Hawaii Pacific University and a J.D. from Harvard Law School. We believe that Mr. Camara is qualified to serve on our board of directors due to his experience building and leading our business and his insight into corporate matters as our Chief Executive Officer.

Michael Lafair has served as our Chief Financial Officer since January 2018. Before joining our company, Mr. Lafair served as the Chief Financial Officer of Offers.com from November 2012 until its acquisition by Ziff Davis, LLC in December 2015. Following the acquisition, Mr. Lafair served as Global Head of Finance, Ziff Davis B2B until January 2018. Prior to Offers.com, Mr. Lafair served as Chief Financial Officer and General Counsel of All Web Leads, Inc., as well as Vice President and General Counsel of Interlogix, Inc. Mr. Lafair earlier in his career practiced corporate law at Morgan, Lewis & Bockius LLP. Mr. Lafair holds a Bachelor of Science in Economics with concentrations in Accounting and Economics from The Wharton School of the University of Pennsylvania and a J.D. from Temple University School of Law.

Sean Nathaniel has served as our Chief Operating Officer since January 2020. Prior to joining us, Mr. Nathaniel served as Chief Technology Officer of Upland Software, Inc., where he held various roles beginning in May 2013. Mr. Nathaniel joined Upland following its acquisition of FileBound Solutions, Inc., where Mr. Nathaniel served as Chief Information Officer from February 2007 to May 2013. From February 2000 to February 2007, Mr. Nathaniel served in various positions at GiftCertificates.com, most recently as Director of Technology. Mr. Nathaniel holds a B.A. in business administration from Northwestern College and an M.B.A. from the University of Nebraska.

Andrew Shimek has served as our Chief Revenue Officer since January 2018. Prior to joining us, Mr. Shimek served as President and Chief Operating Officer of Neota Logic Inc. from January 2017 to January 2018. Prior to this, Mr. Shimek held various leadership positions at Epiq Systems, Inc. from April 2008 to December 2016, most recently serving as President of Legal Services and Electronic Discovery. Earlier in his career, from May 1999 to May 2008, Mr. Shimek held various positions at LexisNexis, most recently serving as National Director, Corporate Markets at LexisNexis’s Applied Discovery division. Mr. Shimek started his career practicing law at Gray, Plant, Mooty, Mooty & Bennett, P.A. Mr. Shimek holds a B.A. in English and business administration from the University of St. Thomas and a J.D. from the University of Minnesota Law School.

Keith Zoellner has served as our Chief Technology Officer since November 2015, after first joining us as our VP, Engineering and Product Development in February 2015. Prior to joining us, Mr. Zoellner served as Chief Technology Officer and VP of Product Development at Spredfast, Inc. from 2011 to 2015. Earlier in his career, Mr. Zoellner served as Chief Technology Officer at various other information technology companies, including StoredIQ, Mshow.com, Ambac Connect and Commerce Direct International. Mr. Zoellner holds a B.S. in management information systems from the University of Missouri-St. Louis.

Key Employees

Melanie Antoon has served as our Senior Vice President, Professional Services since January 2021, after first joining us as our VP, Professional Services in November 2019. Prior to joining us, Ms. Antoon served as SVP, U.S. Operations at Inventus, LLC from August 2017 to November 2019, after first joining as its SVP, Discovery Solutions in April 2015. Prior to this, Ms. Antoon was Director of Hosting at Huron Consulting and VP, Client Services at Catalyst. Ms. Antoon holds a B.A. in psychology and women’s studies from the University of Wisconsin-Madison and an M.S. in computer science from DePaul University.

Melissa Frugé has served as our Senior Vice President, General Counsel since May 2021. Before joining our company, Ms. Frugé served as the Chief Legal Officer and Executive Sponsor of Diversity and Inclusion at FinancialForce.com, Inc. from February 2020 until May 2021. Prior to that position Ms. Frugé was the Vice President of Legal at Oravel Stays Private Ltd. (d/b/a OYO) from August 2019 until February 2020. Ms. Frugé served as General Counsel of Brandless, Inc. from October 2018 until August 2019. Prior to Brandless, Ms. Frugé was the Chief Legal Officer of Khoros, LLC (f/k/a Spredfast, Inc.) from March 2016 to October 2018. From September 2009 to March 2016, Ms. Frugé was the General Counsel and Corporate Secretary of HomeAway.com, Inc. Ms. Frugé holds a B.A. in political science from the University of Southern California and a J.D. from Santa Clara University School of Law.

Luke McNeal has served as our Senior Vice President, Global Sales since June 2021. Prior to joining us, Mr. McNeal served as Vice President, Sales at BigSpring Private Limited from March 2020 to January 2021. Before this, from February 2018 to March 2020, Mr. McNeal served as the Director of Workplace, APAC for Facebook, Inc. Prior to that position, Mr. McNeal built and led multiple sales teams at Amazon Web Services across Southeast Asia from November 2014 to February 2018. Earlier in his career, Mr. McNeal held multiple leadership roles around the world with ServiceSource International, Inc. Mr. McNeal holds a B.S. in business administration and international studies from the University of Oregon, as well as a Global M.B.A. from both the UCLA Anderson School of Management and the National University of Singapore.

Kent Radford co-founded our company in December 2013 and has held various roles since that time, including his current position as our Chief Ethics and Compliance Officer. Mr. Radford was previously presiding partner at Camara and Sibley LLP. Earlier in his career, he practiced law at Vinson & Elkins LLP and helped found the Houston offices of Hogan Lovells US LLP and Pillsbury Winthrop Shaw Pittman LLP. Mr. Radford holds a B.S. in communications from West Texas A&M University, a M.A. in communications from the University of New Mexico and a J.D. from the University of Texas School of Law.

Kevin Smith has served as our Chief Product Officer since April 2021. Prior to joining us, Mr. Smith served as SVP, Portfolio Strategy and Operations for Carbon Black, Inc. (subsequently acquired by VMware, Inc.) from

August 2018 until September 2020. Before this, Mr. Smith held various positions at CA Technologies from May 2011 to July 2018, most recently serving as VP, Business Unit Strategy for the Agile Management Division. Mr. Smith holds a B.B.A. from the College of William & Mary and an M.B.A. from the Tuck School of Business at Dartmouth College.

Aaron Trull has served as our Chief Human Resources Officer since December 2020, after first joining us as our VP, Human Resources in January 2019. Prior to joining us, Mr. Trull held various positions at Bazaarvoice, Inc. from January 2013 to January 2019, last serving as VP, Compensation and HR Operations. Before this, Mr. Trull spent more than a decade at technology leaders including Advanced Micro Devices, Inc., The Hewlett-Packard Company and Dell, Inc. after starting his career at Ernst & Young LLP. Mr. Trull holds a B.A. in business economics from the University of Texas at Austin and an M.B.A. from the McCombs School of Business at the University of Texas at Austin.

Non-Employee Directors

Krishna Srinivasan has served as a member of our board of directors since December 2013 and as chair of the board of directors since May 2021. Mr. Srinivasan is a Founding Partner of LiveOak Venture Partners, which he co-founded in January 2012. Prior to founding LiveOak Venture Partners, Mr. Srinivasan was a Partner at Austin Ventures from 2000 to 2010. Earlier in his career, he also worked at Motorola and SEMATECH. Mr. Srinivasan is or has been a member of the board of directors of numerous other portfolio companies of LiveOak Ventures Partners in the technology space. Mr. Srinivasan is also Chairman of the Board for The Miracle Foundation, a global non-profit organization that utilizes technology and proprietary best-practices to help orphans and vulnerable children achieve their full potential. Mr. Srinivasan holds a B.Tech. in mechanical engineering from the Indian Institute of Technology, a M.S. in operations research from the University of Texas at Austin and an M.B.A. from The Wharton School of the University of Pennsylvania. We believe that Mr. Srinivasan is qualified to serve as a member of our board of directors because of his extensive experience with technology companies in our industry and his service on numerous private company boards.

Tyson Baber has served as a member of our board of directors since January 2019. Mr. Baber is a Lead Investor at Georgian Partners, a position he has held since September 2014. Prior to such time, Mr. Baber was an M&A Business Development Executive at IBM. Mr. Baber currently serves on the boards of directors of various portfolio companies of Georgian Partners. Mr. Baber holds an M.B.A. in international business from the University of North Carolina Kenan-Flagler Business School and a J.D. from the University of North Carolina School of Law. We believe that Mr. Baber is qualified to serve as a member of our board of directors because of his extensive experience with technology companies in our industry and his service on various private company boards.

Susan L. Blount has served as a member of our board of directors since April 2021. Ms. Blount currently serves as an adjunct professor at the University of Texas School of Law, a position she has held since January 2016. From 1985 to 2015, Ms. Blount held various roles in the legal department at Prudential Financial, Inc., including serving as Senior and then Executive Vice President and General Counsel beginning in May 2005. She also worked directly with the board of directors of Prudential from 1995 to 2015. Since January 2019, Ms. Blount has served on the board of directors of Cavco Industries Inc. Ms. Blount is a founding member of the Center for Women in Law at the University of Texas School of Law, where she also served as Interim Executive Director from March 2019 to January 2020. Ms. Blount holds a B.A. in history from the University of Texas at Austin and a J.D. from the University of Texas School of Law. We believe that Ms. Blount is qualified to serve as a member of our board of directors because of her significant experience in public company strategy, legal and risk management.

Colette Pierce Burnette, Ed.D. has served as a member of our board of directors since April 2021. Dr. Burnette is the President of Huston-Tillotson University in Austin, Texas, a position she has held since July 2015. Dr. Burnette previously served as interim President at Pierce College in Puyallup, Washington, as well as serving in several roles at Central State University in Wilberforce, Ohio, last serving as its Vice President for Administration and Chief Financial Officer. Dr. Burnette is a leader of the Austin community, serving as co-chair of the Mayor of Austin’s Task Force on Institutional Racism and Systemic Inequities, Board Chair of Leadership Austin and Treasurer of the Independent Colleges and Universities of Texas, along with several other local boards and committees. Dr. Burnette holds a B.S. in industrial and systems engineering from The Ohio State University, an M.S. in administration from Georgia College and State University and an Ed.D. from the University of Pennsylvania. Dr. Burnette is also a graduate of the Harvard University Graduate School of Education’s Management Development Program. We believe that Dr. Burnette is qualified to serve as a member of our board of directors because of her extensive leadership experience in the education sector and her demonstrated commitment to public service.

Aaron Clark has served as a member of our board of directors since August 2016. Mr. Clark is a Managing Director of The Stephens Group, LLC, where he has been employed since its founding in 2006. Mr. Clark previously served on the board of directors of Bear State Financial, Inc., serving from 2011 until the company’s acquisition in 2018. In addition, Mr. Clark currently serves on the boards of directors of various portfolio companies of The Stephens Group, LLC. Mr. Clark holds a B.S. in finance from the University of Arkansas at Fayetteville. We believe that Mr. Clark is qualified to serve as a member of our board of directors because of his extensive experience with technology companies in our industry, his service on private company boards and the historical knowledge and continuity he brings to our board of directors.

Robert P. Goodman has served as a member of our board of directors since November 2014. Mr. Goodman is a Partner at Bessemer Venture Partners, a venture capital firm which he joined in 1998. Bessemer Venture Partners VIII L.P. and Bessemer Venture Partners VIII Institutional L.P. are affiliated investment funds of Bessemer Venture Partners. Prior to joining Bessemer Venture Partners, Mr. Goodman founded and served as the Chief Executive Officer of three privately held telecommunications companies. Since February 2017, Mr. Goodman has served on the board of directors of ACV Auctions Inc. and he previously served on the board of directors of Blue Apron Holdings from November 2015 to December 2019. Additionally, Mr. Goodman is or has been a member of the boards of directors of numerous other portfolio companies of Bessemer Venture Partners in the areas of software, mobile and business-to-business marketplace. Mr. Goodman holds a B.A. in Latin American studies from Brown University and an M.B.A. from Columbia University. We believe that Mr. Goodman is qualified to serve as a member of our board of directors due to his experience in working with entrepreneurial companies, particularly technology companies, and his experience as a director of both public and private companies.

Scott Hill has served as a member of our board of directors since June 2021. Mr. Hill is currently an advisor to the Chief Executive Officer and previously served as the Chief Financial Officer of Intercontinental Exchange, Inc. from May 2007 to May 2021. Before that, Mr. Hill was an international finance executive for International Business Machines Corporation from 1991 to 2007. Mr. Hill currently serves on the board of directors of VVC Exploration Corporation, a position he has held since August 2017. Mr. Hill earned his B.B.A in finance from the University of Texas at Austin and his M.B.A. from New York University. We believe that Mr. Hill is qualified to serve as a member of our board of directors because of his financial expertise and his extensive management experience.

James Offerdahl has served as a member of our board of directors since August 2018. Mr. Offerdahl served as the Chief Financial Officer of Bazaarvoice, Inc. from January 2013 until its acquisition in February 2018. Prior to this, he served as the Chief Financial Officer and Vice President of Administration of Convio, Inc. from February 2005 until its acquisition in May 2012. Earlier in his career, Mr. Offerdahl held executive level positions at various other companies, including as Chief Executive Officer of Traq-Wireless, Inc., Chief Operating Officer and Chief Financial Officer of Pervasive Software, Inc. and Chief Financial Officer of Tivoli Systems, Inc. Since January 2011, Mr. Offerdahl has served on the board of directors of Q2 Holdings, Inc., where he also serves as chair of the company’s audit committee. He also serves and has served on the boards of directors of several private companies. Mr. Offerdahl holds a B.S. in accounting from Illinois State University and an M.B.A. in management and finance from the University of Texas at Austin. We believe that Mr. Offerdahl is qualified to serve as a member of our board of directors because of his financial expertise and his extensive experience as an executive and director of various public and private companies.

Family Relationships

There are no family relationships among any of the directors or executive officers.

Composition of Our Board of Directors

Our business and affairs are managed under the direction of our board of directors. We currently have nine directors. Certain of our directors currently serve on the board of directors pursuant to the voting provisions of a stockholders’ agreement between us and several of our stockholders. The voting provisions of our stockholders’ agreement will terminate upon the completion of this offering, after which there will be no further contractual obligations regarding the election or designation of our directors. Our current directors will continue to serve as directors until their resignation, removal or successor is duly elected.

Our board of directors may establish the authorized number of directors from time to time by resolution. In accordance with our amended and restated certificate of incorporation that will be in effect upon the completion of this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Tyson Baber, Kiwi Camara and Robert P. Goodman, whose terms will expire at the first annual meeting of stockholders to be held following the completion of this offering;

•

the Class II directors will be Colette Pierce Burnette, Aaron Clark and James Offerdahl, whose terms will expire at the second annual meeting of stockholders to be held following the completion of this offering; and

•

the Class III directors will be Susan L. Blount, Scott Hill and Krishna Srinivasan, whose terms will expire at the third annual meeting of stockholders to be held following the completion of this offering.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, our board of directors has determined none of our directors, other than Mr. Camara, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the NYSE listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our audit committee consists of Tyson Baber, Susan L. Blount, Scott Hill and James Offerdahl. Our board of directors has determined that each member satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is James Offerdahl, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	helping our board of directors oversee our corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the NYSE.

Compensation Committee

Our compensation committee consists of Scott Hill, Robert P. Goodman and Krishna Srinivasan. The chair of our compensation committee is Scott Hill. Our board of directors has determined that each member is independent under the NYSE listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	reviewing and approving the compensation of our chief executive officer, other executive officers and senior management;

•	reviewing, evaluating and recommending to our board of directors succession plans for our executive officers;

•	reviewing and recommending to our board of directors the compensation paid to our directors;

•	administering our equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the NYSE.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Susan L. Blount, Colette Pierce Burnette, Aaron Clark and Krishna Srinivasan. The chair of our nominating and corporate governance committee is Susan L. Blount. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under the the NYSE listing standards.

Specific responsibilities of our nominating and corporate governance committee will include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the NYSE.

Code of Conduct

We have adopted a Code of Conduct that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller or persons performing similar functions. The full text of our Code of Conduct will be posted on our website at www.csdisco.com. We intend to disclose on our website any future amendments of our Code of Conduct or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the Code of Conduct. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are currently, or have been at any time, one of our officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Non-Employee Director Compensation

Except as indicated below, we have not historically provided cash, equity or other compensation to any of our non-employee directors. We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings. The compensation of Mr. Camara as a named executive officer is set forth below under “Executive Compensation—Summary Compensation Table.”

In April 2020, we granted Mr. Offerdahl an option to purchase 2,000 shares of common stock with an exercise price of $8.80 per share. The option vests in 12 equal monthly installments, subject to Mr. Offerdahl remaining in service with us as of each monthly vesting date. The option includes an early exercise feature. In the event of a change of control of our company, the option shall vest in full.

Non-Employee Director Compensation Table

The following table sets forth information regarding compensation earned by or paid to our non-employee directors for the year ended December 31, 2020:

Name	Option Awards(1)(2)	Total
Krishna Srinivasan	$—	$—
Tyson Baber	—	—
Susan L. Blount(3)	—	—
Colette Pierce Burnette, Ed.D.(4)	—	—
Aaron Clark	—	—
Robert P. Goodman	—	—
Scott Hill(5)	—	—
James Offerdahl	8,750	8,750

(1)

Amounts reported represent the aggregate grant date fair value of the stock options granted to our non-employee directors during 2020 under our Long Term Incentive Plan, or our 2013 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the non-employee directors.

(2)	The following table provides information regarding the number of shares of our common stock underlying options granted to our non-employee directors that were outstanding as of December 31, 2020

Name	Option Awards Outstanding as of December 31, 2020
Krishna Srinivasan	—
Tyson Baber	—
Susan L. Blount	—
Colette Pierce Burnette, Ed.D.	—
Aaron Clark	—
Robert P. Goodman	—
Scott Hill	—
James Offerdahl	2,000

(3)	Ms. Blount joined our board of directors in April 2021.

(4)	Dr. Burnette joined our board of directors in April 2021.
(5)	Mr. Hill joined our board of directors in June 2021.

Non-Employee Director Compensation Policy

Our board of directors adopted a non-employee director compensation policy in July 2021 that will become effective upon the execution and delivery of the underwriting agreement related to this offering, or the effective date, and will be applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for service on our board of directors:

•	an annual cash retainer of $33,500, or the general annual cash retainer;

•	an additional annual cash retainer of $25,000 for service as independent chair of the board of directors;

•

an additional annual cash retainer of $8,500, $5,000 and $3,900 for service as a member of the audit committee, compensation committee and the nominating and corporate governance committee, respectively;

•

an additional annual cash retainer of $20,000, $12,000 and $7,500 for service as chair of the audit committee, chair of the compensation committee and chair of the nominating and corporate governance committee, respectively (in lieu of the committee member retainer above);

•

an initial RSU award granted upon a director’s initial election or appointment to the board, with an aggregate grant date fair value, as calculated in accordance with ASC Topic 718, equal to $300,000, vesting in twelve equal quarterly installments; and

•  a refresher RSU award granted at each annual meeting of our stockholders, or annual meeting, held after the effective date to each non-employee director who (i) has served as a non-employee member of the board for at least six months prior to the annual meeting and (ii) continues to serve following such annual meeting; provided, however, that no non-employee director who (i) is affiliated or associated with any of our fund investors and (ii) was serving on our board of directors as of the effective date will be eligible for a refresher RSU award until the date of the annual meeting held in 2024. Such refresher RSU awards will have an aggregate grant date fair value, as calculated in accordance with ASC Topic 718, equal to $150,000, and will vest in four equal quarterly installments (or the day immediately preceding the next annual meeting, if sooner).

Pursuant to the compensation policy, each non-employee director may elect to receive all of his or her general annual cash retainer as an RSU award, which we refer to as the retainer RSU award. If a non-employee director timely makes this election, the retainer grant will be automatically granted to the non-employee director on January 1 of each year and will have an aggregate grant date fair value, as calculated in accordance with ASC Topic 718, equal to the aggregate of the general annual cash retainer that would have otherwise been paid for the upcoming calendar year. Each retainer RSU award will vest in four equal installments on the last day of each of the company’s fiscal quarters, subject to the non-employee director’s continued service though each applicable vesting date.

Each of the RSU awards described above will be granted under our 2021 Plan, the terms of which are described in more detail below under “Executive Compensation—Employee Benefit Plans—2021 Equity Incentive Plan.” Each such RSU award will vest subject to the director’s continuous service with us, provided that each RSU award will vest in full upon a change in control of the company.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers, for the fiscal year ended December 31, 2020, were:

•	Kiwi Camara, our Co-Founder, Chief Executive Officer and Director;

•	Andrew Shimek, our Chief Revenue Officer; and

•	Sean Nathaniel, our Chief Operating Officer.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our named executive officers for the fiscal year ended December 31, 2020.

Name and Principal Position	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kiwi Camara	325,000	—	256,077	2,849	583,926
Chief Executive Officer
Andrew Shimek	350,000	218,755	437,155	1,197	1,007,107
Chief Revenue Officer
Sean Nathaniel(5)	242,468	150,585	141,518	530	535,101
Chief Operating Officer

(1)	Salary amounts represent actual amounts paid during 2020. See “—Narrative Disclosure to Summary Compensation Table—Annual Base Salary” below.
(2)

Amounts reported represent the aggregate grant date fair value of the stock options granted to our named executive officers during 2020 under our 2013 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(3)	The amounts disclosed represent performance bonuses earned in 2020 and paid in 2021. See “—Narrative Disclosure to Summary Compensation Table—Non-Equity Incentive Plan Compensation” below.
(4)	Amounts reported represent life insurance premiums we paid for each named executive officer.
(5)	Mr. Nathaniel commenced employment with us in January 2020.

Narrative Disclosure to Summary Compensation Table

Annual Base Salary

Our named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2020 base salary for Mr. Camara was $325,000. The 2020 base salary for Mr. Shimek was $350,000. The 2020 base salary for Mr. Nathaniel was $250,000. The amount stated in the table above reflects the prorated portion of Mr. Nathaniel’s annual base salary from the commencement of his employment as our Chief Operating Officer in January 2020. Mr. Nathaniel’s base salary was increased from $250,000 to $300,000 in January 2021.

In July 2021, our board of directors approved increased base salaries for Mr. Camara and Mr. Nathaniel. Effective on July 1, 2021 but contingent upon the execution and delivery of the underwriting agreement related to this offering, the annual base salaries for Mr. Camara and Mr. Nathaniel will be $500,000 and $325,000, respectively.

Non-Equity Incentive Plan Compensation

Our practice has been to provide for annual bonus payments to our executive officers conditioned upon the achievement of certain performance goals established by our board of directors. We have historically established target bonus amounts which we felt were appropriate considering factors such as compensation opportunities that these executive officers were foregoing from their prior employers, cash bonuses provided to executive officers of our peer companies, the executive officer’s anticipated role criticality relative to others at our company and the determination by our board of directors or committee thereof and, as applicable, the Chief Executive Officer, of the essential need to attract and retain these executive officers.

In July 2021, our board of directors approved increased target bonus amounts for Mr. Camara and Mr. Nathaniel. Effective on July 1, 2021 but contingent upon the execution and delivery of the underwriting agreement related to this offering, the target bonus amounts for Mr. Camara and Mr. Nathaniel will be 100% and 55% of their base salaries, respectively.

Equity-Based Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. To date, we have used stock option grants and restricted stock awards for this purpose because we believe they are an effective means by which to align the long-term interests of our executive officers with those of our stockholders. We believe that our equity awards are an important retention tool for our executive officers, as well as for our other employees.

We have historically granted stock options broadly to our employees. More recently, we have also granted restricted stock awards to our employees. Grants to our executives and other employees are made at the discretion of our board of directors and are not made at any specific time period during a year.

In January 2020, in connection with his commencement of employment with us, we granted Mr. Nathaniel a stock option to purchase 35,000 shares of common stock. In April 2020, we granted Mr. Shimek a stock option to purchase 50,000 shares of common stock. The terms of these awards are described under “—Outstanding Equity Awards as of December 31, 2020” below. We did not grant any equity awards to Mr. Camara in 2020.

In May 2021, we granted Mr. Nathaniel a stock option to purchase 300,000 shares of common stock. The option has an exercise price of $18.70 per share and is subject to a four-year vesting schedule, with 25% vesting on the first anniversary of the vesting commencement date and the balance vesting monthly over 36 months thereafter, subject to Mr. Nathaniel’s continued service with us.

Prior to this offering, all of the equity awards we have granted were made pursuant to our 2013 Plan. Following this offering, we will grant equity incentive awards under the terms of our 2021 Plan, and no further awards will be granted pursuant to our 2013 Plan or any other equity plan, program or arrangement after such time. The terms of our equity plans are described under “—Employee Benefit Plans” below.

Outstanding Equity Awards as of December 31, 2020

The following table presents estimated information regarding outstanding equity awards held by our named executive officers as of December 31, 2020. All awards were granted pursuant to the 2013 Plan. See “—Employee Benefit Plans—Long Term Incentive Plan” below for additional information.

			Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Kiwi Camara	4/23/2019	2/26/2019	183,333	216,667	(2)	8.35	4/23/2029
Andrew Shimek	6/8/2018	1/16/2018	255,730	94,986	(3)	1.50	6/8/2028
	4/23/2020	1/16/2022	—	50,000	(3)	8.80	4/23/2030
Sean Nathaniel	1/30/2020	1/13/2020	—	35,000	(3)	8.80	1/30/2030

(1)

All option awards listed in this table were granted pursuant to our Long Term Incentive Plan, or 2013 Plan, the terms of which are described below under “ —Employee Benefit Plans—Long Term Incentive Plan.”

(2)

1/48th of the shares underlying this option vested or vest on a monthly basis following the vesting commencement date, subject to continued service to us through the applicable vesting date. In the event of Mr. Camara’s termination of employment by our company without cause or his resignation for good reason, in either case following a change in control of our company, the option shall vest in full.

(3)

25% of the shares underlying this option vested or vest on the one-year anniversary of the vesting commencement date and the remainder vest in 36 equal monthly installments thereafter, subject to continued service to us through the applicable vesting date.

We did not materially modify any outstanding equity award held by our named executive officers in 2020.

Employment Arrangements with our Named Executive Officers

We intend to enter into amended and restated employment agreements with each of our named executive officers, which provide for an annual base salary, bonus opportunity, severance benefits (described under “—Potential Payments upon Termination or Change in Control” below) and standard employee benefits generally available to our employees. Each of our named executive officers is employed at-will. We intend to enter into updated forms of employee confidential information and inventions assignment agreement with each of our named executive officers.

Potential Payments upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s service terminates, each named executive officer is entitled to receive amounts earned during his term of service, including unpaid salary.

We intend to enter into amended and restated employment agreements with our named executive officers that provide for severance and/or change in control benefits to the named executive officers upon (i) a “change in control termination” or (ii) a “regular termination” (each as described below). Pursuant to each such agreement, upon a change in control termination, each of our named executive officers will be entitled to a lump sum payment equal to a portion of his base salary (18 months for Mr. Camara and 12 months for each of Mr. Shimek and Mr. Nathaniel), a lump sum payment equal to 150% (for Mr. Camara) or 100% (for each of Mr. Shimek and Mr. Nathaniel) of his annual target cash bonus, payment of COBRA premiums for a period of time (up to 18 months for Mr. Camara and 12 months for each of Mr. Shimek and Mr. Nathaniel) and accelerated vesting of outstanding equity awards granted on or after the date of the underwriting agreement related to this offering; for equity awards subject to performance vesting, unless otherwise provided in individual award documents, performance will be deemed to be achieved at target level or, if greater, based on actual performance measured as of the effective time of such change in control. To the extent an equity award is not assumed, continued or substituted for in the event of certain change in control transactions and the executive’s employment is not terminated as of immediately prior to such change in control, the vesting of such equity award will also accelerate in full (and for equity awards subject to performance vesting, unless otherwise provided in individual award documents, performance will be deemed to be achieved at target level or, if greater, based on actual performance measured as of the effective time of such change in control). Upon a regular termination, each of our named executive officers will be entitled to a lump sum payment equal to a portion of his base salary (12 months for Mr. Camara and six months for each of Mr. Shimek and Mr. Nathaniel) and payment of COBRA premiums for a period of time (up to 12 months for Mr. Camara and six months for each of Mr. Shimek and Mr. Nathaniel). All severance benefits subject to the executive’s execution of an effective release of claims against the company.

For purposes of the amended and restated employment agreements, a “regular termination” is an involuntary termination without “cause” (and not as a result of death or disability) (or, with respect to Mr. Camara only, is a resignation for “good reason”), as defined in the such agreements, in any case that does not occur during the period of time beginning three months prior to, and ending 12 months following, a “change in control”, as defined in the 2021 Plan, or the “change in control period.” For purposes of the amended and restated employment agreements, a “change in control termination” is an involuntary termination without cause (and not as a result of death or disability) or a resignation for good reason, in any case that occurs during the change in control period.

In addition, each of our named executive officers’ equity awards is subject to the terms of the 2013 Plan and award agreement thereunder. A description of the termination and change in control provisions in the 2013 Plan and awards granted thereunder is provided in the section titled “—Employee Benefit Plans” and a description of the vesting provisions of each equity award held by our named executive officers which is outstanding and unvested as of December 31, 2020 is provided above under “—Outstanding Equity Awards as of December 31, 2020.”

Health and Welfare and Retirement Benefits; Perquisites

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to our named executive officers. In addition, we provide the opportunity to participate in a 401(k) plan to our employees, including each of our named executive officers, as discussed in the section below entitled “—401(k) Plan.”

401(k) Plan

We maintain a 401(k) plan intended to qualify as a tax-qualified plan under Section 401 of the Code, with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which is $19,500 for calendar years 2020 and 2021. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar years 2020 and 2021 may be up to an additional $6,500 above the statutory limit. We do not provide matching or profit-sharing contributions under the plan. Employees’ pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Employee Benefit Plans

2021 Equity Incentive Plan

In July 2021, our board of directors adopted, and our stockholders approved, our 2021 Plan, which will become effective on the date of the underwriting agreement related to this offering. No grants will be made under our 2021 Plan prior to its effectiveness. Once our 2021 Plan becomes effective, no further grants will be made under the 2013 Plan.

Awards.    Our 2021 Plan will provide for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit, or RSU, awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares.    Initially, the maximum number of shares of our common stock that may be issued under our 2021 Plan after it becomes effective will not exceed 9,478,732 shares of our common stock, which is the sum of (1) 4,700,000 new shares, plus (2) shares that remain available for the issuance of awards under our 2013 Plan as of immediately prior to the time our 2021 Plan becomes effective plus (3) shares of our common stock subject to outstanding stock options or other stock awards granted under our 2013 Plan that, on or after our 2021 Plan becomes effective, terminate or expire prior to exercise or settlement; are not issued because the award is settled in cash; are forfeited because of the failure to vest; or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, as such shares become available from time to time. In addition, the number of shares of our common stock reserved for issuance under our 2021 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2022 through January 1, 2031, in an amount equal to (1) 5% of the total number of shares of our common stock outstanding on December 31 of the year before the date of each automatic increase or (2) a lesser number of shares determined by our board of directors prior to the applicable January 1. The maximum number of shares of our common stock that may be issued on the exercise of ISOs under our 2021 Plan will be 29,000,000 shares.

Shares subject to stock awards granted under our 2021 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares will not reduce the number of shares available for issuance under our 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation will not reduce the number of shares available for issuance under our 2021 Plan. If any shares of our common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (1) because of a failure to meet a contingency or condition required for the vesting of such shares, (2) to satisfy the exercise, strike or purchase price of an award or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under our 2021 Plan. Any shares previously issued which are reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under our 2021 Plan.

Plan Administration.    Our board of directors, or a duly authorized committee of our board of directors, will administer our 2021 Plan and is referred to as the “plan administrator” herein. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under our 2021 Plan, our board of directors will have the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

The plan administrator will have the power to modify outstanding awards under our 2021 Plan. Subject to the terms of our 2021 Plan, the plan administrator will have the authority to reprice any outstanding stock award, cancel and re-grant any outstanding stock award in exchange for new stock awards, cash or other consideration or take any other action that is treated as a repricing under generally accepted accounting principles, or GAAP, with the consent of any adversely affected participant.

Stock Options.    Our 2021 Plan allows for the grant of ISOs and NSOs pursuant to stock option agreements adopted by the plan administrator. The plan administrator will determine the exercise price for stock options, within the terms and conditions of our 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant for NSOs and 110% of the fair market value of the stock subject to the option on the date of grant for ISOs. Options granted under our 2021 Plan will vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator will determine the term of stock options granted under our 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the recipient approved by the plan administrator, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options or stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards.    Our 2021 Plan allows for the grant of RSU awards pursuant to restricted stock unit award agreements adopted by the plan administrator. RSU awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. An RSU award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator or in any other form of consideration set forth in the RSU award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU award. Except as otherwise provided in the applicable award agreement or other written agreement between us and the recipient approved by the plan administrator, RSU awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards.    Our 2021 Plan allows for the grant of restricted stock awards pursuant to restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator will determine the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights.    Our 2021 Plan allows for the grant of stock appreciation rights pursuant to stock appreciation right agreements adopted by the plan administrator. The plan administrator will determine the purchase price or strike price for a stock appreciation right, which generally will not be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under our 2021 Plan will vest at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of common stock or in any other form of payment as determined by our board of directors and specified in the stock appreciation right agreement.

The plan administrator will determine the term of stock appreciation rights granted under our 2021 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards.    Our 2021 Plan will permit the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the common stock.

The performance goals may be based on anyone of, or combination of, the following as determined by the plan administrator: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the board of directors at the time the performance award is granted, the board will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to GAAP; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are

“unusual” in nature or occur “infrequently” as determined under GAAP; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of our business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under GAAP; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under GAAP.

Other Stock Awards.    The plan administrator will be permitted to grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit.    The aggregate value of all compensation granted or paid to any non-employee director with respect to any period commencing on the date of our annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the meeting for the next subsequent year, including stock awards granted and cash fees paid by us to such non employee director, will not exceed $750,000 in total value, or with respect to such period in which a non-employee director is first appointed or elected to our board, $1,000,000 in total value (in each case, calculating the value of any such stock awards based on their grant date fair value for financial reporting purposes).

Changes to Capital Structure.    In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under our 2021 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions.    In the event of a corporate transaction, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant, any stock awards outstanding under our 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction) and (2) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (1) the per share amount payable to holders of common stock in connection with the corporate transaction, over (2) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of common stock.

Under our 2021 Plan, a corporate transaction is generally defined as the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of at least 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control.    Awards granted under our 2021 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

Under our 2021 Plan, a change in control is generally defined as: (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; (2) a consummated merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or (4) when a majority of our board of directors becomes comprised of individuals who were not serving on our board of directors on the date our 2021 Plan was adopted by the board of directors, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.

Plan Amendment or Termination.    Our board of directors has the authority to amend, suspend or terminate our 2021 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our 2021 Plan. No stock awards may be granted under our 2021 Plan while it is suspended or after it is terminated.

2021 Employee Stock Purchase Plan

In July 2021, our board of directors adopted, and our stockholders approved, our ESPP, which will become effective immediately prior to and contingent upon the date of the underwriting agreement related to this offering. The purpose of our ESPP will be to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. Our ESPP will include two components. One component will be designed to allow eligible U.S. employees to purchase our common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. The other component will permit the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the United States while complying with applicable foreign laws.

Share Reserve.    Following this offering, the ESPP will authorize the issuance of 1,100,000 shares of our common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, beginning on January 1, 2022 through January 1, 2031, by the lesser of (1) 1% of the total number of shares of our common stock outstanding on the last day of the year before the date of the automatic increase and (2) 1,600,000 shares; provided that before the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (1) and (2).

Administration.    Our board of directors will administer the ESPP and may delegate its authority to administer the ESPP to our compensation committee. The ESPP will be implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, our board of directors will be permitted to specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, will be eligible to participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our common stock on the first date of an offering or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (1) being customarily employed for more than 20 hours per week, (2) being customarily employed for more than five months per calendar year or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee will be permitted to purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each calendar year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

Changes to Capital Structure.    In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to: (1) the class(es) and maximum number of shares reserved under the ESPP, (2) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (3) the class(es) and number of shares subject to and purchase price applicable to outstanding offerings and purchase rights and (4) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions.    In the event of certain significant corporate transactions, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately after such purchase.

Under the ESPP, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction and (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

ESPP Amendment or Termination.    Our board of directors will have the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Long Term Incentive Plan

In 2013, our board of directors adopted and our stockholders approved our Long Term Incentive Plan, or 2013 Plan, which was subsequently amended, most recently in April 2021. Our 2013 Plan will be suspended prior to the completion of this offering in connection with our adoption of our 2021 Plan and no further awards will be granted under our 2013 Plan thereafter. However, awards outstanding under our 2013 Plan will continue in full effect in accordance with their existing terms.

Awards.    Our 2013 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code to employees, and for the grant of nonstatutory stock options, or NSOs, restricted stock awards, stock appreciation rights, or SARs, restricted stock units, or RSUs, bonus stock, dividend equivalents, other stock-based awards, performance awards and annual incentive awards to employees, directors and consultants.

Shares Available for Awards.    Subject to certain capitalization adjustments, the aggregate number of shares of common stock that may be issued pursuant to awards under the 2013 Plan will not exceed 6,012,427 shares. The maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under our 2013 Plan is 6,012,427 shares. As of March 31, 2021, options to purchase 3,034,660 shares of our common stock were outstanding.

Shares subject to awards granted under our 2013 Plan that expire or are canceled, forfeited, exchanged, settled in cash or otherwise terminated or are used to pay the exercise or purchase price of an award or to satisfy the tax withholding obligations related to an award will revert to and again become available for issuance under the 2013 Plan. Following the effectiveness of our 2021 Plan, such shares will again become available for awards under our 2021 Plan.

Administration.    The 2013 Plan is administered by a committee designated by the board of directors and made up of two or more directors, or, if no such committee is designated, by the board of directors. We refer to the plan administrator as the “committee” herein. The committee has broad discretion to administer the 2013 Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The committee may also accelerate the vesting or exercise of any award and make all other determinations, perform all other acts and exercise all other powers and authority necessary or desirable for the administration of the 2013 Plan. In addition, the committee may amend the terms of any outstanding award granted under the 2013 Plan without the participant’s consent so long as the amendment would not materially and adversely affect the rights of a participant under a previously granted award.

Stock Options.    ISOs and NSOs are granted under option agreements adopted by the committee. The committee determines the exercise price for stock options, within the terms and conditions of the 2013 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant for NSOs and 110% of the fair market value of our common stock on the date of grant for ISOs. Options granted under the 2013 Plan vest at the rate specified in the option agreement as determined by the committee. The term of an option may not exceed 10 years. After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for one year. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards.    Restricted stock awards are granted under restricted stock agreements adopted by the committee. The committee determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Unless otherwise determined by the committee, in the event that the Company grants dividends prior to the vesting of a restricted stock award, the participant will receive dividend equivalents that will be subject to the same restrictions and risk of forfeiture as the restricted stock award with respect to which the distribution was made. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through forfeiture restrictions.

Transferability.    Awards are generally not transferable other than by will or the laws of descent and distribution. The committee may allow transfers to certain permitted transferees for no consideration, as provided in the 2013 Plan. An award may be transferred to a permitted transferee pursuant to a domestic relations order entered or approved by a court by written notice to us.

Adjustments.    In the event of certain corporate events or changes in our capitalization, the committee will make adjustments to one or more of the number and kind of shares that may be delivered under the 2013 Plan and/or the number, kind and price of shares covered by each outstanding award.

Change in Control.    Upon a change in control, without the consent of any participant, the committee may provide for any one or more of the following:

•	accelerate the time of exercisability of an award,

•

require awards to be surrendered in exchange for a cash payment (including canceling a stock option or SAR for no consideration if it has an exercise price or the grant price less than the value paid in the transaction), or

•	make any other adjustments to awards that the committee deems appropriate to reflect the applicable transaction or event.

Under the 2013 Plan, a change in control is generally (1) the consummation of an agreement to acquire or a tender offer for beneficial ownership of, 50% or more of either the then outstanding shares of stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors; (2) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of our company or an acquisition of assets of another entity; or (3) certain dissolutions, liquidations and changes in the board of directors.

Plan Amendment and Termination.    Our board of directors may terminate or amend the 2013 Plan at any time, subject to stockholder approval if required by applicable law, rule or regulation, so long as the action would not materially and adversely affect the rights of a participant under a previously granted award without the participant’s consent.

Indemnification Matters

Upon the completion of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will authorize us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws that will be in effect upon the completion of this offering will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws that will be in effect upon the completion of this offering will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades under parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they do not possess of material nonpublic information, subject to compliance with the terms of our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2018 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Preferred Stock Financings

Series D Redeemable Convertible Preferred Stock

In December 2017, January 2018 and April 2018, we issued and sold an aggregate of 6,656,323 shares of our Series D redeemable convertible preferred stock in multiple closings at a purchase price of $3.0210 per share, for an aggregate purchase price of $20.1 million. Each share of our Series D redeemable convertible preferred stock will convert automatically convert into one share of our common stock immediately prior to the completion of this offering.

The table below sets forth the number of shares of our Series D redeemable convertible preferred stock purchased by our related parties.

Stockholder	Shares of Series D Convertible Preferred Stock	Total Purchase Price ($)
Entities affiliated with Bessemer Venture Partners(1)	2,952,458	8,919,376
SG-Disco, LLC(2)	2,509,309	7,580,624
Entities affiliated with LiveOak Venture Partners(3)	1,158,556	3,499,999

(1)

The entities affiliated with Bessemer Venture Partners holding our Series D redeemable convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are Bessemer Venture Partners VIII L.P. and Bessemer Venture Partners VIII Institutional L.P. These entities collectively beneficially own more than 5% of our outstanding capital stock and Robert P. Goodman, a member of our board of directors, is a Partner of Bessemer Venture Partners. See “Principal and Selling Stockholder” for additional information.

(2)

The Stephens Group, LLC, or The Stephens Group, is the manager of SG-Disco, LLC. SG-Disco, LLC beneficially owns more than 5% of our outstanding capital stock and Aaron Clark, a member of our board of directors, is a Managing Director of The Stephens Group. See “Principal and Selling Stockholder” for additional information.

(3)

The entities affiliated with LiveOak Venture Partners holding our Series D redeemable convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are LiveOak Venture Partners 1A, L.P. and LiveOak I Co-Invest L.P. These entities together with other entities affiliated with LiveOak Venture Partners beneficially own more than 5% of our outstanding capital stock and Krishna Srinivasan, the chair of our board of directors and a member of our board of directors, is a Founding Partner of LiveOak Venture Partners. See “Principal and Selling Stockholder” for additional information.

Series E Redeemable Convertible Preferred Stock

In January 2019, we issued and sold an aggregate of 4,982,311 shares of our Series E redeemable convertible preferred stock in at a purchase price of $10.0355 per share, for an aggregate purchase price of $50.0 million. Each share of our Series E redeemable convertible preferred stock will convert automatically convert into one share of our common stock immediately prior to the completion of this offering.

The table below sets forth the number of shares of our Series E redeemable convertible preferred stock purchased by our related parties.

Stockholder	Shares of Series E Convertible Preferred Stock	Total Purchase Price ($)
Entities affiliated with Georgian Partners(1)	2,411,439	24,199,998
Entities affiliated with Bessemer Venture Partners(2)	1,175,825	11,800,000
Entities affiliated with LiveOak Venture Partners(3)	896,816	9,000,001
SG-Disco, LLC(4)	498,231	4,999,999

(1)

The entities affiliated with Georgian Partners holding our Series E redeemable convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are Georgian Partners Growth Fund IV, LP, Georgian Partners Growth Fund (International) IV, LP and Georgian Council II ULC. These entities collectively beneficially own more than 5% of our outstanding capital stock and Tyson Baber, a member of our board of directors, is a Lead Investor of Georgian Partners. See “Principal and Selling Stockholder” for additional information.

(2)

The entities affiliated with Bessemer Venture Partners holding our Series E redeemable convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are Bessemer Venture Partners VIII L.P. and Bessemer Venture Partners VIII Institutional L.P. These entities collectively beneficially own more than 5% of our outstanding capital stock and Robert P. Goodman, a member of our board of directors, is a Partner of Bessemer Venture Partners. See “Principal and Selling Stockholder” for additional information.

(3)

The entity affiliated with LiveOak Venture Partners holding our Series E redeemable convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information is LiveOak I Co-Invest II L.P. This entity together with other entities affiliated with LiveOak Venture Partners beneficially own more than 5% of our outstanding capital stock and Krishna Srinivasan, the chair of our board of directors and a member of our board of directors, is a Founding Partner of LiveOak Venture Partners. See “Principal and Selling Stockholder” for additional information.

(4)

The Stephens Group is the manager of SG-Disco, LLC. SG-Disco, LLC beneficially owns more than 5% of our outstanding capital stock and Aaron Clark, a member of our board of directors, is a Managing Director of The Stephens Group. See “Principal and Selling Stockholder” for additional information.

Series F Redeemable Convertible Preferred Stock

In September 2020 and October 2020, we issued and sold an aggregate of 4,038,672 shares of our Series F redeemable convertible preferred stock in multiple closings at a purchase price of $14.8565 per share, for an aggregate purchase price of $60.0 million. Each share of our Series F redeemable convertible preferred stock will convert automatically convert into one share of our common stock immediately prior to the completion of this offering.

The table below sets forth the number of shares of our Series F redeemable convertible preferred stock purchased by our related parties.

Stockholder	Shares of Series F Convertible Preferred Stock	Total Purchase Price ($)
Entities affiliated with Georgian Partners(1)	2,019,355	30,000,565
Entities affiliated with Bessemer Venture Partners(2)	807,727	11,999,999
SG-Disco, LLC(3)	673,106	9,999,999
Entities affiliated with LiveOak Venture Partners(4)	201,931	3,000,000

(1)

The entities affiliated with Georgian Partners holding our Series F redeemable convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are Georgian Partners Growth Fund IV, LP, Georgian Partners Growth Fund (International) IV, LP and Georgian Council II ULC. These entities beneficially own more than 5% of our outstanding capital stock and Tyson Baber, a member of our board of directors, is a Lead Investor of Georgian Partners. See “Principal and Selling Stockholder” for additional information.

(2)

The entities affiliated with Bessemer Venture Partners holding our Series F redeemable convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information are Bessemer Venture Partners VIII L.P. and Bessemer Venture Partners VIII Institutional L.P. These entities collectively beneficially own more than 5% of our outstanding capital stock and Robert P. Goodman, a member of our board of directors, is a Partner of Bessemer Venture Partners. See “Principal and Selling Stockholder” for additional information.

(3)

The Stephens Group is the manager of SG-DISCO, LLC. SG-Disco, LLC beneficially owns more than 5% of our outstanding capital stock and Aaron Clark, a member of our board of directors, is a Managing Director of The Stephens Group. See “Principal and Selling Stockholder” for additional information.

(4)

The entity affiliated with LiveOak Venture Partners holding our Series F redeemable convertible preferred stock whose shares are aggregated for purposes of reporting share ownership information is LiveOak I Co-Invest IV L.P. This entity together with other entities affiliated with LiveOak Venture Partners beneficially own more than 5% of our outstanding capital stock and Krishna Srinivasan, the chair of our board of directors and a member of our board of directors, is a Founding Partner of LiveOak Venture Partners. See “Principal and Selling Stockholder” for additional information.

Our Relationship with Bessemer Venture Partners

During the year ended December 31, 2018, we recognized approximately $0.2 million in revenue from the usage of our solution by certain affiliates of Bessemer Venture Partners, a holder of more than 5% of our outstanding capital stock.

Promissory Note with Mr. Lafair

In October 2018, we entered into a promissory note with Michael Lafair, our Chief Financial Officer, pursuant to which we loaned to Mr. Lafair the principal amount of $150,795, with interest accruing at a rate of 2.83% per annum, in connection with the exercise by Mr. Lafair of options to purchase an aggregate of 100,529 shares of our common stock. In connection with entering the promissory note, Mr. Lafair also granted us a security interest in the shares to be purchased as collateral for the note. Mr. Lafair repaid the loan in full in June 2021.

Stockholders’ Agreement and Investors’ Rights Agreement

In connection with our preferred stock financings, we entered into a stockholders’ agreement and an investors’ rights agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with certain holders of our preferred stock and certain holders of our common stock, including entities affiliated with LiveOak Venture Partners, Bessemer Ventures Partners, The Stephens Group, Georgian Partners, Kiwi Camara, our Co-Founder, Chief Executive Officer and a member of our board of directors, Michael Lafair, our Chief Financial Officer, and Kent Radford, our Co-Founder, Chief Ethics and Compliance Officer and a holder of more than 5% of our outstanding capital stock. These agreements will terminate upon the closing of this offering, except for the registration rights granted under our investor rights agreement, as more fully described in “Description of Capital Stock—Registration Rights.”

Pursuant to the terms of the stockholders’ agreement, certain holders of common stock party thereto have granted Mr. Camara a proxy to represent and vote all shares of common stock owned by such holders with respect to all matters upon which such shares of common stock are entitled to vote. This proxy will be automatically revoked upon the earlier to occur of Mr. Camara no longer serving in a full-time role as our employee or the termination of the stockholders’ agreement according to its terms, including the consummation of this offering.

Equity Grants to Directors and Executive Officers

We have granted stock options and restricted stock awards to certain of our directors and executive officers. For more information regarding the equity awards granted to our directors and named executive officers, see the sections titled “Management—Director Compensation” and “Executive Compensation.”

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of common stock offered by this prospectus for sale at the initial public offering price to certain individuals identified by our officers and directors who express an interest in purchasing shares of common stock in this offering. Fidelity Capital Markets, a division of National Financial Services LLC, an entity affiliated with FMR, will administer this directed share program and receive concessions as described in the section titled “Underwriting.”

Indemnification Agreements

Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering will contain provisions limiting the liability of directors and our amended and restated bylaws that will be in effect upon the completion of this offering will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section “Executive Compensation—Indemnification Matters.”

Policies and Procedures for Transactions with Related Persons

In connection with this offering, our board of directors has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL AND SELLING STOCKHOLDER

The following table sets forth information with respect to the beneficial ownership of our shares as of March 31, 2021 by:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group;

•	the selling stockholder; and

•	each person known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership before the offering is based on 49,378,863 shares of common stock outstanding as of March 31, 2021, assuming the automatic conversion of all outstanding shares of redeemable convertible preferred stock into 35,793,483 shares of common stock, which will occur immediately prior to the completion of this offering. Applicable percentage ownership after the offering is based on the number of shares of common stock outstanding immediately after the completion of this offering, both assuming no exercise and full exercise of the underwriters’ option to purchase up to 500,000 additional shares of common stock from us and up to 200,000 additional shares from the selling stockholder, and excluding any potential purchases by the persons and entities named in the table below through our directed share program or otherwise in this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of March 31, 2021. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o CS Disco, Inc., 3700 N. Capital of Texas Highway, Suite 150, Austin, TX 78746.

	Beneficial Ownership Before the Offering		Number of Shares Being Offered	Beneficial Ownership After the Offering
				Assuming No Exercise of the Underwriters’ Option		Assuming the Underwriters’ Option is Exercised in Full
Name of Beneficial Owner	Shares	%		Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Bessemer Venture Partners(1)	13,025,461	26.4%	—	13,025,461	23.1	13,025,461	22.9
SG-Disco, LLC(2)	10,555,914	21.4	—	10,555,914	18.7	10,555,914	18.6
Entities affiliated with LiveOak Venture Partners(3)	9,463,568	19.2	—	9,463,568	16.8	9,463,568	16.6
Entities affiliated with Georgian Partners(4)	5,925,486	12.0	—	5,925,486	10.5	5,925,486	10.4
Kiwi Camara(5)	4,899,850	9.9	—	4,899,850	8.7	4,899,850	8.6
Kent Radford(6)	2,770,860	5.6	—	2,770,860	4.9	2,770,860	4.9

	Beneficial Ownership Before the Offering		Number of Shares Being Offered	Beneficial Ownership After the Offering
				Assuming No Exercise of the Underwriters’ Option		Assuming the Underwriters’ Option is Exercised in Full
Name of Beneficial Owner	Shares	%		Shares	%	Shares	%
Directors and Named Executive Officers:
Kiwi Camara(5)	4,899,850	9.9	—	4,899,850	8.7	4,899,850	8.6
Andrew Shimek(7)	258,480	*	—	258,480	*	258,480	*
Sean Nathaniel(8)	11,666	*	—	11,666	*	11,666	*
Krishna Srinivasan(3)	9,463,568	19.2	—	9,463,568	16.8	9,463,568	16.6
Tyson Baber(4)	5,925,486	12.0	—	5,925,486	10.5	5,925,486	10.4
Susan L. Blount	—	—	—	—	—	—	—
Colette Pierce Burnette, Ed.D.	—	—	—	—	—	—	—
Aaron Clark	—	—	—	—	—	—	—
Robert P. Goodman	—	—	—	—	—	—	—
Scott Hill	—	—	—	—	—	—	—
James Offerdahl(9)	129,048	*	—	129,048	*	129,048	*
All directors and executive officers as a group (13 persons)(10)	21,685,932	43.2	—	21,685,932	37.9	21,685,932	37.6
Selling Stockholder:
Gabe Krambs(11)	999,927	2.0	200,000	999,927	1.8	799,927	1.4

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (a) 5,913,560 shares of common stock held by Bessemer Venture Partners VIII L.P. and (b) 7,111,901 shares of common stock held by Bessemer Venture Partners VIII Institutional L.P., which we collectively refer to as the Bessemer Entities. Deer VIII & Co. L.P. is the general partner of the Bessemer Entities. Deer VIII & Co. Ltd. is the general partner of Deer VIII & Co. L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter and Robert M. Stavis are the directors of Deer VIII & Co. Ltd. and hold the voting and dispositive power for the Bessemer Entities. Investment and voting decisions with respect to the shares held by the Bessemer Entities are made by the directors of Deer VIII & Co. Ltd. acting as an investment committee. Mr. Goodman disclaims beneficial ownership of the shares held by the Bessemer Entities, except to the extent of his pecuniary interest, if any, in such shares by virtue of his interest in Deer VIII & Co. L.P. and his indirect limited partnership interest in the Bessemer Entities. The address of each of the Bessemer Entities is c/o Bessemer Venture Partners, 1865 Palmer Ave., Suite 104, Larchmont, NY 10538.

(2)

Consists of 10,555,914 shares of common stock held by SG-Disco, LLC. The Stephens Group, LLC, or The Stephens Group, is the sole manager of SG-Disco, LLC and has voting and dispositive power over the shares held by SG-Disco, LLC. Investment and voting decisions with respect to the shares beneficially owned by The Stephens Group are made by W.R. Stephens and Elizabeth S. Campbell, acting as an executive committee. Mr. Stephens and Ms. Campbell may be deemed to possess voting and dispositive control over the shares held by SG-Disco, LLC. The address of SG-Disco, LLC and The Stephens Group is 100 River Bluff Drive, Suite 500, Little Rock, AR 72202.

(3)

Consists of (a) 2,000,000 shares of common stock held by LiveOak Venture Partners I, L.P., (b) 5,709,409 shares of common stock held by LiveOak Venture Partners 1A, L.P., (c) 655,412 shares of common stock held by LiveOak I Co-Invest L.P., (d) 896,816 shares of common stock held by LiveOak I Co-Invest II L.P. and (e) 201,931 shares of common stock held by LiveOak I Co-Invest IV LP, which we collectively refer to as the LiveOak Entities. LOVP GP I, L.P. is the general partner of LiveOak Venture Partners I, L.P. LOVP TDA GP, LP is the general partner of each of LiveOak I Co-Invest L.P. and LiveOak I Co-Invest II L.P. LOVP Upper Tier GP I, L.L.C. is the general partner of each of LOVP GP I, L.P. and LOVP TDA GP, LP. LOVP SBIC Management Services, L.L.C. is the general partner of LiveOak Venture Partners 1A, L.P. LiveOak Co-Invest GP, LLC is the general partner of LiveOak I Co-Invest IV LP. Investment and voting decisions with respect to the shares held by the LiveOak Entities are made by Krishna Srinivasan, the chair of our board of directors and a member of our board of directors, and Venu Shmapant, acting as the managers of the ultimate general partner of the LiveOak Entities. The address of each of the LiveOak Entities is 805 Las Cimas Parkway, Suite 125, Austin, TX 78746.

(4)

Consists of (a) 2,070,867 shares of common stock held by Georgian Partners Growth Fund IV, LP, or Georgian IV, (b) 3,771,482 shares of common stock held by Georgian Partners Growth Fund (International) IV, LP, or Georgian International IV, and (c) 83,137 shares of common stock held by Georgian Council II ULC, or Georgian Council. Georgian IV and Georgian International IV are managed by Georgian Partners Growth LP, or Georgian Manager, and the ultimate general partner of Georgian IV and Georgian International IV is Georgian Partners IV GP Inc., or Georgian IV GP. Justin LaFayette, Simon Chong and John Berton are the directors of each of Georgian Manager, Georgian IV GP and Georgian Council. Investment and voting decisions with respect to the shares held by Georgian IV, Georgian International IV and Georgian Council are made by the directors acting as an investment committee. In addition, Tyson Baber, a member of our board of directors, serves as a lead investor of each of Georgian Manager, Georgian IV GP and Georgian Council, and may be deemed to possess investment and voting control over the shares held by Georgian IV, Georgian International IV and Georgian Council. The address of each of these entities is 2 St. Clair Avenue West, Suite 1400, Toronto, ON M4V 1L5, Canada.

(5)

Consists of (a) 4,674,850 shares of common stock held by Mr. Camara and (b) 225,000 shares issuable upon exercise of stock options held by Mr. Camara that are currently exercisable or exercisable within 60 days of March 31, 2021.

(6)	Consists of 2,770,860 shares of common stock held by Mr. Radford.
(7)

Consists of 258,480 shares issuable upon exercise of stock options held by Mr. Shimek that are currently exercisable or exercisable within 60 days of March 31, 2021. Excludes (a) 16,892 shares transfered to the Isabella P. Stevenson-Shimek 2021 Irrevocable Trust in June 2021 and (b) 16,891 shares transfered to the Harper L. Stevenson-Shimek 2021 Irrevoacble Trust in June 2021.

(8)	Consists of 11,666 shares issuable upon exercise of stock options held by Mr. Nathaniel that are currently exercisable or exercisable within 60 days of March 31, 2021.
(9)

Consists of (a) 127,048 shares of common stock held by Mr. Offerdahl and (b) 2,000 shares issuable upon exercise of stock options held by Mr. Offerdahl that are currently exercisable or exercisable within 60 days of March 31, 2021.

(10)

Consists of (a) 20,862,716 shares of common stock held by our directors and executive officers and (b) 823,216 shares issuable upon exercise of stock options held by our directors and executive officers that are currently exercisable or exercisable within 60 days of March 31, 2021.

(11)	Consists of 999,927 shares of common stock held by Mr. Krambs.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect upon the completion of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will be in effect upon the completion of this offering.

Immediately following the completion of this offering, our authorized capital stock will consist of 1,100,000,000 shares, all with a $0.005 par value per share, of which:

•	1,000,000,000 shares are designated as common stock; and

•	100,000,000 shares are designated as preferred stock.

As of March 31, 2021, after giving effect to the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 35,793,483 shares of our common stock immediately prior to the closing of this offering, there would have been 49,378,863 shares of our common stock outstanding, held of record by 110 stockholders.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The affirmative vote of holders of at least 66 2⁄3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.

Economic Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, all shares of common stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects for all matters, including those described below.

Dividends and Distributions. Subject to preferences that may apply to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

No Preemptive or Similar Rights

Holders of our common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Non-assessable

In connection with this offering, our legal counsel will opine that the shares of our common stock to be issued under this offering will be fully paid and non-assessable.

Preferred Stock

As of March 31, 2021, there were 35,793,483 shares of our redeemable convertible preferred stock outstanding. Immediately prior to the completion of this offering, each outstanding share of our redeemable convertible preferred stock will convert into one share of our common stock.

Upon the completion of this offering and under our amended and restated certificate of incorporation that will be in effect upon the completion of this offering, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 100,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Upon the completion of this offering, no shares of preferred stock will be outstanding. We have no present plan to issue any shares of preferred stock.

Options

As of March 31, 2021, we had outstanding options to purchase an aggregate of 3,034,660 shares of our common stock under our 2013 Plan, with a weighted-average exercise price of $3.96 per share. For additional information regarding terms of our equity incentive plans, see the section titled “Executive Compensation—Employee Benefit Plans.”

Warrants

As of March 31, 2021, we had outstanding warrants to purchase an aggregate of 49,869 shares of our outstanding common stock. The warrants are exercisable at a weighted-average exercise price of $2.93 per share. These warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Registration Rights

We are party to an investors’ rights agreement that provides that certain holders of our capital stock, including certain holders of at least 5% of our capital stock and entities affiliated with certain of our directors, have certain registration rights, as set forth below. This investors’ rights agreement was originally entered into as of December 18, 2013 and most recently amended and restated as of September 29, 2020. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback and Form S-3 registration rights described below will expire upon the earliest to occur of: (a) five years after the closing of this offering; (b) the closing of a Deemed Liquidation Event, as defined in our amended and restated certificate of incorporation in effect prior to this offering; or (c) with respect to any particular stockholder, such time as such stockholder can, in the opinion of our counsel, sell all of its shares under Rule 144 of the Securities Act.

Demand Registration Rights

The holders of an aggregate of 39,342,982 shares of our common stock will be entitled to certain demand registration rights. At any time beginning 180 days after the effective date of the registration statement of which this prospectus is a part, such holders are entitled to registration rights under the investors’ rights agreement, on not more than two occasions and not more than once in any 12-month period, provided that the holders of at least a majority of such shares as are then outstanding request that we register all or a portion of their shares. Such request for registration must cover at least 25% of the registrable securities then outstanding and having an anticipated aggregate price (net of underwriting discounts and commissions) to the public of not less than $40 million.

Piggyback Registration Rights

In connection with this offering, the holders of an aggregate of 47,788,619 shares of our common stock were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. After this offering, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain piggyback registration rights allowing such holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, subject to certain exceptions, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.

Form S-3 Registration Rights

The holders of an aggregate of 47,788,619 shares of common stock will be entitled to certain Form S-3 registration rights. If we are eligible to file a registration statement on Form S-3, these holders have the right, upon written request from such holders, to have such shares registered by us if the anticipated aggregate offering price of such shares, net of underwriting discounts and commissions, is at least $10.0 million, subject to exceptions set forth in the investors’ rights agreement. We are not obligated to effect a demand for registration on Form S-3 by holders of our registrable securities more than twice during any 12-month period.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws to be in Effect upon the Completion of this Offering

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws to be effective upon the completion of this offering will provide for stockholder actions at a duly called meeting of stockholders. A special meeting of stockholders may be called by a majority of our board of directors, the chair of our board of directors, our chief executive officer or our lead independent director. Our amended and restated bylaws to be effective upon the completion of this offering will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. In addition, our amended and restated certificate of incorporation and amended and restated bylaws to be effective on the completion of this offering will eliminate the right of stockholders to act by written consent without a meeting.

In accordance with our amended and restated certificate of incorporation to be effective upon the completion of this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms.

The foregoing provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to preserve our existing control structure after completion of this offering, facilitate our continued product innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

When we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

Choice of Forum

Our amended and restated certificate of incorporation to be effective upon the completion of this offering will provide that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (1) any derivative claim or cause of action brought on our behalf; (2) any claim or cause of action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders; (3) any claim or cause of action against us or any of our current or former directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; (4) any claim or cause of action arising under or seeking to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (including any right, obligation or remedy thereunder); and (5) any claim or cause of action against us or any of our current or former directors, officers or other employees that is governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act.

Our amended and restated certificate of incorporation to be effective upon the completion of this offering will further provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

While the Delaware courts have determined that such choice of forum provisions are facially valid, there is no assurance that a court in another jurisdiction would enforce the choice of forum provision contained in the amended and restated certificate of incorporation to be effective upon the completion of this offering. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm their business, operating results and financial condition. Additionally, our amended and restated certificate of incorporation to be effective upon the completion of this offering will provide that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Limitations of Liability and Indemnification

See the section titled “Executive Compensation—Indemnification Matters.”

Exchange Listing

Our common stock is currently not listed on any securities exchange. We have applied to have our common stock approved for listing on the NYSE under the symbol “LAW.”

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock, including shares issued on the exercise of outstanding options, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.

Based on our shares outstanding as of March 31, 2021, upon the completion of this offering, a total of 56,378,863 shares of common stock will be outstanding, assuming the automatic conversion of all of our outstanding shares of redeemable convertible preferred stock into an aggregate of 35,793,483 shares of common stock. Of these shares, all of the common stock sold in this offering by us, plus any shares sold pursuant to the exercise of the underwriters’ option to purchase additional common stock from us and the selling stockholder, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, or unless these shares are sold to our directors or executive officers pursuant to our directed share program.

The remaining shares of common stock will be, and shares of common stock subject to stock options will be on issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

Subject to the lock-up agreements described below and the provisions of Rule 144, Rule 701 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market after the date of this prospectus.

As a result of the lock-up agreements and market standoff agreements described below and subject to the provisions of Rules 144 or 701, these restricted securities will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, all shares of our common stock sold in this offering will be immediately available for sale in the public market;

•

beginning on the Early Lock-Up Expiration Date, approximately 12.9 million shares of our common stock will be immediately available for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144;

•

beginning on the Blackout Release Date, the remainder of the shares of our common stock will be eligible for sale in the public market, subject in some cases to volume and other restrictions of Rule 144; and

•

beginning 181 days after the date of this prospectus, to the extent not previously released on the Early Lock-up Expiration Date or the Blackout Release Date, the remainder of the shares of our common stock will become eligible for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described below, subject, in the case of restricted securities, to such shares having been beneficially owned for at least six months. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

•

1% of the number of shares of common stock then outstanding, which will equal approximately 564,000 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of common stock from us and the selling stockholder; or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the expiration of the lock-up agreements described below.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our common stock that are issuable under our 2013 Plan, 2021 Plan and ESPP. These registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.

Lock-Up Arrangements

We, all of our directors, executive officers and the holders of substantially all of our common stock and securities exercisable for or convertible into our common stock outstanding immediately upon the completion of this offering, have agreed, or will agree, with the underwriters that, until 180 days after the date of this prospectus, we and they will not, without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc., offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our shares of common stock, any options or warrants to purchase any of our shares of common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our common stock. These agreements are described in the section titled “Underwriting.” J.P. Morgan Securities LLC and BofA Securities, Inc. may release any of the securities subject to these lock-up agreements at any time.

However, the terms of the lock-up agreements will expire for 25% of each holder’s shares of common stock and securities convertible into or exchangeable for common stock subject to the lock-up agreement if certain conditions are met. If such conditions are met, these shares will become available for sale on the Early Lock-Up Expiration Date, which is immediately prior to the opening of trading on the third trading day following the date on which all of the below conditions are satisfied:

Notwithstanding the foregoing, if at any time beginning 90 days after the date of this prospectus, the last reported closing price of our common stock on the NYSE is at least 25% greater than the initial public offering price per share set forth on the cover page of this prospectus for five out of any ten consecutive trading days ending on or after the 90th day after the date of this prospectus, then the terms of the lock-up agreements will expire with respect to 25% of each stockholder’s aggregate number of shares of common stock and securities convertible into or exchangeable for common stock subject to the lock-up agreement as of the date of this prospectus, and such shares will become for sale on the Early Lock-Up Expiration Date; provided, that, if at the time of such Early-Lock-Up Expiration, we are in or within five trading days prior to a Blackout Period under our insider trading policy, the date of the Early Lock-Up Expiration will be delayed until immediately prior to the opening of trading on the second trading day following the first date that we are no longer in a blackout period under our insider trading policy.

In addition, if (a) the 180-day lock-up period is scheduled to end during a Blackout Period under our insider trading policy, (b) at least 135 days have elapsed since the date of this prospectus, and (c) we have publicly released results from the quarterly period during which this offering occurred, then the lock-up period shall end with respect to all remaining shares of common stock and securities convertible into or exchangeable for common stock subject to the lock-up agreement immediately prior to the opening of trading on Blackout Release Date. For the avoidance of doubt, notwithstanding anything to the contrary, in no event will the lock-up period end earlier than 135 days after the commencement of this public offering.

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with substantially all of our security holders that contain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of up to 180 days following the date of this prospectus.

Registration Rights

Upon the completion of this offering, certain holders of shares of our common stock will be entitled to certain rights with respect to the registration of the offer and sale of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately on the effectiveness of the registration. See the section titled “Description of Capital Stock—Registration Rights” for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, the alternative minimum tax or the special tax accounting rules under Section 451(b) of the Code and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, and applicable Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•	certain former citizens or long-term residents of the United States;

•	“controlled foreign corporations;”

•	“passive foreign investment companies;”

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

•	tax-exempt organizations and governmental organizations;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock at any time;

•	persons who have elected to mark securities to market; and

•	persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, the term “non-U.S. holder” means any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

We have not paid dividends on our common stock and do not anticipate paying dividends on our common stock for the foreseeable future. See the section titled “Dividend Policy.” However, if we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “—Gain on Disposition of Our Common Stock” below.

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (commonly referred to as FATCA), dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to us or our paying agent. However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a “United States real property interest,” or USRPI, by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock.

The determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a non-U.S. holder will not be subject to U.S. federal income tax if our common stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply regardless of whether such distributions constitute dividends and even if no withholding was required. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

FATCA

FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock. Under applicable Treasury Regulations and administrative guidance, withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of stock, but under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on such proposed regulations pending finalization), no withholding would apply with respect to such payments of gross proceeds.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholder have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
BofA Securities, Inc.
Citigroup Global Markets, Inc.
Jefferies LLC
Canaccord Genuity LLC
Cowen and Company, LLC
Needham & Company, LLC
Stifel, Nicolaus & Company, Incorporated
Loop Capital Markets LLC

Total	7,000,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $                 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $                 per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 500,000 additional shares of common stock from us and up to 200,000 additional shares from the selling stockholder to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The cornerstone investors have indicated an interest in purchasing up to an aggregate of up to $25.0 million each (up to $50.0 million in the aggregate) in shares of common stock offered in this offering at the initial public offering price. These indications of interest have been made severally but not jointly. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may decide to purchase more, fewer or no shares of our common stock in this offering, or the underwriters may decide to sell more, fewer or no shares of our common stock in this offering to the cornerstone investors. The underwriters will receive the same discount from any shares of common stock sold to the cornerstone investors as they will from any other shares of common stock sold to the public in this offering.

At our request, the underwriters have reserved up to 5% of the shares of common stock for sale at the initial public offering price to persons who are directors, officers, employees, or who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters and their affiliates against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of the shares reserved for the directed share program. Fidelity Capital Markets, a division of National Financial Services LLC, an entity affiliated with FMR, will administer our directed share program.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $                 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without Option to Purchase Additional Shares Exercise	With Full Option to Purchase Additional Shares Exercise
Per Share	$	$

Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $4.0 million. We have also agreed to reimburse the underwriters for certain expenses related to any applicable state securities filings and to the Financial Industry Regulatory Authority, Inc. incurred by them in connection with the offering in an amount up to $35,000 and expenses incurred in connection with the directed share program. The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering upon closing of the offering.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc. for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock or restricted stock units (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, restricted stock units, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus, provided that any such recipients that following the grant will own on a fully diluted basis 1% or more of the outstanding shares of common stock of the Company will enter into a lock-up agreement with the underwriters; (iii) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus, or (iv) the issuance by us of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock in an aggregate amount not to exceed 5% of shares of our common stock outstanding immediately following the issuance of the shares in this offering in connection with mergers, acquisitions or strategic transactions with an unaffiliated third party (including, without limitation, joint ventures, marketing or distribution arrangements, collaboration agreements and intellectual property license agreements), provided that recipient of shares issued under this clause (iv) will execute and deliver to J.P. Morgan Securities LLC and BofA Securities, Inc. a lock-up agreement as described below.

Our directors and executive officers, and substantially all of our shareholders (such persons, the “lock-up parties”) have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities (other than “piggyback” rights), or (4) publicly disclose the intention to do any of the foregoing (except as may be permitted in connection with an early lock-up expiration or blackout-related release as described below). Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, including, without limitation, to a charitable organization or education institution, or for bona fide estate planning purposes, (ii) by will, other testamentary documents or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a corporation, partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution, transfer or disposition to direct or indirect members, shareholders, general and limited partners, managers or equityholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee, independent contractor or other service provider of ours upon death, disability or termination of employment of such employee or cessation of services of independent contractor or service provider, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, restricted stock awards, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of restricted stock units, restricted stock awards or other equity awards, or the exercise of warrants granted pursuant to plans described in in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period and no filing by any person under the Exchange Act or other public announcement will be required or will be made voluntarily in connection with the establishment of such contract, instruction or plan; and (e) the sale of our common stock pursuant to the terms of the underwriting agreement.

Notwithstanding the foregoing, if at any time beginning 90 days after the date of this prospectus, the last reported closing price of our common stock on the NYSE is at least 25% greater than the initial public offering price per share set forth on the cover page of this prospectus for five out of any ten consecutive trading days ending on or after the 90th day after the date of this prospectus, then the terms of the lock-up agreements will expire with respect to 25% of each stockholder’s aggregate number of shares of common stock and securities convertible into or exchangeable for common stock subject to the lock-up agreement as of the date of this prospectus, and such shares will become for sale on the Early Lock-Up Expiration Date; provided, that, if at the time of such Early-Lock-Up Expiration, we are in or within five trading days prior to a Blackout Period under our insider trading policy, the date of the Early Lock-Up Expiration will be delayed until immediately prior to the opening of trading on the second trading day following the first date that we are no longer in a blackout period under our insider trading policy.

In addition, if (a) the 180-day lock-up period is scheduled to end during a Blackout Period under our insider trading policy, (b) at least 135 days have elapsed since the date of this prospectus, and (c) we have publicly released results from the quarterly period during which this offering occurred, then the lock-up period shall end with respect to all remaining shares of common stock and securities convertible into or exchangeable for common stock subject to the lock-up agreement immediately prior to the opening of trading on Blackout Release Date. For the avoidance of doubt, notwithstanding anything to the contrary, in no event will the lock-up period end earlier than 135 days after the commencement of this public offering.

In addition, J.P. Morgan Securities LLC and BofA Securities, Inc., in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have applied to have our common stock approved for listing on the NYSE under the symbol “LAW”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the initial public offering price.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and our company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom, no shares of common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or

•	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (“FSMA”),

provided that no such offer of shares shall require the Issuer or any representative to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Cooley LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morgan, Lewis  & Bockius LLP.

EXPERTS

The consolidated financial statements of CS Disco, Inc. at December 31, 2019 and 2020, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at www.sec.gov.

We also maintain a website at www.csdisco.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of CS Disco, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CS Disco, Inc. (the “Company”) as of December 31, 2019 and 2020, the related consolidated statements of operations and comprehensive loss, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Adoption of ASU No. 2016-02

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for leases in 2020 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Austin, Texas

May 7, 2021, except for Note 15, as to which the date is July 12, 2021

CS DISCO, INC.

Consolidated Balance Sheets

(in thousands, except par value amounts)

	December 31,		March 31, 2021
	2019	2020
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,224	$58,569	$53,632
Accounts receivable, net	7,362	12,912	14,952
Other current assets	1,341	1,364	1,439

Total current assets	31,927	72,845	70,023

Property and equipment, net	3,589	3,873	4,022
Operating lease right-of-use assets	—	1,850	1,608
Other assets	382	539	535

Total assets	$35,898	$79,107	$76,188

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$3,986	$3,588	$4,267
Accrued expenses	1,080	641	771
Accrued salary and benefits	2,723	5,240	2,945
Deferred revenue	1,418	1,642	2,752
Operating leases	—	1,018	1,031
Finance lease	—	112	114

Total current liabilities	9,207	12,241	11,880
Operating lease, noncurrent	—	890	627
Finance lease, noncurrent	—	99	70
Other liabilities	270	—	—

Total liabilities	9,477	13,230	12,577

Commitments and contingencies (Note 8)
Redeemable convertible preferred stock $0.005 par value, issuable in Series A-F 158,744, 178,967, and 178,967 shares authorized as of December 31, 2019 and 2020 and March 31, 2021 (unaudited), respectively; issued and outstanding shares 31,755, 35,793, and 35,793 as of December 31, 2019 and 2020 and March 31, 2021 (unaudited), respectively; aggregate liquidation preference of 101,133, 161,134, and 161,134, respectively	100,774	160,800	160,826

Stockholders’ deficit
Common stock $0.005 par value, 256,177, 277,406, and 277,406 shares authorized as of December 31, 2019 and 2020 and March 31, 2021 (unaudited), issued and outstanding 13,332, 13,533, and 13,585 shares as of December 31, 2019 and 2020 and March 31, 2021 (unaudited), respectively	67	68	68
Additional paid-in capital	5,827	8,129	8,765
Accumulated deficit	(80,247)	(103,120)	(106,048)

Total stockholders’ deficit	(74,353)	(94,923)	(97,215)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$35,898	$79,107	$76,188

CS DISCO, INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
Revenue	$48,556	$68,444	$15,668	$21,131
Cost of revenue	14,457	20,449	5,071	5,788

Gross profit	34,099	47,995	10,597	15,343

Operating expenses:
Research and development	25,352	26,599	8,203	6,262
Sales and marketing	26,122	31,061	9,322	7,876
General and administrative	12,975	13,893	4,258	4,053
Refund of sales and use taxes	—	(1,057)	—	—

Total operating expenses	64,449	70,496	21,783	18,191

Loss from operations	(30,350)	(22,501)	(11,186)	(2,848)

Other income (expense)
Interest and other income	652	155	63	13
Interest and other expense	(124)	(456)	(88)	(57)

Loss from operations before income taxes	(29,822)	(22,802)	(11,211)	(2,892)
Income tax provision	(10)	(71)	(25)	(36)

Net loss	$(29,832)	$(22,873)	$(11,236)	$(2,928)

Less accretion of redeemable convertible preferred stock	(86)	(92)	(23)	(26)

Net loss attributable to common stockholders	$(29,918)	$(22,965)	$(11,259)	$(2,954)

Net loss per share attributable to common stockholders, basic and diluted	$(2.32)	$(1.74)	$(0.86)	$(0.22)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	12,920	13,171	13,099	13,388

CS DISCO, INC.

Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit

For the Years Ended December 31, 2019 and 2020 and Three Months Ended March 31, 2021 (unaudited)

and March 31, 2020 (unaudited)

(in thousands)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	26,773	$50,923	12,950	$65	$1,672	$(50,415)	$(48,678)
Issuance of Series E redeemable convertible preferred stock, net of issuance costs	4,982	49,765	—	—	—	—	—
Accretion to redemption value	—	86	—	—	(86)	—	(86)
Exercise of stock options	—	—	182	1	122	—	123
Issuance of restricted stock awards	—	—	200	1	(1)	—	—
Stock compensation expense	—	—	—	—	4,120	—	4,120
Net loss	—	—	—	—	—	(29,832)	(29,832)

Balance at December 31, 2019,	31,755	$100,774	13,332	$67	$5,827	$(80,247)	$(74,353)
Issuance of Series F redeemable convertible preferred stock, net of issuance costs	4,038	59,934	—	—	—	—	—
Issuance of warrant	—	—	—	—	84	—	84
Accretion to redemption value	—	92	—	—	(92)	—	(92)
Exercise of stock options	—	—	215	1	446	—	447
Repurchase of common stock related to net share settlement	—	—	(14)	—	(138)	—	(138)
Stock compensation expense	—	—	—	—	2,002	—	2,002
Net loss	—	—	—	—	—	(22,873)	(22,873)

Balance at December 31, 2020	35,793	$160,800	13,533	$68	$8,129	$(103,120)	$(94,923)

Accretion to redemption value	—	26	—	—	(26)	—	(26)
Exercise of stock options	—	—	56	—	222	—	222
Repurchase of common stock related to net share settlement	—	—	(4)	—	(50)	—	(50)
Stock compensation expense	—	—	—	—	490	—	490
Net loss	—	—	—	—	—	(2,928)	(2,928)

Balance at March 31, 2021	35,793	$160,826	13,585	$68	$8,765	$(106,048)	$(97,215)

	Redeemable Convertible Preferred stock		Common Stock		Additional paid-in capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	31,755	$100,774	13,332	$67	$5,827	$(80,247)	$(74,353)
Accretion to redemption value	—	23	—	—	(23)	—	(23)
Exercise of stock options	—	—	9	—	8	—	8
Repurchase of common stock related to net share settlement	—	—	(4)	—	(31)	—	(31)
Stock compensation expense	—	—	—	—	489	—	489
Net loss	—	—	—	—	—	(11,236)	(11,236)

Balance at March 31, 2020	31,755	$100,797	13,337	$67	$6,270	$(91,483)	$(85,146)

CS DISCO, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
Cash flow from operating activities:
Net loss	$(29,832)	$(22,873)	$(11,236)	$(2,928)
Adjustments to reconcile net loss to cash used in operations:
Depreciation and amortization	803	1,624	378	424
Stock-based compensation	4,120	1,993	488	488
Charge to allowance for credit losses	356	451	135	130
Loss on disposal of long-lived assets	12	6	—	—
Non-cash operating lease costs	—	1,337	374	242
Non-cash interest	38	70	9	21
Changes in operating assets and liabilities:
Accounts receivable	(4,564)	(6,001)	(888)	(2,171)
Other current assets	(218)	(24)	223	(75)
Other long-term assets	(85)	31	(5)	—
Accounts payable	2,278	(397)	184	679
Accrued expenses and other	(794)	2,263	499	(2,167)
Deferred revenue	587	224	119	1,110
Operating lease liabilities	—	(1,416)	(394)	(249)

Net cash used in operating activities	(27,299)	(22,712)	(10,114)	(4,496)
Cash flow from investing activities:
Purchases of property, equipment and capitalized internal-use software development costs	(3,325)	(1,904)	(663)	(586)

Net cash used in investing activities	(3,325)	(1,904)	(663)	(586)
Cash flow from financing activities:
Debt issuance costs	—	(176)	—	—
Proceeds from debt	—	23,302	17,000	—
Repayment of debt	(5,784)	(23,302)	—	—
Proceeds from exercise of stock options	123	447	8	222
Net proceeds from issuance of redeemable convertible preferred stock	49,765	59,934	—	—
Repurchase of common stock related to net share settlement	—	(138)	(31)	(50)
Principal payments on finance lease obligations	—	(106)	(26)	(27)

Net cash provided by financing activities	44,104	59,961	16,951	145
Increase in cash:	13,480	35,345	6,174	(4,937)
Cash & cash equivalents at beginning of period	9,744	23,224	23,224	58,569

Cash & cash equivalents at end of period	$23,224	$58,569	$29,398	$53,632

Supplemental disclosure:
Cash paid for interest	$85	$365	$12	$12
Cash paid for taxes	36	87	21	16
Non-cash investing and financing activities:
Accretion of preferred stock to redemption value	$86	$92	$23	$26

1. Organization and Nature of Operations

CS Disco, Inc., and its wholly owned subsidiary CS Disco Ltd. (the “Company “or”, DISCO”), has built a cloud-native, AI-powered software platform that enterprises, law firms, legal services providers, and governments use for ediscovery, legal document review, and case management in a wide variety of legal matters, ranging from litigation to investigations to compliance to diligence. The Company incorporated as a Delaware corporation on December 2, 2013, and registered CS Disco Ltd. in the United Kingdom on October 24, 2018. The Company’s headquarters are located in Austin, Texas.

2. Summary of Significant Accounting Policies

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As described in “Recently Adopted Accounting Pronouncements” below, the Company early adopted multiple accounting standards, as the JOBS Act does not preclude an emerging growth company from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. The Company expects to use the extended transition period for any other new or revised accounting standards during the period in which it remains an emerging growth company.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U. S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company. All significant intercompany balances and transactions have been eliminated. There are no differences between the net loss and comprehensive loss.

Unaudited Interim Consolidated Financial Statements

The accompanying interim consolidated balance sheet as of March 31, 2021, the interim consolidated statements of operations and comprehensive loss, of cash flows, and of changes in redeemable convertible preferred stock and stockholders’ deficit for the three months ended March 31, 2020 and 2021, and the related notes to such interim consolidated financial statements are unaudited. These unaudited interim consolidated financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with U.S. GAAP. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on a basis consistent with the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2021 and its results of operations and cash flows for the three months ended March 31, 2020 and 2021. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year or any other future interim or annual period.

Risks and Uncertainties

The ongoing global COVID-19 pandemic has impacted many operational aspects of the Company’s business and may continue to do so in the future. The Company assessed the impact that COVID-19 had on its results of operations, including, but not limited to an assessment of its allowance for credit losses, the carrying value of other long-lived assets, and the impact to revenue recognition and cost of revenues. In addition, in March 2020 the Company executed a reduction in workforce in response to the COVID-19 pandemic. This reduction in force resulted in a total impact of $0.7 million of charges related to severance. While the COVID-19 pandemic has not had a material adverse impact on the Company’s financial operations to date, the future impacts of the pandemic and any resulting economic impact are largely unknown and rapidly evolving. The Company will continue to actively monitor the impact that COVID-19 has on the results of the Company’s business operations, and may make decisions required by federal, state or local authorities, or that are determined to be in the best interests of the Company’s employees, customers, partners, and suppliers. As a result, the Company’s estimates and judgments may change materially as new events occur or additional information becomes available to them.

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires the Company to make certain estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses during the reporting period. There is complexity and judgment required in the Company’s process in determining the nature and timing of the satisfaction of performance obligations which affect the amounts of revenue, unbilled receivables, and deferred revenue. Estimates are also used for, but not limited to, current expected credit losses, capitalization and useful life of the Company’s capitalized internal-use software development costs, useful lives of assets, income taxes and deferred tax asset valuation, and valuation of the Company’s stock and stock options. Numerous internal and external factors can affect estimates. Actual results could differ from those estimates and such differences could be material to the Company’s consolidated financial position and results of operations.

Net Loss Per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. All series of the Company’s redeemable convertible preferred stock are considered to be participating securities because all holders are entitled to receive a non-cumulative dividend on a pari passu basis in the event that a dividend is paid on the common stock. The holders of the redeemable convertible preferred stock do not have a contractual obligation to share in the Company’s losses. As such, the Company’s net losses for the years ended December 31, 2019, 2020 and the three months ended March 31, 2020 and 2021 (unaudited) were not allocated to these participating securities.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of stock options, restricted stock awards, stock warrants and redeemable convertible preferred stock. As the Company has reported losses for all periods presented, all potentially dilutive securities are anti-dilutive, and accordingly, basic net loss per share equaled diluted net loss per share.

Cash and Cash Equivalents

The Company considers all highly liquid investments acquired with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents, which include the Company’s money market account, are measured at fair value on a recurring basis.

Accounts Receivable

Accounts receivable are recorded and carried at the original invoiced amount less an allowance for credit losses. The Company determines its trade accounts receivable allowances in line with (Topic 326): Measurement of Credit Losses on Financial Instruments (“Topic 326”), based upon the assessment of various factors, such as: historical experience, credit quality of its customers, geographic related risks, economic conditions, and other factors that may affect a customer’s ability to pay. The Company adopted Topic 326 as of January 1, 2020 using the modified retrospective method, and there was no material impact of the adoption date. Increases and decreases in the allowance for credit losses are included as a component of general and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss. The Company does not have any off-balance sheet credit exposure related to its customers.

Activity related to the Company’s allowance for credit losses was as follows (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2021
			(unaudited)
Beginning balance	$420	$532	$1,245
Additions to the allowance	795	1,495	505
Write-offs/adjustments	(273)	(187)	(10)
Recoveries	(410)	(595)	(117)

Ending balance	$532	$1,245	$1,623

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalent balances in highly rated financial institutions, which at times may exceed federally insured limits or be held in foreign jurisdictions. The Company has not experienced any loss relating to cash and cash equivalents in these accounts. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.

To reduce risk, the Company routinely assesses the financial strength of its customers. No customer represented more than 10% of total revenue in 2019, 2020 or in the three months ended March 31, 2020 and 2021 (unaudited) or more than 10% of accounts receivable as of December 31, 2019, December 31, 2020, and March 31, 2021 (unaudited).

Fair Value of Financial Instruments

The Company groups its assets and liabilities measured at fair value in a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets, with valuations obtained from readily available pricing sources for market transactions involving identical assets or liabilities; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The level of the fair value hierarchy in which the fair value measurement falls is determined by the lowest level input that is significant to the fair value measurement.

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and debt. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses are considered to approximate their respective fair values due to the short-term nature of such financial instruments. Cash equivalents, primarily consisting of investments in money market funds, are measured at fair value on a recurring basis, and are categorized as Level 1 based on quoted prices in active markets. The carrying value approximates the fair value for these assets and liabilities at December 31, 2019 and 2020 and March 31, 2021 (unaudited).

The Company recognizes transfers between levels at the end of the reporting period as if the transfers occurred on the last day of the reporting period. There were no transfers during 2019, 2020 and the three months ended March 31, 2021 (unaudited).

Property and Equipment, Net

Property and equipment are recorded at cost, less accumulated depreciation. Maintenance, repairs and minor replacements are charged to expense as incurred. Significant renewals and betterments are capitalized. Depreciation on property and equipment, with the exception of leasehold improvements, is recorded using the straight-line method over the estimated useful lives of the assets. Depreciation on leasehold improvements is recorded using the shorter of the lease term or useful life. The estimated useful life of each asset category is as follows:

Furniture and fixtures	5 years
Leasehold improvements	Shorter of lease term or 5 years
Computer equipment	2 years

The Company periodically reviews the estimated useful lives of property and equipment and any changes to the estimated useful lives are recorded prospectively from the date of the change.

When property is retired or disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected in the Consolidated Statements of Operations and Comprehensive Loss in the period of disposal.

Capitalized Internal-Use Software Development Costs

Costs related to software acquired, developed, or modified solely to meet our internal requirements, with no plans to market such software at the time of development, are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during post implementation operational stage are expensed as incurred. The Company capitalizes qualifying internal-use software development costs that are incurred during the application development stage. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed and (ii) it is probable that the software will be completed and used for its intended function. Capitalization ceases when the software is substantially complete and ready for its intended use, including the completion of all significant testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred for maintenance, minor upgrades and enhancements are expensed. Costs related to preliminary project activities and post-implementation operating activities are expensed as incurred.

Capitalized costs are included in property and equipment on the Consolidated Balance Sheets. These costs are amortized over the estimated useful life of the software, generally four years, on a straight-line basis. Management evaluates the useful life of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. The amortization of costs related to the platform applications is included in cost of revenue.

Debt Issuance Costs

The Company records underwriting, legal, and other direct costs incurred related to the issuance of revolving line of credit within other current assets and amortizes these costs to interest expense over the term of the related debt on a straight-line basis, which approximates the effective interest rate method. Amortization of deferred financing costs was nominal for the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 and 2021 (unaudited). Upon the extinguishment of the related debt, any unamortized capitalized deferred financing costs are recorded to interest expense.

Leases

The Company adopted Accounting Standards Update (“ASU”) 2016-02 “Leases (Topic 842)” and applicable updates effective January 1, 2020 using the modified retrospective approach and the optional transition method. The most significant change requires lessees to record the present value of operating lease payments as right-of-use assets and lease liabilities on the balance sheet. The new guidance continues to require lessees to classify leases between operating and finance leases (formerly capital leases).

In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed us to carry forward the historical lease classification related to agreements entered prior to adoption. The Company elected the: (i) short-term lease recognition exemption for all leases that qualify, whereby the Company will not recognize right-of-use (assets or lease liabilities for existing short-term leases of those assets in transition; (ii) practical expedient to not separate lease and non-lease components for all leases; and (iii) use hindsight in determining the lease term, assessing the likelihood that a lease purchase option will be exercised and in assessing the impairment of right-of-use assets.

The Company determines if an arrangement is or contains a lease at contract inception. The Company presents the operating leases in long-term assets and current and long-term liabilities. Finance lease assets are included in property and equipment, net, and finance lease liabilities are presented in current and long-term liabilities in the accompanying Consolidated Balance Sheets.

Right of use assets represent the Company’s right to use an underlying asset over the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. The Company includes any anticipated lease incentives in the determination of lease liability.

The Company uses its estimated incremental borrowing rate, which is derived from information available at the lease commencement date, in determining the present value of lease payments. The Company gives consideration to its recent debt issuances as well as publicly available data for instruments with similar characteristics when determining its incremental borrowing rates.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever an event or change in circumstances indicates that the carrying amount of an asset or group of assets may not be recoverable. The impairment review includes comparison of future cash flows expected to be generated by the asset or group of assets with the associated assets’ carrying value. If the carrying value of the asset or group of assets exceeds its expected future cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent that the carrying amount of the asset exceeds its fair value. The Company did not identify any impairment indicators and recorded no impairment charges in the year ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021 (unaudited).

Segment Information

The Company’s Chief Executive Officer is the chief operating decision maker, who reviews the Company’s financial information presented on a consolidated basis for purposes of allocating resources and evaluating the Company’s financial performance. Accordingly, the Company has determined that it operates in a single reporting segment.

Revenue Recognition

Refer to Note 3, “Revenue” in the Notes to Consolidated Financial Statements for our Revenue Recognition policy.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses were $0.2 million for the year ended December 31, 2019. Advertising expenses were nominal for the year ended December 31, 2020 and for the three months ended March 31, 2020 and 2021 (unaudited). These costs are included in sales and marketing expenses in the Consolidated Statements of Operations and Comprehensive Loss.

Cost of Revenue

Cost of revenue consists primarily of third-party cloud infrastructure expenses incurred in connection with our customers’ use of our solutions. Cost of revenue also includes outsourced staffing costs, amortization of internal-use software and personnel costs from employees involved in the delivery of our solutions. Personnel costs include salaries, benefits, bonuses, and stock-based compensation and allocated overhead costs.

Research and Development

Research and development expenses consist primarily of personnel-related costs for our development team, including salaries, benefits, bonuses, stock-based compensation expenses, and allocated overhead costs. Research and development expenses also include contractor or professional services fees, third-party cloud infrastructure expenses incurred in developing our solution, and software services dedicated for use by our research and development organization.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs directly associated with our sales and marketing staff, including salaries, benefits, bonuses, commissions, stock-based compensation, and allocated overhead costs. Sales and marketing expenses also include advertising costs and other expenses associated with our marketing and business development programs. In addition, sales and marketing expenses are comprised of travel-related expenses, software services dedicated for use by our sales and marketing organizations, and outside services contracted for sales and marketing purposes.

General and Administrative

General and administrative expenses consist of personnel-related costs associated with our finance, legal, human resources, and administrative personnel, including salaries, benefits, bonuses, stock-based compensation and allocated overhead costs. General and administrative expenses also include external legal, accounting, professional services fees, software services dedicated for use by our general and administrative functions, insurance, and other corporate expenses.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based awards (collectively referred to as stock-based compensation expense), including stock options and restricted stock awards granted to employees, directors, and non-employees, based on the estimated fair value of the awards on the date of grant in accordance with ASC Topic 718 Compensation - Stock Compensation (“Topic 718”). The fair value of each stock option granted is estimated using the Black-Scholes option-pricing model. The Black-Scholes pricing model requires the Company to make assumptions and judgments about the inputs used in the calculation, including the expected term, the volatility of the Company’s common stock, risk-free interest rate, and expected dividend yield. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. Stock-based compensation is recognized on a straight-line basis over the requisite service period. Forfeitures are accounted for in the period in which they occur.

Sales Taxes

The Company recognizes sales and other taxes collected from customers and subsequently remits to government authorities. The Company relieves the sales tax payable balances from the Consolidated Balance Sheets as cash is collected from the customer and the taxes are remitted to the appropriate tax authority.

In September 2020, the Company received a $1.1 million refund of sales and use taxes from the state of Texas related to overpayments of sales taxes made between 2016 and 2019.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates that are expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Valuation allowances are established when necessary, to reduce deferred tax assets to the amounts expected to be realized. All deferred tax assets and liabilities are classified as noncurrent within the accompanying Consolidated Balance Sheets.

The Company recognizes the tax benefit from an uncertain tax position only if it meets the “more likely than not” threshold that the position will be sustained upon examination by the taxing authority, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company includes interest and penalties related to its uncertain tax positions, if any, as part of income tax expense within the accompanying Consolidated Statements of Operations and Comprehensive Loss.

The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits outside of income tax expense within general and administrative expenses. No such interest or penalties were recognized during the periods presented. The Company had no accruals for interest and penalties as of December 31, 2019 and 2020 and as of March 31, 2020 and 2021 (unaudited).

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“Topic 326”), in order to improve financial reporting of expected credit losses on financial instruments and other commitments to extend credit. Topic 326 requires that an entity measure and recognize expected credit losses for financial assets held at amortized cost and replaces the incurred loss impairment methodology in current GAAP with a methodology that requires consideration of a broader range of information to estimate credit losses. The Company adopted Topic 326 effective January 1, 2020 using the modified retrospective method and there was no material impact on the Company’s consolidated financial statements as of the adoption date. As of December 31, 2020, the Company has recorded an allowance for credit losses related to trade receivables of $1.2 million.

In February 2016, the FASB issued new guidance, ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which establishes the principles to report transparent and economically neutral information about the assets and liabilities that arise from leases. Accordingly, this new standard introduces a lessee model that brings most operating leases on the Consolidated Balance Sheets. The Company adopted the standard effective January 1, 2020, using the modified retrospective approach and has elected to use the optional transition method which allows the Company to apply the guidance of ASC 840, including disclosure requirements, in the comparative periods presented.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal use software (and hosting arrangements that include an internal-use software license). The Company adopted this guidance effective January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Recently Adopted Accounting Pronouncements (Unaudited)

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-12, “Simplifying the Accounting for Income Taxes” which simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in Topic 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill and allocating consolidated income taxes to separate financial statements of entities not subject to income tax. The standard is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company adopted this guidance as of January 1, 2021, and the adoption did not have a material impact on its consolidated financial statements.

3. Revenue Recognition

Revenue is recognized, in an amount that reflects the consideration the Company expects to be entitled to over the term of the agreement, when control of the Company’s solutions are transferred to customers.

The Company recognizes revenue through the following five-step framework in accordance with ASC Topic 606, Revenue from Contracts with Customers:

Identification of the contract, or contracts with the customer;

Identification of performance obligations in the contract;

Determination of the transaction price;

Allocation of the transaction price to the performance obligations in the contract;

Recognition of revenue when, or as, the Company satisfies a performance obligation.

A performance obligation is a promise in a contract to transfer a distinct solution to the customer. The Company identifies performance obligations in its contracts with customers, which primarily include usage-based and subscription solutions. Usage-based solutions include fees based on usage of the Company’s platform or professional services, incurred on a time and materials basis, while subscription solutions represent the purchase of a committed data volume on the Company’s platform over a period of time. The transaction price is determined based on the amount which the Company expects to be entitled to in exchange for providing the promised services to the customer. For contracts that include multiple performance obligations, the transaction price in the contract is allocated to each distinct performance obligation on a relative standalone selling price basis. Revenue is recognized over time as performance obligations are satisfied. Variable consideration is evaluated on a contract-by-contract basis, and a constraint is applied using the facts and circumstances of the contract when applicable. On a limited basis, the Company enters into contracts whereby the consideration payable is contingent upon the conclusion of the legal matter. The Company does not recognize the revenue related to these contracts until the legal matter is resolved. Such amounts recognized have been immaterial to date.

The Company’s software contracts do not allow the customer to take possession of the software supporting the cloud-based solution. Customers are not entitled to any refunds. The Company generally invoices its customers monthly, quarterly, or annually in advance and recognizes revenue ratably over the life of the contract.

The Company’s arrangements do not contain general rights of return. However, credits may be issued on a case-by-case basis. Amounts that have been invoiced are recorded in accounts receivable and in revenue or deferred revenue depending on whether the revenue recognition criteria have been met.

Nature of Solutions

The Company’s revenue-generating activities directly relate to the sale and support of its legal solution within a single operating segment. The Company disaggregates revenue from contracts with customers based on how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors. The Company has two primary types of contractual arrangements: usage-based and subscription solutions. Usage-based revenue is generated from solutions that are billed on a monthly basis and can be canceled with one month’s notice or are incurred on a time and materials basis. Subscription revenue is derived from contracts where customers are contractually committed to a fixed data volume over a period of time. Usage amounts above the fixed data volume are considered usage-based revenue. Subscription arrangements are typically billed on a monthly, quarterly or annual basis.

In the years ended December 31, 2019 and 2020 and three months ended March 31, 2020 and 2021 (unaudited), usage-based revenue represented 88%, 86%, 87%, and 87% of our total revenue, respectively. In the years ended December 31, 2019 and 2020 and three months ended March 31, 2020 and 2021 (unaudited), subscription revenue fees represented 12%, 14%, 13%, and 13% of total revenue, respectively.

No significant judgments are required in determining whether services are considered distinct performance obligations and should be accounted for separately versus together, or to determine the stand-alone selling price (“SSP”).

Deferred Revenue

Deferred revenue is recorded when a non-cancellable contractual right to bill exists or when cash payments are received in advance of future usage on non-cancelable contracts. Of the $0.8 million and $1.4 million of deferred revenue balance as of December 31, 2018 and 2019 respectively, the Company recognized $0.8 million and $1.4 million as revenue during the years ended December 31, 2019 and 2020. Of the $1.4 million and $1.6 million of deferred revenue balance as of December 31, 2019 and 2020 respectively, the Company recognized $0.9 million and $1.0 million as revenue during the three months ended March 31, 2020 and 2021 (unaudited), respectively.

Contract Assets

Contract assets represent revenue recognized for contracts that have not yet been invoiced to customers, but are billed in arrears and for which the Company has an unconditional right to payment. Total contract assets were $0.8 million, $1.5 million and $1.9 million as of December 31, 2019, December 31, 2020 and March 31, 2021 (unaudited), respectively, and were included within accounts receivable on the Consolidated Balance Sheets.

Remaining Performance Obligations

Remaining performance obligations (RPO) represent the amount of contracted future revenue that has not yet been recognized, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. RPO exclude performance obligations from certain time and materials contracts that are billed in arrears. RPO are not necessarily indicative of future product revenue growth because they do not account for consumption in excess of contracted capacity.

As of December 31, 2020 and March 31, 2021 (unaudited), the Company expects to recognize approximately $12.9 million and $11.6 million of revenue from remaining performance obligations, respectively. The Company expects to recognize revenue of approximately $8.7 million and $7.9 million as of December 31, 2020 and March 31, 2021 (unaudited), respectively, from remaining performance obligations over the next 12 months, with the balance recognized thereafter.

Incremental Contract Costs

Incremental costs to obtain or fulfill a contract are recognized as an asset if the expected benefit is expected to be longer than one year. These assets are amortized over the expected period of benefit. For the year-ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021 (unaudited) the Company identified no material incremental costs to obtain or fulfill a contract, primarily based on the nature and terms of the Company’s contracts, as well as the expected period of benefit.

4. Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31,		March 31, 2021
	2019	2020
			(unaudited)
Computer equipment	$1,830	$2,261	$2,468
Capitalized internal-use software	1,885	3,259	3,618
Leasehold improvements	330	111	111
Furniture	656	648	648

Total property and equipment	4,701	6,279	6,845
Less: accumulated depreciation and amortization	(1,112)	(2,406)	(2,823)

Property and equipment, net	$3,589	$3,873	$4,022

Depreciation and amortization expense relating to the Company’s property and equipment was $0.8 million, $1.6 million, $0.4 million and $0.4 million for the year ended December 31, 2019 and 2020, and for the three months ended March 31, 2020 and 2021 (unaudited), respectively. There was no amortization expense allocated to cost of revenue for capitalized internal-use software costs for the year ended December 31, 2019. Amortization expense relating to the cost of revenue for capitalized internal-use software was $0.5 million, $0.1 million and $0.2 million for the year ended December 31, 2020 and the three months ended March 31, 2020 and 2021 (unaudited), respectively.

The Company capitalized $1.9 million, $1.4 million, $0.4 million and $0.4 million in internal-use software development costs in the the years ended December 31, 2019 and 2020 and three months ended March 31, 2020 and 2021 (unaudited), respectively. As of December 31, 2019 and 2020 and March 31, 2020 and 2021 (unaudited) the unamortized balance of capitalized internal-use software costs on our Consolidated Balance Sheets was approximately $1.9 million, $2.8 million, $2.2 million and $3.0 million, respectively. No impairment indicators were identified when the capitalized development costs were assessed for impairment for the years ended December 31, 2019 and 2020 and three months ended March 31, 2020 and 2021 (unaudited).

5. Leases

As of December 31, 2020 the Company had one leased property with a remaining lease term of 1.8 years, and one leased property that was classified as a “short-term” lease. In accordance with Topic 842, leases with a term of 12 months or less are not recorded on the Company’s consolidated balance sheet. For the office facilities, the Company recognizes a right-of-use-asset and lease liability in accordance with Topic 842. The liability and asset are then amortized as payments are made. Adoption of Topic 842 resulted in the recording of a right-of-use asset and lease liabilities of approximately $3.2 million and $3.3 million, respectively, as of January 1, 2020.

The cost of leases recorded in the accompanying Consolidated Statements of Operations and Comprehensive Loss were as follows (in thousands):

Year Ended December 31,
2020
Operating lease cost	$1,300
Finance lease cost
Depreciation expense	76
Interest on lease liability	16
Short-term lease cost
Lease expense	55

Total lease cost	$1,447

Total operating lease cost was $0.4 million and $0.3 million for the three months ended March 31, 2020 and 2021 (unaudited), respectively. Costs associated with the Company’s finance lease and short-term lease were nominal for the three months March 31, 2020 and 2021 (unaudited).

The Company’s operating and finance right-of-use assets and lease liabilities are as follows (in thousands):

Leases	Classification	December 31, 2020
Assets
Operating lease assets	Operating right-of-use asset, net of accumulated amortization	$1,850
Finance leases assets	Property and equipment, net of accumulated depreciation	252

Total leased assets		$2,102

Liabilities
Current
Operating leases	Operating lease liability, current	$1,018
Finance leases	Financing lease liability, current	112
Noncurrent
Operating leases	Operating lease liability, noncurrent	890
Finance leases	Finance lease liability, noncurrent	99

Total lease liabilities		$2,119

The weighted average remaining lease term and discount rate as of December 31, 2020 are as follows:

Weighted Average Remaining Lease Term
Operating leases	22 Months
Weighted Average Discount Rate
Operating leases	5.25%
Finance leases	5.88%

Future minimum payments required under operating leases, by year and in aggregate, that have initial or remaining non-cancellable lease terms in excess of one year, are as follows (in thousands):

	As of December 31, 2020
	Operating leases	Finance leases
2021	$1,094	$122
2022	911	101
Thereafter	—	—

	$2,005	$223

Future minimum lease payments under operating leases and finance leases, prior to the Company’s adoption of the new lease standard, were as follows (in thousands):

	As of December 31, 2019
	Operating leases	Finance leases
2020	$1,539	$122
2021	1,094	122
2022	911	101
Thereafter	—	—

	$3,544	$345

Under ASC 840, the previous lease standard, total rent expense under operating leases for fiscal 2019 was $1.5 million.

6. Operating Segment and Geographic Information

The Company’s Chief Executive Officer is the chief operating decision maker, who reviews the Company’s financial information presented on a consolidated basis for purposes of allocating resources and evaluating the Company’s financial performance. Accordingly, the Company has determined that it operates in a single reporting segment.

The Company determines the location of revenue using the billing address of each customer. The following table sets forth revenue by geographic area (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
United States	$47,108	$66,718	$15,351	$20,275
All other countries	1,448	1,726	317	856

Total revenue	$48,556	$68,444	$15,668	$21,131

Long-lived assets outside of the United States are not significant.

7. Debt and Related Warrants

In July 2015, the Company entered into a revolving debt facility (“Loan and Security Agreement”). The Loan and Security Agreement was subsequently amended and restated, the First Amended and Restated Loan and Security Agreement, in November 2018 to increase the available borrowings to $18.0 million and extend the maturity date to April 2021.

In December 2020, the Company entered into the Second Amended and Restated Loan and Security Agreement, which provided a $40.0 million revolving credit facility with a maturity date of November 30, 2023. The Company’s obligations under the agreement contain certain customary covenants, including, but not limited to, those relating to additional indebtedness, liens, asset divestitures, and affiliate transactions. The agreement also contains a liquidity covenant equal to the greater of (i) $5.0 million or (ii) total 6-month adjusted EBITDA burn when the sum of the outstanding principal amounts are equal or in excess of $18.0 million. The revolving credit facility bears interest on outstanding borrowings as the sum of the Daily Adjusting LIBOR Rate for such day plus 2.50% plus an applicable margin of 0.25% per annum. The Company did not have an outstanding balance under the Loan and Security Agreement as of December 31, 2019 and 2020 and March 31, 2021 (unaudited).

Additionally, the revolving debt facility includes an unused facility fee equal to 0.25% per annum of the difference between the total revolving credit facility and the average outstanding principal balance of the obligations under the revolving credit facility during each quarter.

In connection with its amended and restated loan and security agreements, at various times, the Company granted warrants to purchase 49,869 shares of the Company’s common stock at exercise prices ranging from $0.525 per share to $10.80 per share. The warrants are exercisable for 10 years. At the time of issuance, the Company determined the estimated fair value of the warrants. As the warrants represent a freestanding equity instrument, the Company recorded the fair value of the warrants in additional paid in capital. All warrants remain outstanding at March 31, 2021 (unaudited).

Substantially all the Company’s assets are pledged as collateral for these loans. The Company is required to meet certain nonfinancial covenants.

In March 2020, the Company borrowed $17.0 million on its revolving debt facility. The Company repaid the $17.0 million outstanding balance on the revolving debt facility in October 2020. Additionally, the Company applied for and received a loan under the Paycheck Protection Program “PPP” in April 2020 totaling $6.3 million. The Company subsequently repaid the outstanding balance of $6.3 million in April 2020.

The Company incurred nominal aggregate debt issuance costs in connection with its loan and security agreements. These costs are being amortized to non-cash interest expense over the terms of the related indebtedness using the straight-line method which approximates the effective interest method.

8. Commitments and Contingencies

Leases and Other Commitments

The Company leases office facilities under a non-cancellable operating lease with a remaining term of 1.8 years as well as furniture under a non-cancellable finance lease. See Note 5 to these consolidated financial statements for additional detail on the Company’s operating and finance lease commitments.

Additionally, the Company has contractual commitments that are noncancellable and expire within one to three years after December 31, 2020. These commitments, which relate mainly to hosting agreements as well as computer software licenses used to facilitate company operations, are as follows (in thousands):

Purchase obligations	As of December 31, 2020

2021	$7,208
2022	3,855
2023	624
Thereafter	—

$11,687

During the three months ended March 31, 2021 (unaudited) there were no material changes outside the ordinary course of business to the Company’s contractual obligations and commitments.

Litigation

From time to time, we are involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows, or financial condition.

9. Redeemable Convertible Preferred Stock

Series E Preferred Stock

In January 2019, the Company issued 4,982,311 shares of Series E Redeemable Convertible Preferred Stock at $10.0355 per share for total cash proceeds of $49.8 million, net of issuance cost of $0.2 million.

Series F Preferred Stock

In September through October 2020, the Company issued 4,038,672 shares of Series F Preferred Stock at $14.8565 per share for total cash proceeds of $59.9 million, net of issuance cost of $0.1 million.

The balances of redeemable convertible preferred stock are as follows (in thousands, except for shares):

	As of December 31, 2019
	Shares Authorized	Shares Outstanding	Liquidation Amount	Carrying Value
Series A redeemable convertible preferred stock	20,000,000	4,000,000	$2,000	$1,982
Series B redeemable convertible preferred stock	31,666,660	6,333,332	10,450	10,408
Series C redeemable convertible preferred stock	48,914,230	9,782,845	18,575	18,530
Series D redeemable convertible preferred stock	33,281,620	6,656,323	20,109	20,045
Series E redeemable convertible preferred stock	24,911,563	4,982,311	50,000	49,809

	As of December 31, 2020
	Shares Authorized	Shares Outstanding	Liquidation Amount	Carrying Value
Series A redeemable convertible preferred stock	20,000,000	4,000,000	$2,000	$1,986
Series B redeemable convertible preferred stock	31,666,660	6,333,332	10,450	10,418
Series C redeemable convertible preferred stock	48,914,230	9,782,845	18,575	18,541
Series D redeemable convertible preferred stock	33,281,620	6,656,323	20,109	20,061
Series E redeemable convertible preferred stock	24,911,563	4,982,311	50,000	49,856
Series F redeemable convertible preferred stock	20,193,371	4,038,672	60,000	59,937

	As of March 31, 2021 (unaudited)
	Shares Authorized	Shares Outstanding	Liquidation Amount	Carrying Value
Series A redeemable convertible preferred stock	20,000,000	4,000,000	$2,000	$1,987
Series B redeemable convertible preferred stock	31,666,660	6,333,332	10,450	10,421
Series C redeemable convertible preferred stock	48,914,230	9,782,845	18,575	18,544
Series D redeemable convertible preferred stock	33,281,620	6,656,323	20,109	20,065
Series E redeemable convertible preferred stock	24,911,563	4,982,311	50,000	49,867
Series F redeemable convertible preferred stock	20,193,371	4,038,672	60,000	59,942

A general summary of the rights with respect to the Series A-F redeemable convertible preferred stock is provided below.

Dividends

The holders of the outstanding shares of the preferred stock shall be entitled to receive dividends from time to time out of any assets legally available for payment of dividends, when, as, and if declared by the Board of Directors, on a pro rata, pari passu basis. Dividends on preferred stock are in preference to and prior to any payment of any dividend on common stock. No dividends have been declared by the Board of Directors.

Liquidation Preference

The Preferred Stock has liquidation preferences that entitle these stockholders to receive, prior and in preference to both holders of the Company’s Common Stock or any other capital stock of the Company, an amount equal to (i) in the case of Series A Preferred Stock, $0.50 per share plus an additional amount equal to all dividends accrued or declared but unpaid on each such share, (ii) in the case of Series B Preferred Stock, $1.65 per share plus an additional amount equal to all dividends accrued or declared but unpaid on each such share, (iii) in the case of Series C Preferred Stock, $1.8985 per share plus an additional amount equal to all dividends accrued or declared but unpaid on each such share, (iv) in the case of Series D Preferred Stock, $3.0210 per share plus an additional amount equal to all dividends accrued or declared but unpaid on each such share, (v) in the case of Series E Preferred Stock, $10.0355 per share plus an additional amount equal to all dividends accrued or declared but unpaid on each such share, and (vi) in the case of Series F Preferred Stock, $14.8565 per share plus an additional amount equal to all dividends accrued or declared but unpaid on each such share. If upon liquidation, the assets and funds distributed are insufficient to permit the payment to each holder of Preferred Stock the full preferential amount, the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock based upon the aggregate liquidation preferences of the shares of the preferred stock held by each such holder.

Conversion

Each share of each series of Preferred Stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable original issue price by the applicable conversion price for such series of Preferred Stock. The initial conversion price for each share of Preferred Stock shall be its original issue price. The conversion price will be subject to adjustment as provided in the anti-dilution protection, meaning that if equity securities are subsequently issued at a price per share less than the conversion price then in effect, the conversion price of each series of Preferred Stock will be adjusted using a broad based, weighted average adjustment formula. All outstanding shares of Preferred Stock shall automatically convert into fully paid and nonassessable shares of Common Stock on the earlier of (a) the closing of a qualified public offering, (b) the conversion of a majority of the shares of preferred stock, or (c) the date and time, or the occurrence of an event, specified by the vote or written consent of the holders of a majority of the then outstanding shares of the preferred stock, voting together as a single class on an as-converted basis.

Voting

Holders of the Preferred Stock have the right to one vote for each whole share of Common Stock into which such holder’s share of Preferred Stock could then be converted. The holders of Common Stock shall have one vote for each share held on all matters except for a vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled to vote pursuant to the Certificate of Incorporation.

Redemption

At any time on or after September 28, 2025, the holders of a majority of the then outstanding shares of Preferred Stock may require the Company to redeem the Preferred Stock in three equal annual installments at a price equal to the greater of (i) the liquidation preference or (ii) the fair market value of a single share of such series of Preferred Stock as of the date of the redemption request. On each Redemption Date the Company shall redeem, on a pro rata basis, the aggregate number of shares of Preferred stock outstanding immediately prior to the Redemption Date divided by the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).

10. Stock-Based Compensation

Stock Options

On December 17, 2013, the Company adopted the Long-Term Incentive Plan (“Incentive Plan”). The Incentive Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards, performance awards, annual incentive awards or any combination of the foregoing to employees, officers, directors, and consultants of the Company. The Board of Directors governs the maximum number of shares of common stock that may be issued over the term of the Incentive Plan at the time of grant. Options under the plan are granted at the estimated fair value of the shares on the date of grant. The maximum term of options granted under the plan is ten years from the date of grant. Options normally vest according to a four-year vesting schedule, with 25% of the shares vesting on the one-year anniversary and equal monthly vesting installments thereafter. As of December 31, 2020 and March 31, 2021 (unaudited), 5.0 million shares of common stock were allocated for issuance under the plan, of which 0.3 and 0.4 million shares remained available for future issuance, respectively.

The following table summarizes the stock option activity under the Incentive Plan (in thousands except for per share amounts and years):

	Number of shares	Weighted- average exercise price per share	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
Options outstanding as of December 31, 2018	2,644	$1.06	8.29	1,122
Granted	1,207	8.44
Exercised	(182)	0.68
Forfeited and cancelled	(183)	4.39

Options outstanding as of December 31, 2019	3,486	3.47	8.07	18,568
Granted	362	9.07
Exercised	(215)	2.08
Forfeited and cancelled	(328)	6.72

Options outstanding as of December 31, 2020	3,305	$3.86	7.21	22,952
Granted (Unaudited)	—	—
Exercised (Unaudited)	(56)	3.97
Forfeited and cancelled (Unaudited)	(114)	3.00

Options outstanding as of March 31, 2021 (Unaudited)	3,135	$3.89	6.96	46,447

Options vested and exercisable at December 31, 2020	2,181	$2.57	6.65	17,952

Options vested and exercisable at March 31, 2021 (Unaudited)	2,210	$2.70	6.46	35,353

Aggregate intrinsic value represents the difference between the Company’s estimated fair value of its common stock and the exercise price of outstanding options. The aggregate intrinsic value of stock options exercised was $1.5 million, $1.9 million, $0.1 million, and $0.6 million during the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 and 2021 (unaudited), respectively. The Company recognized total stock-based compensation cost related to equity incentive awards of $1.6 million, $2.0 million, $0.5 million, and $0.5 million for the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 and 2021 (unaudited), respectively.

As of the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 and 2021 (unaudited), unrecognized stock-based compensation cost related to outstanding unvested stock options that are expected to vest was $4.7 million, $3.7 million, $4.6 million, and $3.2 million, which is expected to be recognized over a weighted-average period of 2.95, 2.26, 2.78, and 2.02 years, respectively.

Restricted Stock Awards

The fair value of restricted stock awards (“RSAs”) are determined using the fair value of the Company’s common stock on the date of grant. During the year December 31, 2019 the Company granted 0.2 million RSAs. No RSAs were granted for the year ended December 31, 2020 or for the three months ended March 31, 2021 (unaudited). During the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021 (unaudited), 37,500, 50,000, and 12,500 RSAs vested and were released from the Company’s right to repurchase, respectively, and no RSAs were cancelled.

The weighted average estimated fair value of RSAs granted for the year ended December 31, 2019 was $8.35 per share. For the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 and 2021 (unaudited), the Company had $1.3 million, $0.9 million, $1.2 and $0.8 million of unrecognized stock-based compensation related to RSAs, respectively. The weighted average remaining requisite service period was 3.15 years, 2.15 years, 2.91 years and 1.91 years, respectively.

Series E Secondary Transaction

In connection with the Series E Redeemable Convertible Preferred Stock issuance in January 2019, an investor purchased 1.5 million shares of common stock from current and former employees for a total purchase price of $15.0 million. The Company recognized $2.5 million in stock-based compensation expense during the year ended December 31, 2019 related to the secondary transaction for the difference between the purchase price and the fair value of the Company’s common stock at the time of purchase.

Valuation Assumptions

The Company grants stock options with an exercise price equal to the stock’s fair value at the date of grant. The fair value of a stock option is estimated on the grant date using the Black-Scholes option-pricing model. Stock-based compensation expense is recognized, net of forfeitures, over the requisite service periods of the awards. Stock option awards generally have 10-year terms and vest and become exercisable at a rate of 25% on the first anniversary of the vesting commencement date and 1/48th each month thereafter.

The Black-Scholes assumptions used to value the employee options at the grant dates are as follows:

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(Unaudited)
Stock options:
Risk-free interest rate	1.6%–2.5%	0.4%–1.7%	1.7%	—
Weighted-average expected term of the options	6.25 years	6.25 years	6.25 years	—
Expected dividend rate	— %	— %	—	—
Expected volatility	50%–53%	49%–52%	49%	—

These assumptions and estimates were determined as follows:

•	Fair Value of Common Stock. The Company’s board of directors determined the fair value of its common stock using various valuation methodologies, including external valuation analyses.

•	Risk-Free Interest Rate. The risk-free interest rate for the expected term of the options was based on the U.S. Treasury yield curve in effect at the time of the grant.

•

Weighted-Average Expected Term.    The expected term was estimated using the simplified approach, in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award, as the Company does not have sufficient historical data relating to stock-option exercises.

•

Expected Dividend Yield.    The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. As a result, an expected dividend yield of zero was used.

•

Expected Volatility.    As there was no public market for the Company’s common stock, the Company has limited information on the volatility of its common stock. Accordingly, the expected volatility for the Company was estimated by taking the average historic price volatility for industry peers, consisting of several public companies in the Company’s industry which are either similar in size, stage of life cycle, or financial leverage, over a period equivalent to the expected term of the awards.

11. Income Taxes

The U.S. and non-U.S. components of loss before income taxes consisted of the following:

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
U.S	$(29,894)	$(22,952)	$(11,234)	$(3,018)
Non-U.S.	72	150	23	126

Loss before income taxes	$(29,822)	$(22,802)	$(11,211)	$(2,892)

The components of the provision for income taxes are as follows (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
Current
Federal	$—	$—	$—	$—
State	(4)	42	20	12
Foreign	15	47	5	24

Total current	11	89	25	36
Deferred
Federal	—	—	—	—
State	—	—	—	—
Foreign	(1)	(18)	—	—

Total deferred	(1)	(18)	—	—

Provision for income taxes	$10	$71	$25	$36

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Significant components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	Year Ended December 31,
	2019	2020
Deferred tax assets
Net operating loss carryforwards	$18,576	$23,433
Deferred expenses	838	1,519
Lease liability	—	542
Stock compensation	212	393
Interest expense carryforwards	—	71
Depreciation and amortization	35	117

Total deferred tax assets	19,661	26,075

Deferred tax liabilities
Capitalized service costs	(513)	(732)
Right-of-use asset	—	(474)

Total deferred tax liabilities	(513)	(1,206)

Net deferred tax asset before valuation allowance	19,148	24,869
Less: valuation allowance	(19,147)	(24,850)

Net deferred tax asset	$1	$19

The Company has established a valuation allowance due to uncertainties regarding the realization of deferred tax assets based on the Company’s lack of earnings history. During 2020, the valuation allowance increased by approximately $5.7 million due to continuing operations.

As of December 31, 2019 and 2020, the Company had federal net operating loss carryforward of approximately $74.0 million and $93.2 million, respectively, and state net operating loss carryforwards of approximately $46.1 million and $60.7 million, respectively, that will begin to expire in 2033, if not utilized prior to that time. Approximately $42.9 million of the U.S. federal net operating losses arose in tax years beginning after December 31, 2017 and have an indefinite carryforward period. Utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and tax credit carryforwards before utilization.

The Company’s provision for income taxes attributable to continuing operations differs from the expected tax expense amount computed by applying the statutory federal income tax rate of 21% to loss before income taxes due to the following:

	Year Ended December 31,
	2019	2020
Income tax at U.S. statutory rate	21.0%	21.0%

Effect of:
Change in valuation allowance	(23.5)	(25.2)
State taxes, net of federal benefit	4.4	4.4
Permanent items and other	(1.9)	(0.5)

Income tax provision effective rate	0.0%	(0.3)%

The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and in the United Kingdom. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2017. Operating losses generated remain open to adjustment until the statute of limitations closes for the tax year in which the operating losses are utilized. The Company is not currently under examination by any tax jurisdiction, but tax years 2017 through 2020 remain open to examination.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. As of December 31, 2019 and 2020, the Company has recorded no unrecognized tax benefits.

The Company’s practice is to recognize interest and penalties related to unrecognized tax benefits outside of income tax expense. During the years ended December 31, 2019 and 2020, the Company did not recognize any interest or penalties related to unrecognized tax benefits.

A U.S. shareholder is subject to tax on Global Intangible Low-Taxed Income, or GILTI, earned by certain foreign subsidiaries. Under GAAP, an entity can make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or to provide for the tax expense related to GILTI in the year the tax is incurred as a period expense. The Company has elected to account for GILTI as a period cost in the year the tax is incurred.

12. Defined Contribution Plan

The Company sponsors a defined contribution retirement plan qualifying under Section 401(k) of the Internal Revenue Code of 1986. The Company did not make any employer contributions to the plan during the year ended December 31, 2019 and 2020 and quarters ended March 31, 2020 and 2021 (unaudited).

In conjunction with the Company’s expansion into the United Kingdom, the Company has a deferred compensation plan qualifying under the Pensions Act 2008. The Company contributes 3% of eligible U.K. employees’ salaries. As of December 31, 2019, December 31, 2020, and March 31, 2021 (unaudited) the liability under this plan was immaterial.

13. Net Loss Per Share Attributable to Common Stockholders

The following tables present calculations for basic and diluted net loss per share (in thousands, except per share amounts):

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
Net loss	$(29,832)	$(22,873)	$(11,236)	$(2,928)
Less accretion of redeemable convertible preferred stock	(86)	(92)	(23)	(26)
Loss applicable to common stockholders basic and diluted	$(29,918)	$(22,965)	$(11,259)	$(2,954)

Weighted-average shares used in computing net loss per share attributable to common shareholders, basic and diluted	12,920	13,171	13,099	13,388

Net loss per share attributable to ordinary shareholders, basic and diluted	$(2.32)	$(1.74)	$(0.86)	$(0.22)

The following outstanding shares of common stock equivalents (in thousands) as of the periods presented were excluded from the computation of diluted net loss per share for the periods presented because the impact of including them would have been anti-dilutive (in thousands):

	As of December 31,		As of March 31,
	2019	2020	2020	2021
			(unaudited)
Convertible preferred stock	31,755	35,793	31,755	35,793
Stock options	3,571	3,358	3,566	3,180
Nonvested restricted stock awards	163	113	150	100
Common stock warrants	42	50	42	50

Total	35,531	39,314	35,513	39,123

14. Related-Party Transactions

In October 2018, the Company loaned an officer of the Company $0.2 million, bearing interest at 2.83% per annum for the purpose of exercising stock options. The outstanding amount due under the note was $0.2 million at December 31, 2019, December 31, 2020, and March 31, 2021 (unaudited).

15. Subsequent Events

On April 29, 2021, the Board of Directors approved increasing the option pool by 1.1 million shares.

On May 2, 2021, the Company granted 0.5 million options to purchase shares of common stock to employees with vesting based on service with a weighted-average exercise price per share of $18.70. The Company expects to recognize aggregate stock-based compensation cost of $5.1 million related to the option grants over a weighted-average requisite service period of approximately 3.8 years.

On May 2, 2021, the Company granted 0.2 million restricted stock awards with vesting based on service with a weighted-average fair value price per share of $18.70. The Company expects to recognize aggregate stock-based compensation cost of $3.8 million related to the restricted stock awards over a weighted-average requisite service period of approximately 4.6 years.

In June 2021, the outstanding balance of the loan described in Note 14 was repaid.

In July 2021, the Board of Directors and the stockholders of the Company approved a five-for-one reverse stock split of the Company’s outstanding common stock and preferred stock. The stock split was effective as of July 9, 2021. All common stock, preferred stock, and per share information has been retroactively adjusted to give effect to this stock split and the adjusted conversion ratios for all periods presented. Shares of common stock underlying outstanding stock options and other equity instruments were proportionately decreased and the respective par value, per share value, and exercise prices, if applicable, were proportionately increased in accordance with the terms of the agreements governing such securities.

Subsequent events were evaluated through May 7, 2021, which represents the date the audited financial statements were originally available to be issued. The Company evaluated subsequent events through June 11, 2021, which is the date the unaudited interim consolidated financial statements were originally available to be issued. The Company has also evaluated subsequent events through July 12, 2021 with respect to both the audited financial statements and the unaudited interim consolidated financial statements.

7,000,000 shares

Common stock

J.P. Morgan				BofA Securities
Citigroup				Jefferies
Canaccord Genuity	Cowen	Needham & Company	Stifel	Loop Capital Markets

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the New York Stock Exchange, or NYSE, listing fee.

Amount to be paid
SEC registration fee	$24,363
FINRA filing fee	33,995
NYSE listing fee	295,000
Printing and engraving expenses	350,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	972,500
Transfer agent and registrar fees	4,350
Miscellaneous expenses	819,792

Total	$4,000,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect upon the completion of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law and our amended and restated bylaws that will be in effect upon the completion of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of CS Disco, Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of CS Disco, Inc. At present, there is no pending litigation or proceeding involving a director or officer of CS Disco, Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, under the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold since January 1, 2018:

(1)

We have granted under our Long-Term Incentive Plan, or 2013 Plan, options to purchase an aggregate of 3,615,269 shares of our common stock to a total of 578 employees, consultants and directors, having exercise prices ranging from $1.50 to $18.70 per share. 1,557,989 of the options granted under our 2013 Plan have been exercised at a weighted-average exercise price of $1.40 per share.

(2)	We have granted under our 2013 Plan restricted stock awards representing an aggregate of 401,336 shares of our common stock to three employees and consultants.

(3)

In January 2018 and April 2018, we issued and sold an aggregate of 1,194,556 shares of our Series D redeemable convertible preferred stock to three accredited investors at a price per share of $3.0210, for an aggregate purchase price of $3.6 million.

(4)

In January 2019, we issued and sold an aggregate of 4,982,311 shares of our Series E redeemable convertible preferred stock to seven accredited investors at a price per share of $10.0355, for an aggregate purchase price of $50.0 million.

(5)

In September and October 2020, we issued and sold an aggregate of 4,038,672 shares of our Series F redeemable convertible preferred stock to eight accredited investors at a price per share of $14.8565, for an aggregate purchase price of $60.0 million.

(6)

In November 2018 and December 2020, we issued warrants to purchase an aggregate of 12,578 shares of our common stock to one accredited investor, having exercise prices ranging from $8.35 to $10.80 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The registrant believes the offers, sales and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder) because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The following exhibits are included herein or incorporated herein by reference:

Exhibit number	Description
1.1#	Form of Underwriting Agreement.

3.1	Seventh Amended and Restated Certificate of Incorporation of Registrant, as amended, as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of Registrant, to be effective following the closing of this offering.

3.3*	Amended and Restated Bylaws of Registrant, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of Registrant, to be effective following the closing of this offering.

4.1	Form of Common Stock Certificate.

4.2	Warrant to Purchase Common Stock by and between Comerica Bank and the Registrant, dated July 30, 2015.

4.3	Warrant to Purchase Common Stock by and between Comerica Bank and the Registrant, dated January 11, 2017.

4.4	Warrant to Purchase Common Stock by and between Comerica Bank and the Registrant, dated November 16, 2018.

4.5	Warrant to Purchase Common Stock by and between Comerica Bank and the Registrant, dated December 14, 2020.

5.1	Opinion of Cooley LLP.

10.1*	Fifth Amended and Restated Investors’ Rights Agreement, dated as of September 29, 2020.

10.2+	Long Term Incentive Plan, as amended, and forms of agreements thereunder.

10.3+	2021 Equity Incentive Plan and forms of agreements thereunder.

10.4+	2021 Employee Stock Purchase Plan.

10.5+	Form of Indemnity Agreement entered into by and between Registrant and each director and executive officer.

10.6†*	Sublease Agreement, dated August 8, 2018, by and between the Registrant and Spiceworks, Inc.

10.7	Second Amended and Restated Loan and Security Agreement, dated December 14, 2020, by and between the Registrant and Comerica Bank.

10.8+	Amended and Restated Employment Agreement, by and between the Registrant and Kiwi Camara, to be effective upon the effectiveness of this registration statement.

10.9+	Amended and Restated Employment Agreement, by and between the Registrant and Michael Lafair, to be effective upon the effectiveness of this registration statement.

10.10+	Amended and Restated Employment Agreement, by and between the Registrant and Sean Nathaniel, to be effective upon the effectiveness of this registration statement.

10.11+	Amended and Restated Employment Agreement, by and between the Registrant and Andrew Shimek, to be effective upon the effectiveness of this registration statement.

10.12+	Amended and Restated Employment Agreement, by and between the Registrant and Keith Zoellner, to be effective upon the effectiveness of this registration statement.

Exhibit number	Description

10.13+	Non-Employee Director Compensation Policy.

21.1*	List of subsidiaries of the Registrant.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP. (included in Exhibit 5.1).

24.1*	Power of Attorney (see the signature page to this Registration Statement on Form S-1).

*	Previously filed.
#	To be filed by amendment.
+	Indicates management contract or compensatory plan.
†	Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on July 12, 2021.

CS DISCO, INC.

By:	/s/ Kiwi Camara
Name:	Kiwi Camara
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kiwi Camara	Chief Executive Officer and Director	July 12, 2021
Kiwi Camara	(Principal Executive Officer)

/s/ Michael Lafair	Chief Financial Officer	July 12, 2021
Michael Lafair	(Principal Financial and Accounting Officer)

*	Chair of the Board of Directors and	July 12, 2021
Krishna Srinivasan	Director

*	Director	July 12, 2021
Tyson Baber

*	Director	July 12, 2021
Susan L. Blount

*	Director	July 12, 2021
Colette Pierce Burnette

*	Director	July 12, 2021
Aaron Clark

*	Director	July 12, 2021
Robert P. Goodman

*	Director	July 12, 2021
Scott Hill

*	Director	July 12, 2021
James Offerdahl

* By:	/s/ Michael Lafair
Attorney-in-fact